As filed with the Securities and Exchange Commission on December 16, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROSEMI CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2110371
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(949) 380-6100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James J. Peterson
Chief Executive Officer
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
(949) 380-6100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
John W. Hohener Executive Vice President, Chief Financial Officer, Secretary and Treasurer Microsemi Corporation One Enterprise Aliso Viejo, California 92656 (949) 380-6100	Warren Lazarow Steven Tonsfeldt Paul Scrivano O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 (650) 473-2600	Alinka Flaminia Vice President, General Counsel and Corporate Secretary PMC-Sierra, Inc. 1380 Bordeaux Drive Sunnyvale, California 94089 (408) 239-8000	Kenton J. King Amr Razzak Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of   “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.20 per share	18,988,839(1)	N/A	$614,291,006.68(2)	$61,859.10(3)

(1)
Represents the maximum number of shares of Microsemi Corporation (“Microsemi”) common stock estimated to be issuable upon consummation of the offer and the merger, calculated by totaling (A) 16,404,289, which is the product obtained by multiplying the exchange ratio of 0.0771 by 212,766,394 shares of common stock of PMC-Sierra, Inc. (“PMC”), which is the sum of  (i) 203,790,017, the number of shares of PMC common stock outstanding as of December 11, 2015, plus (ii) 97,952, the number of shares of PMC common stock underlying vested restricted stock units outstanding as of December 11, 2015 (including 96,090 shares of PMC common stock underlying unvested restricted stock units held by PMC’s non-employee directors that will vest in full immediately prior to the effective time of the merger), plus (iii) 6,126,983, the number of shares of PMC common stock underlying PMC stock options with exercise prices of  $11.99 or below outstanding as of December 11, 2015, plus (iv) 98,393 shares of PMC common stock issuable on exchange or retraction of special shares of PMC-Sierra, Ltd., a Canadian subsidiary of PMC, outstanding as of December 11, 2015, plus (v) 2,653,049 shares of PMC common stock which constitutes the maximum number of shares that may be issued prior to the completion of the offer and the merger under the 2011 Employee Stock Purchase Plan of PMC, and (B) 2,584,550, which is the product obtained by multiplying (i) the sum of  (a) the exchange ratio of 0.0771, plus (b) the quotient obtained by dividing (x) $9.22 by (y) $36.15, the volume weighted average price of Microsemi common stock as reported on Nasdaq for the five (5) consecutive trading days ending on December 10, 2015, by (ii) 7,781,308, which is the sum of  (i) 6,732,039, the number of shares of PMC common stock underlying unvested restricted stock units outstanding as of December 11, 2015 (excluding 96,090 shares of PMC common stock underlying unvested restricted stock units held by PMC’s non-employee directors that will vest in full immediately prior to the effective time of the merger), plus (ii) 1,049,269, the number of shares of PMC common stock underlying unvested performance restricted stock units outstanding as of December 11, 2015, assuming achievement of target-level performance with respect to each performance period, performance cycle or measurement cycle applicable thereto; and then rounding up. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of Microsemi securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of PMC common stock to be exchanged in the offer and the merger, computed in accordance with Rule 457(f)(1) and Rule 457(f)(3) based on (a) the product of  (i) $11.68, the average of the high and low sales prices per share of PMC common stock on December 14, 2015, as reported by Nasdaq, and (ii) 220,547,702, the estimated number of shares of PMC common stock to be exchanged in the offer and the merger, less (b) the product of  (x) $9.22, the per-share cash consideration that will be paid by Microsemi to PMC stockholders in the offer and the merger, and (y) 212,766,394, the estimated number of shares of PMC common stock to be exchanged in the offer and the merger for the transaction consideration.

(3)
The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.0001007 multiplied by the proposed maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer or the merger and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.
PRELIMINARY AND SUBJECT TO CHANGE, DATED DECEMBER 16, 2015
Offer by
LOIS ACQUISITION CORP.,
a direct wholly owned subsidiary of
MICROSEMI CORPORATION,
to exchange each outstanding share of common stock of
PMC-SIERRA, INC.
for
$9.22 in cash
and
0.0771 shares of common stock of Microsemi Corporation
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 14, 2016, UNLESS EXTENDED OR TERMINATED.
Microsemi Corporation (“Microsemi”), through its direct wholly owned subsidiary Lois Acquisition Corp. (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of PMC-Sierra, Inc. (“PMC”), par value $0.001 per share, that is validly tendered in the offer and not properly withdrawn:
•
$9.22 in cash, without interest and less any applicable withholding taxes; and

•
0.0771 shares of Microsemi common stock, par value $0.20 per share, together with cash in lieu of any fractional shares of Microsemi common stock, without interest and less any applicable withholding taxes.

We refer to the above as the “transaction consideration.”
The Offeror’s obligation to accept for exchange, and to exchange, shares of PMC common stock for cash and shares of Microsemi common stock in the offer is subject to a number of conditions, including there having been validly tendered and not properly withdrawn at least the number of shares of PMC common stock that, together with any shares of PMC common stock directly or indirectly owned by Microsemi and the Offeror, represents at least a majority of the outstanding shares of PMC common stock. See “Merger Agreement — Conditions to the Offer” for a description of all such conditions.
The offer is being made pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated November 24, 2015, among Microsemi, the Offeror and PMC. A copy of the merger agreement is attached to this document as Annex A.
The offer is the first step in Microsemi’s plan to acquire control of, and ultimately all of the outstanding equity in, PMC. Accordingly, if the offer is completed, pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, Microsemi intends to consummate a merger of the Offeror with and into PMC, with PMC surviving the merger (the “merger” and together with the offer, the “transactions”). The purpose of merger is for Microsemi to acquire all shares of PMC common stock that it did not acquire in the offer. In the merger, each outstanding share of PMC common stock that was not acquired by Microsemi or the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. After the merger, the PMC business will be held in a direct wholly owned subsidiary of Microsemi, and the former stockholders of PMC will no longer have any direct ownership interest in the surviving corporation. The merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to complete the merger.
The board of directors of PMC determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, PMC and its stockholders. The board of directors of PMC has also resolved to recommend that the stockholders of PMC accept the offer and tender their shares of PMC common stock to the Offeror pursuant to the offer.

The board of directors of Microsemi also determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Microsemi and its stockholders.
Microsemi common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “MSCC,” and PMC common stock is listed on Nasdaq under the symbol “PMCS.” You are encouraged to obtain current market quotations for Microsemi common stock and PMC common stock in connection with your decision whether to tender your shares in the offer.
The merger will entitle PMC stockholders to appraisal rights under Delaware law. To exercise appraisal rights, a PMC stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer and the Merger — Dissenters’ Rights.”
For a discussion of certain factors that PMC stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 20.
You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.
Neither Microsemi nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Microsemi or the Offeror.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
The date of this prospectus/offer to exchange is December 16, 2015.

Page
No Stockholder Approval	89
Non-Applicability of Rules Regarding “Going Private” Transactions	90
Effect of the Offer on the Market for PMC Common Stock	90
Nasdaq Listing	90
Registration Under the Exchange Act	90
Margin Regulations	91
Exchange Agent Contact Information	91
MERGER AGREEMENT	92
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	92
The Offer	92
The Merger; Directors and Officers; Certificate of Incorporation; By-laws	93
Closing and Effective Time of the Merger	93
Treatment of PMC Common Stock and Equity Awards	94
Treatment of Employee Stock Purchase Plan	96
Exchange and Payment Procedures	96
Financing; Financing Cooperation	98
Representations and Warranties	100
Conduct of PMC’s Business Pending the Merger	105
Conduct of Microsemi’s Business Pending the Merger	107
Access	108
Registration Statement; Schedule TO	108
Schedule 14D-9; Assistance with the Offer	108
No Solicitation of Acquisition Proposals	109
Filings; Other Actions; Notification	113
Employee Benefit Matters	114
Notices of Events	114
Litigation	115
Conditions to the Offer	116
Conditions to the Merger	117
Termination	118
Termination Fee	120
Expenses	120
Remedies	121
Indemnification; Directors’ and Officers’ Insurance	121
Modification or Amendment	122
COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS	123
Market Price History	123
Dividends	124
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	125
U.S. FEDERAL INCOME TAX CONSEQUENCES	137
U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders	138
U.S. Federal Income Tax Consequences of the Offer and the Merger to Non-U.S. Holders	138
Information Reporting and Backup Withholding	139

ADDITIONAL INFORMATION
As permitted by the SEC, this document incorporates by reference important business and financial information about Microsemi, PMC and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.
This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources.
You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number.
Investor Relations
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
(949) 380-6100
http://www.microsemi.com
If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration date of the offer. The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 14, 2016, unless earlier extended or terminated. Unless the offer is extended, this means that the latest you should request documents is January 7, 2016.
See also “Where To Obtain Additional Information.”
PMC has supplied all information contained or incorporated by reference in this document relating to PMC, and Microsemi has supplied all information contained or incorporated by reference in this document relating to Microsemi. Both PMC and Microsemi have both contributed information relating to the offer and the merger.
Certain information relating to PMC appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by PMC with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to PMC stockholders.
v

QUESTIONS AND ANSWERS ABOUT THE OFFER
Below are some of the questions that you as a holder of shares of PMC common stock may have regarding the offer and answers to those questions. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Summary” section is not complete. See “Where To Obtain Additional Information.”
As used in this document, unless otherwise indicated or the context requires: “Microsemi” (or “we,” “us” and “our”) refers to Microsemi Corporation, a Delaware corporation, and its consolidated subsidiaries; the “Offeror” refers to Lois Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Microsemi; and “PMC” refers to PMC-Sierra, Inc., a Delaware corporation, and its consolidated subsidiaries.
Who is offering to buy my PMC shares?
Microsemi, through the Offeror, is making this offer to exchange (the “offer”) for each share of common stock of PMC that is validly tendered in the offer and not properly withdrawn $9.22 in cash and 0.0771 shares of common stock of Microsemi.
Microsemi is a leading designer, manufacturer and marketer of high-performance analog and mixed-signal semiconductor solutions differentiated by power, security, reliability and performance. Microsemi offers one of the industry’s most comprehensive portfolios of semiconductor technology. Microsemi’s products include high-performance and radiation-hardened analog mixed-signal integrated circuits; field programmable gate arrays; system on chip solutions and application-specific integrated circuits; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; radio frequency solutions; discrete components; security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet integrated circuits and midspans; as well as custom design capabilities and services. The principal end markets Microsemi serves include aerospace, communications, defense & security, and industrial. Microsemi products are found in applications such as: communications infrastructure systems, both wireless and wired LAN systems, implantable pacemakers and defibrillators, missile systems, military and commercial satellites and aircrafts, oil field equipment and airport security systems.
What is Microsemi proposing?
Pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “merger agreement”), entered into by Microsemi, the Offeror and PMC on November 24, 2015, Microsemi proposes to acquire control of, and ultimately all of the outstanding equity in, PMC.
The offer is the first step in Microsemi’s plan to acquire all of the outstanding equity of PMC, and the merger is the second step in such plan.
In the offer, if a sufficient number of shares of PMC common stock are validly tendered into the offer and not properly withdrawn such that, together with any shares of PMC common stock directly or indirectly owned by Microsemi and the Offeror, Microsemi will own at least a majority of the then-outstanding shares of PMC common stock, subject to the satisfaction or waiver of the other conditions to the offer, Microsemi will accept for exchange, and exchange, the shares tendered in the offer. Then, as soon as practicable thereafter, Microsemi will consummate a merger of the Offeror with and into PMC, with PMC surviving the merger (the “merger”). The purpose of the merger is for Microsemi to acquire all remaining shares of PMC common stock that it did not acquire in the offer. After the merger, the PMC business will be held in a direct wholly owned subsidiary of Microsemi, and the former stockholders of PMC will no longer have any direct ownership interest in the surviving corporation. The merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to consummate the merger.
Why is Microsemi proposing the offer and the merger?
Microsemi is proposing the offer and the merger to acquire control of, and ultimately the entire equity interest in, PMC. The board of directors of Microsemi determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Microsemi and its stockholders. See “The Offer and the Merger — Microsemi’s Reasons for the Offer and the Merger; Recommendation of the Board of Microsemi” for more information.
Does the board of directors of PMC support the offer and the merger?
Yes. The board of directors of PMC resolved to recommend that PMC stockholders accept the offer and tender their PMC shares to the Offeror pursuant to the offer. The board of directors of PMC also determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, PMC and its stockholders.
See “The Offer and the Merger — PMC’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of PMC” for more information. A description of the reasons for this recommendation is also set forth in PMC’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this document.
What are the classes and amounts of PMC securities that the Offeror is offering to acquire?
Microsemi, through the Offeror, is seeking to acquire all issued and outstanding shares of PMC common stock, par value $0.001 per share.
What will I receive for my shares of PMC common stock?
Microsemi, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of PMC common stock that is validly tendered in the offer and not properly withdrawn:
•
$9.22 in cash, without interest and less any applicable withholding taxes (the “cash consideration”); and

•
0.0771 shares of Microsemi common stock, par value $0.20 per share, together with cash in lieu of any fractional shares of Microsemi common stock, without interest and less any applicable withholding taxes (the “stock consideration”).

We refer to the cash consideration and stock consideration above collectively as the “transaction consideration.”
If you do not tender your shares into the offer but the merger is completed, you will also receive the transaction consideration in exchange for your shares of PMC common stock.
Will I have to pay any fee or commission to exchange my shares of PMC common stock?
If you are the record owner of your shares of PMC common stock and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of PMC common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
What are the conditions to the offer?
The Offeror and Microsemi are not obligated to consummate the offer unless the following conditions, among others, have been satisfied:
•
Minimum Tender Condition — PMC stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of PMC common stock that, together with any shares of PMC common stock then owned by Microsemi, the Offeror or Microsemi’s other subsidiaries, represents at least a majority of all then-outstanding shares of PMC common stock (the “minimum tender condition”);

•
Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

•
Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

•
Listing of Microsemi Common Stock — the shares of Microsemi common stock to be issued in the offer and the merger having been approved for listing on Nasdaq, subject to official notice of issuance;

•
Accuracy of PMC’s Representations — the representations and warranties of PMC contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•
PMC’s Compliance with Covenants — PMC having complied with or performed in all material respects with its covenants under the merger agreement;

•
No Legal Prohibition — other than with respect to foreign antitrust laws, no governmental entity having jurisdiction over Microsemi, the Offeror or PMC having issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

•
No Material Adverse Effect — since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of PMC having occurred; and

•
No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

For a more complete description of the conditions to the offer, see the section entitled “Merger Agreement — Conditions to the Offer.”
Microsemi’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies (although the availability of the debt financing contemplated by the commitment letter (described elsewhere in this document) is subject to the satisfaction of the conditions set forth in the commitment letter). See “The Offer and the Merger — Source and Amount of Funds.”
How long will it take to complete the proposed offer and the merger?
The offer and the merger are currently expected to be completed in the first quarter of 2016, subject to the satisfaction or waiver of the conditions described in “Merger Agreement — Conditions to the Offer” and “— Conditions to the Merger.”
Until what time can I tender my shares of PMC common stock in the offer?
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 14, 2016, unless extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means January 14, 2016, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws, in which event the term “expiration date” means the earliest time and date at which the offer, as so extended by the Offeror, will expire.

Subject to the provisions of the merger agreement, and unless PMC consents otherwise or the offer or the merger agreement is terminated, (i) the Offeror will extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past March 31, 2016 (the “termination date”)), and (ii) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror is required to extend the offer for successive periods of not more than 10 business days from the previously scheduled expiration date. However, in no event will the Offeror be required to extend the offer to a date that is or after the termination date nor will the Offeror be permitted to extend past the termination date without PMC’s prior written consent.
If the merger agreement is terminated, the Offeror will promptly terminate the offer.
Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of PMC.
Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.
See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”
How do I tender my shares of PMC common stock?
To validly tender shares of PMC common stock held of record, PMC stockholders must:
•
if such shares are in certificated form or are held in book entry form directly with PMC via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered PMC shares to Computershare Trust Company, the exchange agent for the offer, at its address set forth elsewhere in this document and the letter of transmittal, all of which must be received by the exchange agent prior to the expiration date; or

•
if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and the letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If your shares of PMC common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, you should instruct such nominee to do so prior to the expiration date.
We are not providing for guaranteed delivery procedures. Accordingly you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.
For a more complete discussion of the procedures for tendering your shares of PMC common stock, see “Exchange Offer Procedures — Procedures for Tendering.”
Until what time can I withdraw tendered shares of PMC common stock?
You may withdraw your previously tendered shares of PMC common stock at any time until the offer has expired and you may withdraw them at any time on or after that date until the Offeror accepts shares for exchange. Once the Offeror accepts your tendered shares for exchange, however, you will no longer be able to withdraw them. For a more complete discussion of the procedures for withdrawing your PMC shares, see “Exchange Offer Procedures — Withdrawal Rights.”

How do I withdraw previously tendered shares of PMC common stock?
To withdraw previously tendered shares of PMC common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares.
To withdraw previously tendered shares of PMC common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw shares.
For a more complete discussion of the procedures for withdrawing your PMC shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures — Withdrawal Rights.”
When and how will I receive the transaction consideration in exchange for my tendered shares of PMC common stock?
Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will thereafter promptly exchange, all shares of PMC common stock validly tendered and not properly withdrawn prior to the expiration date.
The Offeror will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such transaction consideration to you. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such PMC shares, if any, or a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents for such shares.
What happens if I do not tender my shares of PMC common stock?
If Microsemi completes the offer, it intends to complete the merger as soon as practicable following the completion of the offer. Upon consummation of the merger, each share of PMC common stock that has not been tendered and accepted for exchange in the offer, unless appraisal rights under Delaware law for such shares are properly exercised and other than shares held in treasury by PMC or shares held by Microsemi or any subsidiary of Microsemi, will be converted in the merger into the right to receive the transaction consideration.
If the offer is completed, will PMC continue as a public company?
No. If the merger takes place, PMC will no longer be publicly traded, and PMC will be held as a wholly owned subsidiary of Microsemi. Microsemi is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as soon as practicable following its acceptance for purchase of shares of PMC common stock in the offer. The merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger. As such, Microsemi does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.
Will I have the right to have my shares of PMC common stock appraised?
Appraisal rights are not available in connection with the offer, and PMC stockholders who tender their shares in the offer will not have appraisal rights in connection with the merger. However, if the Offeror accepts shares in the offer and the merger is completed, holders of shares of PMC common stock will be entitled to exercise appraisal rights in connection with the merger if they did not tender their shares in the offer and satisfy the other requirements prescribed by Delaware law.
PMC stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of PMC common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of shares of PMC common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of shares of PMC common stock. The value so determined could be higher or lower than the price per PMC share paid by Microsemi or the Offeror pursuant to the offer and the merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value under applicable Delaware law.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 that is being mailed to you together with this prospectus/offer to exchange constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by PMC stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See “The Offer and the Merger — Dissenters’ Rights.”
Who should I contact if I have questions about the offer?
You may contact D.F. King & Co., Inc., the information agent, by phone toll-free at (800) 467-0821 or by email at infoagent@dfking.com.

SUMMARY
This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to PMC stockholders. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Questions and Answers About the Offer” section is not complete. See “Where To Obtain Additional Information.”
Purpose of the Offer and the Merger (Page 30)
The purpose of the offer and the merger that have been agreed to between Microsemi and PMC is for Microsemi to acquire control of, and ultimately the entire equity interest in, PMC. The offer is the first step in Microsemi’s plan to acquire all of the outstanding shares of PMC common stock, and the merger is the second step in such plan. If the offer is completed, tendered shares of PMC common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of PMC common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.
Transaction Consideration (Page 30)
The transaction consideration consists of:
•
$9.22 in cash, without interest and less any applicable withholding taxes; and

•
0.0771 shares of Microsemi common stock, together with cash in lieu of any fractional shares of Microsemi common stock, without interest and less any applicable withholding taxes.

PMC stockholders will not receive any fractional shares of Microsemi common stock in the offer or the merger, and each PMC stockholder who otherwise would be entitled to receive a fraction of a share of Microsemi common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof, based on the volume weighted average closing sale price of one share of Microsemi common stock as reported on Nasdaq for the five consecutive trading days ending on and including the trading day prior to the closing of the merger.
The Offer (Page 30)
Microsemi, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of PMC common stock that is validly tendered in the offer and not properly withdrawn.
The Merger (Page 30)
The merger will be completed as soon as practicable following the Offeror’s acceptance of shares tendered in the offer if the offer is completed, assuming the satisfaction or waiver of the other conditions at such time. If the offer is completed, the merger will be subject to Section 251(h) of the DGCL, which means that no vote of PMC stockholders will be required to complete the merger. Accordingly, Microsemi anticipates that, if the offer is completed, the merger will be completed on the same day as the offer.
In the merger, the Offeror will merge with and into PMC, with PMC surviving the merger. At the effective time of the merger, each outstanding share of PMC common stock that was not acquired by the Offeror in the offer (other than shares held by stockholders validly exercising appraisal rights under Delaware law, shares held in treasury by PMC or shares held by Microsemi or any subsidiary of Microsemi) will be converted into the right to receive the transaction consideration. After the merger, PMC will be held as a direct wholly owned subsidiary of Microsemi, and the former stockholders of PMC will no longer have any direct ownership interest in the surviving corporation.

The Companies (Page 28)
Microsemi
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
(949) 380-6100
Microsemi is a leading designer, manufacturer and marketer of high-performance analog and mixed-signal semiconductor solutions differentiated by power, security, reliability and performance. Microsemi offers one of the industry’s most comprehensive portfolios of semiconductor technology. Its products include high-performance and radiation-hardened analog mixed-signal integrated circuits; field programmable gate arrays; system on chip solutions and application-specific integrated circuits; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; radio frequency solutions; discrete components; security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet integrated circuits and midspans; as well as custom design capabilities and services. The principal end markets Microsemi serves include aerospace, communications, defense & security, and industrial. Microsemi products are found in applications such as: communications infrastructure systems, both wireless and wired LAN systems, implantable pacemakers and defibrillators, missile systems, military and commercial satellites and aircrafts, oil field equipment and airport security systems.
Microsemi was incorporated in Delaware in 1960 and became a public company in 1981. Its shares are traded on Nasdaq under the ticker symbol “MSCC.”
Offeror
Lois Acquisition Corp.
c/o Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
(949) 380-6100
The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Microsemi. The Offeror was incorporated on October 13, 2015 for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the merger.
PMC
PMC-Sierra, Inc.
1380 Bordeaux Drive
Sunnyvale, California 94089
(408) 239-8000
PMC is a semiconductor and software solution innovator transforming networks that connect, move, and store Big Data. PMC designs, develops, markets and supports semiconductor, embedded software, and board level solutions by integrating its mixed-signal, software and systems expertise through a network of offices in North America, Europe and Asia. PMC has approximately 700 different semiconductor devices that are sold to leading equipment and design manufacturers, who in turn supply their equipment principally to enterprises, Cloud Data Centers and carriers worldwide. PMC provides solutions for its customers by leveraging its intellectual property, design expertise and systems knowledge across a broad range of applications and industry protocols. PMC’s portfolio of semiconductor devices is used in various applications of storage and communications network infrastructure equipment. Building on a track record of technology leadership, PMC is driving innovation across storage, optical and mobile networks. Its highly integrated solutions increase performance and enable next generation services to accelerate the network transformation.

PMC was incorporated in the state of California in 1983 and reincorporated in the state of Delaware in 1997. It became a publicly traded company in 1991. Its shares trade on Nasdaq under the ticker symbol “PMCS.”
Conditions to the Offer and the Merger (Pages 116, 117)
Completion of the offer and the merger is subject to certain conditions, including, among others:
•
Minimum Tender Condition — PMC stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of PMC common stock that, together with any shares of PMC common stock then owned by Microsemi, the Offeror or Microsemi’s other subsidiaries, represents at least a majority of all then-outstanding shares of PMC common stock (the “minimum tender condition”);

•
Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

•
Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the Securities Act and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

•
Listing of Microsemi Common Stock — the shares of Microsemi common stock to be issued in the offer and the merger having been approved for listing on Nasdaq, subject to official notice of issuance;

•
Accuracy of PMC’s Representations — the representations and warranties of PMC contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•
PMC’s Compliance with Covenants — PMC having complied with or performed in all material respects with its covenants under the merger agreement;

•
No Legal Prohibition — other than with respect to foreign antitrust laws, no governmental entity having jurisdiction over Microsemi, the Offeror or PMC having issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

•
No Material Adverse Effect — since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of PMC having occurred and continuing to exist as of immediately prior to the expiration of the offer; and

•
No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

Treatment of PMC Equity Awards (Page 94)
Consideration for Options
At the effective time of the merger, each outstanding PMC option to purchase shares of PMC common stock (each a “PMC stock option” and together, the “PMC stock options”), will, without any further action on the part of any holder thereof, (i) to the extent unvested, be fully vested, and (ii) be cancelled and the holder thereof will be entitled to receive as payment a combination of cash and Microsemi common stock (the “Option Consideration”), that together equal the positive difference, if any, between the dollar value of the per share transaction consideration and the exercise price applicable to the PMC stock option, multiplied by the number of shares of PMC common stock for which the PMC stock option was exercisable, less any amount required to be withheld (which withholding will first be applied against the cash portion of the Option Consideration). For the avoidance of doubt, if the Option Consideration for any PMC stock option is zero or a negative number, such PMC stock option will be cancelled at the effective time of the merger without any payment therefor. Following the effective time of the merger, any such cancelled PMC stock option will no longer be exercisable for shares of PMC common stock and will entitle the holder thereof to only the payment described in this paragraph, which the surviving corporation will make as of, or within two business days after, the effective time of the merger.
Consideration for Restricted Stock Units
At the effective time of the merger, each outstanding vested PMC restricted stock units (the “PMC RSUs”) (including those PMC RSUs that become vested by their terms immediately prior to or as of the effective time of the merger) will, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding will first be applied against the cash portion of the consideration paid in respect of a vested PMC RSU) (i) an amount in cash equal to the cash component of the per share transaction consideration multiplied by the total number of shares of PMC common stock subject to such PMC RSU, and (ii) a number of shares of Microsemi common stock equal to the product of the non-cash component of the per share transaction consideration and the total number of shares of PMC common stock subject to such PMC RSU, provided that any fraction of a share of Microsemi common stock resulting from such product will be cashed out to the nearest whole cent. The surviving corporation will make the payment described in this paragraph in the next practicable payroll following the effective time of the merger; provided, that payment will be made at such other time or times following the effective time of the merger consistent with the terms of the PMC RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the United States Internal Revenue Code (the “Code”).
At the effective time of the merger, the unvested PMC RSUs outstanding immediately prior to the effective time of the merger will be converted into that number of Microsemi restricted stock units of Microsemi common stock, rounded down to the nearest whole share (the “Converted RSUs”), equal to the product of  (x) the number of shares of PMC common stock subject to such PMC RSUs and (y) the sum of (A) 0.0771 and (B) the quotient obtained by dividing (i) $9.22 by (ii) the volume weighted average trading price of Microsemi common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger (the sum, the “Equity Conversion Ratio”). Any Converted RSUs so issued will be subject to the same terms and conditions as were applicable under such PMC RSUs (including any applicable change of control or other accelerated vesting provisions), with the terms and conditions modified as appropriate to reflect the assumption; provided, that all references to the “Company” in the applicable PMC equity plans and award agreements will be references to Microsemi. Each Converted RSU that vests after the effective time of the merger will be settled in shares of Microsemi common stock; provided, that in the event that Microsemi reasonably determines at any time prior to the effective time of the merger that it would not be permitted to consummate the merger or the other transactions contemplated by the merger agreement without the prior approval of Microsemi’s stockholders under applicable laws or the rules of Nasdaq, Microsemi will have the power to provide that any such Converted RSU that vests after the effective time of the merger will be settled by a cash payment equal to the value of a share of Microsemi common stock at the time of such settlement.
Consideration for Performance-Based Restricted Stock Units
At the effective time of the merger, the unvested PMC performance-based restricted stock units (the “PMC PSRUs”), outstanding immediately prior to the effective time of the merger will be assumed and converted into a number of restricted stock units of Microsemi common stock, rounded down to the nearest whole share (the “Converted PRSUs”), equal to the product of  (x) the number of shares of PMC common stock subject to such PMC PRSUs, assuming achievement of target-level performance with respect to each performance period, performance cycle or measurement cycle applicable to such PMC PRSUs and (y) the Equity Conversion Ratio. Any Converted PRSUs so issued will continue to be subject to the vesting schedule applicable to PMC PRSUs, including that the Converted PRSUs will be settled no later than the 15th day of the 3rd calendar month following the applicable vesting date (or as otherwise required by the applicable award agreement) subject only to the continued service of the grantee with the surviving corporation, Microsemi or an affiliate through each applicable vesting date or measurement cycle end date but will not be subject to any performance metrics following the effective time of the merger, and will otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such PMC PRSUs (after giving effect to and including any applicable change of control or other accelerated vesting provisions); provided, that all references to the “Company” in the applicable PMC equity plans and award agreements will be references to Microsemi. Each Converted PRSU that vests after the effective time of the merger will be settled in shares of Microsemi common stock; provided, that in the event that Microsemi reasonably determines at any time prior to the effective time of the merger that it would not be permitted to consummate the merger or the other transactions contemplated by the Merger Agreement without the prior approval of Microsemi’s stockholders under applicable laws or the rules of Nasdaq, Microsemi will have the power to provide that any such Converted PRSU that vests after the effective time of the merger will be settled by a cash payment equal to the value of a share of Microsemi common stock at the time of such settlement.
Treatment of Employee Stock Purchase Plan (Page 96)
PMC’s Employee Stock Purchase Plan (the “PMC ESPP”), will continue to be operated in accordance with its terms and past practice, provided, that if the closing of the merger is expected to occur prior to the end of an Offering Period (as defined in the PMC ESPP), PMC will take action to provide for an earlier Exercise Date (as defined in the PMC ESPP) in accordance with Section 19 of the PMC ESPP. Such earlier Exercise Date (the “New Exercise Date”), will be as reasonably close to the closing date of the merger as is administratively practicable, and PMC will notify each participant in writing at least 15 days prior to the New Exercise Date that the Exercise Date for his or her PMC stock option (including for purposes of determining the Purchase Price (as defined in the PMC ESPP) of such PMC stock option) has been changed to the New Exercise Date, and that his or her PMC stock option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11 of the PMC ESPP. PMC will not begin an Offering Period after November 24, 2015.
Regulatory Approvals (Page 73)
Completion of the offer and the merger is subject to the expiration or termination of the waiting period applicable to the offer and the merger under the HSR Act. Under the HSR Act, the purchase of PMC common stock in the offer may not be completed until the expiration of a thirty (30) calendar day waiting period, which began when Microsemi filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division on December 9, 2015, unless the FTC and Antitrust Division grant early termination of such waiting period. The required waiting period with respect to the offer and the merger is expected to expire at 11:59 p.m., New York City time, on or about January 8, 2016, unless the FTC and Antitrust Division grant early termination of the waiting period, or Microsemi receives a request for additional information or documentary material prior to that time. The parties to the merger agreement are required to use their respective reasonable best efforts to consummate the offer and the merger, including by taking all reasonable actions necessary to obtain any antitrust or other regulatory approvals.
Source and Amount of Funds (Page 81)
Microsemi estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of PMC common stock sought in the offer (which is 100% of the outstanding shares of PMC common stock on a fully diluted basis) and complete the merger is approximately $1.9 billion, plus related fees and expenses. Microsemi anticipates that the funds needed to complete the offer and the merger will be derived from a combination of (i) available cash on hand and (ii) third-party debt financing. In connection with entering into the merger agreement, Microsemi executed a second amended and restated commitment letter (the “commitment letter”), dated November 17, 2015, with Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Deutsche Bank Securities Inc., that provides a commitment, subject to the satisfaction of certain conditions, for a $375 million senior secured term loan A facility, a $2.2 billion senior secured term loan B facility and a $350 million senior secured revolving credit facility. The amount of each tranche of such new credit facilities may be reallocated among the tranches prior to the consummation of the transaction, and certain amounts of the new facilities may be reallocated to up to $500 million aggregate principal amount of senior unsecured debt.

Microsemi’s obligation to consummate the offer and the merger is not conditioned upon any financing arrangements or contingencies (although the availability of the debt financing contemplated by the commitment letter is subject to the satisfaction of the conditions set forth in the commitment letter).
Listing of Microsemi Common Stock (Page 84)
Microsemi will submit the necessary applications to seek to cause the shares of its common stock to be issued as transaction consideration in the offer and the merger to be approved for listing on Nasdaq. Approval of this listing is a condition to completion of the offer and the merger.
Comparative Market Price and Dividend Matters (Page 123)
Microsemi common stock is listed on Nasdaq under the symbol “MSCC,” and PMC common stock is listed on Nasdaq under the symbol “PMCS.” The following table sets forth the closing prices of Microsemi common stock and PMC common stock on Nasdaq as reported on September 30, 2015, the trading day prior to the Bloomberg Business article entitled “PMC-Sierra Said to Hire Financial Adviser to Seek Sale,” on October 5, 2015, the last trading day ending prior to the public announcement of the entry into an Agreement and Plan of Merger by and among PMC, Skyworks Solutions, Inc. (“Skyworks”), a Delaware corporation, and Amherst Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Skyworks Solutions, Inc., providing for the merger of Amherst Acquisition, Inc. with and into PMC, on November 17, 2015, the trading day prior to public announcement by Microsemi that it had increased its proposal to acquire PMC to the transaction consideration, on November 23, 2015, the trading day prior to public announcement of the execution of the merger agreement, and on December 15, 2015, the most recent practicable trading date prior to the filing of this document. The table also shows the implied value of one share of PMC common stock on such dates, which was calculated by adding (1) the per-share cash consideration of   $9.22 and (2) the product of the exchange ratio of 0.0771 multiplied by the closing price of Microsemi common stock on such date.
	Per-Share PMC Closing Price	Per-Share Microsemi Closing Price	Implied Transaction Value of PMC Share
September 30, 2015	$6.77	$32.82	$11.75
October 5, 2015	$7.69	$34.03	$11.84
November 17, 2015	$11.65	$36.74	$12.05
November 23, 2015	$11.86	$36.21	$12.01
December 15, 2015	$11.62	$32.70	$11.74
The market value of the stock portion of the transaction consideration will change as the market value of Microsemi common stock fluctuates during the offer period and thereafter. PMC stockholders should obtain current market quotations for shares of PMC common stock and Microsemi common stock before deciding whether to tender their PMC shares in the offer.
Ownership of Microsemi After the Offer and the Merger (Page 72)
Microsemi estimates that former stockholders of PMC will own, in the aggregate, approximately 15% of the shares of Microsemi common stock outstanding immediately following completion of the offer and the merger.
Comparison of Stockholders’ Rights (Page 143)
The rights of Microsemi stockholders are different in some respects from the rights of PMC stockholders. Therefore, PMC stockholders will have different rights as stockholders once they become Microsemi stockholders.
U.S. Federal Income Tax Consequences (Page 137)
The exchange of PMC common stock for cash and shares of Microsemi common stock will generally be a taxable transaction for U.S. federal income tax purposes. Holders of PMC common stock should read the section entitled “U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer or the merger to a particular holder will depend on such holder’s particular facts and circumstances. PMC stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of PMC common stock for the transaction consideration pursuant to the offer or the merger.
Accounting Treatment (Page 84)
In accordance with United States generally accepted accounting principles (“GAAP” or “U.S. GAAP”), Microsemi will account for the acquisition of shares in the offer and the merger under the acquisition method of accounting for business combinations.
Questions About the Offer and the Merger
Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the merger.
The information agent for the offer is:

D.F. King & Co., Inc. An ASTOne Company 48 Wall Street New York, NY 10005
Stockholders May Call Toll Free: (800) 467-0821 E-mail: infoagent@dfking.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MICROSEMI
The following table sets forth certain selected financial information for Microsemi as of the end of and for the periods indicated. The selected consolidated statements of operations data for the fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013 and the selected consolidated balance sheet data as of September 27, 2015 and September 28, 2014 are derived from, and qualified by reference to, the audited consolidated financial statements included in Microsemi’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015, which is incorporated by reference into this document. The selected consolidated statements of operations data for the fiscal years ended September 30, 2012 and October 2, 2011 and the selected consolidated balance sheet data as of September 29, 2013, September 30, 2012 and October 2, 2011 are derived from Microsemi’s audited consolidated financial statements, which are not incorporated by reference into this document. You should read the summary selected financial data together with Microsemi’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Microsemi’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. See “Where To Obtain Additional Information.”
Selected Consolidated Statements of Operations Data and Selected Consolidated Balance Sheet Data
	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013	September 30, 2012	October 2, 2011
	(amounts in millions)
Selected Consolidated Income Statement Data:
Net sales	$1,245.6	$1,138.3	$975.9	$1,012.5	$835.9
Cost of sales	561.3	526.8	418.7	459.9	394.7
Gross profit	684.3	611.5	557.2	552.6	441.2
Operating Expenses
Selling, general and administrative	249.5	241.0	202.5	212.3	187.5
Research and development costs	200.3	192.0	170.6	168.5	114.2
Amortization of intangible benefits	96.5	92.8	84.8	104.8	62.4
Restructuring and severance charges	15.4	31.5	9.9	8.6	22.1
Total operating expenses	561.7	557.3	467.8	494.3	386.2
Operating income	$122.6	$54.2	$89.4	$58.3	$55.0
Other (expenses)
Interest expense, net	(27.3)	(27.8)	(30.2)	(39.6)	16.2
Other expense, net	1.6	(2.5)	(3.1)	(33.5)	16.7
Total other expense	(25.7)	(30.3)	(33.3)	(73.1)	(32.9)
Income before income taxes	96.9	23.9	56.1	14.7	22.1
Provision for income taxes	12.3	0.8	12.4	15.0	33.7
Net income (loss)	$84.6	$23.1	$43.7	$(29.7)	$55.7
Balance Sheet Data (at end of period)
Cash and cash equivalents	$256.4	$162.2	$256.4	$204.3	$266.6
Working capital	$535.0	$457.4	$489.4	$404.9	$424.2
Total assets	$2,450.1	$2,056.4	$1,912.7	$1,934.6	$1,482.5
Total credit facility principal	$998.0	$698.0	$676.0	$776.0	$372.6
Long-term liabilities	$1,041.3	$779.6	$747.4	$850.2	$436.7
Stockholders’ equity	$1,207.2	$1,115.6	$1,032.1	$928.0	$892.1

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PMC
The following table sets forth certain selected financial information for PMC as of the end of and for the periods indicated. The selected consolidated statements of operations data for the fiscal years ended December 27, 2014, December 28, 2013 and December 29, 2012 and the selected consolidated balance sheet data as of December 27, 2014 and December 28, 2013 are derived from, and qualified by reference to, the audited consolidated financial statements included in PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014, which is incorporated by reference into this document. The selected consolidated statements of operations data for the nine months ended September 26, 2015 and September 27, 2014 and the selected consolidated balance sheet data as of September 26, 2015 are derived from, and qualified by reference to, PMC’s unaudited consolidated financial statements included in PMC’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2015, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended December 31, 2011 and December 26, 2010 and the selected consolidated balance sheet data as of December 29, 2012, December 31, 2011 and December 26, 2010 are derived from PMC’s audited consolidated financial statements, which are not incorporated by reference into this document. You should read this summary selected financial data together with PMC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and PMC’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. See “Where To Obtain Additional Information.”
Selected Consolidated Statements of Operations Data
	Nine Months Ended		Year Ended
	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 26, 2010
	(in millions)
STATEMENT OF OPERATIONS DATA:
Net revenues	$391.4	$388.8	$525.6	$508.0	$531.0	$654.3	$635.1
Cost of revenues	116.4	114.7	155.4	149.2	158.9	211.2	203.7
Gross profit	275.0	274.1	370.2	358.8	372.1	443.1	431.4
Research and development, net	152.0	148.0	198.9	211.0	220.9	227.1	187.5
Selling, general and administrative	88.5	87.6	117.0	112.8	112.5	118.6	104.1
Amortization of purchased intangible assets	27.8	32.2	43.2	48.2	45.3	44.2	29.9
Impairment of goodwill and purchased intangible assets	—	—	—	—	274.6	—	—
Restructuring costs and other charges	—	—	—	—	—	—	0.4
Income (loss) from operations	6.7	6.3	11.1	(13.2)	(281.2)	53.2	109.5
Revaluation of liability for contingent consideration	—	—	—	—	—	29.4	—
Gain on investment securities and other investments	0.1	0.1	0.2	1.9	1.5	0.9	4.0
Amortization of debt issue costs	(0.2)	(0.2)	(0.2)	(0.1)	(0.2)	(0.2)	(0.2)
Accretion of discount on short-term and long-term obligations	(0.6)	—	(0.4)	—	—	—	—
Foreign exchange gain (loss)	4.1	0.6	3.5	4.0	(1.5)	0.3	(2.4)
Interest income (expense), net	0.6	0.3	0.3	0.9	(1.6)	(2.3)	(1.2)
Gain on investment in Wintegra, Inc.	—	—	—	—	—	—	4.5
Provision for income taxes	(7.9)	(9.4)	(14.4)	(25.8)	(37.3)	(9.9)	(37.1)
Net income (loss)	$2.8	$(2.3)	$0.1	$(32.3)	$(320.3)	$71.4	$77.1

Selected Consolidated Balance Sheet Data
	As of
	September 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 26, 2010
	(in millions)
BALANCE SHEET DATA:
Working capital	$98.7	$148.9	$89.7	$187.4	$216.8	$110.6
Cash and cash equivalents	73.1	112.6	100.0	170.0	182.6	203.1
Short-term investments	42.3	45.9	10.9	11.4	104.4	98.8
Long-term investment securities	134.4	107.5	103.4	91.8	226.6	281.7
Total assets	821.5	869.1	850.0	899.3	1,418.5	1,548.9
Credit facility and short-term loan	30.0	—	30.0	—	—	181.0
Convertible notes	—	—	—	—	65.1	61.6
Long-term obligations	28.4	36.3	11.1	22.8	1.3	8.9
Stockholders’ equity	579.1	626.5	586.8	648.7	1,109.5	1,031.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following table sets forth Microsemi’s selected unaudited pro forma condensed combined financial information for the fiscal year ended September 27, 2015. Microsemi’s audited consolidated financial statements, which is incorporated by reference in this document, do not reflect the impact of the offer and the merger.
The selected unaudited pro forma condensed combined financial information is based upon the historical financial statements of Microsemi, after giving effect to the proposed acquisition of PMC and the acquisition of Vitesse Semiconductor Corporation (“Vitesse”), which closed on April 28, 2015. The selected unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the proposed acquisition of PMC.
The selected unaudited pro forma condensed combined balance sheet data as of September 27, 2015 combines the historical balance sheet of Microsemi, giving effect to the proposed acquisition of PMC, and the financing transactions, as if they had been completed on September 27, 2015. The selected unaudited pro forma condensed combined statement of operations data gives effect to the proposed acquisition of PMC, the financing transactions, as well as the acquisition of Vitesse, as if they had occurred on September 29, 2014.
The merger will be accounted for using the acquisition method of accounting. The pro forma adjustments reflect adjustments required under GAAP for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, depreciation and amortization expense, interest expense and income tax expense. The actual adjustments to Microsemi’s consolidated financial statements upon the closing of the merger will depend on a number of factors, including additional information available and Microsemi’s net assets on the closing date of the merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The selected unaudited pro forma condensed combined statements of operations do not reflect any non-recurring charges or gains that Microsemi may record in connection with the merger. However, these estimated non-recurring items will be reflected in Microsemi’s statement of income for the period during which the merger will take place.
The selected unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the information included under the headings “The Offer and the Merger,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial Data of Microsemi” and “Selected Historical Consolidated Financial Data of PMC”, as well as Microsemi’s audited consolidated financial statements and related notes thereto, Vitesse’s audited and unaudited consolidated financial statements and the related notes thereto and PMC’s audited consolidated financial statements and related notes thereto, each of which are incorporated by reference in this prospectus/offer to exchange.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data
Pro Forma
Fiscal Year Ended September 27, 2015
(unaudited)
Statement of Operations Data ($ in millions):
Net sales	$1,823.1
Cost of sales	787.8
Gross profit	1,035.3
Operating expenses:
Selling, general and administrative	379.4
Research and development costs	420.6
Amortization of intangible assets	218.9
Restructuring and severance charges	29.6
Total operating expenses	1,048.5
Operating income	(13.2)
Other (expenses):
Interest expense, net	(128.4)
Other expense, net	8.7
Total other expense	(119.7)
Income before income taxes	(132.9)
Benefit from income taxes	(65.0)
Net loss	$(67.9)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
Pro Forma
Fiscal Year Ended September 27, 2015
(unaudited)
Balance Sheet Data (at end of period, $ in millions):
Cash and cash equivalents	98.7
Working capital(1)	437.2
Total assets	5,088.5
Total debt	2,672.8
Stockholders’ equity	1,712.4

(1)
Working capital is defined as total current assets minus total current liabilities.

UNAUDITED COMPARATIVE PER SHARE DATA
The following table reflects historical information about basic and diluted earnings per share, cash dividends per share and book value per share for the fiscal year ended September 27, 2015, in the case of Microsemi, and for the twelve months ended September 26, 2015, in the case of PMC, in each case, on a historical basis, and for Microsemi and PMC on an unaudited pro forma combined basis after giving effect to the offer, the merger and the debt financing. The pro forma data of the combined company assume the acquisition of 100% of the shares of PMC common stock by Microsemi and were derived by combining the historical consolidated financial information of Microsemi and PMC as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Information.”
PMC stockholders should read the information presented in the following table together with the historical financial statements of Microsemi and PMC and the related notes, which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this document. The pro forma data are unaudited and for illustrative purposes only. PMC stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”
	Microsemi Historical	PMC Historical(1)	Pro Forma Combined	Pro Forma Equivalent PMC Share(2)
Net income (loss) per share attributable to common stockholders for the fiscal year ended September 27, 2015 for Microsemi and the twelve months ended September 26, 2015 for PMC:
Basic earnings (loss) per share	$0.90	$0.03	$(0.61)	$(0.05)
Diluted earnings (loss) per share	$0.88	$0.03	$(0.61)	$(0.05)
Cash dividends declared per share for the fiscal year ended September 27, 2015 for Microsemi and the twelve months ended September 26, 2015 for PMC:	$—	$—	$—	$—
Book value per share as of September 27, 2015 for Microsemi and September 26, 2015 for PMC:	$12.69	$2.96	$15.43	$1.19

(1)
PMC has a December 27, 2014 fiscal year end, which differs from the Microsemi fiscal year end. Accordingly, historical PMC basic and diluted earnings per share were calculated by (a) combining PMC’s historical net income for the nine months ended September 26, 2015 with the historical net income for the year ended December 27, 2014 and subtracting the historical net income for the nine months ended September 27, 2014, and (b) dividing the combined net income amount of  $5.1 million by the weighted average basic and diluted shares outstanding for the twelve months ended September 26, 2015.

(2)
The pro forma equivalent PMC share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.0771.

RISK FACTORS
PMC stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.
Risks Relating to the Offer, the Merger and Microsemi Common Stock
The stock portion of the transaction consideration is fixed and will not be adjusted. Because the market price of Microsemi common stock may fluctuate, PMC stockholders cannot be sure of the market value of the transaction consideration they will receive in exchange for their PMC shares in connection with the offer and the merger.
In connection with the offer and the merger, PMC stockholders will receive cash and a fixed number of Microsemi shares of common stock for each of their shares of PMC common stock (0.0771 Microsemi shares for each PMC share). Because the number of shares of Microsemi common stock being offered as part of the transaction consideration will not vary based on the market value of Microsemi common stock, the portion of the market value of the transaction consideration that PMC stockholders will receive in the offer or the merger that is based on the value of Microsemi common stock will vary based on the price of Microsemi common stock at the time the transaction consideration is received. The market price of Microsemi common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.
A decline in the market price of Microsemi common stock could result from a variety of factors beyond Microsemi’s control, including, among other things, the possibility that Microsemi may not achieve the expected benefits of the acquisition of PMC as rapidly or to the extent anticipated (see “Risk Factors — Risks Related to PMC’s Business”); the effect of Microsemi’s acquisition of PMC on Microsemi’s financial results may not meet the expectations of Microsemi, financial analysts or investors; the addition and integration of PMC’s business may be unsuccessful, take longer or be more disruptive than anticipated; or Microsemi’s creditworthiness may be adversely affected as a result of Microsemi’s increased indebtedness incurred to finance the offer and the merger.
Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your shares of PMC common stock pursuant to the offer, you will not know the exact market value of the stock portion of the transaction consideration that will be issued if the Offeror accepts such shares for payment.
See “Comparative Market Price and Dividend Matters” of this document. You are urged to obtain current market quotations for shares of PMC common stock and for shares of Microsemi common stock.
The offer remains subject to conditions that Microsemi cannot control.
The offer is subject to a number of conditions, including the minimum tender condition, receipt of required regulatory clearance under the HSR Act, lack of legal prohibitions, the listing on Nasdaq of the shares of Microsemi common stock to be issued in the offer and the merger, the effectiveness of the registration statement on Form S-4 of which this document is a part, the truth and accuracy of PMC’s representations and warranties made in the merger agreement, subject to specified materiality standards, and PMC’s material compliance with its covenants under the merger agreement. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Microsemi may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “Merger Agreement — Conditions to the Offer” and “— Conditions to the the Merger.”

If the offer and the merger are completed, PMC stockholders will receive Microsemi common stock as part of the transaction consideration and will accordingly become Microsemi stockholders. Microsemi common stock may be affected by different factors than PMC common stock, and Microsemi stockholders will have different rights than PMC stockholders.
Upon consummation of the offer and the merger, PMC stockholders will receive shares of Microsemi common stock as part of the transaction consideration and will accordingly become Microsemi stockholders. Microsemi’s business differs from that of PMC, and Microsemi’s results of operations and the trading price of Microsemi common stock may be adversely affected by factors different from those that would affect PMC’s results of operations and stock price.
In addition, holders of shares of Microsemi common stock will have rights as Microsemi stockholders that differ from the rights they had as PMC stockholders before the offer and the merger. For a comparison of the rights of Microsemi stockholders to the rights of PMC stockholders, see “Comparison of Stockholders’ Rights.”
PMC stockholders will have a reduced ownership and voting interest in Microsemi.
Immediately following consummation of the offer and the merger, PMC stockholders will collectively own approximately 15% of the outstanding shares of Microsemi common stock. Consequently, PMC stockholders will not be able to exercise as much influence over the management and policies of Microsemi as they currently exercise over PMC.
Microsemi may fail to realize any or all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.
The benefits of the offer and the merger may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the offer and the merger could adversely affect Microsemi’s results of operations or cash flows, cause dilution to the earnings per share of Microsemi, decrease or delay the expected benefits of the offer and the merger and negatively affect the price of Microsemi common stock.
Microsemi and PMC will incur direct and indirect costs as a result of the offer and the merger.
Microsemi and PMC will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Microsemi expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Microsemi and PMC. Factors beyond Microsemi’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the offer and the merger could adversely affect each company’s business, regardless of whether the offer and the merger are completed.
In addition, Microsemi and PMC will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the surviving company to the merger, and Microsemi will be required post-closing to devote significant attention and resources to successfully align the business practices and integrate the operations of Microsemi and PMC. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the offer and the merger.
Microsemi’s actual financial positions and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this document.
The unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may differ materially from what Microsemi’s actual financial position or results of operations would have been had the offer and the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited historical financial statements of Microsemi, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the offer and the merger. The assets and liabilities of PMC have been measured at fair value based on various preliminary estimates using assumptions that Microsemi management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may vary significantly as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting may occur and are not necessarily indicative of financial position or results of operations in future periods or that would have been realized in historical periods presented.
In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect Microsemi’s financial condition or results of operations following the closing. Any potential decline in Microsemi’s financial condition or results of operations may cause significant variations in the share price of Microsemi. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Microsemi will incur significant additional indebtedness in connection with the offer and the merger, which will decrease Microsemi’s business flexibility and increase its interest expense.
The consolidated indebtedness of Microsemi as of December 11, 2015 was approximately $998.0 million. Microsemi’s pro forma indebtedness as of September 27, 2015, after giving effect to the offer and the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $2.7 billion. Microsemi’s substantially increased indebtedness following completion of the offer and the merger could have the effect, among other things, of reducing Microsemi’s flexibility to respond to changing business and economic conditions and will increase Microsemi’s interest expense. Microsemi will also incur various costs and expenses associated with the debt financing. The amount of cash required to pay interest on Microsemi’s increased indebtedness levels following completion of the offer and the merger, and thus the demands on Microsemi’s cash resources, will be greater than the amount of cash required to service the indebtedness of Microsemi prior to the offer and the merger. Microsemi’s increased indebtedness following completion of the offer and the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Microsemi relative to other companies with lower indebtedness levels. If Microsemi does not achieve the expected benefits and cost savings from the offer and the merger, or if the financial performance of the combined company does not meet current expectations, then Microsemi’s ability to service its indebtedness may be adversely impacted.
It is expected that a portion of the debt financing will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could further adversely affect Microsemi’s cash flows.
Moreover, Microsemi may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Microsemi’s ability to arrange additional financing will depend on, among other factors, Microsemi’s financial position and performance, as well as prevailing market conditions and other factors beyond Microsemi’s control. Microsemi cannot assure you that it will be able to obtain additional financing on terms acceptable to Microsemi or at all.
The definitive documentation governing the debt financing has not been finalized. However, it is expected that the definitive documentation governing the debt financing will contain various affirmative and negative covenants that impose restrictions on Microsemi and certain of its subsidiaries and that may affect their ability to operate their businesses. In addition, such documentation is expected to contain financial covenants that will require Microsemi to maintain certain financial ratios. See “The Offer and the Merger — Source and Amount of Funds.” The ability of Microsemi and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Microsemi’s repayment obligations.

The merger agreement limits PMC’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee and reimbursement of a previously paid termination fee, which could deter a third party from proposing an alternative transaction.
The merger agreement contains provisions that, subject to certain exceptions, limit PMC’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Merger Agreement — No Solicitation of Acquisition Proposals.” In addition, under specified circumstances, PMC is required to pay a termination fee of  $88.5 million, reimburse Microsemi the amount of  $88.5 million for a previously paid termination fee, and potential expense reimbursement of up to $15 million, if the merger agreement is terminated. See “Merger Agreement — Termination Fee” and “— Expenses.” It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of PMC from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire PMC than it might otherwise have proposed to pay.
If the value of Microsemi’s business, together with any synergies to be achieved from Microsemi’s acquisition of PMC, is less than the value of the transaction consideration, the trading price of shares of Microsemi common stock could decrease.
If investors believe that the value of the cash consideration and stock consideration to be exchanged for PMC shares in connection with the offer and the merger, together with transaction costs, is greater than the value of PMC’s business, together with any synergies expected to be achieved from Microsemi’s acquisition of PMC, the trading price of Microsemi common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Microsemi stockholders (including former PMC stockholders).
Uncertainty during the pendency of the offer and the merger may cause suppliers, customers or other business partners to delay or defer decisions concerning Microsemi and/or PMC or re-negotiate agreements with Microsemi and/or PMC, and completion of the offer and the merger could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the surviving company or Microsemi.
The offer and the merger will be completed only if specified conditions are met, many of which are outside the control of Microsemi and PMC. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the offer and the merger, both as to whether they will be consummated and when. This uncertainty may cause suppliers, customers or other business partners of Microsemi and/or PMC to delay or defer decisions concerning such company’s products or businesses, or may seek to change existing agreements with Microsemi and/or PMC, which could negatively affect their respective businesses, results of operations and financial conditions.
Additionally, if the offer and the merger are completed, certain suppliers, customers or other business partners may attempt to terminate or change their relationships with the surviving company or Microsemi. These decisions could have an adverse effect on the business of the combined company.
Microsemi’s acquisition of PMC could trigger certain change-of-control or similar provisions contained in PMC’s agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.
PMC may be a party to agreements that permit a counterparty to terminate an agreement or receive payments because the offer or the merger would cause a default or violate an anti-assignment, change-of-control or similar clause in such agreement. If this happens, Microsemi may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Microsemi may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to PMC’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Microsemi of operating PMC’s business or decrease the expected benefits of the merger to the surviving company and Microsemi.

The stock prices of Microsemi and PMC common stock may be adversely affected if the offer and the merger are not completed.
If the offer and the merger are not completed, the prices of Microsemi common stock and PMC common stock may decline to the extent that the current market prices of such common stock reflect a market assumption that the offer and the merger will be completed and have value.
Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the merger.
The success of the acquisition of PMC will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the surviving company due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Microsemi and PMC during the pendency of the offer and the merger or after their completion. Microsemi and PMC, while similar and sharing a number of core values, do not have identical corporate cultures, and some employees or consultants may not want to work for the surviving company. In addition, competitors may recruit employees during Microsemi’s integration of PMC. If the companies are unable to attract, retain and motivate personnel that are critical to the successful integration and future operation of the companies, the surviving company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of PMC to Microsemi.
The financial analyses and forecasts considered by PMC, Microsemi and their respective financial advisors may not be realized.
While the financial projections utilized by PMC, Microsemi and their respective advisors in connection with the offer and the merger and summarized in this registration statement were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of PMC and Microsemi made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of PMC and Microsemi and will be beyond the control of the surviving company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the offer and the merger are completed. As a result, the unaudited financial projections cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such projections cover multiple years, the information by its nature becomes less predictive with each successive year.
Risks Related to Microsemi’s Business
You should read and consider the risk factors specific to Microsemi’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Microsemi’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015, as filed with the SEC on November 12, 2015 and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.
Risks Related to PMC’s Business
The final determination of PMC’s income tax liability may be materially different from its initial income tax provisions
PMC’s tax liabilities are affected by the amounts it records in intercompany transactions for inventory, services, intellectual property, licenses, funding and other items. PMC is subject to ongoing tax examinations in various jurisdictions. Tax authorities may disagree with PMC’s intercompany charges or other tax positions and assess additional taxes. For example, the Canada Revenue Agency has challenged certain positions with respect to PMC’s transfer pricing policies, and PMC anticipates that this may result in tax adjustments. PMC regularly assesses the likely outcomes of examinations in order to determine the appropriateness of its tax provision. However, the actual outcomes of examinations, including an unfavorable resolution to the Canada Revenue Agency matters, could result in material and unexpected tax liabilities for past tax periods beyond amounts previously reserved, and may have a material adverse impact on the combined company’s consolidated financial position, results of operations and cash flows.
Other Risks Related to PMC’s Business
You should also read and consider the risk factors specific to PMC’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014, as filed with the SEC on February 24, 2015 and in Part II, Item 1A of PMC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 2015, June 27, 2015 and September 26, 2015 and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS
Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that Microsemi’s management or PMC’s management believe are appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and neither Microsemi nor PMC undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.
All subsequent written and oral forward-looking statements attributable to Microsemi, PMC or any person acting on Microsemi’s or PMC’s behalf are qualified by the cautionary statements in this section.
Factors that could have a material adverse effect on Microsemi’s or PMC’s operations and future prospects or the consummation of the offer and the merger, many of which are difficult to predict and beyond the control of Microsemi or PMC, include, but are not limited to:
•
failure to satisfy the conditions to consummate the offer and the merger;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•
the failure of the offer and the merger to close in a timely manner or at all for any other reason;

•
the availability of financing for the acquisition on the terms anticipated or at all;

•
the ability of Microsemi to successfully integrate PMC following completion of the acquisition;

•
realization of the expected benefits of the acquisition in a timely manner or at all;

•
the amount of the costs, fees, expenses and charges related to the offer and the merger;

•
effects of the pendency of the acquisition on relationships with employees, suppliers, customers and other business partners;

•
downturns in the highly cyclical semiconductor industry;

•
Microsemi’s ability to successfully implement Microsemi’s acquisitions strategy or integrate other acquired companies;

•
uncertainty as to the future profitability of Microsemi’s acquired businesses, and delays in the realization of, or the failure to realize, any accretion from such acquired businesses;

•
Microsemi acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties;

•
Microsemi’s reliance on government contracts for a significant portion of its sales, including impacts of any termination or renegotiation of such contracts, uncertainties of governmental appropriations and national defense policies and priorities and effects of any past or future government shutdowns;

•
risks related to Microsemi’s and PMC’s international operations and sales, including political instability, trade restrictions and sanctions, restrictions in the transfer or repatriation of funds, currency fluctuations and availability of transportation services; potential non-realization of expected orders or non-realization of backlog; failure to make sales indicated by Microsemi’s and PMC’s book-to-bill ratio;

•
intense competition in the semiconductor industry and resultant downward price pressure; the effect of events such as natural disasters and related disruptions on Microsemi’s and PMC’s operations; the concentration of the factories that service the semiconductor industry;

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delays in beginning production, implementing production techniques, resolving problems associated with technical equipment malfunctions, or issues related to government or customer qualification of facilities;

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dependence on third parties for key functions;

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increases in the costs of credit and the availability of credit or additional capital only under more restrictive conditions or not at all;

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changes to laws or regulations;

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unanticipated changes in Microsemi’s or PMC’s tax obligations, results of tax examinations or exposure to additional income tax liabilities;

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changes in generally accepted accounting principles;

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principal, liquidity and counterparty risks related to Microsemi’s or PMC’s holdings in securities;

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inability to develop new technologies and products to satisfy changes in customer demand or the development by competitors of products that decrease the demand for Microsemi’s or PMC’s products;

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unfavorable or declining conditions in end markets;

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inability of Microsemi’s compound semiconductor products to compete successfully with silicon-based products; production delays related to new compound semiconductors; variability of Microsemi’s manufacturing yields;

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potential effects of system outages;

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inability to fulfill customer demand and resulting loss of customers;

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variations in customer order preferences; difficulties foreseeing future demand; rises in inventory levels and inventory obsolescence;

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environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims;

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the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on Microsemi’s or PMC’s respective businesses and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation;

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difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage;

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difficulties and costs of protecting patents and other proprietary rights;

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the hiring and retention of qualified personnel in a competitive labor market;

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difficulties in closing or disposing of operations or assets or transferring work, assets or inventory from one plant to another;

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general political, economic and business conditions and industry conditions;

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the inherent uncertainty associated with financial or other projections; and

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the ability to implement and achieve business strategies successfully.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

THE COMPANIES
Microsemi
Microsemi is a leading designer, manufacturer and marketer of high-performance analog and mixed-signal semiconductor solutions differentiated by power, security, reliability and performance. Microsemi offers one of the industry’s most comprehensive portfolios of semiconductor technology. Its products include high-performance and radiation-hardened analog mixed-signal integrated circuits; field programmable gate arrays; system on chip solutions and application-specific integrated circuits; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; radio frequency solutions; discrete components; security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet integrated circuits and midspans; as well as custom design capabilities and services. The principal end markets Microsemi serves include aerospace, communications, defense & security, and industrial. Microsemi products are found in applications such as: communications infrastructure systems, both wireless and wired LAN systems, implantable pacemakers and defibrillators, missile systems, military and commercial satellites and aircrafts, oil field equipment and airport security systems.
Microsemi was incorporated in Delaware in 1960 and became a public company in 1981. Its shares are traded on Nasdaq under the ticker symbol “MSCC.”
The address and telephone number of Microsemi’s principal executive offices is One Enterprise, Aliso Viejo, California 92656, (949) 380-6100.
Microsemi also maintains a website at www.microsemi.com. Microsemi’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.
Offeror
The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Microsemi. The Offeror was incorporated on October 13, 2015 for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger.
The address and telephone number of the Offeror’s principal executive offices is c/o Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656, (949) 380-6100.
PMC
PMC is a semiconductor and software solution innovator transforming networks that connect, move, and store Big Data. It designs, develops, markets and supports semiconductor, embedded software, and board level solutions by integrating its mixed-signal, software and systems expertise through a network of offices in North America, Europe and Asia. PMC has approximately 700 different semiconductor devices that are sold to leading equipment and design manufacturers, who in turn supply their equipment principally to enterprises, Cloud Data Centers and carriers worldwide. It provides solutions for its customers by leveraging our intellectual property, design expertise and systems knowledge across a broad range of applications and industry protocols. PMC’s portfolio of semiconductor devices is used in various applications of storage and communications network infrastructure equipment. Building on a track record of technology leadership, PMC is driving innovation across storage, optical and mobile networks. Its highly integrated solutions increase performance and enable next generation services to accelerate the network transformation.
PMC was incorporated in the state of California in 1983 and reincorporated in the state of Delaware in 1997. It became a publicly traded company in 1991. Its shares trade on Nasdaq under the ticker symbol “PMCS.”
The address and telephone number of PMC’s principal executive offices is 1380 Bordeaux Drive, Sunnyvale, California 94089, (408) 239-8000.

PMC also maintains a website at pmcs.com. PMC’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER AND THE MERGER
General
Microsemi, through the Offeror, which is a direct wholly owned subsidiary of Microsemi, is offering to exchange the transaction consideration for each outstanding share of PMC common stock validly tendered in the offer and not properly withdrawn. The offer is for 100% of the outstanding shares of common stock, par value $0.001 per share, of PMC.
The transaction consideration consists of:
•
$9.22 in cash, without interest and less any applicable withholding taxes; and

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0.0771 shares of Microsemi common stock, together with cash in lieu of any fractional shares of Microsemi common stock, without interest and less any applicable withholding taxes.

PMC stockholders will not receive any fractional shares of Microsemi common stock in the offer or the merger, and each PMC stockholder who otherwise would be entitled to receive a fraction of a share of Microsemi common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof. See “Merger Agreement — Treatment of PMC Common Stock and Equity Awards.”
The purpose of the offer and the merger is for Microsemi to acquire control of, and ultimately the entire equity interest in, PMC. The offer is the first step in Microsemi’s plan to acquire all of the outstanding shares of PMC common stock, and the merger is the second step in such plan. If the offer is completed, tendered shares of PMC common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of PMC common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.
Background of the Offer and the Merger
During the summer and fall of 2014, PMC’s Chief Executive Officer, Gregory Lang, was separately contacted by members of the management of Party A and Microsemi, each expressing interest in discussing a potential strategic transaction. At that time, the board of directors of PMC authorized Mr. Lang to provide nonpublic information to these parties under appropriate nondisclosure arrangements, and also authorized Mr. Lang to engage Qatalyst Partners LP, which we refer to as Qatalyst Partners, as financial advisor to PMC in connection with PMC’s evaluation of a potential strategic transaction. On September 11, 2014, Qatalyst Partners provided PMC with written responses to a conflicts questionnaire provided by PMC, disclosing that there were no material relationships between Qatalyst Partners and either of Party A or Microsemi since January 1, 2012. On September 30, 2014, PMC entered into a formal engagement letter with Qatalyst Partners that was dated as of September 5, 2014.
On July 31, 2014, PMC and Party A entered into a nondisclosure agreement. During August and September 2014, members of PMC’s management met with Party A to discuss PMC’s business and the possibility of a strategic transaction involving PMC and Party A, and PMC provided additional diligence information. PMC and Microsemi entered into a nondisclosure agreement dated as of September 3, 2014 that included a standstill that would expire on September 3, 2015, but that would terminate upon the commencement by a third party of a tender or exchange offer that PMC recommends be accepted, or PMC’s entry into a definitive agreement with a third party for a change of control of PMC. On September 5, 2014, Mr. Lang and other members of PMC’s management met with members of Microsemi’s management and discussed PMC’s business and the possibility of a strategic transaction involving PMC and Microsemi, and PMC provided additional diligence information. At the direction of the board of directors of PMC, during September 2014, members of PMC’s management met with members of management of Party B to discuss PMC’s business and the possibility of a strategic transaction involving PMC and Party B. In addition, at the direction of the board of directors of PMC, representatives of Qatalyst Partners contacted three additional third parties, Party C, Party D and Party E, based on a discussion between the board of directors of PMC, members of PMC’s management and Qatalyst Partners regarding parties that may be interested in a strategic transaction involving PMC, none of which expressed interest in a meeting with PMC at that time. No proposal or indication of interest resulted from any of these discussions at that time.
On December 17, 2014, David Aldrich, the Chairman and Chief Executive Officer of Skyworks Solutions, Inc. (“Skyworks”), emailed Mr. Lang and suggested a meeting. On January 30, 2015, Mr. Lang called Mr. Aldrich and they discussed PMC’s business and the possibility of a strategic transaction between PMC and Skyworks.
On March 11, 2015, Mr. Aldrich emailed Mr. Lang and said he had discussed the possibility of a transaction involving PMC with members of Skyworks’ management and that they would be in touch soon to schedule another meeting. On April 21, 2015, Mr. Lang emailed Mr. Aldrich to discuss the agenda for their meeting scheduled for June 2, 2015.
On April 27, 2015, PMC announced PMC’s results for the first quarter of fiscal 2015. The closing price of PMC’s common stock on April 28, 2015, the next trading day after such announcement, was $8.67.
On May 6, 2015, consistent with the prior strategic discussions regularly conducted by the board of directors of Microsemi and Microsemi’s management, Microsemi sent PMC a non-binding written proposal to acquire PMC at a price of  $7.20 in cash and 0.0819 shares of Microsemi stock for each share of PMC’s common stock, which proposal was promptly communicated to the board of directors of PMC. Based on the closing price per share of Microsemi common stock on the prior trading day, the value proposed was approximately $9.90 per share of PMC’s common stock, or a 19.9% premium to the closing price of PMC’s common stock on the prior trading day.
On May 7, 2015, the board of directors of PMC held a previously scheduled meeting, attended by representatives of PMC’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, at which the board of directors of PMC discussed PMC’s financial performance and business plans, among other business. After a representative of Skadden described the board of directors’ fiduciary duties in connection with evaluating Microsemi’s May 6, 2015 proposal, the board of directors of PMC discussed the proposal. Representatives of Qatalyst Partners then joined the meeting for a previously scheduled presentation regarding industry conditions and strategic alternatives and opportunities. After discussion of PMC’s prospects as a standalone business and the proposal from Microsemi with representatives of Qatalyst Partners, the board of directors of PMC determined that their preliminary view was that the execution of PMC’s current business strategy would deliver greater value to PMC’s stockholders than Microsemi’s May 6, 2015 proposal. However, the board of directors of PMC asked management to work with Qatalyst Partners to determine whether Microsemi would increase its offer.
Also on May 7, 2015, the board of directors of Microsemi met at a regularly scheduled meeting of the board of directors with representatives from Microsemi’s legal counsel, O’Melveny & Myers LLP, which we refer to as O’Melveny, present and discussed, among other things, the proposed transaction with PMC.
On May 15, 2015, Mr. Lang emailed a member of Microsemi’s management a response, unanimously approved by the board of directors of PMC, informing Microsemi that the board of directors of PMC had concluded that its proposal significantly undervalued PMC and its future prospects.
On May 18, 2015, a representative of Microsemi’s financial advisor, Stifel, Nicolaus & Company, Incorporated, which we refer to as Stifel, communicated with a representative of Qatalyst Partners with questions regarding PMC’s response to Microsemi’s proposal, and on May 20, 2015, a representative of Stifel sent representatives of Qatalyst Partners a list of proposed diligence topics for a further meeting between PMC’s management and Microsemi management.
On May 21, 2015, the board of directors of PMC held a meeting and discussed, among other things, updates on developments with the non-binding proposal from Microsemi. On May 21, 2015, at the request of PMC’s management, a representative of Qatalyst Partners communicated with a representative of Stifel, offering to schedule a meeting, and proposing an extension of the standstill agreement contained in PMC’s September 3, 2014 nondisclosure agreement with Microsemi. Microsemi did not agree to the extension of the standstill agreement.

On May 30, 2015, a representative of Party F communicated with Ra’ed Elmurib, PMC’s Vice President of Corporate Development and General Manager of PMC’s Microprocessor Products Division, and expressed an unsolicited interest in scheduling a meeting to discuss a strategic transaction with PMC.
On June 2, 2015, members of PMC’s management met with members of Skyworks’ management and provided publicly available information concerning PMC’s business.
On June 8, 2015, members of PMC’s management met with representatives of Party F, and PMC provided publicly available information concerning PMC’s business. Party F expressed interest in seeking to put together a consortium of investors to make a bid for PMC.
On June 9, 2015, Mr. Lang and Mr. Elmurib met with members of Microsemi management, and PMC provided additional diligence information to Microsemi.
On June 10, 2015, in response to a request from PMC’s General Counsel, Alinka Flaminia, Skadden reviewed whether it had any prior or existing engagements with Skyworks and noted that a team based in its Boston office was engaged by Skyworks on unrelated matters. Thereafter, Skadden sought and obtained from Skyworks a conflict waiver and an undertaking to use counsel other than Skadden in any transaction with PMC.
On June 10, 2015, Microsemi sent Mr. Lang and the board of directors of PMC a revised non-binding proposal to acquire PMC at a price of  $7.61 in cash and 0.0819 shares of Microsemi stock for each share of PMC common stock. Based on the closing price per share of Microsemi common stock on the prior trading day, the value proposed was approximately $10.48 per share of PMC’s common stock, or a 14.4% premium over the closing price of PMC’s common stock on the prior trading day.
On June 11, 2015, Mr. Elmurib met with a member of Party G’s board of directors on unrelated business and discussed the possibility of a strategic transaction involving the combination of PMC’s storage business with the business of Party G.
On June 18, 2015, Mr. Lang communicated with Mr. Aldrich by email, sending Mr. Aldrich a proposed form of nondisclosure agreement and standstill. The parties scheduled a meeting for June 22, 2015 to review PMC management’s presentation. On June 19, 2015, Thomas Schiller, Skyworks’ Vice President of Strategy and Corporate Development, sent Mr. Elmurib a list of business diligence questions in advance of the meeting.
On June 20, 2015, PMC entered into a nondisclosure agreement with Skyworks. The nondisclosure agreement provided for a standstill that would expire on December 20, 2016 but that would terminate upon the commencement by a third party of a tender or exchange offer that PMC recommends be accepted, or PMC’s entry into a definitive agreement with a third party for a change of control of PMC.
On June 22, 2015, Mr. Lang called the Chief Executive Officer of Party G and discussed further the possibility of a strategic transaction involving PMC and Party G.
On June 22, 2015, Mr. Lang and Mr. Elmurib met with Mr. Schiller and other members of Skyworks’ management, during which PMC presented its corporate overview and discussed certain anticipated restructuring activities.
On June 23, 2015, a member of Party H’s management communicated with Mr. Lang, requesting a meeting with Mr. Lang and Party H’s Chief Executive Officer to identify ways the companies may work together. Mr. Lang responded with possible dates.
On June 23, 2015, Mr. Elmurib provided additional diligence information to Skyworks in response to questions posed by Skyworks at the meeting on June 22, 2015.
On June 26, 2015, the board of directors of PMC held a meeting attended by representatives of Skadden and representatives of Qatalyst Partners to consider PMC’s financial performance compared to PMC’s operating plan and proposed cost reduction efforts, and to discuss Microsemi’s June 10, 2015 proposal, the status of discussions with the parties that had thus far expressed an interest in a potential strategic transaction, and other parties that could potentially be interested in a strategic transaction with PMC. Mr. Lang updated the board of directors of PMC on the discussions with the parties that had expressed interest in a strategic transaction, and expressed his recommendation that PMC stay engaged with Microsemi, Skyworks and Party F, seek to engage with Party G and Party H, and discuss any indications of interest from potentially interested parties at the next scheduled meeting of the board of directors of PMC on August 5, 2015, after PMC had announced PMC’s financial results for the second quarter of fiscal 2015. After discussion, the board of directors of PMC unanimously determined that PMC was not in a position to respond to Microsemi’s proposal until PMC had announced PMC’s financial results for the second quarter of fiscal 2015. After the meeting of the board of directors of PMC, Mr. Lang communicated the response from the board of directors of PMC to Microsemi’s Chief Executive Officer, James J. Peterson, and it was agreed that the parties would discuss the possibility of a transaction further after PMC announced PMC’s results for the second quarter of fiscal 2015.
After the June 26, 2015 meeting of the board of directors of PMC, Mr. Lang received a telephone call from Mr. Aldrich, who reiterated Skyworks’ interest in a potential strategic transaction, and a follow-up call between Mr. Aldrich and Mr. Lang was set for August 3, 2015, before the next meeting of the board of directors of PMC.
On June 29, 2015, Mr. Lang communicated with the board of directors of PMC regarding the results of his conversation with Mr. Peterson and the telephone call Mr. Lang received from Mr. Aldrich.
On July 17, 2015, Mr. Lang met with the Chief Executive Officer of Party H and discussed further the possibility of a strategic transaction involving PMC and Party H.
On July 20, 2015, Mr. Lang and Mr. Elmurib met with the Chief Executive Officer and another member of the management of Party G and discussed further the possibility of a strategic transaction involving PMC and Party G.
On July 23, 2015, PMC announced PMC’s results for the second quarter of fiscal 2015. The closing price of PMC’s common stock on July 24, 2015, the next trading day after such announcement, was $6.71.
On July 30, 2015, a representative of Party F communicated with Mr. Elmurib by email and requested a meeting. Mr. Elmurib met with the representative of Party F later that day, at which meeting the representative of Party F discussed its plans to try to put together an investment fund that would be interested in pursuing a strategic transaction involving PMC.
On August 3, 2015, Microsemi sent a letter to Mr. Lang re-affirming its June 10, 2015 proposal of $7.61 in cash and 0.0819 shares of Microsemi stock for each share of PMC’s common stock and requesting a response, which re-affirmed proposal was promptly communicated to the board of directors of PMC. Based on the closing price per share of Microsemi’s common stock on August 3, 2015, the value offered was approximately $10.28 per share of PMC’s common stock, or a 51.0% premium over the closing price of PMC’s common stock on August 3, 2015.
On August 3, 2015, a member of Party G’s management communicated with Mr. Lang that it was not interested in further discussions regarding a transaction of the size and complexity of a transaction involving PMC and Party G.
On August 3, 2015, Mr. Lang communicated with Mr. Aldrich by telephone and discussed PMC’s business and a possible strategic transaction.
On August 4, 2015, Party F sent a preliminary indication of interest in an acquisition of PMC, at a price of  $10.00 to $11.00 in cash for each share of PMC’s common stock, and indicated that they were setting up a fund to pursue the acquisition and had located certain equity investors for the fund. The proposal was promptly communicated to the board of directors of PMC.
On August 5, 2015, the board of directors of PMC met and discussed Microsemi’s reaffirmed June 10, 2015 proposal and Party F’s August 4, 2015 indication of interest, as well as the conversations between PMC’s management and Skyworks and Party H. The board of directors of PMC instructed Qatalyst Partners to inform Microsemi and Party F that their proposed prices were not adequate, but that the board of directors of PMC was open to allowing business diligence to see if an acceptable price could be reached. After discussion with representatives of Qatalyst Partners regarding any additional parties who may have an interest, and the financial resources, to engage in a business combination with PMC, the board of directors of PMC also instructed representatives of Qatalyst Partners and PMC’s management to reach out to Skyworks, Party C, Party D, Party H, Party I, Party J, and Party K. The board of directors of PMC determined not to contact Party A at this time due to the pendency of a significant strategic transaction involving Party A that had been announced, and decided not to contact Party B and Party E based on feedback from conversations in 2014 regarding a potential strategic transaction.
Between August 6, 2015 and August 11, 2015, members of PMC’s management and representatives of Qatalyst Partners reached out to Party C, Party D, Party H, Party I, Party J and Party K to determine their interest in a possible strategic transaction involving PMC.
On August 6, 2015, a member of PMC’s management sent a proposed form of nondisclosure agreement to Party F.
On August 7, 2015, Mr. Lang communicated with Mr. Aldrich, and Mr. Aldrich informed Mr. Lang that Skyworks had discussed a possible strategic transaction involving PMC with its board of directors, and that they were supportive of a possible transaction, and that he expected to send a proposal the following week. Mr. Lang asked Skyworks to reach out to Qatalyst Partners, and a representative of Qatalyst Partners received a call from Mr. Schiller with the same message.
On August 7, 2015, a representative of Party F communicated with representatives of Qatalyst Partners regarding the investors they hoped would participate in a fund and their interest in a strategic transaction involving PMC.
On August 10, 2015 a member of Party C’s management communicated with a representative of Qatalyst Partners regarding the timeline and process contemplated by PMC and what additional information could be made available. The representative of Qatalyst Partners indicated that subject to agreement on a nondisclosure agreement, PMC’s management would hold a meeting with Party C management to share financial projections and discuss PMC’s strategy and operations, and that no deadline for proposals had been established, but it was important to schedule a meeting soon in order for Party C to remain competitive from a timing perspective.
On August 10, 2015, Skyworks sent a representative of Qatalyst Partners a written proposal to acquire PMC at a price of  $8.25 in cash for each share of PMC’s common stock, subject to further diligence and approval from the board of directors of Skyworks, which proposal was promptly communicated to the board of directors of PMC.
On August 10, 2015, Microsemi requested and received PMC’s consent to share confidential information with a lender.
Between August 10, 2015 and August 11, 2015, members of the board of directors of PMC communicated with PMC’s management and Qatalyst Partners regarding Skyworks’ proposal. The board of directors of PMC unanimously authorized Qatalyst Partners to respond that the proposal was inadequate and to inform Skyworks that it would need to materially increase its proposal in order to be competitive. On August 11, 2015, a representative of Qatalyst Partners communicated the message to Skyworks, and informed PMC’s management that Skyworks had indicated it would respond with a list of diligence questions to see if it could increase its proposed price.
On August 11, 2015, a representative of Qatalyst Partners called a member of Party D’s management, who indicated that Party D was not interested in a possible strategic transaction with PMC.
On August 11, 2015, members of PMC’s management met with members of Microsemi’s management, with representatives of Qatalyst Partners and Stifel participating in the meeting. Later that day, PMC provided additional diligence information to Microsemi.
On August 11, 2015, representatives of Qatalyst Partners, having obtained permission from Skyworks, advised Ms. Flaminia that since January 1, 2013 Qatalyst Partners had provided, and was currently providing, financial advisory services to Skyworks on matters unrelated to the discussions between Skyworks and PMC. Ms. Flaminia requested that Qatalyst Partners provide updated responses to the conflicts questionnaire completed in September 2014 to cover all of the parties currently engaged in discussions with PMC, including Skyworks.

On August 11, 2015, a member of Party K’s management communicated with Mr. Lang that Party K was not interested in discussing a possible strategic transaction involving PMC.
On August 12, 2015, outside counsel for Party C contacted a representative of Skadden regarding entering into a nondisclosure agreement with PMC. Earlier on August 12, 2015, outside counsel for Party C informed Ms. Flaminia that they had been retained by Party C to assist in its review of a possible strategic transaction involving PMC and Party C.
On August 12, 2015, representatives of Qatalyst Partners communicated with Stifel, who requested clarification on the process that PMC intended to pursue in order to evaluate Microsemi’s proposal. On August 13, 2015, a representative of Stifel communicated with a representative of Qatalyst Partners and requested more information about PMC’s RF chipset business.
On August 13, 2015, Mr. Schiller sent a representative of Qatalyst Partners a list of requests for diligence information, to which PMC responded.
On August 17, 2015, members of PMC’s management held a conference call with members of Microsemi’s management, with representatives of Qatalyst Partners and Stifel participating in the call.
On August 18, 2015, PMC entered into a nondisclosure agreement with Party C. The nondisclosure agreement included a standstill that would expire on August 14, 2016, but that would terminate upon the commencement by a third party of a tender or exchange offer that PMC fails to recommend be rejected, or PMC’s entry into a definitive agreement with a third party for a change of control of PMC.
On August 19, 2015, PMC entered into a nondisclosure agreement with Party H and certain potential equity financing sources for Party H. The nondisclosure agreement included a standstill that would expire on August 19, 2016, but that would terminate upon the commencement by a third party of a tender or exchange offer that PMC fails to recommend be rejected, or PMC’s entry into a definitive agreement with a third party for a change of control of PMC. On August 19, 2015 and August 20, 2015, a member of Party H’s management communicated with Mr. Elmurib, sending a list of proposed diligence questions and responding to a question from Mr. Elmurib regarding its plans to seek co-investors in connection with a strategic transaction involving PMC. PMC sent additional diligence information to Party H in response to its questions.
On August 19, 2015, Microsemi sent a revised written proposal to acquire PMC at a price of  $7.61 and 0.0449 shares of Microsemi’s stock for each share of PMC common stock, and requesting a 21-day period of exclusivity, which proposal was promptly communicated to the board of directors of PMC. Based on the closing price per share of Microsemi common stock on the prior trading day, the value offered was approximately $9.08 per share of PMC’s common stock, a 12% reduction from the prior proposal, representing a premium of approximately 42% over the closing price of PMC’s common stock on the prior trading day.
On August 20, 2015, members of PMC’s management met separately with members of the management of each of Skyworks and Party H, and PMC responded to their diligence questions and provided each of them with additional diligence information. Representatives of Qatalyst Partners also participated in these meetings.
On August 20, 2015, PMC entered into a nondisclosure and standstill agreement with Party I. The nondisclosure agreement included a standstill that would expire on August 19, 2016, but that would terminate upon the commencement by a third party of a tender or exchange offer that PMC recommends be accepted, or PMC’s entry into a definitive agreement with a third party for a change of control of PMC.
On August 21, 2015, Mr. Peterson communicated with Mr. Lang, requesting a response to Microsemi’s August 19, 2015 proposal, and Mr. Lang responded that PMC would be holding a meeting of the board of directors of PMC at the end of the following week and would respond promptly thereafter.
On August 21, 2015, members of PMC’s management met separately with members of Party C’s management and members of Party I’s management, and PMC provided Party C and Party I with additional diligence information. Representatives of Qatalyst Partners also participated in these meetings.

On August 24, 2015, PMC entered into a nondisclosure agreement with Party J dated as of August 21, 2015, and PMC provided Party J with additional diligence information. The nondisclosure agreement provided for a standstill that would expire on August 21, 2016, but that would terminate upon the commencement by a third party of a tender or exchange offer that PMC fails to recommend be rejected, or PMC’s entry into a definitive agreement with a third party for a change of control of PMC.
On August 27, 2015, representatives of both Party H and Party I communicated with representatives of Qatalyst Partners that they were not going to continue discussions. In the case of Party H, they stated that their acquisition priorities had shifted from diversification to their core business. In the case of Party I, they cited internal disagreement as to whether the two businesses were sufficiently complementary, and the risks associated with migration to new architectures over the next three years.
On August 27, 2015, Mr. Schiller communicated with a representative of Qatalyst Partners and informed him that Skyworks intended to submit a revised proposal. Later that afternoon, Skyworks sent a written proposal to PMC’s management at a price of  $10.00 for each share of PMC common stock, representing a 65% premium to the closing price of PMC’s shares of common stock on the previous day. The proposal was subject to further diligence, and contemplated a period of 55 days for diligence and negotiation. The proposal was promptly communicated to the board of directors of PMC.
On August 27, 2015, a representative of Qatalyst Partners followed up with Party C and was told that interest in a potential transaction was still being evaluated internally.
On August 28, 2015, the board of directors of PMC met to consider the proposals received from Microsemi and Skyworks, and after discussion, instructed Qatalyst Partners and PMC’s management to inform both Microsemi and Skyworks that the prices proposed were inadequate, but that PMC was prepared to allow them to conduct further due diligence and enter into negotiations to see if a mutually acceptable price could be agreed.
On September 1, 2015, a representative of Qatalyst Partners communicated with Party F to inquire whether Party F still intended to execute a nondisclosure agreement and enter into negotiations with PMC.
On September 1, 2015, the board of directors of Microsemi held a special meeting, with representatives of Stifel and O’Melveny present, to discuss Microsemi’s recent proposal to acquire PMC. The board of directors of Microsemi discussed the due diligence process undertaken to date, the business rationale for the proposed acquisition, and the risks involved. Representatives of Stifel provided a valuation and combined business and prospects presentation on the potential acquisition of PMC and other potential bidders and Microsemi’s Executive Vice President and Chief Financial Officer, John W. Hohener, led a discussion regarding the potential debt financing. The board of directors of Microsemi affirmed its belief that the consummation of the proposed acquisition was advisable and in the best interest of Microsemi and its stockholders, and authorized management of Microsemi to enter into an acquisition transaction on terms consistent with those discussed by the board.
On September 2, 2015, Mr. Schiller communicated with a representative of Qatalyst Partners and indicated that Skyworks was working towards the anticipated deadline for proposals, which was prior to the end of the month, and would be retaining legal counsel and a financial advisor.
On September 2, 2015, counsel for Qatalyst Partners provided the updated written response to its prior conflicts disclosure with respect to Skyworks, Microsemi, and the other parties that were actively engaged in discussions with PMC at the time, confirming that Qatalyst Partners had no material relationships with the parties that were actively engaged in discussions with PMC at the time, other than the financial advisory work for Skyworks on unrelated matters as previously disclosed orally on August 11, 2015.
On September 2, 2015, Stifel communicated with representatives of Qatalyst Partners and informed them that Microsemi had discussed PMC’s response with the board of directors of Microsemi, and that the board of directors of Microsemi understood that PMC intended to allow Microsemi and other interested parties with which PMC was in discussions to conduct due diligence and that PMC intended to solicit higher proposals to determine if a mutually acceptable price could be agreed. Stifel requested that proposals be due on September 21, 2015, and that if agreement could be reached on a mutually acceptable price, that the parties enter into an agreement for the proposed transaction by September 28, 2015, and indicated that Microsemi intended to conduct further diligence to determine if it was able to increase the price it was proposing and requested additional diligence information.
On September 2, 2015, a member of Party C’s management communicated to a representative of Qatalyst Partners that there was interest in a potential transaction with PMC, but that they had concerns over valuation, and requested additional diligence information. On September 2, 2015 and September 3, 2015, representatives of Qatalyst Partners furnished additional diligence information to Party C on PMC’s behalf.
On September 2, 2015, members of PMC’s management held a conference call with Party C management, and PMC provided additional diligence information to Party C. Representatives of Qatalyst Partners participated in the call.
On September 2, 2015, a representative of Qatalyst Partners communicated with members of Party J management regarding scheduling a meeting and provided additional diligence information to Party J.
On September 3, 2015, PMC furnished access to an online data room with documents and other diligence information to Microsemi and Skyworks. Promptly after additional diligence information was furnished in response to diligence requests during this process, it was also furnished in the online data room to bidders other than the party that had originally requested such information.
On September 3, 2015, a member of Party J’s management communicated to a representative of Qatalyst Partners that it was not going to continue discussions, indicating that there was some internal interest, but also reservations at the size of a potential transaction, and it could not arrive at a consensus in support of a transaction.
On September 3, 2015 and September 4, 2015, Party F requested and received PMC’s consent to share confidential information with two additional co-investors.
On September 4, 2015, Microsemi requested and received PMC’s consent to share confidential information with a second lender.
On September 8, 2015, the board of directors of Microsemi met at a regularly scheduled meeting of the board of directors, with representatives of O’Melveny present, and discussed, among other things, the proposed transaction with PMC.
On September 9, 2015, a representative of Qatalyst Partners sent process letters to Microsemi and Skyworks calling on each to complete its due diligence and present an unconditional best and final offer, complete with a mark-up of a definitive acquisition agreement, by September 28, 2015.
On September 9, 2015, Mr. Elmurib met with a member of Party F’s management, who indicated that their process was taking longer than anticipated, and would be disrupted by some local holidays, but that they were hoping to get signatures from their proposed co-investors on the nondisclosure agreement soon, and proposed a meeting to follow-up in mid-October.
On September 10, 2015, Skyworks requested and received PMC’s consent to share confidential information with Barclays as a source of financing.
On September 11, 2015, a representative of Stifel and Mr. Schiller each separately communicated with a representative of Qatalyst Partners regarding supplemental requests for information and scheduling diligence meetings with PMC management. Over the following week, PMC provided additional diligence materials in response to their requests.
On September 14, September 15 and again on September 17, 2015, members of PMC’s management met with members of Skyworks’ management for further diligence meetings. Representatives of Qatalyst Partners were also present.
On September 15, 2015, at PMC’s request, Qatalyst Partners sent a draft merger agreement prepared by Skadden to each of Microsemi (contemplating a transaction in which the consideration would be cash and stock) and Skyworks (contemplating a transaction in which the consideration would be all cash).

On September 16, 2015, members of PMC’s management met with members of Microsemi’s management for diligence purposes, with representatives of Qatalyst Partners and representatives of Stifel participating in the meeting.
On September 16, 2015, Mr. Lang communicated with Party C’s management to discuss Party C’s level of interest in a strategic transaction with PMC, and to remind Party C of the upcoming deadline for the receipt of bids.
On September 18, 2015, members of PMC’s management participated in two conference calls with members of Microsemi’s management for diligence purposes, with representatives of Qatalyst Partners and representatives of Stifel participating in the calls. Also on September 18, 2015, representatives of Stifel communicated with a representative of Qatalyst Partners and indicated that Microsemi intended to provide detailed comments on the form of merger agreement proposed by PMC in an effort to resolve open issues with respect to the merger agreement in advance of the final deadline for proposals. Later that evening, Microsemi’s legal counsel sent comments on the merger agreement to representatives of Skadden.
On September 19, 2015, the board of directors of PMC met to review information provided by Qatalyst Partners and Skadden with respect to their engagement by Skyworks on unrelated matters. The board of directors of PMC requested that Qatalyst Partners should be asked to terminate its representation of Skyworks, which Qatalyst Partners had offered to do, and that the board of directors of PMC should also retain a second financial advisor to advise it as to the fairness of the consideration to PMC’s stockholders in any transaction. The board of directors of PMC also determined that because the Skadden team working on PMC’s behalf was distinct from the Skadden team that has worked on behalf of Skyworks on unrelated matters, Skadden would continue to represent PMC in its evaluation of strategic alternatives. On September 21, 2015, Qatalyst Partners advised PMC that it had terminated the unrelated Skyworks representation as requested by the board of directors of PMC.
On September 22, 2015, Mr. Lang again communicated with Party C’s management to discuss Party C’s level of interest in a strategic transaction involving PMC and Party C, and to remind Party C of the upcoming deadline for the receipt of bids. Later that day, a member of Party C’s management communicated with a representative of Qatalyst Partners regarding its intention to submit a proposal at a price between $7.00 and $9.00 a share, and the representative of Qatalyst Partners informed Party C’s management that such a proposal would not be competitive. Later that day Party C sent a written proposal to acquire PMC at a price between $8.00 to $10.00 per share of PMC’s common stock, subject to further due diligence, which proposal was promptly communicated to the board of directors of PMC.
On September 23, 2015, representatives of Skadden held a conference call with representatives of O’ Melveny to negotiate the terms of the merger agreement.
On September 23, 2015, Qatalyst Partners sent a process letter to Party C calling for it to complete its due diligence and present an unconditional best and final offer by September 28, 2015, as well as the form of merger agreement prepared by Skadden contemplating a transaction in which the consideration would be all cash. On September 23, 2015, Party C was granted access to the online data room PMC established for diligence purposes.
Between September 23, 2015 and September 28, 2015, members of PMC’s management held diligence meetings with members of the management of each of Microsemi and Party C, and diligence calls with members of the management of each of Skyworks, Microsemi and Party C, and PMC provided each of them with additional diligence information. During this period, members of PMC’s management also participated in diligence calls and a meeting with Microsemi with respect to PMC’s diligence investigation of Microsemi. Representatives of Qatalyst Partners participated in these calls, and in the meetings between members of PMC’s management and members of Party C’s management and between members of PMC’s management and members of Microsemi’s management. Representatives of Stifel also participated in the calls and meetings between members of PMC’s management and the members of Microsemi’s management.
On September 24, 2015, a member of Party C’s management communicated with Mr. Lang and indicated that Party C was interested in a potential strategic transaction with PMC, but was not likely to move quickly.

On September 24, 2015, a member of Party F’s management communicated with a representative of Skadden to indicate that Party F was prepared to execute the nondisclosure agreement; however, a number of their proposed equity investors were not yet willing to enter into the nondisclosure agreement.
On September 25, 2015, a representative of Skadden furnished initial drafts of the disclosure schedules to the merger agreement to legal counsel to Microsemi and Skyworks, and sent a revised draft of the merger agreement to Microsemi’s legal counsel reflecting PMC’s responses to the comments previously submitted by Microsemi.
On September 25, 2015, Mr. Peterson sent a letter addressed to the board of directors of PMC informing the board of directors of PMC that Microsemi intended to submit its best and final firm offer by 2:00 p.m. Pacific time on September 28, 2015, that the proposal would be fully financed, not subject to any further diligence or conditions, and would include a negotiated merger agreement, and that the offer would expire on September 29, 2015 at 5:00 p.m. Pacific time. Later that day, a representative of Qatalyst Partners communicated with a member of Microsemi’s management and informed them that the meeting of the board of directors of PMC would not take place until October 1, 2015, as previously communicated, and that the board of directors of PMC had determined that it would not be possible to change the timing of the meeting.
On September 26, 2015, with the approval of all members of the board of directors of PMC, Jonathan Judge, the Chairman of the board of directors of PMC, sent a letter to Mr. Peterson reminding him that PMC had scheduled a meeting of its board of directors for October 1, 2015 to consider all proposals from interested parties, including any proposal from Microsemi, informing him that if Microsemi withdrew its proposal or its proposal expired, PMC would have no choice but to view Microsemi’s proposal as withdrawn, and informing him that PMC looked forward to receiving Microsemi’s proposal.
On September 26, 2015, Mr. Elmurib contacted three financial advisory firms, including the firm that was ultimately retained, Needham & Company, LLC, which we refer to as Needham & Company, to discuss retaining one of them to serve as a second financial advisor in connection with PMC’s review of any proposed transactions.
On September 28, 2015, both Microsemi and Skyworks submitted written proposals to acquire PMC, including comments on the proposed form of merger agreement. Microsemi proposed $7.61 in cash and 0.0771 shares of Microsemi common stock for each share of PMC’s common stock, and the offer by its terms would expire at 6:00 p.m. EDT on September 29, 2015. Based on the closing price per share of Microsemi’s common stock on the prior trading day, the value proposed was approximately $10.00 per share of PMC’s common stock. Skyworks proposed $10.00 in cash per share of PMC’s common stock. Both proposals were promptly communicated to the board of directors of PMC. Each of the proposals represented a premium of approximately 57% over the closing price of PMC’s common stock on the prior trading day.
On September 29, 2015, representatives of each of Qatalyst Partners and Skadden contacted members of Microsemi’s management and its legal counsel, respectively, and asked them to extend the expiration of Microsemi’s proposal given the timing of the meeting of the board of directors of PMC on October 1, 2015, but both Qatalyst Partners and Skadden received no response. Additionally, representatives of Qatalyst Partners communicated with members of Microsemi’s management, and urged them to put forward their best and final bid.
On September 29, 2015, PMC entered into a formal engagement letter with Needham & Company to serve as a financial advisor in connection with PMC’s review of any proposed transactions, based on Needham & Company’s qualifications, expertise, reputation and knowledge of PMC’s business and affairs and the industry in which PMC operates.
On September 29, 2015, representatives of Skadden held a conference call with counsel to Skyworks for negotiations with respect to the merger agreement. On September 30, 2015, a representative of Skadden sent a revised draft of the merger agreement to Skyworks’ legal counsel reflecting PMC’s responses to the comments submitted by Skyworks on September 28, 2015.
On September 30, 2015, a representative of Qatalyst Partners communicated with Mr. Schiller and urged Skyworks to raise the price they were offering in order to distinguish their bid from the competition.

On the morning of October 1, 2015, the board of directors of PMC met to review the final bids that were received in response to PMC’s call for proposals, with representatives of Skadden, Qatalyst Partners and Needham & Company in attendance. Mr. Lang described the bids that had been received from Microsemi and Skyworks, noting that both Microsemi and Skyworks had sent proposals offering to pay $10.00 per share of PMC’s common stock, but the Skyworks proposal was all cash, and the Microsemi proposal included $7.61 in cash and 0.0771 shares of Microsemi common stock, with a value of approximately $10.14 based on the closing price of the Microsemi common stock on the prior trading day. Mr. Lang noted that the proposal from Microsemi had expired in accordance with its terms on September 29, 2015, but that he recommended that the board of directors of PMC assess the merits of the proposal from Microsemi notwithstanding that the proposal had expired. Mr. Lang also said that he had received a voicemail from Mr. Aldrich suggesting that Skyworks may be able to raise its price. A representative of Qatalyst Partners then summarized the history of and status of the negotiations with Microsemi, Skyworks and Party C and the terms of the current proposals from Microsemi and Skyworks, noting that each party had been repeatedly urged to make its best and final proposal. The representative of Qatalyst Partners summarized the terms of the two bids received, noting that the transaction proposed by Skyworks would involve significantly lower leverage, and that negotiations with respect to the proposed form of merger agreement were at an advanced stage with both parties. Finally, the representative of Qatalyst Partners noted that Party C had moved slowly throughout the process, and that although Party C had been actively engaged and done a significant amount of work on diligence over the 10 days prior to the board meeting, it had not yet submitted a proposal, notwithstanding that Party C understood the timing of PMC’s process. A representative of Skadden then described the fiduciary duties of the board of directors of PMC, and a representative of Qatalyst Partners discussed the financial aspects of the proposals. A representative of Skadden then summarized the status of the negotiations with each of Microsemi and Skyworks with respect to the merger agreement, reviewing the material terms of each of the agreements, highlighting the nature of the financing commitments and commitments to securing required regulatory clearances, and noting that both agreements contained customary “fiduciary out” provisions to allow the board of directors of PMC to terminate the agreement to accept a superior proposal if failure to do so would be inconsistent with the fiduciary duties of the board of directors of PMC, and that there were no material differences in the closing conditions and termination provisions. The representative of Skadden noted that while there were still open issues, neither proposed form of merger agreement contained any issues that were likely to prevent reaching agreement on the terms of a merger agreement, and that both bidders had agreed to full specific performance of their obligation to consummate the transaction.
During the meeting of the board of directors of PMC on October 1, 2015, a member of Microsemi’s management telephoned a representative of Qatalyst Partners to inform him that Microsemi’s proposal was still open even though the written offer had expired by its terms and reiterated that the proposal they had submitted was their best and final proposal; the fact that Microsemi’s bid was still open was also subsequently confirmed in writing in a letter from Microsemi to PMC. After Qatalyst Partners completed its presentation, a discussion ensued among the members of the board of directors of PMC, Mr. Lang and the representatives of Qatalyst Partners regarding PMC’s ability to achieve and sustain the projected rates of growth and operating margins in light of the competitive environment, past performance and the risks of a market dislocation that could impact trading multiples and valuations, opportunities for growth, and the potential for a transaction with Microsemi or other potential interested parties at some point in the future, if PMC does not pursue a transaction at this point. After discussion of the merits of an all cash offer versus the cash and equity proposal from Microsemi, the possible market reaction to the level of leverage contemplated by the Microsemi proposal and the impact that would have on the value of the Microsemi proposal, and the risks inherent in achieving PMC’s standalone plan, the board of directors of PMC determined that the all cash proposal from Skyworks, inclusive of any expected increase pursuant to the voicemail left by Mr. Aldrich, was superior to the proposal from Microsemi, but directed management and Qatalyst Partners to ask both parties to raise their proposed prices, informing Skyworks that PMC would move quickly to enter into a definitive agreement if it would raise its offer to $10.50 per share, and informing Microsemi that its bid was not selected and it would not be the winning bidder at its current offer.

In the afternoon of October 1, 2015, Mr. Lang communicated with Mr. Aldrich by telephone and urged Skyworks to raise the price it was offering, and after negotiations, Mr. Aldrich agreed to propose a price of  $10.50 per share, which Skyworks subsequently confirmed in writing.
In the afternoon of October 1, 2015, representatives of Qatalyst Partners communicated with a member of Microsemi’s management, who informed them that Microsemi would not increase its bid and confirmed that its prior bid was its best and final proposal. Qatalyst Partners informed him that the board of directors of PMC had determined not to proceed with Microsemi’s proposal.
From October 2, 2015 to October 5, 2015, members of PMC’s management and representatives of Skadden participated in negotiations with Skyworks and its counsel with respect to the proposed merger agreement, including the scope of the representations and warranties, the restrictions on PMC’s operations between the signing of the merger agreement and the consummation of the merger, the obligation of Skyworks to enforce its debt commitment and the remedies if the transaction failed to close, the terms of the commitment letter for debt financing to be provided by Skyworks’ financing sources, the disclosure schedules with respect to the merger agreement, and other open issues with respect to the merger agreement and legal diligence effort.
At 9 a.m. on October 5, 2015, the board of directors of PMC met to review the status of the negotiations and the terms of the proposed transaction, attended by representatives of Qatalyst Partners, Needham & Company and Skadden, respectively. At the meeting, representatives of Qatalyst Partners discussed the financial aspects of the proposed transaction, updated to reflect changes in the market price of PMC’s shares of common stock since October 1, 2015. Representatives of Needham & Company then discussed the financial aspects of the proposed transaction. Skadden described the terms of and status with respect to the negotiation of the merger agreement. The board meeting was adjourned until 1:00 p.m.
During the day on October 5, 2015, PMC management and legal counsel participated in negotiations with Skyworks and its legal counsel regarding the merger agreement and completed the preparation of the disclosure schedules to the merger agreement.
At 1 p.m. on October 5, 2015, the board of directors of PMC reconvened to hear an update on the status of the negotiations regarding the merger agreement from PMC’s management, legal counsel and financial advisors, attended by representatives of Qatalyst Partners, Needham & Company and Skadden, respectively. Ms. Flaminia and Mr. Lang described the status of negotiations with respect to the merger agreement. A representative of Qatalyst Partners indicated that he had communicated with a member of Party C’s management earlier that day regarding whether Party C still intended to submit a proposal, and the member of Party C’s management had indicated that Party C was likely to make a proposal, but would offer a price of around $9.00 per share, and that there was resistance internally to offering more than $9.00 per share of PMC’s common stock. The representative of Qatalyst Partners told the member of Party C’s management that such a proposal would not be competitive, but Party C had not expressed any willingness to increase its proposed price in response. Qatalyst Partners then rendered its oral opinion, subsequently confirmed in writing, that as of October 5, 2015 and based upon and subject to the various considerations, limitations and other matters set forth in its written opinion, the $10.50 per share cash consideration to be received by the holders of PMC’s common stock, other than Skyworks or any affiliates of Skyworks, pursuant to the merger agreement was fair, from a financial point of view, to such holders. Needham & Company delivered to the board of directors of PMC its oral opinion, which was confirmed by delivery of a written opinion dated October 5, 2015, to the effect that, as of such date, and based upon and subject to the assumptions and other matters described in its written opinion, the consideration of  $10.50 per share in cash to be received by the holders of PMC’s common stock (other than Skyworks, any affiliates of Skyworks and holders of dissenting shares who properly exercise their appraisal rights) pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Skadden then described the proposed resolutions. Following a discussion, the resolutions approving the merger agreement and the merger contemplated thereby were unanimously approved by the board members in attendance.
In the evening of October 5, 2015, PMC executed and delivered the merger agreement with Skyworks, and PMC and Skyworks issued a joint press release announcing the merger agreement after the close of trading on October 5, 2015. At that time, all standstill agreements with other parties automatically expired in accordance with their terms.

On October 8, 2015, the board of directors of Microsemi met, with representatives of Stifel and O’Melveny present, to review and discuss Microsemi’s proposal to acquire PMC. Mr. Peterson and Mr. Litchfield provided an update on the proposed acquisition, including the status of PMC’s merger agreement with Skyworks, revisions to the merger agreement that Microsemi would make were it to revise its proposal and proposed revised terms for the acquisition financing. Representatives of Stifel provided a financial valuation of Microsemi’s revised bid and comparable multiples/premiums used in PMC’s industry. At the meeting, the board of directors of Microsemi authorized management of Microsemi to execute and deliver a revised proposal on terms consistent with those discussed by the board of directors of Microsemi.
On October 19, 2015, Microsemi sent a written proposal to acquire PMC at a price of  $8.75 in cash and 0.0736 shares of Microsemi stock for each share of PMC’s common stock, which proposal was contemporaneously publicly announced and promptly communicated to the board of directors of PMC. Based on the closing price per share of Microsemi’s common stock on the prior trading day, the value proposed was approximately $11.50 per share of PMC’s common stock. Later that day, the board of directors of PMC determined, after consultation with its financial advisors and outside legal counsel, that the Microsemi proposal would reasonably be expected to lead to a superior proposal, and that the failure to participate in discussions with Microsemi would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of PMC, and accordingly PMC provided Skyworks notice of PMC’s intent to engage in discussions with Microsemi.
After Microsemi and PMC had entered into a new nondisclosure agreement on October 20, 2015, between October 20, 2015 and October 26, 2015, PMC’s management and representatives of Skadden, Qatalyst Partners and Needham & Company participated in additional diligence meetings with members of Microsemi’s management and representatives of O’Melveny and Stifel, including meetings for purposes of reverse diligence regarding Microsemi, as well as negotiations with respect to the proposed merger agreement and disclosure schedules.
On October 22, 2015 and October 23, 2015, PMC provided updated information regarding preliminary financial results for the third quarter of fiscal 2015 and projected performance for the fourth quarter of fiscal 2015 to Microsemi and Skyworks, respectively.
The board of directors of PMC met on October 26, 2015 and determined that Microsemi’s proposal of $8.75 in cash and 0.0736 shares of Microsemi stock for each share of PMC’s common stock was superior to the $10.50 per share payable under the merger agreement with Skyworks, and PMC promptly gave notice to Skyworks of PMC’s intention to terminate the merger agreement to enter into an acquisition agreement with Microsemi if Skyworks did not submit a binding proposal to change the terms of the merger agreement such that the Microsemi proposal would no longer be a superior proposal on or before 5:00 p.m. on October 29, 2015, and PMC informed Skyworks of PMC’s willingness to engage in negotiations with Skyworks.
On October 27, 2015, during a pre-planned trip to meet with a PMC customer, Mr. Lang met with Mr. Aldrich to discuss Microsemi’s October 19, 2015 proposal, confirm Skyworks’ interest in PMC and request that Skyworks increase its proposed purchase price in response to Microsemi’s proposal. Between October 27, 2015 and October 29, 2015, representatives of Qatalyst Partners also communicated with representatives of Skyworks to urge them to increase their proposed purchase price.
On October 29, 2015, Skyworks submitted a proposed amended and restated merger agreement providing for a price of  $11.60 per share in cash, and providing for an increase in the amount of the termination fee from $70 million to $88.5 million. The updated Skyworks proposal was promptly communicated to the board of directors of PMC. Representatives of Qatalyst Partners contacted representatives of Skyworks’ management seeking to have Skyworks increase its price and reverse the proposed increase in the termination fee. Mr. Lang communicated with Mr. Aldrich and requested that Skyworks withdraw its request to increase the termination fee. Representatives of Skadden contacted Skyworks’ outside legal counsel to request that Skyworks reverse its proposed increase in the termination fee. Representatives of Skyworks’ management and Skyworks’ outside legal counsel separately communicated to representatives of Qatalyst Partners and Skadden that Skyworks was not willing to further increase its proposed purchase price or reverse the proposed increase in the termination fee and that the increase in the termination fee was an integral part of Skyworks’ willingness to increase its bid to $11.60 per share. Representatives of Qatalyst Partners communicated with members of Microsemi’s management and its financial advisor to ask them if Microsemi was willing to increase its bid and informed them that Microsemi should submit its best and final offer. Microsemi declined to increase its bid at this time, but indicated that it intended to keep pursuing a transaction with PMC. On the evening of October 29, 2015, after consultation with its financial advisors and outside legal counsel, the board of directors of PMC determined that the Microsemi proposal was not superior to the amended and restated merger agreement proposed by Skyworks. In connection with the determination of the board of directors of PMC to approve the amended and restated merger agreement with Skyworks, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of October 29, 2015 and based upon and subject to the various considerations, limitations and other matters set forth in its written opinion, the $11.60 per share cash consideration to be received by the holders of PMC’s common stock, other than Skyworks or any affiliates of Skyworks, pursuant to the merger agreement was fair, from a financial point of view, to such holders, and Needham & Company delivered to the board of directors of PMC its oral opinion, which was confirmed by delivery of a written opinion dated October 29, 2015, to the effect that, as of such date, and based upon and subject to the assumptions and other matters described in its written opinion, the consideration of  $11.60 per share in cash to be received by the holders of PMC’s common stock (other than Skyworks, any affiliates of Skyworks and holders of dissenting shares who properly exercise their appraisal rights) pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Skadden then described the proposed resolutions. The board of directors of PMC discussed and unanimously approved resolutions approving the amended and restated merger agreement and the merger contemplated thereby. PMC entered into the amended and restated merger agreement proposed by Skyworks later that evening, and announced the amended and restated merger agreement with Skyworks before the opening of trading on October 30, 2015.
On October 29, 2015, the board of directors of Microsemi held a special meeting, with representatives of Stifel and O’Melveny present, to discuss the proposed acquisition of PMC. The board of directors of Microsemi discussed PMC’s merger agreement with Skyworks and representatives of Stifel provided a financial valuation and combined business and prospects presentation. The board of directors of Microsemi authorized management of Microsemi to execute and deliver a revised proposal on terms consistent with those discussed by the board of directors of Microsemi.
Mid-morning on October 30, 2015, Microsemi sent a written proposal to acquire PMC at a price of $9.04 in cash and 0.0771 shares of Microsemi stock for each share of PMC’s common stock, which proposal was also publicly announced. Based on Microsemi’s closing price on the prior trading day, the value proposed was approximately $11.88 per share of PMC’s common stock. Microsemi’s revised proposal did not include an updated debt commitment letter confirming its lenders’ approval of the new Microsemi proposal and contemplated a promissory note structure for payment of the Skyworks termination fee that would have caused PMC to violate the terms of its existing revolving credit agreement. In the evening of October 30, 2015, the board of directors of PMC determined, after consultation with its financial advisors and outside legal counsel, that the Microsemi proposal would reasonably be expected to lead to a superior proposal, and that the failure to participate in further discussions with Microsemi would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of PMC. Shortly after the board meeting, PMC provided Skyworks notice of PMC’s intent to engage in further discussions with Microsemi and notified Microsemi of the determination of the board of directors of PMC.
After Microsemi entered into a new nondisclosure agreement, on October 31, 2015, representatives of Qatalyst Partners communicated with members of Microsemi’s management and its financial advisors and informed them of the determination of the board of directors of PMC, and encouraged them again to increase Microsemi’s proposed consideration and to provide its best and final offer. On the same day, representatives of Skadden communicated with Microsemi’s outside legal counsel and discussed the need for confirmation that Microsemi’s lenders had approved Microsemi’s revised bid and the elimination of the promissory note mechanic for payment of the termination fee under the Skyworks merger agreement, and informed them of the determination of the board of directors of PMC and the necessity of Microsemi putting forward its best and final offer at this time.
On October 31, 2015, Mr. Aldrich called Mr. Lang to discuss Microsemi’s proposal and PMC’s views of the proposal. Mr. Lang advised Mr. Aldrich that the board of directors of PMC would evaluate the proposal and make a determination.

On November 1, 2015, Microsemi submitted a revised proposal that included a debt commitment letter that confirmed its lenders’ approval of the revised Microsemi proposal, and provided for direct payment of the Skyworks termination fee by Microsemi without need of any promissory note from PMC, but this proposal did not provide for an increase in the proposed price. Representatives of Microsemi contacted representatives of Qatalyst Partners to discuss the value of the Microsemi proposal and Microsemi’s upcoming earnings announcement, scheduled for November 5, 2015. On the evening of November 1, 2015, the board of directors of PMC met to consider this latest Microsemi proposal, and after consultation with PMC’s financial advisors and outside legal counsel who were present at the meeting, the board of directors of PMC unanimously determined that the value of the Microsemi proposal of  $9.04 in cash and 0.0771 shares of Microsemi stock for each share of PMC’s common stock was not superior to the value offered by the amended and restated merger agreement with Skyworks at that time, but that the board would continue to monitor developments with respect to the value of Microsemi’s stock. Shortly after the meeting of the board of directors of PMC, PMC issued a press release announcing that the board of directors of PMC had been unable to conclude that the Microsemi proposal was superior to the amended and restated merger agreement with Skyworks at that time, and that the board of directors of PMC continued to recommend the merger agreement with Skyworks to PMC’s stockholders, because the board of directors of PMC believed that the mixed stock/cash consideration proposed by Microsemi did not provide superior value compared to the all cash $11.60 transaction with Skyworks, and because while Microsemi’s proposal was nominally higher than Skyworks’ proposal based on prices as of October 30, 2015, the board of directors of PMC believed that Skyworks’ all cash proposal provided more value certainty to stockholders than the stock and cash consideration provided in the Microsemi proposal. The board of directors of PMC also took into account the relatively modest timing difference between the two proposals.
On November 2, 2015, the board of directors of Microsemi held a special meeting, with representatives of O’Melveny and Stifel present, to discuss its proposal to acquire PMC, including the terms of the potential transaction, synergies, risks and opportunities available to Microsemi in connection with the proposed acquisition of PMC. Management of Microsemi agreed to provide a recommendation to the board of directors of Microsemi on the potential acquisition at the meeting of the board of directors on November 6, 2015.
On November 6, 2015, the board of directors of Microsemi held a special meeting, with representatives of Stifel and O’Melveny present, and determined, after consultation with and presentation from its financial advisors, to authorize Microsemi management to execute and deliver a merger agreement on terms consistent with those discussed by the board of directors of Microsemi.
On November 6, 2015, the board of directors of PMC held a meeting, and at that meeting, the board of directors of PMC determined, after consultation with its financial advisors and outside legal counsel, to continue discussions with Microsemi regarding Microsemi’s proposal to acquire PMC in view of the increase in the price per share of Microsemi stock following its earnings announcement on November 5, 2015 and Microsemi’s reiteration and reaffirmation of its proposal to acquire PMC on November 2, 2015 and November 5, 2015. The board of directors of PMC directed its financial and legal advisors to notify Microsemi and its outside legal counsel of the determination of the board of directors of PMC and to clarify with Microsemi whether Microsemi intended to deliver the proposal in a binding manner capable of acceptance by PMC. Following the board meeting, representatives of Qatalyst Partners contacted a representative of Microsemi and a representative of Skadden contacted a representative of Microsemi’s counsel as directed by the board of directors of PMC. On November 7, 2015, representatives of PMC’s management and Qatalyst Partners advised representatives of Skyworks’ management of the determination of the board of directors of PMC.
On November 8, 2015, Mr. Lang communicated with Mr. Aldrich regarding the decision by the board of directors of PMC to reassess the Microsemi proposal.
On November 8, 2015, at the request of Microsemi’s Executive Vice President and Chief Strategy Officer, Steven G. Litchfield, Mr. Peterson had a call with Jonathan Judge, PMC’s Chairman, and they discussed the Microsemi proposal.
On the night of November 8, 2015, PMC’s outside counsel received a letter from Skyworks addressed to the board of directors of PMC questioning whether PMC’s interactions with Microsemi in the wake of Microsemi’s reiteration of its proposal were consistent with PMC’s obligations under the nonsolicitation provision of the amended and restated merger agreement with Skyworks. The letter was promptly made available to the board of directors of PMC.
On November 9, 2015, Microsemi delivered a proposal in a binding manner capable of acceptance by PMC, which was substantively identical to the proposal submitted on November 1, 2015, except that it provided for a commitment by Microsemi to commence an exchange offer within 10 business days, rather than 20 business days, of execution of a definitive merger agreement with PMC, and a reduced termination fee of  $67 million rather than $88.5 million. The board of directors of PMC met in the evening on November 9, 2015 and determined, after consulting with PMC’s financial and legal advisors, that Microsemi’s proposal of  $9.04 in cash and 0.0771 shares of Microsemi stock for each share of PMC’s common stock, which, based on the closing price per share of Microsemi common stock that day, represented nominal value of  $11.97 per share of PMC’s common stock, was superior to the $11.60 in cash per share payable under the amended and restated merger agreement with Skyworks. PMC promptly gave notice to Skyworks of PMC’s intention to terminate the merger agreement to enter into an acquisition agreement with Microsemi if Skyworks did not submit a binding proposal to change the terms of the Skyworks merger agreement such that the Microsemi proposal would no longer be a superior proposal before the end of business on November 13, 2015, and representatives of Skadden informed Microsemi’s outside counsel of the determination of the board of directors of PMC. PMC also informed Skyworks of PMC’s willingness to engage in negotiations in good faith with Skyworks during such period. That night, PMC also sent a letter to Skyworks in response to the letter received from Skyworks the day before confirming that there had been no breach of any of PMC’s contractual obligations to Skyworks.
On November 10, 2015, members of PMC’s management spoke with members of Skyworks’ management regarding the determination of the board of directors of PMC that the Microsemi proposal constituted a superior proposal, and regarding whether Skyworks intended to propose to change the terms of the amended and restated merger agreement with Skyworks such that the Microsemi proposal would no longer be a superior proposal. In addition, on the same day, at the request of Skyworks, Mr. Judge had a telephone call with Kevin Beebe, a member of the board of directors of Skyworks.
On November 10, 2015, the board of directors of Microsemi held a regularly scheduled meeting, with representatives of O’Melveny present, and management of Microsemi provided an update on matters related to Microsemi’s proposed acquisition of PMC.
Between November 11, 2015 and November 13, 2015, Mr. Lang communicated with Mr. Aldrich on several occasions regarding whether Skyworks intended to propose changes to the terms of the amended and restated merger agreement with Skyworks, but notwithstanding PMC’s requests to improve the terms of PMC’s current transaction, Skyworks declined to do so.
The board of directors of PMC met on the evening of November 13, 2015 to consider once again whether the Microsemi proposal of  $9.04 in cash and 0.0771 shares of Microsemi stock for each share of PMC’s common stock was superior to the $11.60 in cash per share payable under the amended and restated merger agreement with Skyworks. Based on the closing price of Microsemi’s stock on November 13, 2015, which had declined by approximately 6.6% from the closing price on November 9, 2015, the Microsemi proposal represented nominal value of  $11.77 per share of PMC’s common stock. The board of directors of PMC unanimously determined, after receiving the advice of its financial advisors and outside legal counsel, that Microsemi’s latest proposal was not superior to PMC’s existing amended and restated merger agreement with Skyworks in light of the recent stock market volatility and concern regarding the market effect of geopolitical events. In light of the letter from Skyworks on November 8, 2015 questioning whether PMC’s interactions with Microsemi were consistent with its obligations under the nonsolicitation provision in the amended and restated merger agreement with Skyworks, prior to the meeting of the board of directors of PMC, PMC requested and received written assurances from Skyworks that it would not seek to terminate the amended and restated merger agreement with Skyworks in the event the board of directors of PMC determined it was superior to the proposal from Microsemi.
During the afternoon of November 14, 2015, a member of Microsemi’s management sent a letter addressed to the board of directors of PMC inquiring whether, if Microsemi increased its bid by approximately $0.105 in cash per share of PMC’s stock, such that the nominal value of its proposal, based on the closing price of the Microsemi stock on November 13, 2015, would be $11.88 per share of PMC’s stock, PMC would be permitted under the terms of the amended and restated merger agreement with Skyworks to, and willing to, accept such an updated Microsemi proposal over the weekend of November 14th – 15th without providing Skyworks an opportunity to match the updated Microsemi proposal, and this proposal was promptly communicated to the board of directors of PMC and to Skyworks. Following PMC’s transmitting the letter from Microsemi to Skyworks, counsel to Skyworks communicated with a representative of Skadden in writing that to proceed as Microsemi had suggested would constitute a breach under PMC’s agreement with Skyworks — a view with which the board of directors of PMC agreed. Moreover, the board of directors of PMC unanimously determined that the latest Microsemi proposal was not reasonably likely to lead to a superior proposal. On November 15, 2015, a member of Microsemi’s management sent a letter addressed to the board of directors of PMC rescinding the proposal.
On November 17, 2015 Microsemi submitted a proposal in a binding manner capable of acceptance by PMC, to acquire PMC at a price of  $9.22 in cash and 0.0771 shares of Microsemi stock for each share of PMC’s common stock, which was otherwise substantively identical to the proposal submitted on November 1, 2015.
On November 18, 2015, the board of directors of PMC met and determined, after consulting with its financial and legal advisors, that Microsemi’s proposal received on the previous day, which based on the closing price of Microsemi’s stock on November 18, 2015 represented nominal value of  $12.07 per share of PMC’s common stock, was superior to the $11.60 per share payable under the amended and restated merger agreement with Skyworks. PMC promptly gave notice to Skyworks of PMC’s intention to terminate the merger agreement to enter into an acquisition agreement with Microsemi if Skyworks did not submit a binding proposal to change the terms of the Skyworks merger agreement such that the Microsemi proposal would no longer be a superior proposal before the end of business on November 23, 2015, and informed Skyworks of PMC’s willingness to engage in negotiations in good faith with Skyworks during such period.
Between November 18, 2015 and November 23, 2015, representatives of PMC, Qatalyst Partners and Skadden communicated with Skyworks regarding whether it intended to increase its bid. Skyworks indicated that it was not willing to increase its bid.
On the evening of November 23, 2015, the board of directors of PMC met and determined, after consultation with its financial advisors and outside legal counsel, that the Microsemi proposal constituted a superior proposal and that it would be inconsistent with its fiduciary duties not to terminate the amended and restated merger agreement with Skyworks and approve the proposed merger agreement with Microsemi. In connection with the determination of the board of directors of PMC to approve the merger agreement with Microsemi, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of November 23, 2015 and based upon and subject to the various considerations, limitations and other matters set forth in its written opinion, the consideration of  $9.22 cash and 0.0771 shares of Microsemi stock per share to be received by the holders of PMC’s common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement was fair, from a financial point of view, to such holders, and Needham & Company delivered to the board of directors of PMC its oral opinion, which was confirmed by delivery of a written opinion dated November 23, 2015, to the effect that, as of such date, and based upon and subject to the assumptions and other matters described in its written opinion, the consideration of  $9.22 cash and 0.0771 shares of Microsemi stock per share to be received by the holders of PMC’s common stock (other than Microsemi, any affiliates of Microsemi and holders of dissenting shares who properly exercise their appraisal rights) pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Skadden then described the proposed resolutions. Following a discussion, the resolutions approving the termination of the amended and restated merger agreement with Skyworks, and approving merger agreement with Microsemi and the merger contemplated thereby, were unanimously approved by the board members in attendance. PMC promptly delivered a notice of termination to Skyworks with respect to the amended and restated merger agreement with Skyworks.
On November 24, 2015, PMC executed and delivered the merger agreement with Microsemi, and PMC and Microsemi issued a joint press release announcing the merger agreement prior to the start of trading on November 24, 2015. Microsemi then paid the $88.5 million termination fee (which PMC was obligated to pay to Skyworks) to PMC, and PMC promptly paid such amount to Skyworks.

Microsemi’s Reasons for the Offer and the Merger
The board of directors of Microsemi approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Microsemi common stock as part of the transaction consideration, are fair to, and in the best interests of, Microsemi and its stockholders.
In reaching its determination, the board of directors of Microsemi consulted with Microsemi’s management, as well as with Microsemi’s legal and financial advisors, and considered a variety of factors weighing favorably towards the offer and the merger, including the factors described below. The board of directors of Microsemi believes that the offer and the merger will allow Microsemi to realize a number of significant benefits, including the following (not in any relative order of importance):
Strategic Considerations
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The combined company is expected to be a top 10 analog /mixed-signal semiconductor company with $1.8 billion in trailing twelve month revenues;

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The acquisition of PMC will significantly expand Microsemi’s product portfolio by adding a strong position in SAS port connectivity, high-performance SSD controllers, OTN and wireless infrastructure processors;

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The acquisition of PMC further diversifies Microsemi’s business mix, improves key customer relationships, enhances its growth potential, and accelerates Microsemi’s efforts to expand its data center offerings and capitalize on the growth of cloud storage and hyperscale computing;

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The acquisition of PMC will further Microsemi’s global footprint and help to create scale necessary to efficiently invest and compete in the semiconductor industry;

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The combined scale, and go-to-market strategy should create opportunities for cross-selling of the combined company’s products;

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Microsemi will utilize and benefit from the technology leadership of both companies, while accessing PMC’s broad intellectual property portfolio and other resources;

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Trends and competitive developments in the industry and the range of strategic alternatives available to Microsemi; and

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The combined company is expected to create long-term stockholder value by creating additional growth opportunities by utilizing the respective strengths of each business, expanding the combined company’s product portfolio and unlocking value in new business lines and product offerings.

Forecasted Synergies and Other Financial Considerations
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Microsemi expects to achieve more than $100 million in annual cost synergies in the first full year following the completion of the transaction, with $75 million in cost savings are expected to be realized in the first full quarter of combined operations;

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After adjusting for expected cost synergies, the combined company is expected to achieve Microsemi’s long-term target financial model; and

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The acquisition of PMC is projected to be immediately accretive to Microsemi’s non-GAAP earnings per share and cash flow.

Market Conditions
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The board of directors of Microsemi also took into account current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of PMC and Microsemi common stock; and

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The combined company is expected to have better access to capital markets as a result of enhanced size and business diversification, and expected increased earnings and cash flow over time.

Due Diligence
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The board of directors of Microsemi further considered its familiarity with the business operations, strategy, earnings and prospects of each of Microsemi and PMC and the scope and results of the due diligence investigation conducted by Microsemi’s management and advisors with respect to PMC.

Financial Terms of The Transaction
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The board of directors of Microsemi reviewed the amount and form of consideration to be paid in the transaction, the fact that the exchange ratio is fixed, the expected pro forma ownership of the combined company and other financial terms of the offer and the merger.

Recommendation of Management
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The board of directors of Microsemi took into account the recommendation of Microsemi’s management in favor of the offer and the merger.

Debt Financing
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The board of directors of Microsemi considered management’s expectations as to its ability to obtain debt financing and the terms of that financing, including the commitment letter for $2.925 billion in financing, subject to certain conditions (see “The Offer and The Merger — Source and Amount of Funds”).

Provisions of the Merger Agreement
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The board of directors of Microsemi considered the structure of the offer and the merger and terms and conditions of the merger agreement, including the financial terms, the anticipated short time period from announcement to completion achievable through the exchange offer structure, the restrictions placed on PMC’s ability to seek a superior proposal, the conditions to completion, the termination rights of the parties, the obligation of PMC to pay a $88.5 million termination fee and reimburse Microsemi an amount of  $88.5 million for a previously paid termination fee, and potentially up to $15 million in expense reimbursement, to Microsemi in certain circumstances; and

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The expectation that the conditions to consummation of the offer and the merger will be satisfied on a timely basis.

The board of directors of Microsemi also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:
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the fact that the industry in which Microsemi and PMC operate has experienced a significant overall increase in stock prices in recent months and that as recently as August 25, 2015, the closing price of PMC common stock was $5.84;

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the risk that the anticipated benefits of the offer and the merger will not be realized in full or in part, including the risks that expected synergies will not be achieved or not achieved on the expected timeframe;

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the risk that while Microsemi performed due diligence on PMC and its business, the scope of that due diligence was limited and there may be aspects of PMC or its business of which Microsemi is not aware;

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the risk that the transaction may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

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the fact that in connection with PMC terminating its merger agreement with Skyworks in order to enter into the merger agreement with Microsemi, Microsemi paid the $88.5 million termination fee under the Skyworks merger agreement on behalf of PMC;

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other costs associated with the offer and the merger;

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the risk that the trading price of Microsemi common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Microsemi stockholders for any number of reasons, some of which are outside Microsemi’s control, including for example if investors believe that the value of the cash and stock consideration to be exchanged for PMC shares in connection with the offer and the merger, together with transaction costs, is greater than the value of PMC’s business, together with any synergies expected to be achieved or actually realized from Microsemi’s acquisition of PMC;

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potential challenges in integrating the two companies in addition to Microsemi’s other recent acquisitions;

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the provisions of the merger agreement that place restrictions on the interim operations of Microsemi and its subsidiaries pending the closing (see “Merger Agreement — Conduct of Microsemi’s Business Pending the Merger”);

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the amount of cash that would be required to fund the cash portion of the transaction consideration and the fact that Microsemi’s obligation to complete the offer and the merger is not conditioned on its ability to obtain financing;

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the greater financial leverage under which Microsemi would operate as a result of the indebtedness that Microsemi would incur in connection with the offer and the merger, as well as the numerous ongoing financial and operational covenants and restrictions on Microsemi proposed to be set forth in the financing agreements (see “The Offer and the Merger — Source and Amount of Funds”);

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the risks associated with the occurrence of events which may materially adversely affect the operations or financial condition of PMC and its subsidiaries, which may not entitle Microsemi to terminate the merger agreement;

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the risk of diverting Microsemi management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with PMC, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Microsemi and PMC; and

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the risks associated with the offer and the merger, the combined company following the offer and the merger, Microsemi’s business and PMC’s business described under the sections entitled “Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the board of directors of Microsemi determined that, overall, the potential benefits of the offer and the merger outweighed the potential risks.
This discussion of the information and factors considered by the board of directors of Microsemi includes the material positive and negative factors considered by the board of directors of Microsemi, but it is not intended to be exhaustive and may not include all the factors considered by the board of directors of Microsemi. The board of directors of Microsemi did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the offer and the merger. Rather, the board of directors of Microsemi viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the board of directors of Microsemi may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Microsemi and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”

PMC’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of PMC
At a meeting held on November 23, 2015, the board of directors of PMC determined that the proposed offer and merger was advisable, fair to, and in the best interests of, the PMC stockholders, approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and recommended that the PMC stockholders tender their shares in the offer.
In evaluating the offer, the merger, and the merger agreement, the board of directors of PMC consulted with PMC’s senior management team, as well as PMC’s outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):
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the fact that the proposed consideration to be received by the holders of PMC common stock of $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock represented a premium over the market price at which PMC common stock traded prior to the announcement of the execution of the original merger agreement with Skyworks dated October 5, 2015, as well as a significant premium over the price proposed to be paid under the amended and restated merger agreement with Skyworks dated October 29, 2015. Based upon the closing price of Microsemi’s common stock on November 20, 2015, the second to last trading day prior to the announcement of the merger agreement with Microsemi, the consideration represents an approximate premium of:

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78% based on the closing price per share of  $6.77 on September 30, 2015, the last full trading day prior to publication of a Bloomberg article speculating that PMC had hired a financial advisor to seek a sale of PMC; and

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93% based on the average price per share of  $6.25 over the 30 trading day period ending September 30, 2015;

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the belief of the board of directors of PMC that the per share transaction consideration of  $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock is more favorable to PMC’s stockholders than the consideration of  $11.60 per share in cash per share of PMC common stock that was to be paid under the amended and restated merger agreement with Skyworks;

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the fact that a portion of the transaction consideration is composed of shares of Microsemi common stock, so PMC’s stockholders may have an ability to participate in any future “upside” in the equity ownership of the combined company;

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the expectations of the board of directors of PMC regarding the anticipated timing of the consummation of the offer and the merger, including the fact that because Microsemi’s offer does not require regulatory approval from Chinese antitrust authorities, it could potentially close earlier than the proposed transaction with Skyworks. The potential for closing in a relatively short time frame could also reduce the amount of time in which PMC’s business would be subject to potential disruption and uncertainty pending closing and enable PMC’s stockholders to more quickly enjoy any accretive benefits of the merger;

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the belief of the board of directors of PMC that the offer and the merger are more favorable to PMC’s stockholders than the potential value that might result from the other alternatives reasonably available to PMC, including the alternative of remaining a stand-alone public company and other strategies that might be pursued as a stand-alone public company;

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the fact that the price proposed by Microsemi reflected extensive negotiations between PMC and Microsemi and their respective advisors, as well as extensive negotiations between PMC and Skyworks, and their respective advisors;

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the belief of the board of directors of PMC, after consultation with PMC’s financial advisors, that the prices proposed by Skyworks and Microsemi were the highest each would pay;

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the oral opinion delivered by Qatalyst Partners to PMC’s board of directors on November 23, 2015, and subsequently confirmed by Qatalyst Partners’ written opinion to PMC’s board of directors dated such date, to the effect that, based upon and subject to the various considerations, limitations and other matters set forth therein, the consideration to be received by the holders of PMC common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement was fair, from a financial point of view, to such holders. You are urged to read Qatalyst Partners’ written opinion, which is set forth in its entirety in Annex B, and the description of the opinion and the related financial analyses presented by Qatalyst Partners provided below under the heading “Opinions of PMC’s Financial Advisors — Opinion of Qatalyst Partners LP” beginning on page 54;
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the oral opinion delivered by Needham & Company to the board of directors of PMC on November 23, 2015, and subsequently confirmed by Needham & Company’s written opinion to the board of directors of PMC dated such date, to the effect that, based upon and subject to the assumptions and other matters set forth in the written opinion, the consideration to be received by the holders of PMC common stock, other than Microsemi, any affiliate of Microsemi or holders who have properly demanded appraisal rights, pursuant to the merger agreement was fair, from a financial point of view, to such holders. You are urged to read Needham & Company’s written opinion, which is set forth in its entirety in Annex C, and the description of the opinion and the related financial analyses presented by Needham & Company provided below under the heading “Opinions of PMC’s Financial Advisors — Opinion of Needham & Company, LLC” beginning on page 61;

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the belief of the board of directors of PMC that the offer and the merger will likely be consummated, based on, among other factors, the absence of any financing condition to consummation of the offer or the merger, and the delivery by Microsemi of a debt commitment letter setting forth financing commitments for financing to consummate the transactions under the merger agreement;

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the assessment of the board of directors of PMC that Microsemi has adequate financial resources to pay the aggregate transaction consideration, including:

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the limited, and high likelihood of satisfaction of, conditions to the debt financing commitment obtained by Microsemi;

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Microsemi’s representations and covenants contained in the merger agreement relating to such financing; and

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the assessment of the board of directors of PMC of Microsemi’s ability to obtain financing, after reviewing publicly available and other financial information with respect to Microsemi with the assistance of legal and financial advisors;

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the terms and conditions of the merger agreement and related transaction documents, in addition to those described above (relating to regulatory approvals and clearances and financing) including:

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the limited and otherwise customary conditions to the parties’ obligations to complete the offer and the merger, including the commitment by Microsemi to obtain applicable regulatory clearances and assume the risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such clearance, in addition to the absence of a financing condition;

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the requirement that consummation of the offer is conditioned on the satisfaction of the minimum tender condition which, if satisfied, would demonstrate strong support for the offer and the merger by holders of PMC common stock;

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PMC’s ability to seek to specifically enforce Microsemi’s obligations under the merger agreement, including Microsemi’s obligations to consummate the offer and the merger;

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that the Offeror is required to extend the offer beyond the initial expiration date if any condition to consummation of the offer is not satisfied and has not been waived, until 11:59 p.m. New York City time on March 31, 2016, as described under the heading “Exchange Offer Procedures — Extension, Termination and Amendment of Offer”;

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PMC’s ability to seek damages in the event of fraud or a knowing and intentional breach by Microsemi of its obligations under the merger agreement;

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PMC’s ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, third parties regarding an acquisition proposal that is, or would reasonably be expected to lead to, a superior proposal;

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PMC’s ability, subject to certain conditions, to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Microsemi the termination fee of  $88.5 million and repaying to Microsemi the termination fee of  $88.5 million previously paid to Skyworks to terminate the amended and restated merger agreement with Skyworks. The board of directors of PMC determined, after discussion with its legal and financial advisors, that the proposed termination fee was reasonable in light of, among other things:

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the benefits of the merger to PMC’s stockholders;

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the multiple proposals and counter-proposals made by each of Skyworks and Microsemi since the original merger agreement with Skyworks on October 5, 2015, and that no other potentially interested party engaged during the period after PMC’s entry into the original merger agreement with Skyworks on October 5, 2015, and the time PMC entered into the merger agreement with Microsemi on November 24, 2015;

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the typical size of such fees in similar transactions; and

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the belief that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals;

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the ability of the board of directors of PMC, subject to certain conditions, to change its recommendation supporting the merger in response to an intervening event, regardless of the existence of a competing or superior acquisition proposal, to the extent the board of directors of PMC determines that such action is necessary to comply with its fiduciary duties to PMC’s stockholders under applicable law;

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the customary nature of the other representations, warranties and covenants of PMC in the merger agreement; and

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the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing of the offer or the merger would not be satisfied and also provide a reasonable level of flexibility to operate PMC’s business during the pendency of the merger;

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the fact that PMC conducted a thorough process of exploring its strategic alternatives stretching over fourteen months, during which time PMC and its representatives discussed potential interest in a strategic transaction involving PMC with twelve different strategic and financial buyers, Party A, Party B, Party C, Party D, Party E, Party F, Party G, Party H, Party I, Party J, Microsemi and Skyworks, and entered into confidentiality agreements and provided other non-public information to seven of those potential acquirers, Party A, Party C, Party H, Party I, Party J, Microsemi and Skyworks, three of which, Party C, Microsemi and Skyworks, ultimately conducted full legal and financial due diligence investigations and submitted formal proposals, and two of which, Skyworks and Microsemi, entered into definitive agreements with PMC;

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after lengthy meetings with management, the board of directors of PMC’s consideration of PMC’s business, strategy, assets, financial condition, capital requirements, results of operations, competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which PMC competes, and related risks and upside potential and the potential impact of those factors on the trading price of PMC common stock (which cannot be quantified numerically);

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the risks and uncertainties associated with maintaining PMC’s existence as an independent company and the opportunities presented by the merger, including the risks and uncertainties with respect to:

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achieving its growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the high-performance storage and semiconductor industries specifically;

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the “risk factors” set forth in PMC’s Form 10-K for the fiscal year ended December 27, 2014 and subsequent reports filed with the SEC; and

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the inherent uncertainty of attaining management’s internal financial projections, including those set forth under the heading “The Offer and The Merger — Certain Unaudited Prospective Financial Information of PMC,” including the fact that PMC’s actual financial results in future periods could differ materially and adversely from the projected results;

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the negotiation process with Skyworks and Microsemi, which was conducted at arm’s length, and the fact that PMC’s senior management and its legal and financial advisors were directly involved throughout the negotiations and updated the board of directors of PMC directly and regularly; and

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the availability of appraisal rights under Delaware law to holders of PMC common stock who do not tender their shares in the offer and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The board of directors of PMC also considered a variety of potentially negative factors in its deliberations concerning the merger agreement, the offer and the merger, including the following (not in any relative order of importance):
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the fact that the transaction is not all cash, which precludes PMC’s stockholders from enjoying certainty of value for their shares of PMC common stock;

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capital markets broadly, and semiconductor stocks specifically, have been highly volatile recently due to concerns about recent earnings results and outlook, slowing global economic growth, rising interest rates, and geopolitical uncertainties, which may result in fluctuations in the value of the portion of the consideration to PMC’s stockholders to be paid in Microsemi stock;

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the risks and costs to PMC if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

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that PMC is obligated to pay Microsemi a termination fee of  $88.5 million in addition to repaying Microsemi the termination fee it has paid to Skyworks, on behalf of PMC, of  $88.5 million if the merger agreement is terminated under certain circumstances, and, in certain other circumstances, reimburse potentially up to $15 million in expenses, which the board of directors of PMC believed, after consulting with its legal and financial advisors, would not preclude competing offers following the announcement of the transaction;

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that the merger is conditioned on the receipt of regulatory approvals and clearances, including the expiration or termination of the waiting period under the HSR Act, and, therefore, the merger may not be completed in a timely manner or at all;

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the risk that the offer or the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the minimum condition is satisfied, including the possibility that conditions to the parties’ obligations to complete the offer or the merger may not be satisfied and the potential resulting disruptions to PMC’s business;

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the fact that an insufficient number of holders of shares of PMC common stock may tender into the offer to satisfy the minimum condition;

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the risk that the debt financing contemplated by the debt commitment letter may not be obtained, resulting in Microsemi not having sufficient funds to complete the merger;

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the risks associated with the amount of indebtedness that Microsemi would incur in connection with the offer and the merger;

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the merger agreement’s restrictions on the conduct of PMC’s business prior to the completion of the merger, generally requiring PMC to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent PMC from undertaking business opportunities that may arise pending completion of the merger;

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the fact that PMC is prohibited from paying dividends or making stock repurchases prior to the consummation of the merger;

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the fact that PMC’s executive officers and directors may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of PMC’s other stockholders, and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement, as more fully described under the heading “The Offer and the Merger — Interests of Certain Persons in the Offer and Merger — Other Arrangements with Executive Officers”;

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the fact that PMC has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

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the fact that the receipt of a combination of cash and Microsemi stock in exchange for shares of PMC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; and

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the risk that the cash offered by Skyworks may have a higher notional value at closing than the cash and stock offered by Microsemi, depending upon the performance of Microsemi’s common stock.

After considering the foregoing potentially positive and potentially negative factors, the board of directors of PMC concluded that the potential benefits of the merger agreement, the offer and the merger outweighed the risks and other potentially negative factors associated with the merger agreement, the offer and the merger.
The foregoing discussion of the information and factors considered by the board of directors of PMC is not intended to be exhaustive, but includes the material factors considered by the board of directors of PMC. In view of the variety of factors considered in connection with its evaluation of the offer, the merger and the merger agreement, the board of directors of PMC did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors of PMC did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors of PMC based its recommendation on the totality of the information presented.
For the reasons described above, and in light of other factors that they believed were appropriate, the board of directors of PMC approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and recommends that PMC’s stockholders tender their shares of PMC common stock pursuant to the offer.
Opinions of PMC’s Financial Advisors
Opinion of Qatalyst Partners LP
PMC retained Qatalyst Partners to act as a financial advisor to the board of directors of PMC in connection with a potential transaction such as the offer and the merger and to evaluate whether the transaction consideration to be received by the holders of the shares of PMC common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement was fair, from a financial point of view, to such holders. PMC selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of PMC and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this document. At the meeting of the board of directors of PMC on November 23, 2015, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration of  $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock to be received by the holders of the shares of PMC common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated November 23, 2015, to the board of directors of PMC following the meeting of the board of directors of PMC.
The full text of Qatalyst Partners’ written opinion, dated November 23, 2015 to the board of directors of PMC is attached as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the board of directors of PMC and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration of $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock to be received by the holders of the shares of PMC common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement, and it does not address any other aspect of the offer or the merger. It does not constitute a recommendation as to whether any holder of shares of PMC common stock should tender such shares of PMC common stock in connection with the offer or any other matter and does not in any manner address the price at which the shares of PMC common stock or Microsemi’s common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.
In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents, and certain publicly available financial statements and other business and financial information of PMC and Microsemi. Qatalyst Partners also reviewed (i) certain forward-looking information prepared by PMC’s management, including the financial projections by PMC’s management included below under the heading “Certain Unaudited Prospective Financial Information of PMC;” (ii) certain forward-looking information prepared by the management of Microsemi, including financial projections and operating data of Microsemi (referred to in this “Opinion of Qatalyst Partners LP” section as the “Microsemi Projections”); (iii) certain publicly available financial projections and operating data of Microsemi, including publicly available research analysts’ estimates (referred to in this “Opinion of Qatalyst Partners LP” section as the “Microsemi Street Projections”); and (iv) information relating to certain strategic, financial and operational benefits anticipated from the offer and the merger prepared by the management of Microsemi, as adjusted by the management of PMC (referred to in this “Opinion of Qatalyst Partners LP” section as the “Synergies”). Based upon the judgment of the board of directors of PMC and management of PMC that the Case I projections reflected the results that were more likely to be achieved, the board of directors of PMC instructed Qatalyst Partners to use the Case I projections (referred to in this “Opinion of Qatalyst Partners LP” section as the “PMC Projections”) as the basis for its financial analyses in connection with its opinion as to the fairness, from a financial point of view, of the consideration payable in the merger to the holders of the shares of PMC common stock (other than Microsemi or any affiliates of Microsemi). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of PMC and Microsemi, including information relating to certain strategic, financial and operational benefits anticipated from the offer and the merger, with senior executives of PMC and Microsemi. Qatalyst Partners also reviewed the historical market prices and trading activity for PMC’s common stock and Microsemi’s common stock and compared the financial performance of PMC and Microsemi and the prices and trading activity of PMC’s common stock and Microsemi’s common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by PMC and Microsemi. With respect to the PMC Projections, Qatalyst Partners was advised by management of PMC, and Qatalyst Partners assumed, that the PMC Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PMC of the future financial performance of PMC and other matters covered thereby. With respect to the Microsemi Projections, Qatalyst Partners was advised by the management of Microsemi, and Qatalyst Partners assumed, that the Microsemi Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Microsemi of the future financial performance of Microsemi. With respect to the Microsemi Street Projections, Qatalyst Partners was advised by the management of PMC, and Qatalyst Partners assumed, that the Microsemi Street Projections reflected the best currently available estimates and judgments of the management of PMC of the future financial performance of Microsemi. With respect to the Synergies, Qatalyst Partners was advised by the management of PMC, and Qatalyst Partners assumed, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PMC relating to the strategic, financial and operational benefits anticipated from the offer and the merger. Qatalyst Partners assumed that the offer and the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed, that in connection with the receipt of all the necessary approvals of the offer and the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on PMC, Microsemi or the contemplated benefits expected to be derived in the offer and the merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PMC or Microsemi, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the managements of PMC and Microsemi as to (i) the existing and future technology and products of PMC and Microsemi and the risks associated with such technology and products; (ii) their ability to integrate the businesses of PMC and Microsemi; and (iii) their ability to retain key employees of PMC and Microsemi. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of PMC to engage in the offer or the merger, or the relative merits of the offer or the merger as compared to any strategic alternatives that may be available to PMC. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the consideration of  $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock to be received by the holders of the shares of PMC common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Microsemi or PMC, or any class of such persons, relative to such consideration.
The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated November 23, 2015. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections of the future financial performance of PMC as of November 20, 2015 (referred to in this “Opinion of Qatalyst Partners LP” section as the “Analyst Projections”) and the PMC Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow (referred to in this “Opinion of Qatalyst Partners LP” section as “DCF”) analysis, which is designed to imply a potential, present value per share of PMC common stock as of September 26, 2015 by:
•
adding:

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the implied net present value of the estimated future unlevered free cash flows of PMC, as set forth in the PMC Projections, for the fourth quarter of fiscal year 2015 through fiscal year 2020 (which implied present value was calculated by using a range of discount rates of 10.0% to 13.0%, based on an estimated weighted average cost of capital);

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the implied net present value of a corresponding terminal value of PMC, calculated by multiplying PMC’s estimated net operating profit after taxes (referred to in this “Opinion of Qatalyst Partners LP” section as “NOPAT”) in fiscal year 2021, based on the PMC Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT multiples of 9.0x to 16.0x, and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future unlevered free cash flows of PMC described above;

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the estimated cash balance, net of the estimated debt outstanding, of PMC as of September 26, 2015, as provided by PMC’s management;

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applying a dilution factor of approximately 13% to reflect the dilution to current stockholders, assuming no buybacks, over the projection period due to the effect of future equity award issuances projected by PMC’s management; and

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dividing the resulting amount by the number of fully-diluted shares of PMC common stock outstanding, adjusted for shares of PMC common stock issuable upon exchange or retraction of outstanding PMC-Sierra, Ltd. special shares, PMC RSUs, PMC PRSUs and PMC stock options outstanding (assuming treasury stock method), as provided by PMC’s management as of September 26, 2015.

Based on the calculations set forth above, this analysis implied a range of values for PMC’s common stock of approximately $8.78 to $13.59 per share. Qatalyst Partners noted that the implied value of the consideration to be received by holders of the shares of PMC’s common stock pursuant to the merger agreement was $12.05 per share, based on Microsemi’s closing stock price on November 20, 2015.
Illustrative Selected Companies Analysis
Qatalyst Partners compared selected financial information and public market multiples for PMC with publicly available information and public market multiples for selected companies. The companies used in this comparison included companies listed below which were selected from publicly traded companies in the semiconductor industry by Qatalyst Partners based on its professional judgment, which included such factors as companies participating in similar lines of businesses to PMC, having similar financial performance, or having other relevant or similar characteristics.
Selected Company	CY2016E P/E Multiple
Avago Technologies Ltd.	12.8x
EZchip Semiconductor Ltd.	14.2x(1)
Integrated Device Technology Inc.	18.9x
Inphi Corporation	25.9x
Mellanox Technologies, Ltd.	15.2x
Marvell Technology Group Ltd.	12.0x
Microsemi Corporation	11.1x
QLogic Corporation	13.4x
Semtech Corporation	16.0x
Xilinx, Inc.	22.3x

(1)
Calculated using the closing stock price of EZchip Semiconductor Ltd. on September 29, 2015, the date prior to the announcement of its proposed acquisition by Mellanox Technologies, Ltd.

Based upon research analyst consensus estimates for fiscal year 2016, and using the closing prices as of November 20, 2015 for shares of the selected companies (except that Qatalyst Partners used the closing stock price of EZchip Semiconductor Ltd. on September 29, 2015, the date prior to the announcement of its proposed acquisition by Mellanox Technologies, Ltd.), Qatalyst Partners calculated, among other things, the ratio of price to earnings per share for fiscal year 2016 (the “CY2016E P/E Multiples”) for each of the selected companies. The median CY2016E P/E Multiple among companies analyzed was 14.7x and the mean was 16.2x. The CY2016E P/E Multiple for PMC was 10.2x based on the Analyst Projections using PMC’s closing share price on September 30, 2015, which represented the last closing stock price of PMC prior to the appearance of a Bloomberg article speculating that PMC had hired a financial advisor to seek a sale of PMC.
Based on an analysis of the CY2016E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 10.0x to 16.0x and applied this range to PMC’s estimated fiscal year 2016 per share earnings based on each of the PMC Projections and the Analyst Projections. This analysis implied a range of values for PMC’s common stock of approximately $7.04 to $11.27 per share based on the PMC Projections and approximately $6.64 to $10.63 per share based on the Analyst Projections. Qatalyst Partners noted that the implied value of the consideration to be received by holders of the shares of PMC’s common stock pursuant to the merger agreement was $12.05 per share, based on Microsemi’s closing stock price on November 20, 2015.
No company included in the selected companies analysis is identical to PMC. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of PMC, such as the impact of competition on the business of PMC and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of PMC or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
Illustrative Selected Transactions Analysis
Qatalyst Partners compared thirty-two selected public company transactions involving companies in the semiconductor industry announced between September 2006 and November 2015, including transactions involving companies participating in similar lines of businesses to PMC, having similar financial performance, or having other relevant or similar characteristics. These transactions are listed below:
Announcement Date	Target	Acquirer	Transaction Multiples
			Revenue NTM	P/E NTM
November 18, 2015	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	1.7x	18.8x
November 9, 2015	Pericom Semiconductor Corporation	Diodes Incorporated	2.1x	19.9x
October 21, 2015	SanDisk Corporation	Western Digital Corporation	3.1x	25.3x
September 30, 2015	EZchip Semiconductor Ltd.	Mellanox Technologies, Ltd.	4.8x	16.2x
September 20, 2015	Atmel Corporation	Dialog Semiconductor plc	3.7x	29.8x
June 11, 2015	Integrated Silicon Solution, Inc.	Uphill Investment Co.	1.9x	24.5x
June 1, 2015	Altera Corporation	Intel Corporation	7.7x	42.5x

Announcement Date	Target	Acquirer	Transaction Multiples
			Revenue NTM	P/E NTM
May 28, 2015	Broadcom Corporation	Avago Technologies Ltd.	3.8x	19.0x
May 7, 2015	Micrel Incorporated	Microchip Technology Inc.	3.0x	42.4x
April 30, 2015	OmniVision Technologies, Inc.	Consortium led by Hua Capital Management Co., Ltd	1.0x	22.0x
March 2, 2015	Freescale Semiconductor, Ltd.	NXP Semiconductor N.V.	3.4x	18.1x
February 25, 2015	Emulex Corporation	Avago Technologies Ltd.	1.5x	14.3x
January 27, 2015	Silicon Image, Inc.	Lattice Semiconductor Corporation	1.9x	36.9x
December 1, 2014	Spansion Inc.	Cypress Semiconductor Corporation	1.5x	16.8x
October 14, 2014	CSR plc	Qualcomm Incorporated	2.9x	27.1x
August 20, 2014	International Rectifier Corporation	Infineon Technologies AG	2.0x	26.3x
June 9, 2014	Hittite Microwave Corporation	Analog Devices, Inc.	6.6x	31.6x
February 24, 2014	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1.8x	32.4x
December 16, 2013	LSI Corporation	Avago Technologies Ltd.	2.7x	17.1x
August 15, 2013	Volterra Semiconductor Corporation	Maxim Integrated Products Inc.	3.1x	30.5x
July 12, 2013	Spreadtrum Communications, Inc.	Tsinghua Holdings Co., Ltd.	1.6x	10.6x
June 22, 2012	Mstar Semiconductor, Inc.	MediaTek Inc.	2.1x	15.8x
May 2, 2012	Standard Microsystems Corporation	Microchip Technology Inc.	1.8x	22.1x
September 22, 2011	Zarlink Semiconductor Inc.	Microsemi Corporation	2.0x	22.5x
September 12, 2011	NetLogic Microsystems, Inc.	Broadcom Corporation	8.3x	29.2x
April 4, 2011	National Semiconductor Corporation	Texas Instruments Incorporated	4.4x	21.5x
January 5, 2011	Atheros Communications, Inc.	Qualcomm Incorporated	3.5x	23.5x
October 4, 2010	Actel Corporation	Microsemi Corporation	1.8x	15.0x
December 13, 2007	AMIS Holdings Inc.	ON Semiconductor Corporation	1.7x	13.3x
August 13, 2007	Sirenza Microdevices Inc.	RF Micro Devices, Inc.	4.2x	22.8x
December 4, 2006	Agere Systems Inc.	LSI Corporation	2.5x	22.6x
September 15, 2006	Freescale Semiconductor Inc.	Investor Group	2.4x	20.3x
For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company, the median of which was 2.4x and the mean of which was 3.0x. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 2.0x to 3.5x applied to PMC’s estimated next-twelve-months revenue (calculated as the four quarters ending on September 26, 2016 and based on the Analyst Projections). Based on the calculations set forth above, then adding the net cash of PMC as of October 23, 2015 and then dividing the resulting amount by the fully-diluted shares of PMC’s common stock outstanding adjusted for shares of PMC’s common stock issuable upon exchange or retraction of outstanding PMC-Sierra, Ltd. special shares, PMC RSUs, PMC PRSUs and PMC stock options outstanding (assuming treasury stock method), as provided by PMC’s management as of October 22, 2015, this analysis implied a range of values for PMC’s common stock of approximately $6.59 to $10.45 per share. Qatalyst Partners noted that the implied value of the consideration to be received by holders of the shares of PMC’s common stock pursuant to the merger agreement was $12.05 per share, based on Microsemi’s closing stock price on November 20, 2015.
For each of the transactions listed above, Qatalyst Partners also reviewed the price per share paid for the target company as a multiple of analyst estimates of the next-twelve-months earnings per share of the target company, the median of which was 22.3x and the mean of which was 23.5x. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 16.0x to 26.0x applied to PMC’s estimated next-twelve-months earnings (calculated as the four quarters ending on September 26, 2016 and based on the Analyst Projections). Based on the calculations set forth above, this analysis implied a range of values for PMC’s common stock of approximately $10.32 to $16.77. Qatalyst Partners noted that the implied value of the consideration to be received by holders of the shares of PMC’s common stock pursuant to the merger agreement was $12.05 per share, based on Microsemi’s closing stock price on November 20, 2015.
No company or transaction utilized in the selected transactions analysis is identical to PMC, the offer or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of PMC, such as the impact of competition on the business of PMC or the industry generally, industry growth and the absence of any material adverse change in the financial condition of PMC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the offer and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.
Miscellaneous
In connection with the review of the offer and the merger by the board of directors of PMC, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of PMC. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PMC. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration of  $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock to be received by the holders of the shares of PMC common stock, other than Microsemi or any affiliates of Microsemi, pursuant to the merger agreement, and in connection with the delivery of its opinion to the board of directors of PMC. These analyses do not purport to be appraisals or to reflect the price at which PMC common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the board of directors of PMC was one of many factors considered by the board of directors of PMC in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors of PMC with respect to the consideration of  $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock to be received by PMC’s stockholders pursuant to the offer and the merger or of whether the board of directors of PMC would have been willing to agree to a different consideration. The consideration of  $9.22 in cash and 0.0771 shares of Microsemi common stock per share of PMC common stock was determined through arm’s-length negotiations between PMC and Microsemi and was approved by the board of directors of PMC. Qatalyst Partners provided advice to PMC during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to PMC or that any specific consideration constituted the only appropriate consideration for the offer and the merger.
Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of PMC, Microsemi or certain of their respective affiliates. During the two year period prior to November 23, 2015, the date of Qatalyst Partners’ written opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and PMC or Microsemi pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to PMC or Microsemi or any of their respective affiliates for which it would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided PMC with financial advisory services in connection with the proposed offer and the merger for which it will be paid approximately $32 million (provided that the final actual fee will be, in part, based on an average of the closing price of Microsemi’s common stock over ten trading days up to and including the second trading day immediately preceding the closing of the offer), $100,000 of which was payable upon the execution of its engagement letter, $1 million of which was payable upon delivery of its opinion dated October 5, 2015, $1 million of which was payable upon delivery of its opinion dated October 29, 2015, $1 million of which was payable upon delivery of its opinion dated November 23, 2015, and the remaining portion of which will be paid upon, and subject to, the closing of the offer. PMC has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.
Opinion of Needham & Company, LLC
PMC retained Needham & Company as a financial advisor in connection with a proposed merger and to render an opinion as to the fairness, from a financial point of view, to the holders of the shares of PMC common stock (other than Microsemi or any of its affiliates and other than holders who have properly demanded appraisal rights) of the consideration to be received by those holders pursuant to the merger agreement. Needham & Company was not authorized to, and did not, solicit third party indications of interest in acquiring all or any part of PMC or any alternative transaction. In addition, Needham & Company was not requested to, and did not, participate in the structuring or negotiation of the terms of the offer or the merger.
On November 23, 2015, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to the board of directors of PMC that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration of  $9.22 in cash and 0.0771 of a share of Microsemi common stock per share (referred to in this “Opinion of Needham & Company, LLC” section as the “transaction consideration”) to be received by the holders of PMC common stock (other than Microsemi or any of its affiliates and other than holders who have properly demanded appraisal rights) pursuant to the merger agreement was fair, from a financial point of view, to those holders. Needham & Company provided its opinion for the information and assistance of the board of directors of PMC in connection with and for the purpose of the board of directors of PMC’s evaluation of the transactions contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to the holders of PMC common stock (other than Microsemi or any of its affiliates and other than holders who have properly demanded appraisal rights) of the transaction consideration, which was determined through arm’s length negotiations between PMC and Microsemi and not by Needham & Company. Needham & Company’s opinion does not address any other aspect of the offer, the merger or any related transaction and does not constitute a recommendation as to whether or not any holder of shares of PMC common stock should tender such shares of PMC common stock in connection with the offer or vote or act on any matter relating to the offer or the merger.
The full text of Needham & Company’s opinion, dated November 23, 2015, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to as Annex C and is incorporated by reference herein. The summary of Needham & Company’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You should read this opinion carefully and in its entirety.
In arriving at its opinion, Needham & Company, among other things:
•
reviewed a draft of the merger agreement dated November 17, 2015;

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reviewed certain publicly available information concerning PMC and Microsemi and certain other relevant financial and operating data of PMC and Microsemi furnished to Needham & Company by PMC and Microsemi;

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reviewed the historical stock prices and trading volumes of PMC common stock and Microsemi common stock;

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held discussions with members of management of PMC and Microsemi concerning current operations of and future business prospects for PMC and Microsemi and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies;

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reviewed certain financial forecasts with respect to PMC and Microsemi prepared by the respective managements of PMC and Microsemi and held discussions with members of such managements concerning those forecasts;

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reviewed certain research analyst projections with respect to PMC and Microsemi and held discussions with members of respective managements of PMC and Microsemi concerning those projections;

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compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed generally relevant to similar data for PMC and Microsemi;

•
reviewed the financial terms of certain business combinations that Needham & Company deemed generally relevant; and

•
reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. Needham & Company assumed the accuracy of the representations and warranties contained in the merger agreement and all related agreements. In addition, Needham & Company assumed that the offer and the merger will be consummated on the terms and subject to the conditions set forth in the draft merger agreement furnished to Needham & Company without waiver, modification or amendment of any material term, condition or agreement of that agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the offer and the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PMC, Microsemi or the contemplated benefits of the offer and the merger. Needham & Company assumed that financial forecasts for PMC and Microsemi provided to Needham & Company by the respective managements of PMC and

Microsemi, including the financial projections by PMC’s management described below under the heading “Certain Unaudited Prospective Financial Information of PMC,” were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of PMC, Microsemi and the combined companies. Based upon the judgment of the board of directors of PMC and management that the Case I projections described under “Certain Unaudited Prospective Financial Information of PMC” reflected the results that were more likely to be achieved, the board of directors of PMC instructed Qatalyst Partners and Needham & Company to use the Case I projections as the basis for their financial analyses in connection with their opinion as to the fairness, from a financial point of view, of the transaction consideration payable in the offer and the merger to the holders of PMC common stock (other than the holders of certain excluded shares described above). Needham & Company relied, without independent verification, on the estimates of management of PMC and Microsemi of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the offer and the merger. Needham & Company also assumed, based on discussions with the respective managements of PMC and Microsemi, that the research analyst projections for PMC and Microsemi represent reasonable estimates of the future financial performance of PMC and Microsemi. Needham & Company expressed no opinion with respect to any of those forecasts (including cost savings and other synergies), estimates or projections or the assumptions on which they were based.
Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of PMC, Microsemi or any of their respective subsidiaries nor did Needham & Company evaluate the solvency or fair value of PMC, Microsemi or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to the holders of PMC common stock (other than Microsemi or any of its affiliates and other than holders who have properly demanded appraisal rights) of the transaction consideration to be received by those holders pursuant to the merger agreement and Needham & Company expressed no opinion as to the fairness of the offer or the merger to, or any consideration received in connection with the offer or the merger by, the holders of any other class of securities, creditors or other constituencies of PMC, or as to PMC’s underlying business decision to engage in the offer and the merger or the relative merits of the offer and the merger as compared to other business strategies that might be available to PMC. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the offer and the merger, or any class of those persons, relative to the transaction consideration to be received by the holders of the shares of PMC common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. Needham & Company expressed no opinion as to the value of Microsemi common stock if and when issued pursuant to the offer and the merger or the prices at which Microsemi common stock or PMC common stock will actually trade at any time.
PMC imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.
In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. As described above, Needham & Company used PMC’s management’s Case I projections as the basis for its financial analyses in connection with its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as they existed on or prior to November 23, 2015, and is not necessarily indicative of current or future market conditions.

PMC Selected Companies Analysis
Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for PMC to the corresponding data and ratios of publicly traded companies that Needham & Company deemed generally relevant because they have lines of business that may be considered similar to PMC’s lines of business because they provide similar products or are semiconductor companies with comparable financial profiles. These companies, referred to as the “Selected Companies,” consisted of the following:
Applied Micro Circuits Corporation
Avago Technologies Limited
Exar Corporation
Inphi Corporation
Maxim Integrated Products, Inc.
QLogic Corporation
Semtech Corporation
Texas Instruments Incorporated
The following tables set forth information concerning the following multiples for the Selected Companies and for PMC implied by the merger:
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enterprise value as a multiple of last 12 months, or LTM, revenues;

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enterprise value as a multiple of projected calendar year, or CY, 2015, 2016 and 2017 revenues;

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enterprise value as a multiple of LTM adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA;

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enterprise value as a multiple of projected CY 2015, 2016 and 2017 adjusted EBITDA;

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price as a multiple of LTM adjusted earnings per share, or EPS; and

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price as a multiple of projected CY 2015, 2016 and 2017 adjusted EPS.

Needham & Company calculated multiples for the Selected Companies using consensus research analyst projections and the closing stock prices for the Selected Companies on November 23, 2015. Needham & Company calculated multiples for PMC based on the transaction consideration for two cases, one using PMC’s management’s Case I projections, referred to in the tables below as “target case,” and the other using consensus research analyst projections, referred to in the tables below as “street case.” Needham & Company calculated multiples for PMC using a transaction consideration value of  $12.01 per share of PMC common stock, reflecting $9.22 in cash and 0.0771 of a share of Microsemi common stock at the November 23, 2015 closing price of Microsemi common stock of  $36.21 per share.
All financial information used in the PMC Selected Companies Analysis, as well as in the Selected Transactions Analysis, Discounted Cash Flow Analysis and Microsemi Selected Companies Analysis described below, excluded the impact of non-recurring items. Adjusted EBITDA and forward-looking adjusted EPS amounts used in those analyses as well as in the Pro Forma Transaction Analysis described below also excluded the impact of stock-based compensation expense.
	Selected Companies				PMC Implied by Merger
	High	Low	Mean	Median	Street Case	Target Case
Enterprise value to LTM revenues	5.8x	1.5x	3.6x	4.0x	4.3x	4.3x
Enterprise value to projected CY 2015 revenues	5.4x	1.5x	3.6x	4.0x	4.3x	4.2x
Enterprise value to projected CY 2016 revenues	4.9x	1.5x	3.3x	3.4x	4.1x	4.0x
Enterprise value to projected CY 2017 revenues	4.3x	1.6x	3.2x	3.2x	3.8x	3.5x
Enterprise value to LTM adjusted EBITDA	36.1x	6.2x	14.8x	11.8x	19.8x	19.8x
Enterprise value to projected CY 2015 adjusted EBITDA	28.6x	7.1x	15.4x	13.2x	13.9x	17.8x
Enterprise value to projected CY 2016 adjusted EBITDA	19.1x	5.2x	11.6x	11.1x	11.7x	13.2x

	Selected Companies				PMC Implied by Merger
	High	Low	Mean	Median	Street Case	Target Case
Enterprise value to projected CY 2017 adjusted EBITDA	10.9x	6.5x	9.2x	9.6x	10.9x	10.9x
Price to LTM adjusted EPS	38.3x	22.2x	29.2x	28.2x	27.5x	27.5x
Price to projected CY 2015 adjusted EPS	31.6x	13.8x	20.4x	20.3x	25.6x	24.0x
Price to projected CY 2016 adjusted EPS	25.2x	12.9x	17.3x	16.4x	18.5x	17.1x
Price to projected CY 2017 adjusted EPS	19.8x	11.2x	15.7x	16.2x	16.2x	13.9x
Selected Transactions Analysis
Needham & Company reviewed publicly available financial information for the following selected merger and acquisition transactions, which represent all of the transactions completed since January 1, 2012 that involved target companies that were publicly traded U.S. semiconductor companies:
Close Date	Acquirer	Target
August 3, 2015	Microchip Technology Incorporated	Micrel, Incorporated
July 2, 2015	Knowles Corporation	Audience, Inc.
May 5, 2015	Avago Technologies Limited	Emulex Corporation
April 30, 2015	MaxLinear, Inc.	Entropic Communications, Inc.
April 28, 2015	Microsemi Corporation	Vitesse Semiconductor Corporation
January 30, 2015	Infineon Technologies AG	International Rectifier Corporation
January 2, 2015	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
December 12, 2014	Murata Electronics North America, Inc.	Peregrine Semiconductor Corporation
September 15, 2014	Cobham plc	Aeroflex Holding Corp.
August 12, 2014	Avago Technologies Limited	PLX Technology, Inc.
July 22, 2014	Analog Devices, Inc.	Hittite Microwave Corporation
May 6, 2014	Avago Technologies Limited	LSI Corporation
April 1, 2014	Microchip Technology Incorporated	Supertex, Inc.
December 18, 2013	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.
October 1, 2013	Maxim Integrated Products, Inc.	Volterra Semiconductor Corporation
November 20, 2012	Cypress Semiconductor Corporation	Ramtron International Corporation
August 2, 2012	Microchip Technology Incorporated	Standard Microsystems Corporation
In reviewing the selected transactions, Needham & Company calculated, for the selected transactions and for the merger,
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enterprise value as a multiple of LTM revenues; and

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enterprise value as a multiple of LTM adjusted EBITDA.

Needham & Company calculated multiples for PMC based on the transaction consideration, using a transaction consideration value of  $12.01 per share of PMC common stock.
The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.
	Selected Transactions				PMC Implied by Merger
	High	Low	Mean	Median
Enterprise value to LTM revenues	7.3x	0.9x	2.5x	2.2x	4.3x
Enterprise value to LTM adjusted EBITDA	26.2x	9.2x	15.4x	14.8x	19.8x

Premiums Paid Analysis
Needham & Company reviewed publicly available financial information for all 20 merger and acquisition transactions that represent transactions involving publicly-traded technology companies completed since January 1, 2012 with transaction values of between $1.5 billion and $3.0 billion. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one trading day, five trading days and 30 trading days prior to the announcement of the transaction.
Needham & Company calculated premiums for PMC based on the transaction consideration, using a transaction consideration value of  $12.01 per share of PMC common stock, and the closing prices per share of PMC common stock one trading day, five trading days and 30 trading days prior to October 1, 2015, as September 30, 2015 was the last trading day prior to speculation in the press regarding a possible transaction. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.
	Selected Transactions				PMC/Microsemi Merger As of Sept. 30, 2015
	High	Low	Mean	Median
One trading day stock price premium	73.8%	5.4%	32.7%	29.9%	77.4%
Five trading day stock price premium	74.2%	5.9%	33.7%	30.9%	90.7%
30 trading day stock price premium	76.6%	17.0%	39.1%	39.9%	89.8%
Discounted Cash Flow Analysis
Needham & Company performed illustrative discounted cash flow analyses to determine indicators of illustrative implied equity values for PMC and illustrative implied equity values per share of PMC common stock based on PMC’s management’s Case I projections and for two projected time periods, a three year period and five year period. Needham & Company calculated a range of indications of the present value of unlevered free cash flows for PMC for the projected fourth quarter of fiscal year 2015 and, in the case of the three year period analysis, projected fiscal years 2016 through 2018, and, in the case of the five year period analysis, projected fiscal years 2016 through 2020. The unlevered free cash flows were derived from PMC’s management’s Case I projections and calculated as described below under the heading “Certain Unaudited Prospective Financial Information of PMC.” In calculating the ranges of present values of unlevered cash flows, Needham & Company used discount rates ranging from 10.0% to 16.0%. The range of discount rates, reflecting an estimated range of weighted average costs of capital of PMC, was selected by Needham & Company utilizing its professional judgment and experience, and was calculated using an assumed equity market risk premium based upon data from Ibbotson Associates, a levered beta estimate based upon Bloomberg financial databases, an assumed size-related risk premium based upon data from Ibbotson Associates, an assumed risk-free rate based on the U.S. Government 10-year Treasury note yield, and the after tax cost of PMC’s debt. Needham & Company then calculated a range of illustrative terminal enterprise values at the end of 2018, for the three year period analysis, and at the end of 2020, for the five year period analysis, by applying in each case multiples ranging from 8.0x to 12.0x to PMC’s management’s estimate of its fiscal year 2018 adjusted EBITDA, for the three year analysis, and fiscal year 2020 adjusted EBITDA, for the five year analysis. The range of multiples was selected by Needham & Company utilizing its professional judgment and experience by reference to the longer term EBITDA multiples for the Selected Companies and PMC. These illustrative terminal enterprise values were then discounted to calculate ranges of implied indications of present values using discount rates ranging from 10.0% to 16.0%. Needham & Company then added the ranges of the implied present values of PMC’s unlevered free cash flows for the projected periods to the ranges of implied present values of PMC’s terminal enterprise values to derive ranges of implied present enterprise values of PMC. Needham & Company then added PMC’s total cash, cash equivalents, short-term investments and investment securities at October 23, 2015 and subtracted PMC’s total debt at October 23, 2015 to arrive at the ranges of implied present equity values. Needham & Company calculated the estimated fully-diluted shares of PMC common stock outstanding at the end of fiscal year 2018, in the case of the three year period analysis, and the end of fiscal year 2020, in the case of the five year period analysis, based on PMC’s management’s estimates of 2.0% annual future share dilution to current stockholders resulting from issuances of equity compensation awards, and divided the implied present equity values by these estimated outstanding share numbers. The three year period analysis indicated an implied per share equity value reference range for PMC of  $8.57 to $12.99 and the five year period analysis indicated an implied per share equity value reference range for PMC of  $8.33 to $13.02.
For illustrative purposes only, Needham & Company also performed, in addition to the analyses described above that were performed with respect to Needham & Company’s opinion, illustrative discounted cash flow analyses based on PMC’s management’s Case II projections described below under the heading “Certain Unaudited Prospective Financial Information of PMC.” As noted above, Needham & Company was instructed by the board of directors of PMC to base its opinion as to the fairness, from a financial point of view, of the transaction consideration to the holders of PMC common stock (other than certain excluded holders) on the Case I projections. Needham & Company performed these analyses because Microsemi was also provided with PMC’s management’s Case II projections. These analyses used the same discount rates and multiples as the analyses described above that were based on PMC’s management’s Case I projections. Based on the Case II projections, the three year period analysis indicated an implied per share equity value reference range for PMC of  $9.96 to $15.25 and the five year period analysis indicated an implied per share equity value reference range for PMC of  $9.78 to $15.45.
Microsemi Selected Companies Analysis
Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Microsemi to the corresponding data and ratios of the Selected Companies.
The following tables set forth information concerning the following multiples for the Selected Companies and for Microsemi:
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enterprise value as a multiple of LTM revenues;

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enterprise value as a multiple of projected CY 2015, 2016 and 2017 revenues;

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enterprise value as a multiple of LTM adjusted EBITDA;

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enterprise value as a multiple of projected CY 2015, 2016 and 2017 adjusted EBITDA;

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price as a multiple of LTM adjusted EPS; and

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price as a multiple of projected CY 2015, 2016 and 2017 adjusted EPS.

Needham & Company calculated multiples for the Selected Companies using consensus research analyst projections and the closing stock prices for the Selected Companies on November 23, 2015. Needham & Company calculated multiples for Microsemi using consensus research analyst projections and the closing stock price for Microsemi common stock on November 23, 2015.
	Selected Companies				Microsemi
	High	Low	Mean	Median
Enterprise value to LTM revenues	5.8x	1.5x	3.6x	4.0x	3.5x
Enterprise value to projected CY 2015 revenues	5.4x	1.5x	3.6x	4.0x	3.4x
Enterprise value to projected CY 2016 revenues	4.9x	1.5x	3.3x	3.4x	3.2x
Enterprise value to projected CY 2017 revenues	4.3x	1.6x	3.2x	3.2x	3.0x
Enterprise value to LTM adjusted EBITDA	36.1x	6.2x	14.8x	11.8x	13.5x
Enterprise value to projected CY 2015 adjusted EBITDA	28.6x	7.1x	15.4x	13.2x	13.4x
Enterprise value to projected CY 2016 adjusted EBITDA	19.1x	5.2x	11.6x	11.1x	9.3x
Enterprise value to projected CY 2017 adjusted EBITDA	10.9x	6.5x	9.2x	9.6x	9.0x
Price to LTM adjusted EPS	38.3x	22.2x	29.2x	28.2x	35.4x
Price to projected CY 2015 adjusted EPS	31.6x	13.8x	20.4x	20.3x	12.9x
Price to projected CY 2016 adjusted EPS	25.2x	12.9x	17.3x	16.4x	10.9x
Price to projected CY 2017 adjusted EPS	19.8x	11.2x	15.7x	16.2x	10.4x

Pro Forma Transaction Analysis
Needham & Company prepared pro forma analyses of the financial impact of the merger based on the transaction consideration, estimated financial results of PMC and Microsemi for calendar year 2016, and estimated transaction expenses, and assuming cost savings and other synergies resulting from the merger. The estimated financial results and transaction expenses were based upon PMC’s and Microsemi’s managements’ estimates, and the estimated transaction expenses included the $88.5 million fee payable to Skyworks upon termination of PMC’s amended and restated merger agreement with Skyworks. The estimated cost savings and other synergies, aggregating $75 million by calendar year 2017 with $64 million realized in calendar year 2016, were based on Microsemi management estimates, as adjusted by PMC’s management for use in analyses. Based upon these estimates and assumptions, Needham & Company noted that the merger would result in accretion to the estimated adjusted EPS of Microsemi for calendar year 2016, including under scenarios in which the estimated cost savings and other synergies were reduced in increments to zero. The actual operating or financial results achieved by the combined entity may vary from estimated results, and these variations may be material.
Miscellaneous
No company, transaction or business used in the “PMC Selected Companies Analysis,” “Selected Transactions Analysis,” “Premiums Paid Analysis” or “Microsemi Selected Companies Analysis” as a comparison is identical to PMC or Microsemi or to the offer and the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.
The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.
In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond PMC’s or Microsemi’s control. Any estimates contained in or underlying these analyses, including estimates of PMC’s and Microsemi’s future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the board of directors of PMC in their evaluation of the offer and the merger and should not be viewed as determinative of the views of the board of directors of PMC or management with respect to the transaction consideration or the offer and the merger.
Under the terms of PMC’s engagement letter with Needham & Company, PMC has paid or agreed to pay Needham & Company a $50,000 retainer upon the commencement of the engagement, a nonrefundable fee of  $600,000, against which the retainer was credited, that became payable upon Needham & Company’s delivery of its opinion with respect to the original merger agreement with Skyworks on October 5, 2015, and a nonrefundable fee of  $400,000 that became payable upon Needham & Company’s delivery of its opinion with respect to the amended and restated merger agreement with Skyworks on October 29, 2015. No additional fee was payable to Needham & Company in connection with the delivery of its opinion on

November 23, 2015 with respect to the merger agreement and no portion of Needham & Company’s fee is contingent on the successful completion of the offer or the merger. In addition, PMC has agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.
Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company believes that it was retained by the board of directors of PMC as a financial advisor to provide its opinion based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with PMC and its industry generally. Needham & Company has not in the past two years provided investment banking or financial advisory services to PMC unrelated to its current engagement for which it has received compensation. Needham & Company has not in the past two years provided investment banking or financial advisory services to Microsemi or the Offeror for which it has received compensation. Needham & Company may in the future provide investment banking and financial advisory services to PMC, Microsemi, or their respective affiliates unrelated to the offer or the merger, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade equity securities of PMC and Microsemi for its own account or for the account of its customers or affiliates and, therefore, may at any time hold a long or short position in those securities.
Certain Unaudited Prospective Financial Information of PMC
PMC does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current quarter in its regular earnings press releases and other investor materials.
In August 2015, PMC’s management presented updated financial projections to the board of directors of PMC based upon PMC’s year-to-date performance that included a forecast of a target case, which we refer to as “Case I,” that represented management’s judgment as to the results that could be achieved, taking into account PMC’s management’s judgment as to the likelihood of winning the business for which PMC was competing, and whether there would be delays in when customers will roll out new products, among other risks, and a forecast of an upside case, which we refer to as “Case II,” based on a bottom-up analysis of projected sales that did not reflect any such judgment by management in each case for the current year and for the six subsequent years. In connection with the evaluation of PMC’s strategic alternatives, PMC’s management provided the Case I and Case II projections to parties interested in a potential strategic transaction with PMC that entered into confidentiality agreements with PMC, including to Microsemi. The Case I projections were also intended for use internally to evaluate management’s performance. The projections were provided by management with a view to showing potential bidders the potential performance of PMC, subject to certain assumptions reflected therein. Both the Case I and Case II projections were provided to potential interested parties as well as to Qatalyst Partners and Needham & Company. Based upon the judgment of the board of directors of PMC and management that the Case I projections reflected the results that were more likely to be achieved, the board of directors of PMC instructed Qatalyst Partners and Needham & Company to use the Case I projections as the basis for their financial analyses in connection with their opinions as to the fairness, from a financial point of view, of the transaction consideration payable in the merger to the holders of the shares of PMC common stock (other than the holders of certain excluded shares).
These financial projections and forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, International Financial Reporting Standards, or U.S. GAAP, and do not, and were not intended to, act as public guidance regarding PMC’s future financial performance. The inclusion of this information in this document should not be regarded as an indication that PMC or any recipient of this information considered, now considers or will consider this information to be necessarily predictive of future results. PMC does not intend to update or otherwise revise the financial projections to correct any errors existing in such projections when made, to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error.
Although presented with numerical specificity, the financial projections and forecasts included in this document are based on numerous estimates, assumptions and judgments (in addition to those described below) that may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies related to various factors, including growth rates of the end markets in which PMC participates, timely completion of PMC’s product development schedules, the competitiveness of PMC’s current or future products relative to those of PMC’s competitors, the production plans and product transition schedules of PMC’s customers, and the acceptance in the marketplace of PMC’s customers’ products that incorporate PMC’s products and the other factors listed in the section entitled “Forward-Looking Statements” beginning on page 26. These or other factors may cause the financial projections or the underlying assumptions and estimates to be inaccurate. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections also do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of the financial projections and forecasts in this document shall not be deemed an admission or representation by us that such information is material. The inclusion of the projections should not be regarded as an indication that PMC considered or now considers them to be a reliable prediction of future results and you should not rely on them as such. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those reflected in the projections. You should read the section entitled “Forward-Looking Statements” beginning on page 26 for additional information regarding the risks inherent in forward-looking information such as the financial projections.
Certain of the financial projections set forth herein may be considered non-U.S. GAAP financial measures. A non-U.S. GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. PMC believes that the additional non-U.S. GAAP measures are useful to investors for the purpose of financial analysis. Management uses these measures internally to evaluate PMC’s in-period operating performance before gains, losses and other charges that are considered by management to be outside of PMC’s core operating results. In addition, the measures are used for planning and forecasting of PMC’s future periods. However, non-U.S. GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-U.S. GAAP measures and presentation of results.
The projections for PMC’s fourth quarter of fiscal year 2015 through fiscal year 2021 exclude the effects of stock-based compensation, acquisition-related costs, termination costs, asset impairments, lease exit costs, amortization of purchased intangible assets, foreign exchange loss (gain) on foreign tax liabilities, and accretion of discount on short-term and long-term obligations. The dollar amounts below are in millions of U.S. dollars, rounded to the nearest one million dollars.
Management Projections — Case I
($MM, except percentages and per share amounts)
	Q4 2015E(1)	Fiscal year
		2016E	2017E	2018E	2019E	2020E	2021E
Revenue	$145	$573	$643	$728	$769	$808	$838
Adjusted EBITDA(2)	46	172	208	243	257	270	280
Operating Income(3)	41	152	186	218	230	241	250
NOPAT(4)	41	151	185	216	229	240	225
UFCF(5)	48	143	173	217	229	240	225
Earnings Per Share(6)	0.19	0.70	0.86	1.01	1.07	1.12	1.16

(1)
The projected financial data provided in this table has not been updated to reflect PMC’s current views of its future financial performance, and should not be treated as guidance with respect to projected financial results for the fourth quarter of 2015 or any other period.

(2)
Adjusted EBITDA represents earnings before interest and taxes, presented on a non-U.S. GAAP basis excluding amortization and stock based compensation as expenses, plus depreciation.

(3)
Operating income, as used in PMC’s projections, is a non-U.S. GAAP financial measure.

(4)
Net operating profit after taxes is a non-U.S. GAAP financial measure calculated by starting with operating income (as shown in the table above) and subtracting PMC’s estimated taxes payable in cash (such amounts include the effect of PMC’s estimated tax attributes).

(5)
Unlevered free cash flow is a non-U.S. GAAP financial measure calculated by starting with operating income (as shown in the table above) and subtracting taxes, capital expenditures, investment in working capital, cash payments associated with anticipated restructuring and deferred cash payments for acquisitions and then adding back depreciation expense.

(6)
Earnings per share, as used in PMC’s projections, is a non-U.S. GAAP financial measure.

Management Projections — Case II
($MM, except percentages and per share amounts)
	Q4 2015E(1)	Fiscal year
		2016E	2017E	2018E	2019E	2020E	2021E
Revenue	$145	$615	$757	$870	$927	$979	$1,017
Adjusted EBITDA(2)	46	193	253	290	309	327	339
Operating Income(3)	41	172	227	260	277	292	304
NOPAT(4)	41	171	225	259	276	291	273
UFCF(5)	48	162	213	260	277	291	273
Earnings Per Share(6)	0.19	0.80	1.05	1.21	1.29	1.36	1.41

(1)
The projected financial data provided in this table has not been updated to reflect PMC’s current views of its future financial performance, and should not be treated as guidance with respect to projected financial results for the fourth quarter of 2015 or any other period.

(2)
Adjusted EBITDA represents earnings before interest and taxes, presented on a non-U.S. GAAP basis excluding amortization and stock based compensation as expenses, plus depreciation.

(3)
Operating income, as used in PMC’s projections, is a non-U.S. GAAP financial measure.

(4)
Net operating profit after taxes is a non-U.S. GAAP financial measure calculated by starting with operating income (as shown in the table above) and subtracting PMC’s estimated taxes payable in cash (such amounts include the effect of PMC’s estimated tax attributes).

(5)
Unlevered free cash flow is a non-U.S. GAAP financial measure calculated by starting with operating income (as shown in the table above) and subtracting taxes, capital expenditures, investment in working capital, cash payments associated with anticipated restructuring and deferred cash payments for acquisitions and then adding back depreciation expense.

(6)
Earnings per share, as used in PMC’s projections, is a non-U.S. GAAP financial measure.

Ownership of Microsemi After the Offer and the Merger
It is estimated that former stockholders of PMC will own in the aggregate approximately 15% of the outstanding shares of Microsemi common stock immediately following consummation of the offer and the merger, assuming that:
•
Microsemi acquires through the offer and the merger 100% of the outstanding shares of common stock of PMC;

•
in the offer and the merger, Microsemi issues approximately 16.2 million shares of Microsemi common stock as part of the transaction consideration (see note 4(b) in “Unaudited Pro Forma Condensed Combined Financial Statements” for the calculation of the estimated shares to be issued); and

•
immediately following completion of the merger, there are approximately 112.0 million shares of Microsemi common stock outstanding (calculated by adding 95.8 million, the number of shares of Microsemi common stock outstanding as of December 14, 2015 (excluding treasury shares), plus approximately 16.2 million, the number of shares of Microsemi common stock estimated to be issued as part of the transaction consideration). As of December 14, 2015, there were also approximately 154.2 million shares of Microsemi common stock reserved for issuance.

Dissenters’ Rights
No appraisal rights are available to PMC stockholders in connection with the offer. However, if the merger is consummated, the holders of record of shares of PMC common stock immediately prior to the effective time of the merger who (1) did not tender their shares of PMC common stock in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.
The “fair value” of any shares of PMC common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of such shares. PMC stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, Microsemi and PMC may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of PMC common stock is less than such amount.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 that is being mailed to you together with this document constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a PMC stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following, among other things:
•
within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to PMC a written demand for appraisal of shares of PMC common stock held, which demand must reasonably inform PMC of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such holder’s PMC shares in the offer; and

•
continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the merger.

This does not purport to be a complete statement of the procedures to be followed by PMC stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex C to the Schedule 14D-9.
Plans for PMC
In connection with the offer, Microsemi has reviewed and will continue to review various possible business strategies that it might consider in the event that Microsemi acquires control of PMC, whether pursuant to the offer and/or the merger or otherwise. Following a review of additional information regarding PMC, these changes could include, among other things, changes in PMC’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Offer and the Merger — Microsemi’s Reasons for the Offer and the Merger.”
Delisting and Termination of Registration
Following consummation of the offer and the merger, shares of PMC common stock will no longer be eligible for inclusion on Nasdaq and will be withdrawn from listing. Assuming that PMC qualifies for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the offer and the merger are consummated, Microsemi also intends to seek to terminate the registration of shares of PMC common stock under the Exchange Act.
Board of Directors, Management and Organizational Documents
Upon consummation of the merger the directors of the Offeror immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, and the officers of PMC immediately prior to the effective time of the merger will continue as the officers of the surviving corporation, in each case until their successors have been duly elected or appointed or qualified or until their earlier death, resignation or removal. At the effective time of the merger, the certificate of incorporation and bylaws of PMC will become the certificate of incorporation and bylaws of the surviving corporation.
From and after the effective time of the merger until the sixth anniversary thereof, the organizational documents of the surviving company and its subsidiaries as of the effective time of the merger will contain provisions no less favorable with respect to indemnification and exculpation of individuals who were, prior to the effective time of the merger, directors or officers or employees of PMC or any of its present or former subsidiaries, than are presently set forth in the organizational documents of PMC and its subsidiaries.
After Microsemi’s review of PMC and its corporate structure, management and personnel, Microsemi will determine what additional changes, if any, are desirable.
Regulatory Approvals
Microsemi is not aware of any governmental license or regulatory permit that appears to be material to PMC’s business that might be adversely affected by the Offeror’s acquisition of PMC shares pursuant to the offer or the merger or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of PMC shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, Microsemi and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to PMC’s business or (c) certain parts of PMC’s or Microsemi’s, or any of their respective subsidiaries’ businesses, would not have to be disposed of or held separate.
Microsemi and PMC agreed to use their reasonable best efforts to obtain any required governmental or third party consents and approvals required in connection with the offer and the merger (including in connection with the HSR Act and foreign antitrust laws) and, including with respect to antitrust laws, use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the offer and the merger as promptly as reasonably practicable.
It is a condition to completion of the offer and the merger that the waiting period under the HSR Act has expired or been terminated. Accordingly, and in accordance with their obligations under the merger agreement, Microsemi filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) on December 9, 2015. PMC filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division and the FTC on December 9, 2015.
Under the HSR Act, the purchase of PMC common stock in the offer may not be completed until the expiration of a thirty (30) calendar day waiting period, which began when Microsemi filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division on December 9, 2015, unless the FTC and Antitrust Division grant early termination of such waiting period. If the thirty (30) calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m. the next business day. The required waiting period with respect to the offer and the merger is expected to expire at 11:59 p.m., New York City time, on or about January 8, 2016, unless the FTC and Antitrust Division grant early termination of the waiting period, or Microsemi receives a request for additional information or documentary material prior to that time. If within the thirty (30) calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Microsemi, the waiting period with respect to the offer and the merger would be extended for an additional period of thirty (30) calendar days following the date of Microsemi’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the additional thirty (30) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.
At any time before or after consummation of the offer and the merger, notwithstanding any termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the offer and the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the of the offer and the merger, and notwithstanding any termination or expiration of the waiting period under the HSR Act, any state or other governmental entity could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the offer and the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer and the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.
Interests of Certain Persons in the Offer and the Merger
Certain of PMC’s executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of PMC’s stockholders generally. The board of directors of PMC was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated therein.
Treatment of Equity and Equity-Based Awards
Certain PMC directors and executive officers hold one or more of the following awards: PMC stock options, PMC RSUs, and PMC PRSUs, which awards will be treated as follows in connection with the merger:
PMC Stock Options
At the effective time of the merger, each outstanding PMC stock option will, without any further action on the part of any holder thereof, (i) to the extent unvested, be fully vested, and (ii) be cancelled and the holder thereof will be entitled to receive as payment Option Consideration that equals the positive difference, if any, between the dollar value of the per share transaction consideration and the exercise price applicable to the PMC stock option, multiplied by the number of shares of PMC common stock for which the PMC stock option was exercisable, less any amount required to be withheld (which withholding will first be applied against the cash portion of the Option Consideration). For the avoidance of doubt, if the Option Consideration for any PMC stock option is zero or a negative number, such PMC stock option will be cancelled at the effective time of the merger without any payment therefor. Following the effective time of the merger, any such cancelled PMC stock option will no longer be exercisable for shares of PMC common stock and will entitle the holder thereof to only the payment described in this paragraph, which the surviving corporation will make as of, or within two business days after, the effective time of the merger.
PMC Restricted Stock Units
At the effective time of the merger, each outstanding vested PMC RSU (including those PMC RSUs that become vested by their terms immediately prior to or as of the effective time of the merger) will, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding will first be applied against the cash portion of the consideration paid in respect of a vested PMC RSU) (i) an amount in cash equal to the cash component of the per share transaction consideration multiplied by the total number of shares of PMC common stock subject to such PMC RSU, and (ii) a number of shares of Microsemi common stock equal to the product of the non-cash component of the per share transaction consideration and the total number of shares of PMC common stock subject to such PMC RSU, provided that any fraction of a share of Microsemi common stock resulting from such product will be cashed out to the nearest whole cent. The surviving corporation will make the payment described in this paragraph in the next practicable payroll following the effective time of the merger; provided, that payment will be made at such other time or times following the effective time of the merger consistent with the terms of the PMC RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.
At the effective time of the merger, the unvested PMC RSUs outstanding immediately prior to the effective time of the merger will be converted into the Converted RSUs, equal to the product of  (x) the number of shares of PMC common stock subject to such PMC RSUs and (y) the sum of  (A) 0.0771 and (B) the quotient obtained by dividing (i) $9.22 by (ii) the volume weighted average trading price of Microsemi common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger, which sum we refer to as the “Equity Conversion Ratio”. Any Converted RSUs so issued will be subject to the same terms and conditions as were applicable under such PMC RSUs (including any applicable change of control or other accelerated vesting provisions), with the terms and conditions modified as appropriate to reflect the assumption; provided, that all references to the “Company” in the applicable PMC equity plans and award agreements will be references to Microsemi. Each Converted RSU that vests after the effective time of the merger will be settled in shares of Microsemi common stock; provided, that in the event that Microsemi reasonably determines at any time prior to the effective time of the merger that it would not be permitted to consummate the merger or the other transactions contemplated by the merger agreement without the prior approval of Microsemi’s stockholders under applicable laws or the rules of Nasdaq, Microsemi will have the power to provide that any such Converted RSU that vests after the effective time of the merger will be settled by a cash payment equal to the value of a share of Microsemi common stock at the time of such settlement.
Notwithstanding the PMC RSU treatment described above, unvested PMC RSUs held by PMC’s non-employee directors will vest in full immediately prior to the effective time of the merger, pursuant to the terms of a letter agreement between PMC and each of the non-employee directors, and will be treated as vested RSUs at the effective time of the merger.
PMC Performance-Based Restricted Stock Units
At the effective time of the merger, the unvested PMC PRSUs outstanding immediately prior to the effective time of the merger will be assumed and converted into the Converted PRSUs, equal to the product of  (x) the number of shares of PMC common stock subject to such PMC PRSUs, assuming achievement of target-level performance with respect to each performance period, performance cycle or measurement cycle applicable to such PMC PRSUs and (y) the Equity Conversion Ratio. Any Converted PRSUs so issued will continue to be subject to the vesting schedule applicable to PMC PRSUs, including that the Converted PRSUs will be settled no later than the 15th day of the 3rd calendar month following the applicable vesting date (or as otherwise required by the applicable award agreement) subject only to the continued service of the grantee with the surviving corporation, Microsemi or an affiliate through each applicable vesting date or measurement cycle end date but will not be subject to any performance metrics following the effective time of the merger, and will otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such PMC PRSUs (after giving effect to and including any applicable change of control or other accelerated vesting provisions); provided, that all references to the “Company” in the applicable PMC equity plans and award agreements will be references to Microsemi. Each Converted PRSU that vests after the effective time of the merger will be settled in shares of Microsemi common stock; provided, that in the event that Microsemi reasonably determines at any time prior to the effective time of the merger that it would not be permitted to consummate the merger or the other transactions contemplated by the merger agreement without the prior approval of Microsemi’s stockholders under applicable laws or the rules of Nasdaq, Microsemi will have the power to provide that any such Converted PRSU that vests after the effective time of the merger will be settled by a cash payment equal to the value of a share of Microsemi common stock at the time of such settlement.
PMC Stock Options and Restricted Stock Units to Be Cancelled in Exchange for a Cash and Stock Payment
The following table sets forth PMC stock option and PMC RSU information related to the payments expected to be made to non-employee directors, named executive officers and other executive officers of PMC in exchange for cancellation of their awards. The amounts listed below are estimates based on an assumed closing date of the merger of December 11, 2015, and based on the per share transaction consideration payable for each share of PMC common stock underlying each PMC stock option and PMC RSU, provided that such consideration will be reduced by the applicable exercise price with respect to PMC stock options. However, the actual amounts, if any, to be received by a director or executive officer will depend on the outstanding PMC stock options and PMC RSUs held by such individuals as of the actual closing date of the merger, which may differ from the amounts set forth below.
	Total Payment With Respect to Options		Total Payment With Respect to Vested RSUs		Total Payment With Respect to Options and Vested RSUs
	Shares	Value	Shares	Value
Non-Employee Directors(1)
Richard E. Belluzzo	—	—	16,015	$189,578	$189,578
Michael R. Farese	160,000	$543,141	16,015	$189,578	$732,719
Jonathan J. Judge	—	—	16,015	$189,578	$189,578
Michael A. Klayko	—	—	16,015	$189,578	$189,578
William H. Kurtz	170,000	$680,938	16,015	$189,578	$870,516
Richard N. Nottenburg	—	—	16,015	$189,578	$189,578
Named Executive Officers(2)
Gregory S. Lang	2,503,769	$11,002,736	—	—	$11,002,736
Steven J. Geiser	230,743	$1,347,179	—	—	$1,347,179
Travis Karr	139,701	$739,963	—	—	$739,963
Alinka Flaminia	97,076	$513,792	—	—	$513,792
Other Executive Officers
Ra’ed O. Elmurib	321,370	$1,618,906	—	—	$1,618,906
David Fein	84,600	$380,867	—	—	$380,867
Tom Sun	104,754	$554,958	—	—	$554,958

(1)
PMC RSUs held by PMC’s non-employee directors will vest in full immediately prior to the effective time of the merger and will be treated as vested PMC RSUs at the effective time of the merger.

(2)
Robert M. Liszt and Colin C. Harris are also named executive officers of PMC for whom disclosure was required in PMC’s most recent proxy statement. However, Mr. Liszt and Mr. Harris departed PMC in December 2014 and May 2015, respectively, and will not receive any payments or benefits in connection with the merger.

Restricted Stock Units and Performance-Based Restricted Stock Units to Be Converted or Assumed in the Merger
The following table sets forth PMC RSU and PMC PRSU ownership information with regard to equity awards held by directors and executive officers that are not expected to be canceled and paid out at the effective time of the merger. The amounts listed below are estimates based on an assumed closing date of the merger of December 11, 2015 and based on equity award holdings as of such date. However, the actual number of PMC RSUs or PMC PRSUs to be converted into Converted RSUs and Converted PRSUs, respectively, will depend on the number of outstanding PMC RSUs and PMC PRSUs held by such individuals that remain unvested on the actual closing date of the merger, including new grants that may be made to such individuals prior to the closing of the merger, consistent with the terms of the merger agreement. The table below reflects the PMC shares subject to such awards. As described above, the unvested PMC RSUs and PMC PRSUs will be converted at the effective time of the merger into Converted RSUs of Microsemi based on the Equity Conversion Ratio described above.
	Conversion With Respect to Unvested RSUs	Conversion With Respect to Unvested PRSUs
	Shares	Shares
Non-Employee Directors(1)
Richard E. Belluzzo	—	—
Michael R. Farese	—	—
Jonathan J. Judge	—	—
Michael A. Klayko	—	—
William H. Kurtz	—	—
Richard N. Nottenburg	—	—
Named Executive Officers
Gregory S. Lang	207,733	363,659
Steven J. Geiser	87,320	95,934
Travis Karr	90,328	105,374
Alinka Flaminia	44,325	64,037
Other Executive Officers
Ra’ed O. Elmurib	36,287	48,372
David Fein	49,350	37,300
Tom Sun	46,437	63,509

(1)
PMC RSUs held by PMC’s non-employee directors will vest in full immediately prior to the effective time of the merger and will be treated as vested PMC RSUs at the effective time of the merger.

Treatment of Employee Stock Purchase Plan
The PMC ESPP will continue to be operated in accordance with its terms and past practice, provided, that if the closing of the merger is expected to occur prior to the end of an Offering Period (as defined in the PMC ESPP), PMC will take action to provide for an earlier Exercise Date (as defined in the PMC ESPP) in accordance with Section 19 of the PMC ESPP. The New Exercise Date will be as reasonably close to the closing date of the merger as is administratively practicable, and PMC will notify each participant in writing at least 15 days prior to the New Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the PMC ESPP) of such option)

has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11 of the PMC ESPP. PMC will not begin an Offering Period after November 24, 2015.
Other Arrangements with Executive Officers
Change in Control Agreements
Under the terms of agreements between PMC and its named executive officers, each named executive officer (other than Mr. Liszt, who separated from PMC effective December 8, 2014, and Mr. Harris, who separated from PMC effective May 29, 2015) would receive certain compensation and benefits upon a termination without “cause” or a “constructive termination,” in either case occurring 60 days prior to or two years following a “change of control,” as each such term is defined in the applicable agreement (an employment agreement in the case of Mr. Lang, and a change of control agreement in the case of the other named executive officers, with certain provisions also contained in applicable equity award agreements). The merger will constitute a “change in control” for purposes of these agreements. These payments and benefits, which are subject to applicable withholding, are as follows:
For Mr. Lang:
(1)
A lump sum cash payment equal to two times his then current base salary;

(2)
A lump sum cash payment equal to one times his Annual Bonus (as defined in Mr. Lang’s employment agreement), assuming achievement of target-level performance, under PMC’s Short Term Incentive Program;

(3)
Reimbursement of, or a lump sum payment for, the cost of 12 months of continued health and dental insurance;

(4)
Acceleration of vesting of all PMC stock options and PMC RSUs that are outstanding and unvested as of the date of separation from service, including, to the extent the compensation committee has not determined the number of earned PMC RSUs as of such date, vesting in (i) the target number of operating plan-based PMC PRSUs; (ii) the target number of certain total shareholder return-based PMC PRSUs; and (iii) for certain total shareholder return-based PMC PRSUs, a number of such total shareholder return-based PMC PRSUs as determined by the compensation committee based on performance through the date of change in control; and

(5)
Twelve months (or, if shorter, the remaining option term) from the date of his separation from service to exercise all vested PMC stock options.

Subject to the terms stated above, Mr. Lang will receive all of the foregoing severance benefits upon his satisfaction of the following requirements: (i) execution of a general release of all claims against PMC and its affiliates; (ii) continued compliance with the non-competition provisions contained in his offer letter for a 12 month period following his termination; and (iii) continued compliance with the terms of his Confidential Information, Invention Assignment and Arbitration Agreement, including the non-solicitation provisions therein, for a 12 month period following his termination. Should Mr. Lang breach such restrictions, he will immediately cease to be entitled to the severance payments and benefits listed above and PMC will also be entitled to recover at law any monetary damages for any additional economic loss caused by such breach and may, to the maximum extent allowable under applicable law, seek equitable relief in the form of an injunction precluding Mr. Lang from continuing such breach.
For each of the other Executive Officers:
(1)
A lump sum cash payment equal to one times his or her then current base salary;

(2)
A lump sum cash payment equal to one times his or her Annual Bonus (as defined in the applicable agreement), assuming achievement of target-level performance, under PMC’s Short Term Incentive Program;

(3)
Reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance;

(4)
Acceleration of vesting of all PMC stock options and PMC RSUs that are outstanding and unvested as of the date of separation from service, including, to the extent the compensation committee has not determined the number of earned PMC RSUs as of such date, vesting in (i) the target number of operating plan-based PMC PRSUs; (ii) the target number of certain total shareholder return-based PMC PRSUs; and (iii) for certain total shareholder return-based PMC PRSUs, a number of such total shareholder return-based PMC PRSUs as determined by the compensation committee based on performance through the date of change in control; and

(5)
Twelve months (or, if shorter, the remaining option term) from the date of separation from service to exercise all vested PMC stock options.

Subject to the terms stated above, each named executive officer will receive all of the foregoing severance benefits upon his or her satisfaction of the following requirements: (i) execution of a general release of all claims against PMC and its affiliates and (ii) continued compliance with the non-competition and non-solicitation provisions contained in his or her change of control agreement for a 12 month period following his or her termination. Should any named executive officer breach such restrictions, he or she will immediately cease to be entitled to the severance payments and benefits listed above and PMC will also be entitled to recover at law any monetary damages for any additional economic loss caused by such breach and may, to the maximum extent allowable under applicable law, seek equitable relief in the form of an injunction precluding such named executive officer from continuing such breach.
In the event that any of the foregoing payments and benefits would be deemed to be parachute payments with respect to any of PMC’s executive officers, including Mr. Lang, each of Mr. Lang’s employment agreement and the executive officers’ change of control agreements provide that the payments and benefits will be reduced if such a reduction maximizes the executive’s net after tax benefit (after taking into account any excise taxes payable under Section 4999 of the Code).
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of PMC’s named executive officers and that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation. The amounts set forth in the tables below are based on payments and benefits that may become payable under the terms of change of control or employment agreements or to which each PMC named executive officer is a party, pursuant to the terms of equity awards or pursuant to the terms of the merger agreement. The terms and conditions of the change of control and severance agreements, as well as the treatment of equity awards under the merger agreement, are described under the heading “— Other Arrangements with Executive Officers,” which is incorporated by reference herein. The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the closing of the merger occurred on December 11, 2015 and that each named executive officer will be terminated immediately following the closing of the merger. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.
	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Named Executive Officers(4)
Gregory S. Lang	$2,139,000	$9,889,370	$13,861	$12,042,231
Steven J. Geiser	$630,360	$3,414,070	$22,395	$4,066,825
Travis Karr	$463,680	$2,947,166	$2,293	$3,413,139
Alinka Flaminia	$529,152	$1,723,633	$16,451	$2,269,236

(1)
Represents (i) for Mr. Lang, a lump sum cash payment equal to two times his base salary, and for each other named executive officer, a lump sum cash payment of one times his or her base salary and (ii) for each named executive officer a lump sum cash payment equal to one times the target amount of his or her annual bonus under PMC’s Short-Term Incentive Program. These amounts are “double trigger” payments that are payable upon a qualifying termination that occurs within a specified period following, or 60 days prior to but in connection with, a change of control.
(2)
Reflects payments in cancellation of stock and option awards, including the value of accelerated vesting in full of all PMC stock options (less applicable exercise prices) and unvested PMC RSUs and assumes vesting in the number of PMC RSUs subject to outstanding unvested PMC PRSUs, assuming achievement of target-level performance, which accelerated vesting is a “double-trigger” benefit as described above, calculated as follows:

	Value of PMC Stock Option Payments(i)	Value of PMC RSU Payments(ii)	Value of PMC PRSU Payments(iii)	Value of All Equity Payments
Named Executive Officers
Gregory S. Lang	$3,444,481	$2,342,389	$4,102,500	$9,889,370
Steven J. Geiser	$1,347,179	$984,617	$1,082,274	$3,414,070
Travis Karr	$739,963	$1,018,535	$1,188,668	$2,947,166
Alinka Flaminia	$501,432	$499,807	$722,395	$1,723,633

(i)
Represents payments in cancellation of PMC stock options, calculated as the per share transaction consideration per share of PMC common stock underlying PMC stock options, reduced by the applicable exercise price, multiplied by the number of PMC stock options being canceled after giving effect to those PMC stock options that would vest on an accelerated basis pursuant to the applicable agreement: For Mr. Lang, 644,583 PMC stock options; for Mr. Geiser, 230,743 PMC stock options; for Mr. Karr, 139,701 PMC stock options; and for Ms. Flaminia, 94,834 PMC stock options.

(ii)
Represents payments in cancellation of PMC RSUs, calculated as the conversion of such PMC RSUs into Converted RSUs followed by the cancellation of such Converted RSUs in consideration for a payment equal to the closing trading price of Microsemi common stock on Nasdaq on December 11, 2015, multiplied by the number of Converted RSU shares subject to accelerated vesting, based on the presumption that the executive’s employment will terminate immediately following the effective time of the merger: For Mr. Lang, 207,733 PMC RSUs; for Mr. Geiser, 87,320 PMC RSUs; for Mr. Karr, 90,328 PMC RSUs; and for Ms. Flaminia, 44,325 PMC RSUs.

(iii)
Represents payments in cancellation of PMC PRSUs, calculated as the conversion of such PMC PRSUs into Converted RSUs, assuming achievement of target-level performance, followed by the cancellation of such Converted RSUs in consideration for a payment equal to the closing trading price of Microsemi common stock on Nasdaq on December 11, 2015, multiplied by the number of Converted RSU subject to accelerated vesting, based on the presumption that the executive’s employment will terminate immediately following the effective time of the merger: For Mr. Lang, 363,659 PMC PRSUs; for Mr. Geiser, 95,934 PMC PRSUs; for Mr. Karr, 105,374 PMC PRSUs; and for Ms. Flaminia, 64,037 PMC PRSUs.

(3)
Represents reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance (for Mr. Lang, the cost of 12 months of continued health and dental insurance). These amounts are “double trigger” payments, which, as described above, means that they are payable upon a qualifying termination that occurs within a specified period following, or 60 days prior to but in connection with, a change of control.

(4)
Robert M. Liszt and Colin C. Harris are also named executive officers of PMC for whom disclosure was required in PMC’s most recent proxy statement. However, Mr. Liszt and Mr. Harris departed PMC in December 2014 and May 2015, respectively, and will not receive any payments or benefits in connection with the merger.

Treatment of Employee Benefits
The merger agreement provides that for a period of 12 months following the effective time of the merger (or, if shorter, during an employee’s period of employment or until December 31, 2016), Microsemi will provide (i) each employee of PMC or its subsidiaries employed immediately prior to the effective time of the merger and who remains employed during such period with (x) a base salary or wage rate and (y) aggregate cash incentive compensation opportunity that is no less favorable than the base salary or wage rate and aggregate incentive compensation opportunity in effect for such employee immediately prior to the effective time of the merger (but without any requirement to provide comparability for any equity or cash awards granted in connection with or anticipation of the transactions contemplated by the merger agreement or with any change of control or retention features or as new hire awards), and (ii) such employees as a whole with employee benefits that, in the aggregate, are no less favorable than those benefits in effect for the employees on November 24, 2015 (excluding any change in control or retention benefits, defined benefit plans, and post-employment welfare benefits). In addition, Microsemi will, for not fewer than six months following the effective time of the merger, provide U.S. employees with severance benefits not less favorable than those available to such U.S. employees pursuant to the PMC U.S. Severance Guidelines. The treatment described above does not apply with respect to individuals covered by collective bargaining agreements or other collective representations, in which case the terms of the applicable collective bargaining agreement or collective representation will apply, or (other than with respect to equity-based incentive compensation) with respect to individuals subject to non-U.S. law, in which case Microsemi will comply with any applicable laws or employment agreements with respect to compensation and benefits.
Each continuing PMC employee will be given credit for his or her years of service with PMC before the consummation of the merger to the same extent as under any similar PMC benefit plan, for purposes of eligibility, vesting, vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that Microsemi or the surviving corporation or any subsidiary thereof may establish or maintain (except to the extent necessary to avoid duplication of benefits). At least two business days prior to the scheduled expiration of the offer, PMC will terminate its 401(k) plan, subject to the occurrence of the closing of the merger, if Microsemi requires it to do so.
Certain Relationships With PMC
As of the date of this document, Microsemi owns 100 shares of PMC common stock. Except for Microsemi’s purchase of its 100 shares of PMC common stock, neither Microsemi nor the Offeror have effected any transaction in the securities of PMC in the past 60 days. To the best of Microsemi and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex D, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of PMC or has effected any transaction in the securities of PMC during the past 60 days. Except in connection with the offer and the merger as described in this document, there have been no transactions in the past two years between Microsemi, the Offeror or the individuals listed on Annex D, on the one hand, and PMC or its directors, executive officers or affiliates, on the other hand.
In connection with Microsemi’s evaluation of the potential business combination that resulted in the offer and the merger, Microsemi and PMC entered into a confidentiality agreement dated September 3, 2014, which was superseded by a second confidentiality agreement dated October 20, 2015, which was superseded by a third confidentiality agreement dated October 30, 2015 (as it may be amended from time to time, the “confidentiality agreement”). Pursuant to the confidentiality agreement, Microsemi agreed on behalf of itself and its representatives, among other things and subject to certain exceptions, (i) not to disclose and to keep confidential information concerning PMC or its subsidiaries obtained by Microsemi or its representatives and to use such information solely for the purpose of evaluating a possible transaction between the parties, and (ii) to certain employee non-solicitation provisions for a period of twelve (12) months following the date of the confidentiality agreement.
Source and Amount of Funds
Microsemi estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of PMC common stock sought in the offer (which is 100% of the outstanding shares of PMC-Sierra common stock on a fully diluted basis) and complete the merger is approximately

$1.9 billion, plus related fees and expenses. Microsemi anticipates that the funds needed to complete the offer and the merger will be derived from a combination of  (i) available cash on hand and (ii) third-party debt financing. Microsemi’s obligation to consummate the offer and the merger is not conditioned upon any financing arrangements or contingencies.
On November 17, 2015, in connection with executing the merger agreement, Microsemi entered into a second amended and restated commitment letter (the ‘‘commitment letter’’) with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and together with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) and Deutsche Bank Securities Inc. (“DBSI”), collectively, the “Lead Arranger”), pursuant to which Morgan Stanley, BTMU and Deutsche Bank AG New York Branch (collectively, the ‘‘new lenders’’)) committed to provide to Microsemi (1) a new senior secured revolving credit facility of up to $350.0 million (the “new revolving credit facility”), (2) a new senior secured term loan A facility of up to $375.0 million (the “new term loan A facility”) and (3) a new senior secured term loan B facility of up to $2.2 billion (the “new term loan B facility” and, together with the new revolving facility and the new term loan A facility, the “new credit facilities”), in each case, subject to the execution of definitive documentation and customary conditions. The amount of each tranche of the new credit facilities may be reallocated among the tranches prior to the consummation of the transactions, and up to $500 million of the new credit facilities may be reallocated to senior unsecured debt, and the anticipated reallocations are reflected in the following paragraphs. Microsemi expects to enter into definitive documentation for the new credit facilities concurrently with the consummation of the transactions. The new term loan A facility and the new revolving facility will mature five years after the closing date. The new term loan B facility is expected to mature seven years after the closing date.
The availability of the new credit facilities is subject to the satisfaction of the conditions set forth in the commitment letter, which are summarized below.
Microsemi intends to finance the cash portion of the consideration to be paid in the offer and the merger, refinance its existing credit facilities and PMC’s existing debt, and pay related fees and expenses associated therewith with a combination of cash on hand of approximately $388.7 million, borrowings of $174.0 million under the new revolving credit facility, borrowings of  $650.0 million under the new term loan A facility, borrowings of  $1,425.0 million under the new term loan B facility, the issuance of up to $500.0 million senior unsecured debt and $53.8 million of the proceeds from the exercise of PMC stock options.
Microsemi also intends to refinance, repay or terminate, including discharging and releasing all security and guaranties in respect of, all of its and PMC’s and its subsidiaries’ existing third party indebtedness for borrowed money other than the (i) the new credit facilities or any amounts reallocated to senior unsecured debt, (ii) indebtedness permitted to remain outstanding under the merger agreement and (iii) existing capital leases, purchase money debt, indebtedness permitted to be outstanding under the new credit facilities and other indebtedness to be agreed upon by us and the Lead Arranger (the “refinancing”).
The availability of the new credit facilities is conditioned on the consummation of Microsemi’s acquisition of PMC in accordance with applicable law and the merger agreement, in all material respects, and other conditions including, but not limited to:
•
the execution of final customary documentation;

•
since November 24, 2015, there shall not have occurred a “Company Material Adverse Effect” (as defined in the merger agreement);

•
the lead arranger shall have received certain financial statements and forecasts

•
the chief financial officer of Microsemi delivering a solvency certificate in a pre-agreed form;

•
the payment of certain fees and expenses;

•
the delivery of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•
subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•
the lead arranger shall have received information required to prepare an information memorandum at least 15 consecutive business days prior to the date of the initial borrowing;

•
the accuracy in all material respects of specified representations and warranties in the Merger Agreement and specified representations and warranties to be contained in the definitive documentation for the New Credit Facilities; and

•
the Refinancing shall have been consummated substantially concurrently with the funding of the New Credit Facilities.

Under the new credit facilities, Microsemi will be able to borrow under a “Base Rate” which approximates the prime rate plus an applicable margin or “Eurodollar Rate” which approximates LIBOR plus an applicable margin. Microsemi expects the loans under the new term loan B facility to be subject to a Eurodollar Floor of 0.75% and loans under the new term loan A facility and new revolving facility to have no Eurodollar Floor. Commitments under the new revolving credit facility will be subject to an undrawn commitment fee of 0.35%. The interest rate margins for the new revolving credit facility and new term loan A facility and commitment fee will be subject to step-downs based on Microsemi’s “Consolidated Leverage Ratio” (as defined in the new credit facilities). At closing of the new credit facilities we expect the principal amounts outstanding to be Eurodollar Rate loans and interest rate information to be as follows (amounts in millions, except percentages):
	Principal Outstanding	Base Rate	Base Rate Margin	Eurodollar Rate Margin	Eurodollar Floor
New Revolving Credit Facility	$350.0*	3.25%	1.25 – 1.50%	2.25 – 2.50%	0.00%
New Term Loan A Facility	$650.0	3.25%	1.25 – 1.50%	2.25 – 2.50%	0.00%
New Term Loan B Facility	$1,425.0	3.25%	2.75 – 3.00%	3.75 – 4.00%	0.75%

*
assumes full draw at closing

The obligations under the new credit facilities will be Microsemi’s and the guarantors’ senior secured obligations, collateralized by a lien on substantially all of Microsemi’s and the guarantor’s personal property assets (collectively, the “collateral”) and will rank senior to any of its and the guarantors’ unsecured indebtedness to the extent of the value of the collateral.
The new credit facilities will contain financial maintenance covenants, including a (i) maximum consolidated net leverage ratio as of the last date of any fiscal quarter not to exceed 5.00:1.00; subject to certain step-downs beginning after April 1, 2018 and is expected to have additional adjustments if Microsemi consummates a permitted acquisition (as will be defined therein) meeting certain parameters and (ii) a minimum fixed charge coverage ratio for the four-fiscal quarter period ending on the last day of any fiscal quarter of not less than 1.25 to 1.00. The new credit facilities will also contain restrictive covenants that limit, among other things, Microsemi’s and its subsidiaries’ ability to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from subsidiaries, to enter into sale leaseback transactions, amend the terms of certain other indebtedness, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The new credit facilities also will contain customary events of default, including upon the failure to make timely payments under the new credit facilities or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency. If Microsemi has a significant increase in its outstanding debt or if its earnings decrease significantly, Microsemi may be unable to incur additional amounts of indebtedness, and the lenders under the new credit facilities may be unwilling to permit Microsemi to amend the financial or restrictive covenants described above to provide additional flexibility.
The definitive documentation governing the new credit facilities have not been finalized and, accordingly, the actual terms of the new credit facilities may differ from those described in this document. Although the obligation of the Lead Arranger to provide the new credit facility on the terms set forth in the commitment letter is not subject to due diligence or a ‘‘market out,’’ such financing is subject to a number of conditions and may not be considered assured. There is a risk that these conditions will not be satisfied and the new credit facilities may not be available when needed. In the event that the new credit facilities are not available to Microsemi on the terms set forth in the commitment letter or Microsemi anticipates that the new credit facilities will not be available on the terms set forth in the commitment letter due to the failure of a condition thereto or for any other reason, Microsemi has the right under the merger agreement to seek alternative financing. As of the date of this document, no such alternative financing has been arranged.
Fees and Expenses
Microsemi has retained D.F. King & Co., Inc. as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the merger to beneficial owners of shares. Microsemi will pay the information agent approximately $8,000 for its services in connection with the offer, will reimburse the information agent for its reasonable out-of-pocket expenses and will indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
In addition, Microsemi has retained Computershare as exchange agent in connection with the offer and the merger. Microsemi will pay the exchange agent approximately $25,500 for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
Microsemi will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the merger to their customers. Except as set forth above, neither Microsemi nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.
Accounting Treatment
In accordance with GAAP, Microsemi will account for the acquisition of shares in the offer and the merger under the acquisition method of accounting for business combinations.
Stock Exchange Listing
Shares of Microsemi common stock are listed on Nasdaq under the symbol “MSCC.” Microsemi intends to submit a supplemental listing application to list on Nasdaq the shares of Microsemi common stock that Microsemi will issue in the offer and the merger as part of the transaction consideration. Such listing is a condition to completion of the offer and the merger.
Resale of Microsemi Common Stock
All Microsemi common stock received by PMC stockholders as consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Microsemi common stock received by any person who is deemed an “affiliate” of Microsemi at the time of the closing of the merger. Microsemi common stock held by an affiliate of Microsemi may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Microsemi common stock received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES
Distribution of Offering Materials
This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of PMC common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on PMC’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.
Expiration of the Offer
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 14, 2016, which is the “expiration date,” unless terminated or extended. “Expiration date” means January 14, 2016, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.
Extension, Termination and Amendment of Offer
Unless the merger agreement has been terminated in accordance with its terms, (1) the Offeror will extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past the termination date), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror is required to extend the offer for successive periods of not more than 10 business days from the previously scheduled expiration date. However, in no event will the Offeror be required to extend the offer to a date that is or after the termination date, nor will the Offeror be permitted to extend past the termination date without PMC’s prior written consent.
If the merger agreement is terminated in accordance with its terms, the Offeror will promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the offer.
If the Offeror does not accept any tendered PMC shares for exchange pursuant to the terms and conditions of the offer for any reason, including as a result of termination of the offer, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), the shares to be returned will be credited to an account maintained with DTC following any such termination of the offer.
Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of PMC.
Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.
The Offeror expressly reserves the right to waive any offer condition (other than the minimum condition which may not be amended or waived) or modify the terms of the offer, except that the Offeror may not take the following actions without PMC’s prior written consent: (1) reduce the number of shares of PMC common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of considerable payable in the offer, (4) add any condition to the offer, in addition to those offer conditions already set forth in the merger agreement, (5) amend or modify any offer condition in a manner that broadens the offer conditions or is adverse to PMC stockholders, (6) extend the offer other than pursuant to and in accordance with the merger agreement or (7) otherwise amend, modify or supplement any of the terms of the offer in any manner adverse to PMC stockholders.
In the case of any extension, the Offeror will make a public announcement of such extension that is issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.
If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act.
For purposes of the offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
The parties do not anticipate making any subsequent offering period available after the offer.
Exchange of Shares
Microsemi has retained Computershare as the depositary and exchange agent (the “exchange agent”) to handle the exchange of shares for the transaction consideration in both the offer and the merger.
Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of PMC common stock validly tendered and not properly withdrawn. In all cases, a PMC stockholder will receive consideration for tendered PMC shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.
For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable PMC stockholders any cash and shares of Microsemi common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Offeror’s acceptance. The exchange agent will act as the agent for tendering PMC stockholders for the purpose of receiving cash and shares of Microsemi common stock from the Offeror and transmitting such cash and stock to the tendering PMC stockholders. PMC stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.
Without the prior written consent of PMC, Offeror shall not accept for payment or pay for any PMC shares if, as a result, Offeror would acquire less than the number of shares required to satisfy the minimum condition to the offer.
If the Offeror does not accept any tendered PMC shares for exchange pursuant to the terms and conditions of the offer for any reason, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.
Withdrawal Rights
PMC stockholders may withdraw tendered shares of PMC common stock at any time until the expiration time on the expiration date and until the Offeror accepts such shares for exchange.
For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the PMC stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the PMC stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.
If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.
The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of the Offeror, Microsemi, PMC, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a PMC stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering” at any time prior to the expiration date.
Procedures for Tendering
To validly tender shares of PMC common stock held of record, PMC stockholders must:
•
if such shares are in certificated form or are held in book entry form directly with PMC via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered PMC shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•
if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of PMC common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, PMC stockholders should instruct such nominee to do so prior to the expiration date.
The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.
The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Offeror cannot assure PMC stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, PMC stockholders must tender shares by means of delivery of PMC share certificates. The

Offeror is not providing for guaranteed delivery procedures and therefore PMC stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.
Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.
If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.
The method of delivery of PMC share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering PMC stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, PMC stockholders should allow sufficient time to ensure timely delivery.
To prevent U.S. federal backup withholding, each PMC stockholder that is a U.S. person, other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received pursuant to the offer. See “U.S. Federal Income Tax Consequences.”
The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering PMC stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).
No Guaranteed Delivery
The Offeror is not providing for guaranteed delivery procedures, and therefore PMC stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. PMC stockholders must tender their PMC shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described elsewhere in this document), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.
Grant of Proxy
By executing a letter of transmittal, a PMC stockholder will irrevocably appoint the Offeror’s designees as such PMC stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered PMC shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the PMC stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of PMC’s stockholders or otherwise.
The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares until such acceptance.
Fees and Commissions
Tendering registered PMC stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering PMC stockholders who hold PMC shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.
Matters Concerning Validity and Eligibility
The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Microsemi, PMC, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Subject to any rights of PMC under the merger agreement, the Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.
PMC stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent, D.F. King & Co., Inc., toll-free at (800) 467-0821 or at the address set forth elsewhere in this document.
Announcement of Results of the Offer
Microsemi will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or, to the extent permitted, waived and whether the Offeror will accept the tendered shares of PMC common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.
No Stockholder Approval
If the offer is consummated, Microsemi is not required to and will not seek the approval of PMC’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. If the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger will be subject to 251(h) of the DGCL. Accordingly, if the offer is completed, Microsemi intends to effect the closing of the merger without a vote of the PMC stockholders in accordance with Section 251(h) of the DGCL.
Non-Applicability of Rules Regarding “Going Private” Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer. It is anticipated that, because the merger will be subject to Section 251(h) of the DGCL if the offer is consummated, the merger will be consummated on the same day that the offer is consummated.
Effect of the Offer on the Market for PMC Common Stock
The purchase of shares of PMC common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of PMC common stock, and the number of shares of PMC common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for shares of PMC common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of PMC stockholders, the aggregate market value of the shares of PMC common stock held by the public at such time, the interest in maintaining a market in the shares of PMC common stock, analyst coverage of PMC on the part of any securities firms and other factors. It is anticipated that, because the merger will be subject to Section 251(h) of the DGCL if the offer is consummated, the merger will be consummated on the same day that the offer is consummated. As a result of the merger, shares of PMC common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.
Nasdaq Listing
The shares of PMC common stock are currently listed on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of listing of the shares of PMC common stock from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of PMC common stock pursuant to the offer or otherwise, shares of PMC common stock no longer meet the requirements of Nasdaq for continued listing and the listing of shares of PMC common stock is discontinued, the market for such shares would be adversely affected.
Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of PMC common stock would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of PMC stockholders and the aggregate market value of shares of PMC common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of PMC common stock under the Exchange Act and other factors. As a result of the merger, shares of PMC common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.
Registration Under the Exchange Act
The shares of PMC common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by PMC to the SEC if PMC shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of PMC shares under the Exchange Act would substantially reduce the information required to be furnished by PMC to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to PMC, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of   “affiliates” of PMC and persons holding “restricted securities” of PMC to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of PMC common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on Nasdaq. After consummation of the offer and the merger, Microsemi and the Offeror currently intend to cause PMC to terminate the registration of PMC shares under the Exchange Act as soon as the requirements for termination of registration are met.
Margin Regulations
The shares of PMC common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of PMC common stock. Depending upon factors similar to those described above regarding the market for PMC shares and stock quotations, it is possible that, following the offer, shares of PMC common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the merger, shares of PMC common stock will no longer constitute “margin securities.”
Exchange Agent Contact Information
The contact information for the exchange agent for the offer and the merger is:

By first class mail:	By registered mail or overnight courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

MERGER AGREEMENT
This section describes the material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures
The merger agreement and the summary of terms included in this document have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about PMC, Microsemi, the Offeror or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this document or in the public filings that we or Microsemi make with the SEC, as described in the section entitled “Where To Obtain Additional Information” beginning on page 151. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement as of specific dates and solely for the benefit of parties to, or to third parties as specified in, the merger agreement and:
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are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

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have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

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may no longer be true as of a given date;

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may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

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may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of PMC, Microsemi, the Offeror or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date as of which the representations and warranties were made in the merger agreement, which subsequent information may or may not be fully reflected in PMC’s or Microsemi’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where To Obtain Additional Information” beginning on page 151.
The Offer
The Offeror is offering to exchange the transaction consideration for each outstanding share of PMC common stock that is validly tendered in the offer and not properly withdrawn.
The Offeror’s obligation to accept for exchange and to exchange shares of PMC common stock validly tendered in the offer and not properly withdrawn is subject to the satisfaction or waiver of certain conditions, including there having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of PMC common stock that, together with any shares of PMC common stock then owned by Microsemi, the Offeror or Microsemi’s other subsidiaries, represents at least a majority of all then-outstanding shares of PMC common stock. This condition is referred to as the “minimum condition.” See “— Conditions to the Offer” beginning on page 116 for a description of the other offer conditions.
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the expiration date, unless extended or terminated. “Expiration date” means the 20th business day beginning with (and including) the date that the offer is commenced, unless the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws or the interpretations of the SEC, in which event the term “expiration date” means the earliest time and date that the offer, as so extended, may expire.
Subject to the provisions of the merger agreement, and unless PMC consents otherwise or the merger agreement is terminated, (1) the Offeror must extend the offer for any period required by the rules, regulations, interpretations or positions of the SEC or its staff or of Nasdaq that is applicable to the offer, and (2) if the offer conditions are not satisfied and have not been waived at any scheduled expiration date, the Offeror must extend the offer for successive extension periods of up to 10 business days from the previously scheduled expiration date. However, in no event will the Offeror be required to extend the offer past the termination date (March 31, 2016), and in no event shall the Offeror be permitted to extend the offer beyond the termination date without the prior written consent of PMC.
If the offer has not been consummate at or prior to the termination date, either PMC or Microsemi may terminate the merger agreement in accordance with the terms of the merger agreement. If the merger agreement is so terminated, the Offeror must promptly (and in any case within twenty-four hours), irrevocably and unconditionally terminate the offer.
Without the prior written consent of PMC, except as permitted by the merger agreement, no change may be made that decreases the per share transaction consideration, changes the form of consideration payable in the offer, adds to the conditions to the offer, decreases the number of shares of PMC common stock sought to be purchased in the offer, extends the offer or modifies, or amends any condition to the offer in any manner that broadens such conditions or is adverse to the holders of shares of PMC common stock.
Without the prior written consent of PMC, the Offeror shall not accept for payment or pay for any shares of PMC common stock if, as a result, or the Offeror would acquire less than the number of shares of PMC common stock necessary to satisfy the minimum condition.
The Merger; Directors and Officers; Certificate of Incorporation; By-laws
The merger agreement provides that, following the consummation of the offer and subject to the satisfaction or waiver of certain conditions, the Offeror will be merged with and into PMC, whereupon the separate existence of the Offeror will cease, and PMC will continue as the surviving corporation and a wholly owned subsidiary of Microsemi. Assuming the requirements of section 251(h) of the DGCL are satisfied, no stockholder vote will be required to adopt the merger agreement or to consummate the merger.
The board of directors of the surviving corporation will be the directors of the Offeror until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed or qualified.
The certificate of incorporation of the surviving corporation will be identical to the certificate of incorporation of PMC in effect immediately prior to the effective time of the merger and the by-laws of the surviving corporation will be identical to the by-laws of PMC in effect immediately prior to the effective time of the merger, in each case, until amended in accordance with their terms or applicable law.
Following the completion of the merger, PMC’s common stock will be delisted from the Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.
Closing and Effective Time of the Merger
The closing of the merger will take place as soon as practicable following the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, at 10:00 AM New York

City time on a mutually agreed upon date, which shall be no later than three business days following the satisfaction or waiver of all of the conditions to closing of the merger described in “— Conditions to the Merger” beginning on page 117 (other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing of the merger), or at such other date and time as Microsemi, the Offeror and PMC have otherwise agreed to in writing.
Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2016. The effective time of the merger will occur concurrently with the closing of the merger.
Treatment of PMC Common Stock and Equity Awards
Common Stock
At the effective time of the merger, each share of PMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held (i) by Microsemi or any subsidiary of Microsemi or in PMC’s treasury and (ii) by PMC’s stockholders who perfect their appraisal rights) will be cancelled and cease to exist and convert into the right to receive the per share transaction consideration, without interest, and net of any required withholding. In case of any change in the number of issued or outstanding shares of PMC common stock or Microsemi common stock in between the date of the merger agreement and the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer as a result of a reclassification, recapitalization, share split, combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period, the per share amount shall be equitably adjusted to reflect such change. No fraction of a share of Microsemi stock will be issued by virtue of the offer or the merger, but in lieu thereof each holder of PMC common stock that would otherwise be entitled to a fraction of a share of Microsemi common stock (after aggregating all fractional shares of Microsemi Common Stock that would otherwise be received by such holder) will instead receive an amount of cash (rounded to the nearest whole cent) without interest equal to such fraction multiplied by the volume weighted average trading price of Microsemi’s common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing of the merger. Shares of PMC common stock held in PMC’s treasury and each share of PMC’s common stock owned by Microsemi or a subsidiary of Microsemi will be cancelled and cease to exist and no payment shall be made in respect thereof. PMC common stock owned by stockholders who are entitled to demand and who have properly exercised and perfected their demands for appraisal rights under the DGCL will not be converted into the right to receive the per share transaction consideration. Such stockholders will instead be entitled to the appraisal rights provided under Delaware law. See “The Offer and the Merger — Dissenters’ Rights.”
Special Shares
The special shares of PMC-Sierra, Ltd., a Canadian subsidiary of PMC (the “special shares”), shall remain outstanding after the effective time of the merger. The holders of the special shares will receive, upon the exchange or retraction of their special shares, in lieu of each share of PMC common stock that would have been issuable in respect of such redacted special shares, an amount of cash, without interest, equal to the cash portion of the per share transaction consideration and a number of shares of Microsemi common stock equal to the product of  .0771 times the applicable exchange ratio for each share of PMC’s common stock that the special shares could be exchanged for, pursuant to an exchange agreement, dated as of September 2, 1994, as amended, among PMC, PMC-Sierra, Ltd. and the other parties thereto.
PMC Stock Options
As described under “Interests of Certain Persons in the Transaction — Treatment of Equity and Equity-Based Awards — PMC Stock Options” beginning on page 74, at the effective time of the merger, each outstanding PMC stock option will, without any further action on the part of any holder thereof, (i) to the extent unvested, be fully vested, and (ii) be cancelled and the holder thereof will be entitled to receive as payment a combination of cash and Microsemi common stock (the “Option Consideration”), that together equal the positive difference, if any, between the dollar value of the per share transaction consideration and the exercise price applicable to the PMC stock option, multiplied by the number of shares of PMC common stock for which the PMC stock option was exercisable, less any amount required to be withheld (which withholding will first be applied against the cash portion of the Option Consideration). For the avoidance of doubt, if the Option Consideration for any PMC stock option is zero or a negative number, such PMC stock option will be cancelled at the effective time of the merger agreement without any payment therefor. Following the effective time of the merger agreement, any such cancelled PMC stock option will no longer be exercisable for shares of PMC common stock and will entitle the holder thereof to only the payment described in this paragraph, which the surviving corporation will make as of, or within two business days after, the effective time of the merger agreement.
Restricted Stock Units
As described above under “Interests of Certain Persons in the Transaction — Treatment of Equity and Equity-Based Awards — PMC Restricted Stock Units” beginning on page 75, at the effective time of the merger, each outstanding vested PMC RSU (including those PMC RSUs that become vested by their terms immediately prior to or as of the effective time of the merger agreement) will, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding will first be applied against the cash portion of the consideration paid in respect of a vested PMC RSU) (i) an amount in cash equal to the cash component of the per share transaction consideration multiplied by the total number of shares of PMC common stock subject to such PMC RSU, and (ii) a number of shares of Microsemi common stock equal to the product of the non-cash component of the per share transaction consideration and the total number of shares of PMC common stock subject to such PMC RSU, provided that any fraction of a share of Microsemi common stock resulting from such product will be cashed out to the nearest whole cent. The surviving corporation will make the payment described in this paragraph in the next practicable payroll following the effective time of the merger agreement; provided, that payment will be made at such other time or times following the effective time of the merger agreement consistent with the terms of the PMC RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.
At the effective time the of merger, the unvested PMC RSUs outstanding immediately prior to the effective time of the merger agreement will be converted into that number of Microsemi restricted stock units of Microsemi common stock, rounded down to the nearest whole share (the “Converted RSUs”) equal to the product of  (x) the number of shares of PMC common stock subject to such PMC RSUs and (y) the sum of  (A) 0.0771 and (B) the quotient obtained by dividing (i) $9.22 by (ii) the volume weighted average trading price of Microsemi common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing date, which sum we refer to as the Equity Conversion Ratio. Any Converted RSUs so issued will be subject to the same terms and conditions as were applicable under such PMC RSUs (including any applicable change of control or other accelerated vesting provisions), with the terms and conditions modified as appropriate to reflect the assumption; provided, that all references to the “Company” in the applicable PMC equity plans and award agreements will be references to Microsemi. Each Converted RSU that vests after the effective time of the merger agreement will be settled in shares of Microsemi common stock; provided, that in the event that Microsemi reasonably determines at any time prior to the effective time of the merger agreement that it would not be permitted to consummate the merger or the other transactions contemplated thereby without the prior approval of Microsemi’s stockholders under applicable laws or the rules of Nasdaq, Microsemi will have the power to provide that any such Converted RSU that vests after the effective time of the merger agreement will be settled by a cash payment equal to the value of a share of Microsemi common stock at the time of such settlement.
Performance-Based Restricted Stock Units
As described under “Interests of Certain Persons in the Transaction — Treatment of Equity and Equity-Based Awards — PMC Performance-Based Restricted Stock Units” beginning on page 75, at the effective time of the merger, the unvested PMC PRSUs outstanding immediately prior to the effective time of the merger agreement will be assumed and converted into a number of restricted stock units of Microsemi common stock, rounded down to the nearest whole share (the “Converted PRSUs”) equal to the product of  (x) the number of shares of PMC common stock subject to such PMC PRSUs, assuming achievement of target-level performance with respect to each performance period, performance cycle or measurement cycle applicable to such PMC PRSUs and (y) the Equity Conversion Ratio. Any Converted PRSUs so issued will continue to be subject to the vesting schedule applicable to the PMC PRSUs, including that the Converted PRSUs will be settled no later than the 15th day of the 3rd calendar month following the applicable vesting date (or as otherwise required by the applicable award agreement) subject only to the continued service of the grantee with the surviving corporation, Microsemi or an affiliate through each applicable vesting date or measurement cycle end date but will not be subject to any performance metrics following the effective time of the merger agreement, and will otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such PMC PRSUs (after giving effect to and including any applicable change of control or other accelerated vesting provisions); provided, that all references to the “Company” in the applicable PMC equity plans and award agreements will be references to Microsemi. Each Converted PRSU that vests after the effective time of the merger agreement will be settled in shares of Microsemi common stock; provided, that in the event that Microsemi reasonably determines at any time prior to the effective time of the merger agreement that it would not be permitted to consummate the merger or the other transactions contemplated thereby without the prior approval of Microsemi’s stockholders under applicable laws or the rules of Nasdaq, Microsemi will have the power to provide that any such Converted PRSU that vests after the effective time of the merger agreement will be settled by a cash payment equal to the value of a share of Microsemi common stock at the time of such settlement.
Dissenting Shares
Shares of PMC’s common stock which are issued and outstanding immediately prior to the effective time of the merger and held by a holder who is entitled to demand appraisal rights under Section 262 of the DGCL, and who has properly exercised his, her or its demand for appraisal in accordance with Section 262 of the DGCL shall not be converted into the right to receive the per share transaction consideration but instead such holder shall be entitled to receive payment of the “fair value” of such dissenting shares as determined in accordance with Section 262 of the DGCL. In the event that any such stockholder fails to perfect, or otherwise waives, effectively withdraws or losses his or her right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s dissenting shares shall cease and such shares held by such stockholder will be deemed converted into and shall be exchangeable solely for, the right to receive the per share transaction consideration. PMC has agreed to give Microsemi prompt notice of any demands PMC receives for appraisal of shares of PMC’s common stock, withdrawals of such demands and any other instruments served pursuant to Section 262, and, to the extent permitted by applicable law, to provide Microsemi with the opportunity to participate in and direct any and all negotiations and proceedings with respect to such demands. Neither PMC nor Microsemi will voluntarily make any payment with respect to, settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal without the prior written consent of the other party.
Treatment of Employee Stock Purchase Plan
PMC’s Employee Stock Purchase Plan (the “ESPP”) will continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP, the “Offering Period”), PMC will take action to provide for an earlier Exercise Date (as defined in the ESPP) in accordance with Section 19 of the ESPP. Such earlier Exercise Date (the “New Exercise Date”), will be as reasonably close to the Closing Date as is administratively practicable, and PMC will notify each participant in writing at least 15 days prior to the New Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11 of the ESPP. PMC will not begin an Offering Period after November 24, 2015.
Exchange and Payment Procedures
Prior to the effective time of the merger, Microsemi will designate a paying and exchange agent to handle the exchange of shares of PMC’s common stock for the per share transaction consideration and,

unless such payments are to be made directly by Microsemi or the surviving corporation, the payment for PMC’s stock options and PMC RSUs that are receiving the per share transaction consideration and not assumed. Promptly after the effective time on the closing date of the merger, Microsemi will deposit (or cause to be deposited) with the paying and exchange agent an amount of the cash and an aggregate number of shares of Microsemi common stock sufficient to pay the aggregate transaction consideration, and, unless such payments are to be made directly by Microsemi or the surviving corporation, the PMC stock option consideration and the PMC RSU consideration. In addition, Microsemi shall make available, as necessary, cash in an amount sufficient for payment in lieu of fractional shares and any dividends or distributions which holders of PMC common stock may be entitled to pursuant to the merger agreement. At any time after the effective time of the merger, shares of PMC’s common stock (other than shares held (i) by Microsemi or any subsidiary of Microsemi or in PMC’s treasury and (ii) by PMC’s stockholders who perfect their appraisal rights) will represent only the right to receive the per share transaction consideration.
Promptly after the effective time of the merger, and in any event within five business days after the effective time, the paying and exchange agent will mail to each record holder of PMC’s common stock whose shares were converted into the right to receive the transaction consideration, a letter of transmittal specifying that delivery of such holders’ certificates or the transfer of book entry shares will be deemed to have occurred, and risk of loss and title to any such certificates or book entry shares will pass, only upon delivery of such certificates or transfer of the book entry shares to the paying and exchange agent, and providing instructions for effecting the surrender of PMC’s common stock certificates or book-entry shares in exchange for the per share transaction consideration.
After the effective time of the merger, shares of PMC’s common stock will no longer be outstanding and will cease to exist, and each certificate or book-entry share that previously represented shares of PMC’s common stock will represent only the right to receive the per share transaction consideration as described above.
Following the date that is one year after the effective time of the merger, any portion of the funds held by the paying and exchange agent that remain unclaimed by PMC’s former stockholders, including the proceeds from investment thereof, to the extent permitted by applicable law, shall be delivered to Microsemi or the surviving corporation. Thereafter, PMC’s former stockholders may look only to Microsemi (subject to abandoned property, escheat or similar laws) for payment with respect to the per share transaction consideration.
At the effective time of the merger, PMC’s share transfer books will be closed and there will be no further registration of transfers of PMC’s common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying and exchange agent for transfer, such certificates will be cancelled and exchanged for payment of the per share transaction consideration.
If the payment of the per share transaction consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the per share transaction consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment must pay the paying and exchange agent any applicable stock transfer or other taxes or establish to satisfaction of the Offeror that such taxes have been paid or are not applicable.
Whenever a dividend or other distribution is declared or made after November 24, 2015 with respect to Microsemi common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of Microsemi common stock issuable pursuant to the merger agreement. No dividends or other distributions declared or made after November 24, 2015 with respect to Microsemi Common Stock with a record date after the effective time of the merger, and no payment in lieu of fractional shares, will be paid to the holders of any PMC common stock certificate or book-entry shares until such holders shall surrender their certificates or book entry shares. Following the surrender of any such certificates or book entry shares, the paying and exchange agent shall promptly deliver to the holders thereof, without interest, the per share transaction consideration, along with payment in lieu of fractional shares, and the amount of any such dividends or other distributions with a record date after the effective time of the merger that have already been paid with respect to the Microsemi common stock included in the per share transaction consideration, and at the appropriate time shall pay the amount of any dividends or other distributions with a record date after the effective time and a payment date subsequent to such surrender payable with respect to the Microsemi common stock included in the per share transaction consideration.
No interest will be paid to the holders of any PMC common stock certificate or book-entry share in connection with, or accrued on, the per share transaction consideration, any cash paid in lieu of the issuance of any fractional shares, or dividends or distributions payable with respect to the stock portion of the per share consideration.
Lost, Stolen or Destroyed Certificates
If any PMC common stock certificate has been lost, stolen or destroyed then, upon the making of an affidavit in a form reasonably satisfactory to Microsemi and the paying and exchange agent of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying and exchange agent will provide in exchange for such lost, stolen or destroyed certificate the per share transaction consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.
Financing; Financing Cooperation
Subject to the terms and conditions of the merger agreement, Microsemi will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the debt financing on the terms and conditions described in and pursuant to the terms of the debt commitment letter (including any “market flex” provisions), including using its reasonable best efforts to seek to enforce its rights under the debt commitment letter in the event of a breach thereof by any financing provider.
Microsemi will not, without PMC’s prior written consent, permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the debt commitment letter if such amendment, supplement, replacement, modification or waiver (A) reduces the aggregate amount of the cash proceeds from the debt financing (subject to the rights of Microsemi set forth below) or (B) imposes new or additional conditions to the initial funding or otherwise expands any of the conditions to the receipt of the debt financing, or otherwise expands, amends or modifies any other provision of the debt commitment letter in a manner that would reasonably be expected to (x) delay or prevent the funding in full of the debt financing (or satisfaction of the conditions to the debt financing) on the date of the closing of the merger, or (y) adversely affect the ability of Microsemi to enforce its rights against other parties to the debt commitment letter or related definitive agreements (provided, that Microsemi may amend the debt commitment letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to delay or prevent Microsemi’s acceptance of the PMC’s common stock tendered in the offer or the closing of the merger). Microsemi will promptly deliver to PMC true, complete and correct copies of any such amendment, modification or replacement.
Microsemi will, and will cause its affiliates and representatives to, use its reasonable efforts to:
•
maintain in effect the debt commitment letter, except that Microsemi may amend, supplement, replace, modify or waive the debt commitment letter to the extent described above;

•
negotiate and enter into definitive agreements with respect to the debt commitment letter on terms and conditions that are not materially less favorable to Microsemi than those contained in the debt commitment letter;

•
satisfy on a timely basis, or obtain the waiver of, all conditions to the receipt of the full amount of the debt financing at the closing set forth the definitive agreements that are within the control or subject to the influence of Microsemi, in a manner that will not impede the ability of PMC, Microsemi or the Offeror to consummate the offer or the merger;

•
comply with its obligations under the debt commitment letter; and

•
consummate the debt financing at or prior to the effective time of the merger agreement.

In the event that all conditions precedent expressly set forth in the debt commitment letter have been or, upon funding of the debt financing will be, satisfied, Microsemi and the Offeror will use their reasonable best efforts to enforce their rights with respect to the funding under, and cause the financing sources, lenders and the other persons providing or committing to provide the debt financing to comply with their obligations with respect to the funding under the debt commitment letter and definitive financing agreements and to provide the debt financing on or before the effective time of the merger. Microsemi will keep PMC informed on a current basis and in reasonable detail of the status of its efforts to arrange the debt financing, and, promptly following any request by PMC, provide PMC with copies of all executed debt financing agreements.
Microsemi will promptly, and in any event with two business days, notify PMC if, at any time prior to the closing date of the merger, (i) the debt commitment letter is terminated for any reason, (ii) Microsemi becomes aware of any breach or default by a financing source party to the debt commitment letter or any debt financing agreement or by any other party to the debt commitment letter or any debt financing agreement if such breach or default by such other party would reasonably be expected the affect the availability of the debt financing. Microsemi must also notify PMC if a counterparty indicates that it will not provide, or refuses to provide, all or any portion of the debt financing on the terms set forth in the debt commitment letter or (iii) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the debt financing contemplated by the debt commitment letters on the terms set forth therein. None of Microsemi’s obligations related to financing are conditioned upon Microsemi obtaining funds to consummate the merger and the transactions contemplated by the merger agreement. Microsemi may not, nor may it permit any of its affiliates to, without the prior written consent of PMC, take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of all or any portion of the debt financing.
PMC will use its reasonable best efforts to provide, and will use PMC’s reasonable best efforts to cause PMC’s subsidiaries and their officers, employees, consultants and advisors, including legal and accounting advisors to, provide, at Microsemi’s sole cost and expense, to Microsemi all cooperation as may be reasonably requested by Microsemi in connection with Microsemi obtaining of the debt financing, including by (subject to specified limitations):
•
participation by senior management in a reasonable number of meetings, presentations, and due diligence sessions at times and locations mutually agreed and reasonably coordinated in advance thereof;

•
reasonably assisting with the preparation of materials (to the extent relating to PMC and PMC’s subsidiaries) for rating agency presentations, information and offering memoranda, lender presentations, and similar marketing documents to be used in connection with the debt financing, including customary comfort and authorization letters and such information and data related to PMC and its subsidiaries as is reasonably required by Microsemi for Microsemi to produce the financial statements and information required in connection with the debt financing;

•
assisting in the preparation of definitive financing documents, as may be reasonably requested by Microsemi,

•
facilitating the pledging of collateral for the debt financing,

•
obtaining customary payoff letters, lien terminations and instruments of discharge in respect of the payoff, discharge and termination on the closing date of the merger of all obligations under PMC’s credit agreement, as reasonably requested by Microsemi;

•
using commercially reasonable efforts to ensure that the syndication efforts for the debt financing benefit from PMC’s existing lending and banking relationships,

•
using commercially reasonable efforts in assisting Microsemi in its efforts to obtain corporate credit or family ratings of Microsemi to the extent reasonably requested by Microsemi,

•
as promptly as practicable after reasonable request therefor, furnishing the financing sources with reasonable documents or other information reasonably requested by the financing sources relating to PMC and its subsidiaries required by bank regulatory authorities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011; and

•
cooperating with Microsemi to satisfy the conditions precedent to the debt financing to the extent reasonably requested by Microsemi and within the control of PMC and its subsidiaries, and taking all corporate actions, subject to the occurrence of the closing, reasonably requested by Microsemi to permit the consummation of the debt financing and taking all corporate actions, subject to the occurrence of the closing of the merger, reasonably requested by Microsemi to permit the consummation of the debt financing.

Microsemi has agreed to promptly, upon request by PMC, reimburse PMC for all reasonable out-of-pocket expenses and costs (including attorney’s fees) incurred by PMC, PMC’s subsidiaries and representatives in connection with the debt financing and providing cooperation with Microsemi obtaining the debt financing. Microsemi has further agreed to indemnify and hold harmless each of PMC, PMC’s subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred in connection with the debt financing and any information used in connection with such financing or cooperation, in each case, except to the extent these arise from the fraud, intentional misrepresentation or willful misconduct of PMC, its subsidiaries and their respective representatives, as finally determined by a court of competent jurisdiction.
Representations and Warranties
PMC made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in confidential disclosure schedules delivered to Microsemi concurrently with the execution of the merger agreement (the “PMC disclosure schedules”). These representations and warranties relate to, among other things:
•
due organization, existence, good standing and authority to carry on PMC’s business as it is currently being conducted;

•
the accuracy and completeness of each of PMC’s and PMC’s subsidiaries certificate of incorporation, by-laws or equivalent constituent documents, and the absence of any violations of these documents;

•
PMC’s and PMC’s subsidiaries’ capitalization;

•
PMC’s corporate power and authority to executive, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against PMC, subject to certain specified customary assumptions and exceptions;

•
the absence of violations of, or conflicts with, PMC’s constitutional documents, applicable law and certain agreements as a result of PMC’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

•
PMC’s SEC reports (including all amendments) since December 31, 2012, the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to PMC’s SEC reports;

•
compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•
PMC’s disclosure controls and procedures and internal controls over financial reporting;

•
the absence of certain undisclosed liabilities;

•
the absence of a Company Material Adverse Effect since June 27, 2015, and the absence of specified actions since June 27, 2015 that would be in violation of the interim operating covenants under the merger agreement if taken after date of the merger agreement;

•
material contracts, the absence of any default or breach under any material contract, and the absence of any event, circumstance or condition which would give rise to a right to accelerate the maturity or performance of, or cancel, terminate or modify, any material contract;

•
employee benefit plans, ERISA and the applicability of the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act;

•
the absence of actions, claims, suits or proceedings against PMC or any of its subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the absence of governmental investigations against PMC or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and the absence of injunctions, judgments, orders or decrees against PMC or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•
compliance with applicable federal, state, local or foreign laws, statutes, ordinances, regulations, judgments, orders, decrees, injunctions, arbitration awards, franchises, licenses, agency requirements or permits, including compliance with certain export laws and regulations by PMC and its subsidiaries, and including compliance with restrictions on certain payments by PMC and its subsidiaries, including those that would violate any provisions of the federal Foreign Corrupt Practices Act of 1977;

•
intellectual property;

•
taxes;

•
real property and tangible assets;

•
environmental matters;

•
labor matters;

•
possession of licenses and permits needed to carry out PMC’s business and compliance therewith;

•
insurance matters;

•
PMC’s most significant customers and suppliers;

•
the absence of any undisclosed broker’s or finder’s fees;

•
the board of directors of PMC’s determination that the merger agreement and the merger are advisable and in the best interest of PMC and its stockholders, approval of the merger agreement and recommendation that PMC stockholder tender their shares into the offer;

•
the receipt of a written opinion from Qatalyst Partners to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth in such opinion, the transaction consideration to be received in the offer and the merger by the holders of shares of PMC’s common stock (other than Microsemi or any affiliates of Microsemi) is fair, from a financial point of view, to such holders;

•
the receipt of a written opinion from Needham & Company to the effect that, as of the date of such opinions and based upon and subject to the various matters and limitations set forth in such opinion, the transaction consideration to be received by the holders of shares of PMC’s common stock (other than Microsemi or any of its affiliates and other than holders of dissenting shares who properly exercise their appraisal rights) pursuant to the merger agreement is fair, from a financial point of view, to such holders;

•
that the board of directors of PMC has taken all action so that the restrictions applicable to business combinations imposed by Section 203 of the DGCL are, and will be, inapplicable to the transactions contemplated by the merger agreement, and that no other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to the merger agreement and the transactions contemplated in the merger agreement; and
•
that PMC has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of Microsemi and that PMC received access to the materials it requested to review for such purpose and an opportunity to meet with the management of Microsemi to discuss the business and assets of Microsemi.

Many of PMC’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of PMC and its subsidiaries, taken as a whole, or (b) the ability of PMC to consummate the transactions contemplated by the merger agreement on or before 11:59 p.m. (New York City Time) on March 31, 2016. However, for the purpose of clause (a) above, a Company Material Adverse Effect will not include any event, circumstance, change, occurrence, development or effect arising after November 24, 2015 and resulting from or arising in connection with:
(1)
conditions generally affecting the industries and markets in which PMC and its subsidiaries operate;

(2)
general economic, political, financial or securities market conditions;

(3)
natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events;

(4)
changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law;

(5)
the announcement of the merger agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of PMC or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in PMC’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners);

(6)
the taking of any action by PMC or any of PMC’s subsidiaries to the extent the taking of such action is expressly required by the merger agreement or such action was taken at the written request of Microsemi or the Offeror, or the failure by PMC or any of its subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the merger agreement, or Microsemi or the Offeror requested in writing that PMC or any of its subsidiaries not take such action;

(7)
any proceeding brought or threatened by stockholders of either Microsemi or PMC (whether on behalf of PMC, Microsemi or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the Schedule 14D-9 and each other document required to be filed by PMC with the SEC or required to be distributed or otherwise disseminated to PMC’s stockholders in connection with the transactions contemplated by the merger agreement; and

(8)
any decrease or decline in the market price or trading volume of PMC’s common stock or any failure by PMC to meet any projections, forecasts or revenue or earnings predictions of PMC or of any securities analysts (although the underlying cause of any such decrease, decline or failure may be considered);

except, in the case of items (1) through (4), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects PMC and its subsidiaries, taken as a whole, relative to other natural persons or entities or organizations engaged in the same industries, geographies and markets in which PMC operates, in which case, such disproportionate effects and the underlying events and circumstances may be taken into account (unless excluded by another of the above items) in determining whether a Company Material Adverse Effect has occurred.
The merger agreement also contains customary representations and warranties made by Microsemi that are subject to specified exceptions and qualifications contained in the merger agreement. Many of the representations and warranties of Microsemi are qualified by, among other things, exceptions relating to the absence of a “Parent Material Adverse Effect” which means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Microsemi and its subsidiaries, taken as a whole, or (b) the ability of Microsemi or the Offeror to consummate the transactions contemplated by the merger agreement on or before 11:59 p.m. (New York City Time) on March 31, 2016. However, for the purpose of clause (a) above, a Parent Material Adverse Effect will not include any event, circumstance, change, occurrence, development or effect arising after November 24, 2015 and resulting from or arising in connection with:
(1)
conditions generally affecting the industries and markets in which Microsemi and its subsidiaries operate;

(2)
general economic, political, financial or securities market conditions;

(3)
natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events;

(4)
changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law;

(5)
the announcement of the merger agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of Microsemi or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in Microsemi’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners);

(6)
the taking of any action by Microsemi or any of Microsemi’s subsidiaries to the extent the taking of such action is expressly required by the merger agreement or such action was taken at the written request of PMC, or the failure by Microsemi or any of its subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the merger agreement, or PMC requested in writing that Microsemi or any of its subsidiaries not take such action;

(7)
any proceeding brought or threatened by stockholders of either Microsemi or PMC (whether on behalf of PMC, Microsemi or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the Schedule 14D-9 and each other document required to be filed by PMC with the SEC or required to be distributed or otherwise disseminated to PMC’s stockholders in connection with the transactions contemplated by the merger agreement; and

(8)
any decrease or decline in the market price or trading volume of Microsemi’s common stock or any failure by Microsemi to meet any projections, forecasts or revenue or earnings predictions of Microsemi or of any securities analysts (although the underlying cause of any such decrease, decline or failure may be considered).

except, in the case of items (1) through (4), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects Microsemi and its subsidiaries, taken as a whole, relative to other natural persons or entities or organizations engaged in the same industries, geographies and markets in which Microsemi operates, in which case, such disproportionate effects and the underlying events and circumstances may be taken into account (unless excluded by another of the above items) in determining whether a Parent Material Adverse Effect has occurred.

The representations and warranties of Microsemi and the Offeror to PMC under the merger agreement, relate to, among other things:
•
Microsemi’s and the Offeror’s due organization, existence, good standing and authority to carry on their business as it is currently being conducted;

•
the corporate power and authority of Microsemi and the Offeror to executive, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Microsemi and the Offeror, subject to certain specified customary assumptions and exceptions;

•
Microsemi’s capitalization;

•
the absence of violations of, or conflicts with, the constitutional documents of Microsemi and the Offeror, applicable law and certain agreements as a result of Microsemi’s and the Offeror’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

•
Microsemi’s SEC reports (including all amendments) since December 31, 2013, the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to Microsemi’s SEC reports;

•
compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•
Microsemi’s disclosure controls and procedures and internal controls over financial reporting;

•
the absence of a Parent Material Adverse Effect since June 28, 2015, and the absence of certain specified actions since June 28, 2015 that would be in violation of the interim operating covenants under the merger agreement if taken after date of the merger agreement;

•
the absence of actions, claims, suits or proceedings against Microsemi or any of its subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the absence of governmental investigations against Microsemi or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and the absence of injunctions, judgments, orders or decrees against Microsemi or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•
the absence of undisclosed broker’s or finder’s fees;

•
that no vote or consent of the Microsemi stockholders is needed to approve the merger agreement or the transactions contemplated thereby;

•
except for 100 shares of PMC common stock owned by Microsemi, the absence of beneficial ownership of PMC’s common stock by Microsemi, the Offeror or any of their respective controlled affiliates;

•
that Microsemi and the Offeror have conducted their own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of PMC and received access to the materials it requested to review for such purpose and an opportunity to meet with the management of PMC and its subsidiaries to discuss the business and assets of PMC and its subsidiaries;

•
the financing commitments that Microsemi and the Offeror would use to fund the aggregate transaction consideration; and

•
the solvency of Microsemi and its subsidiaries taken as a whole immediately following the closing of the merger and after giving effect to the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement or in any schedule, instrument or other document delivered pursuant to the merger agreement of each of PMC, Microsemi and the Offeror will not survive the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of PMC’s Business Pending the Merger
PMC has agreed to certain covenants in the merger agreement restricting the conduct of its business between November 24, 2015 and the effective time of the merger. In general, PMC and its subsidiaries have agreed that PMC will and will cause its subsidiaries to (i) conduct the business of PMC and its subsidiaries in the ordinary and usual course of business in all material respects and (ii) to the extent consistent therewith, use commercially reasonable efforts to preserve intact PMC’s and PMC’s subsidiaries’ current business organization and preserve their relationships with customers, suppliers and others having business dealings with PMC and PMC’s subsidiaries.
PMC has also agreed that, except as (i) may be required by law, (ii) is contemplated under the merger agreement, (iii) is set forth in Company disclosure schedules, or (iv) is permitted pursuant to Microsemi’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed in case of the bullet points marked with an asterisk below and, to the extent it relates to any such bullet points, the last bullet point set forth below), from November 24, 2015 until the effective time of the merger, neither PMC nor any of its subsidiaries will:
•
amend its certificate of incorporation or by-laws (or equivalent organizational or governing documents) or enter into any written agreement with any of PMC’s stockholders in their capacity as such;

•
issue, deliver, sell, dispose of or authorize or agree to the issuance, sale or other disposition of (a) any capital stock or other ownership interests of PMC or any of its subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any capital stock or other ownership rights of PMC or any of its subsidiaries, (b) any rights, warrants, options, calls, rights agreements or plans, commitments or any other agreement of any character to purchase or acquire shares of capital stock, or any other ownership interest in PMC or any of its subsidiaries, or any convertible or exchangeable securities of PMC, or (c) any other securities of PMC or any of PMC’s subsidiaries in substitution for PMC common stock outstanding on November 24, 2015 or such capital stock, ownership interests, securities or rights in any subsidiary of PMC (other than, in each case, issuances, sales, and dispositions by a wholly owned subsidiary to PMC or any other wholly owned subsidiary of PMC), except in connection with (i) the retraction or exchange of the special shares of PMC-Sierra, Ltd., (ii) awards of certain PMC stock options, PMC RSUs and PMC PRSUs granted on terms and in amounts not to exceed those set forth in Company disclosure schedules and in the ordinary course of business consistent with past practice and subject to certain specified terms and restrictions, or (iii) shares of PMC common stock to be issued or delivered in accordance with PMC’s equity plans or rights under the ESPP subject to certain specified terms and restrictions;

•
redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding PMC common stock or other capital stock or other equity securities of PMC or any of its subsidiaries, subject to certain limited exceptions, other than retractions or exchanges of the special shares of PMC-Sierra, Ltd. in accordance with the terms thereof;

•
split, combine, subdivide or reclassify any capital stock of PMC or any of its subsidiaries or declare, set aside for payment or pay any dividends or other distribution in respect of PMC common stock or other capital stock of PMC or any of its subsidiaries, except for dividends and distributions paid by a subsidiary of PMC to PMC or to any of its wholly owned subsidiaries, or otherwise make any payments to PMC’s stockholders in their capacity as such other than retractions or exchanges of the special shares of PMC-Sierra, Ltd. in accordance with their terms;

•
adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of PMC or any subsidiary, other than solely among PMC’s subsidiaries, other than the offer or the merger;

•
acquire, sell or dispose of, or agree to acquire, sell or dispose of, any assets material to PMC and its subsidiaries, taken a as whole, including any business, division or equity interest therein, whether by merger, amalgamation, consolidation or other business combination, sale, or similar transaction, other than (i) acquisitions, sales or dispositions among PMC and any of its subsidiaries, (ii) acquisitions, sales or dispositions as described in Company disclosure schedules, or (iii) purchases or sales of inventory or PMC products in the ordinary course of business;*
•
incur any indebtedness for borrowed money beyond that incurred as of November 24, 2015 or guarantee any such indebtedness or make any loans or advances to any other person or entity, other than indebtedness, guarantees, loans and advances between or among PMC and its subsidiaries, revolving loans available under PMC’s credit agreement incurred in the ordinary course of business to fund working capital requirements of PMC and its subsidiaries, letters of credit issued, maintained or guaranteed by PMC and its subsidiaries in the ordinary course of business and related reimbursement obligations, or performance bonds issued and maintained by PMC and its subsidiaries in the ordinary course of business;*

•
except as required by applicable law, pursuant to agreements existing on November 24, 2015, or to comply with any benefit plan in effect on November 24, 2015, with regard to any service provider:*

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enter into, adopt, terminate or amend in any material respect any compensation or benefit plan, policy, practice, arrangement or agreement for any service provider, other than payments or benefits to new hires or renewals or replacements of employment agreements that expire in accordance with their terms for existing service providers, in the ordinary course of business and as not otherwise prohibited;

•
accelerate the vesting or payment of any equity award held by any service provider, other than payments or benefits to new hires or renewals or replacements of employment agreements that expire in accordance with their terms for existing service providers, in the ordinary course of business and as not otherwise prohibited;

•
materially increase the benefits or compensation provided to any service provider, except for salary and/or target bonus increases in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business;

•
pay or provide any service provider any material compensation or benefit not provided for under a benefit plan in effect on the date of the merger agreement, other than payments or benefits to new hires or renewals or replacements of employment agreements that expire in accordance with their terms for existing service providers, in the ordinary course of business and as not otherwise prohibited;

•
amend any awards under any benefit plan (including the grant or amendment of any equity or equity-based compensation, except to the extent expressly permitted) or remove or modify existing restrictions in any benefit plan or awards made thereunder;

•
grant or pay any severance, separation, change of control, retention, termination or similar compensation or benefits to, or increase in any manner such benefits of, any service provider other than severance benefits paid in the ordinary course of business consistent with past practice; or

•
take any action to accelerate the time of payment or vesting of any compensation or benefits under any benefit plan;

•
change in (x) any material respect any of the accounting methods used by PMC and its subsidiaries unless required by GAAP, SEC rules and regulations or applicable law or (y) with respect to PMC’s subsidiaries, the accounting standards applicable to the preparation of the financial statements and accounts of each such subsidiary, unless required by applicable accounting standards or law;*

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except for expenditures contemplated by and consistent with the budgets for capital expenditures for fiscal 2015 or for each quarter of fiscal 2016, consistent with the budget for the corresponding quarter of fiscal 2015, as applicable, make or authorize any capital expenditures in excess of $2,500,000 in the aggregate in any fiscal quarter or $6,000,000 in the aggregate;*

•
enter into any collective bargaining agreement or other material agreement with any labor organization, works council, trade union or other labor association;*

•
convene any special meeting of PMC’s stockholders;

•
initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation, if the amount at issue is greater than $1,000,000, other than litigation arising out of the transactions contemplated by the merger agreement or to enforce PMC’s rights under the merger agreement;*

•
sell, assign, transfer or grant any rights, title or interests in any material owned intellectual property other than non-exclusive licenses to customers, suppliers or service providers granted in the ordinary course of business;

•
engage in various tax-related actions, including changing any material method of tax accounting, settling or compromising certain audits or other proceedings relating to a material amount of tax, filing any material tax return, making or changing any material tax election, or surrendering any right to claim any material tax refund;

•
enter into, modify or amend any material contract outside of the ordinary course of business, or release or assign any material rights or claims thereunder, outside of the ordinary course of business, to the extent this action would reasonably be expected to be materially adverse to any business or product line of PMC or its subsidiaries;*

•
invest any funds available for investments other than in “cash and cash equivalents” as defined in PMC’s financial statements included in its reports to the SEC;* or

•
enter into any contract, commitment or arrangement to do any of the foregoing.

Conduct of Microsemi’s Business Pending the Merger
Microsemi has agreed to certain covenants in the merger agreement restricting the conduct of its business between November 24, 2015 and the effective time of the merger. Microsemi has agreed that, except as (i) may be required by law, (ii) is contemplated or permitted by the merger agreement, or (iii) is permitted pursuant to PMC’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the effective time of the merger, neither Microsemi nor any of its subsidiaries will:
•
amend its certificate of incorporation or by-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the offer, the merger, or the consummation of the other transactions contemplated by the merger agreement or have a material and adverse impact on the value of Microsemi common stock;

•
adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Microsemi, other than the offer or the merger;

•
issue, split, combine, subdivide or reclassify any Microsemi capital stock, or declare, set aside for payment or pay any dividend of any Microsemi capital stock, or other distribution in respect of any Microsemi capital stock or otherwise make any payments to stockholders in their capacity as such, other than issuances of Microsemi common stock pursuant to (i) Microsemi’s employee equity plans or exercise of equity-based awards granted pursuant to Microsemi’s employee equity plans, or (ii) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to Microsemi’s employee equity plans in the ordinary course of business consistent with past practice;

•
acquire, sell or dispose of, or agree to acquire, sell or dispose of, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that, at the time such action is taken, to the knowledge of Microsemi, would be likely to delay, prevent or impede the consummation of the offer, the merger and the other transactions contemplated by the merger agreement;
•
change any material method of tax accounting, settle or compromise any audit or other proceeding relating to a material amount of tax (excluding for these purposes any settlement or compromise relating to a tax item to the extent that such settlement or compromise does not exceed the reserves for such tax item established in Microsemi’s financial statements), make or change any material tax election or file any material tax return (including any material amended tax return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of tax or surrender any right to claim any material tax refund; or

•
enter into any contract, commitment or arrangement to do any of the foregoing.

Access
Subject to certain specified exceptions, PMC will afford the authorized representatives of Microsemi reasonable access, in a manner not unreasonably disruptive to the operations of PMC and its subsidiaries, during normal business hours and upon reasonable notice, to PMC and its subsidiaries’ properties, books and records, and shall furnish promptly to such representatives all information concerning the business, properties and personnel of PMC and PMC’s subsidiaries as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by the merger agreement.
Registration Statement; Schedule TO
Microsemi agreed to prepare and file a registration statement on Form S-4 with the SEC as soon as reasonably practicable, and in any event within 20 business days, of the date of the merger agreement.
Microsemi and the Offeror shall, on the commencement date of the offer, file an offer statement on Schedule TO with the SEC, which will contain or incorporate by reference the preliminary prospectus included in the registration statement and related offer documents, and cause these offer documents to be disseminated to holders of PMC’s common stock as required by applicable law.
Microsemi and the Offeror shall use reasonable best efforts to cause the registration statement and offer documents to comply in all material respects with applicable law, and have agreed to provide PMC and its counsel with reasonable opportunity to review and comment on the registration statement and the offer documents prior to filing with the SEC. Microsemi and the Offeror have further agreed to promptly provide PMC and its counsel with a copy or description of, and to use reasonable best efforts to respond promptly to, any comments received by Microsemi, the Offeror or their counsel from the SEC with respect to the registration statement, the offer documents or the offer. To the extent required by applicable law, Microsemi, the Offeror and PMC shall use reasonable best efforts to correctly promptly any information provided by it for use in the registration statement or the offer documents to the extent it becomes aware that such information shall have become false or misleading in any material respect and to take all steps necessary to promptly cause the registration statement and the offer documents, as supplemented or amended to correct such information, to be filed with the SEC and disseminated to holders of shares of PMC common stock. Microsemi shall use reasonable best efforts to have the registration statement declared effective as promptly as possible after its filing and maintain its effectiveness for so long as is required for the issuance of Microsemi common stock pursuant to the offer and the merger, and shall file the final prospectus once the registration statement is declared effective. PMC shall promptly furnish to Microsemi and the Offeror all information concerning PMC and its stockholders that may be required or reasonably requested to comply with the foregoing requirements.
Schedule 14D-9; Assistance with the Offer
Promptly following the filing of the Schedule TO by the Offeror, PMC shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, containing the recommendation of the board of directors of PMC. PMC has agree to use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO, and has agreed to promptly mail the Schedule 14D-9 to the holders of shares of PMC common stock together with the offer documents and a notice of appraisal rights, and to use its reasonable best efforts to cause the offer documents to be disseminated in compliance with applicable law.
PMC shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with applicable requirements of federal securities laws. PMC, Microsemi and the Offeror have agreed to promptly correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and PMC has further agreed to use its reasonable best efforts to cause the Schedule 14D-9, as corrected, to be filed with the SEC and disseminated to holders of shares of PMC common stock as required by applicable federal securities laws. PMC has agreed to give Microsemi, the Offeror and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, to promptly provide Microsemi, the Offeror and their counsel in writing with any written comments received from the SEC with respect to the Schedule 14D-9, to use reasonable best efforts to promptly provide Microsemi, the Offeror and their counsel a reasonably detailed description of any oral comments received from the SEC with respect to the Schedule 14D-9, and to provide Microsemi, the Offeror and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing of them with the SEC so long as there has not been a change of recommendation by the board of directors of PMC in accordance with the merger agreement. Microsemi and the Offeror shall promptly furnish all information concerning Microsemi or the Offeror that is required or reasonable requested by PMC to comply with the foregoing requirements.
In connection with the offer, PMC has also agreed to promptly furnish or cause to be furnished to the Offeror mailing labels containing the names and addresses of all record holders of shares of PMC common stock and with security position listings of shares of PMC common stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non objecting beneficial owners of shares of PMC common stock. PMC shall use its reasonable best efforts to promptly furnish or cause to be furnished to the Offeror such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the offer documents to holders of shares of PMC common stock as Microsemi or the Offeror may reasonably request. Subject to the requirements of law or as is required to disseminate the offer documents or any other documents necessary to consummate the offer or the merger, Microsemi and the Offeror shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by the merger agreement. If the offer is terminated or if the merger agreement shall be terminated, the Offeror and Microsemi will promptly deliver and cause their representatives to deliver to PMC (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.
No Solicitation of Acquisition Proposals
PMC and its subsidiaries have agreed to, and to cause its respective representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations that commenced prior to the date of the merger agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal, to terminate access to any virtual data room established by PMC, and to request that all confidential or proprietary information previously furnished to any party (other than Microsemi) in connection with any such discussions and negotiations be promptly returned or destroyed.
For the purposes of the merger agreement, the term “acquisition proposal” is defined as any inquiry, offer or proposal made by any party other than Microsemi, the Offeror or any of their controlled affiliates relating to, in a single transaction or a series of related transactions: (i) any purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing 15% or more of PMC’s issued and outstanding common stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving PMC; (ii) any purchase or other acquisition, directly or indirectly, of 15% or more of the assets (including the capital stock of PMC’s subsidiaries) of PMC and its subsidiaries, taken as a whole; (iii) the issuance by PMC of securities representing more than 15% of any class of its outstanding voting securities; or (iv) a liquidation, dissolution or other winding up of PMC or, to the extent representing 15% or more of the assets (including the capital stock of PMC’s subsidiaries) of PMC and its subsidiaries, taken as a whole, one or more of PMC’s subsidiaries.
PMC and its subsidiaries have agreed to not, and to use PMC’s reasonable best efforts to cause PMC’s respective officers, directors, employees and other representatives not to, directly or indirectly, do or publicly propose to do any of the following:
•
initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal;

•
participate or engage in any negotiations, inquiries or discussions with respect to any acquisition proposal;

•
in connection with any such inquiries, proposals or offers, disclose or furnish any nonpublic information or data to any person or entity concerning PMC’s business or properties or afford any person or entity other than Microsemi or its representatives access to PMC’s properties, books, or records other than pursuant to a governmental subpoena or other governmental request for information;

•
enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal;

•
approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to PMC’s stockholders, any acquisition proposal; or

•
take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by any such acquisition proposal.

However, at any time prior to the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, in the event that PMC receives an unsolicited acquisition proposal that did not result from a material breach of PMC’s non-solicitation obligations under the merger agreement, PMC and its board of directors may participate in discussions or negotiations (including making any counterproposals) with, or furnish any nonpublic information to, any third party or parties making such acquisition proposal and its representatives if the board of directors of PMC determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is, or would reasonably be expected to lead to, a superior proposal and that the failure to participate in such discussion or negotiations, furnish such information, enter into any agreement related to any acquisition proposal or accept any offer or proposal relating to an acquisition proposal would reasonably be expected to be inconsistent with PMC’s directors’ fiduciary duties under applicable law. PMC may only furnish nonpublic information after such third party or parties enter into a confidentiality agreement containing terms that are not materially less favorable to PMC than those contained in the confidentiality agreement PMC entered into with Microsemi, which confidentiality agreement may not provide for an exclusive right to negotiate with PMC or restrict PMC from complying with PMC’s non-solicitation obligations under the merger agreement.
PMC will, as promptly as reasonably possible (and in any event within 24 hours after receipt), notify Microsemi of the receipt of, and provide Microsemi with a copy (if delivered in writing), or summary of the material terms and conditions of  (if delivered orally) any such acquisition proposal, including the identity of the party making such acquisition proposal and copies of all written communications with such party with respect to such actual or potential acquisition proposal. PMC will also, as promptly as practicable and in no event later than 24 hours after such determination was reached, notify Microsemi in writing of any decision by the board of directors of PMC as to whether to consider any acquisition proposal, to enter into discussions or negotiations concerning any acquisition proposal, or to provide nonpublic information with respect to PMC to any third party, and in addition to keeping Microsemi informed in all material respects of the status and material terms of any such acquisition proposal or any changes thereto, provide any nonpublic information provided to such third party to Microsemi to the extent such information has not previously been provided or made available to Microsemi. PMC will also notify Microsemi within 24 hours of any determination by the board of directors of PMC that such acquisition proposal constitutes a superior proposal.
For the purposes of the merger agreement, the term “superior proposal” is defined as any acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50%) that is made by a third party that the board of directors of PMC determines in good faith, after consultation with its financial advisors and outside legal counsel, and after taking into account all of the terms and conditions of such acquisition proposal as compared to the transactions contemplated by the merger agreement, including any termination or breakup fees and conditions to consummation, the likelihood and timing of consummation, and all other financial, legal, regulatory and other aspects of such acquisition proposal, is more favorable to PMC and its stockholders than the transaction contemplated by the merger agreement. No acquisition proposal shall be deemed to be a superior proposal if any financing required to consummate such acquisition proposal is not committed.
The merger agreement provides that at any time prior to the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, the board of directors of PMC may change its recommendation that PMC’s stockholders tender their shares into the offer if the board of directors of PMC has determined in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of an intervening event (as defined below) unrelated to an acquisition proposal, failure to take such action would be inconsistent with their fiduciary duties under applicable law. However, the board of directors of PMC may not withdraw, modify or amend its recommendation that PMC’s stockholders tender their shares into the offer with respect to an intervening event unless:
•
PMC has provided Microsemi written notice at least three business days in advance of the board of directors of PMC’s intent to change its recommendation that PMC’s stockholders tender their shares into the offer, which notice must specify the board of directors of PMC’s reasons for proposing to change its recommendation to PMC’s stockholders with respect to the merger agreement and provide a reasonably detailed description of the intervening event;

•
during the three business day period following such written notice described above, PMC shall have, and shall have caused PMC’s representatives to have, engaged in good faith negotiations with Microsemi to make such adjustments in the terms and conditions of the merger agreement to obviate the need for the board of directors of PMC to change its recommendation that PMC’s stockholders tender their shares into the offer; and

•
during the three business day period following such written notice described above, Microsemi shall not have made a binding proposal, that has not been withdrawn, to make such adjustments in the terms and conditions of the merger agreement in such manner that would obviate the need for the board of directors of PMC to change its recommendation.

For the purposes of the merger agreement, the term “intervening event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of PMC (other than any event, fact or development or occurrence resulting from a material breach of the merger agreement by PMC) that was not known to, or reasonably foreseeable by, the board of directors of PMC as of the date of the merger agreement and becomes known to the board of directors of PMC after the date of the merger agreement and prior to the Offeror first accepting for payment the shares of PMC common stock tendered in the offer, except that no event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following shall give rise to an intervening event:
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the receipt of any acquisition proposal;

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the public announcement, execution, delivery or performance of the merger agreement, the identity of Microsemi or the Offeror, or the public announcement, pendency or consummation of the transactions contemplated in the merger agreement (or the public announcement of any discussions among the parties to the merger agreement);

•
any change in the trading price or trading volume of PMC’s common stock on Nasdaq or any change in PMC’s credit rating (although any underlying facts, events, changes, developments or set of circumstances may be considered, along with the effects or consequences thereof);

•
the fact that PMC has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of PMC or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (although any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof);

•
changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or changes in the interpretation thereof after the date of the merger agreement; or

•
any changes in general economic or political conditions, or in the financial, credit or securities markets in general, including changes in interest rates, exchange rates, stock, bond and/or debt prices.

The merger agreement provides that prior to the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, the board of directors of PMC, with respect to an acquisition proposal it receives from a third party, may approve or recommend a superior proposal if:
•
the board of directors of PMC determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with their fiduciary duties under applicable law;

•
PMC has notified Microsemi in writing, at least three business days in advance, of PMC’s intent to take such action, which notice shall:

•
specify the reasons for taking such action;

•
include a written copy of the relevant proposed transaction agreements with the party making such potential superior proposal;

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identify the party making such superior proposal; and

•
provide a summary description of the material terms and conditions of such potential superior proposal;

•
during the three business day period following such written notice described above, PMC shall have and shall have caused PMC’s representatives to have, engaged in good faith negotiations with Microsemi to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; and

•
during the three business day period following such written notice described above, Microsemi shall not have made a binding proposal, that has not been withdrawn, to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal.

Any revision to the superior proposal will be deemed to be a new acquisition proposal for purposes of the solicitation obligations described above, and PMC must deliver a new written notice to Microsemi and again comply with the above requirements, except that the three business day notice period would be reduced to two business days with respect to such revised superior proposal.
If the merger agreement is terminated in such a circumstance, PMC is required to pay Microsemi the termination fee of  $88.5 million and reimburse Microsemi for its payment of  $88.5 million in connection with PMC’s termination of its prior merger agreement with Skyworks prior to or substantially concurrently with such termination as more fully described in “— Termination Fee” beginning on page 120.

Filings; Other Actions; Notification
Except with regards to antitrust laws, PMC, Microsemi and PMC’s respective subsidiaries, including the Offeror, will cooperate with each other and each use their respective reasonable best efforts:
•
to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable;

•
to obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, provided that none of us is required to make any material payment or accept any material conditions or obligations including amendments to existing conditions and obligations;

•
to, as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to the merger agreement, the offer and the merger required under any applicable statute, law, rule or regulation;

•
to execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•
to furnish each other all information required for any filing, submission, application or request in connection with the transactions contemplated by the merger agreement.

With respect to antitrust laws, PMC, Microsemi and the Offeror have agreed, subject to certain exceptions and applicable law, to among other things:
•
to make an appropriate filing pursuant to the HSR Act within 10 business days of the date of the merger agreement, and to make all other filings, or draft filings, required by, or advisable under, applicable foreign antitrust laws within 45 calendar days of the date of the merger agreement;

•
to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required or advisable in connection with foreign antitrust approvals;

•
to permit Microsemi to direct the antitrust defense of the transactions contemplated by the merger agreement in any investigation or litigation by, or negotiations with, any governmental entity or other person relating to the offer or the merger or regulatory filings under applicable antitrust laws, as long as Microsemi consults with and considers in good faith the views of PMC through such antitrust defense, including by providing PMC with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense;

•
to give each other reasonable advance notice of all meetings with any governmental entity relating to any antitrust laws, an opportunity to participate in each of such meetings, to the extent practicable reasonable advance notice of all substantive oral communications and reasonable advance opportunity to review and comment upon all written communications with a governmental entity regarding any antitrust laws, notification of the substance of any substantive oral communication initiated by any governmental entity regarding any antitrust laws and copies of all written communications to or from any governmental entity relating to any antitrust laws; and

•
to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign antitrust laws, to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate each and every impediment under applicable antitrust laws asserted by any governmental entity.

Employee Benefit Matters
The merger agreement provides that for a period of 12 months following the effective time of the merger (or, if shorter, during an employee’s period of employment or until December 31, 2016), Microsemi will provide (i) each employee of PMC or its subsidiaries employed immediately prior to the effective time of the merger and who remains employed during such period with (x) a base salary or wage rate and (y) aggregate cash incentive compensation opportunity that is no less favorable than the base salary or wage rate and aggregate incentive compensation opportunity in effect for such employee immediately prior to the effective time of the merger (but without any requirement to provide comparability for any equity or cash awards granted in connection with or anticipation of the transactions contemplated by the merger agreement or with any change of control or retention features or as new hire awards), and (ii) such employees as a whole with employee benefits that, in the aggregate, are no less favorable than those benefits in effect for the employees on November 24, 2015 (excluding any change in control or retention benefits, defined benefit plans, and post-employment welfare benefits). In addition, Microsemi will, for not fewer than six months following the effective time of the merger, provide U.S. employees with severance benefits not less favorable than those available to such U.S. employees pursuant to the PMC U.S. Severance Guidelines.
The treatment described above does not apply with respect to individuals covered by collective bargaining agreements or other collective representations, in which case the terms of the applicable collective bargaining agreement or collective representation will apply, or (other than with respect to equity-based incentive compensation) with respect to individuals subject to non-U.S. law, in which case Microsemi will comply with any applicable laws or employment agreements with respect to compensation and benefits.
Each continuing PMC employee will be given credit for his or her years of service with PMC before the consummation of the merger to the same extent as under any similar PMC benefit plan, for purposes of eligibility, vesting, vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that Microsemi or the surviving corporation or any subsidiary thereof may establish or maintain (except to the extent necessary to avoid duplication of benefits). At least two business days prior to the scheduled expiration of the offer, PMC will terminate its 401(k) plan, subject to the occurrence of the closing of the merger, if Microsemi requires it to do so.
Notices of Events
PMC has agreed to promptly notify Microsemi in writing, and Microsemi has agreed to promptly notify PMC in writing, of:
•
any written communication from any third party alleging that the consent of such third party (or another third party) is or may be required in connection with the transactions contemplated by the merger agreement;

•
any written communication from any governmental authority delivered in connection with the transactions contemplated by the merger agreement, except to the extent the treatment of specific types of government communications, for example with regards to antitrust matters, are otherwise regulated in the merger agreement; and

•
any actions, claims, investigations, suits or proceedings commenced or, to the knowledge of PMC or Microsemi, as applicable, threatened against PMC, Microsemi or any of their respective subsidiaries that are related to the transactions contemplated by the merger agreement (including any transaction litigation brought by a stockholder of PMC or Microsemi, as applicable).

PMC has agreed to promptly notify Microsemi, and Microsemi has agreed to promptly notify PMC, of the occurrence, or non-occurrence of any event, which would be reasonably likely to cause:
•
any representation or warranty of such party contained in the merger agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time;

•
any representation or warranty of such party contained in the merger agreement that is not qualified by materiality to not be true and accurate in any material respect as if such representation were made at such time; and

•
PMC or Microsemi, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Litigation
Since the announcement of the merger with Skyworks on October 5, 2015, and before the Skyworks merger agreement was terminated, three lawsuits challenging the merger with Skyworks were filed by purported PMC stockholders. The complaints in these actions name as defendants PMC, members of the board of directors of PMC, Skyworks and Skyworks’s subsidiary, Amherst Acquisition, Inc. Descriptions of such lawsuits that have been filed as of December 16, 2015 are set forth below.
Commencing on October 8, 2015, two purported class actions captioned Bhakta v. PMC-Sierra, Inc., et al., Case No. 1-15-cv-286967, and Azzalini v. Lang, et al., Case No. 1-15-cv-287124 (the “California Actions”) were filed in the Superior Court of the State of California, County of Santa Clara. Plaintiffs in the California Actions allege that each of the members of the board of directors of PMC breached his fiduciary duties to PMC’s stockholders in connection with the Skyworks merger agreement. Among other things, plaintiffs in the California Actions allege that:
•
the consideration to have been paid to PMC’s stockholders in connection with the Skyworks merger was unfair and inadequate;

•
in the Bhakta action, that PMC’s directors agreed to unreasonable deal protection devices in the Skyworks merger agreement that precluded competing offers from emerging;

•
in the Azzalini action, that PMC’s directors failed to terminate the merger agreement with Skyworks and accept Microsemi’s proposal; and

•
the merger with Skyworks would have been the result of conflicts of interest on the part of PMC’s directors.

Plaintiffs in the California Actions also allege that Skyworks and Amherst Acquisition, Inc. aided and abetted PMC’s directors’ alleged breaches of fiduciary duty. The California Actions seek, among other things, injunctive relief preventing the parties from completing the merger with Skyworks (or, in the event the merger with Skyworks would have been completed, rescission thereof), an order directing defendants in the action to account to PMC’s stockholders for damages suffered as a result of the alleged wrongdoing, and an award of attorneys’ fees and expenses for plaintiff.
On October 14, 2015, a purported class action captioned Pietrus Industries Ltd. v. PMC-Sierra, Inc., et al., C.A. No. 11610-VCG (the “Delaware Action”) was filed in the Delaware Court of Chancery. Plaintiff in the Delaware Action alleges that each of the members of the board of directors of PMC breached his fiduciary duties to PMC’s stockholders in connection with the Skyworks merger agreement. Among other things, plaintiff in the Delaware Action alleges that:
•
the consideration to have been paid to PMC’s stockholders in connection with the Skyworks merger was unfair and inadequate;

•
PMC’s directors agreed to unreasonable deal protection devices in the Skyworks merger agreement that precluded competing offers from emerging; and

•
the merger with Skyworks would have been the result of conflicts of interest on the part of PMC’s directors.

Plaintiff in the Delaware Action also alleges that PMC and Skyworks aided and abetted PMC’s directors’ alleged breaches of fiduciary duty. The Delaware Action seeks, among other things, injunctive relief preventing the parties from completing the merger with Skyworks (or, in the event the merger with

Skyworks would have been completed, rescission thereof), an order directing defendants in the action to account to PMC’s stockholders for damages suffered as a result of the alleged wrongdoing, and awards of attorneys’ fees and expenses for plaintiff. On October 22, 2015, PMC and PMC’s directors answered the complaint in the Delaware Action.
Conditions to the Offer
The obligations of Microsemi and the Offeror to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of PMC common stock tendered pursuant to the offer are subject to the condition that there have been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of PMC common stock that, together with any shares of PMC common stock then owned by Microsemi, the Offeror or Microsemi’s other subsidiaries, represents at least a majority of all then-outstanding shares of PMC common stock (the “minimum condition”).
The obligations of Microsemi and the Offeror to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of PMC common stock tendered pursuant to the offer are subject to the satisfaction or waiver by Microsemi and the Offeror at or prior to the expiration of the offer of the following additional conditions:
•
all applicable waiting periods (or any extension thereof) applicable to the offer and the merger under the HSR Act have expired or otherwise been terminated;

•
the registration statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC; and

•
the shares of Microsemi common stock issuable in the offer and the merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Furthermore, the obligations of Microsemi and the Offeror to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of PMC common stock tendered pursuant to the offer is subject to the following additional conditions having not occurred and continued to exist as of immediately prior to the expiration of the offer:
•
a governmental authority having jurisdiction over PMC, Microsemi or the Offeror shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting the consummation of the offer or the merger substantially on the terms contemplated by the merger agreement, other than any order, decree or ruling with respect to foreign antitrust laws;

•
the occurrence, since the date of the merger agreement, of a Company Material Adverse Effect;

•
any of PMC’s representations and warranties in the merger agreement regarding PMC’s and PMC’s subsidiaries’ capitalization shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Microsemi and the Offeror pursuant to the merger agreement, as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations or warranties that addresses matters only as of a particular date or only with respect to a specific period of time, in which event such representation or warranty need only be true and correct only as of such date or with respect to such period);

•
any of PMC’s representations and warranties in the merger agreement regarding PMC’s and PMC’s subsidiaries’ corporate existence, power and good standing, PMC’s authority to enter into the merger agreement and the validity of the merger agreement, undisclosed brokers’ or finders’ fees, the vote required to approve the merger, and receipt of fairness opinions from Qatalyst Partners and Needham & Company shall not be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the expiration of the offer as if made on and as of such date (other than those representations and warranties that addresses matters only as of a particular date or with respect to a specified period of time, in which event such representation or warranty need only be true and correct as of such particular date or with respect to such period);
•
PMC’s representation and warranty in the merger agreement regarding the absence of a Company Material Adverse Effect (other than a Company Material Adverse Effect related only to the ability of PMC to consummate the transactions contemplated by the merger agreement on or before the termination date) shall not be true and correct as of immediately prior to the expiration of the offer as if made on or as of such date;

•
any of PMC’s other representations and warranties shall not be true and correct as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations and warranties that addresses matters only as of a particular date or only with respect to a specific period in which event such representation or warranty need only be true and correct as of such date or only with respect to such period), except where the failure to be so true and correct (without giving effect to any limitations as to “materiality” “Company Material Adverse Effect” or similar qualifications set forth in the merger agreement) would not, either individually or in the aggregate, have a Company Material Adverse Effect;

•
PMC shall have failed to comply with or perform in all material respects or obligations under the merger agreement that are required to be performed at or prior to the expiration date of the offer;

•
PMC shall not have furnished Microsemi with a certificate signed by an authorized officer of PMC, dated as of the expiration date of the offer, to the effect that, to the knowledge of such officer, the conditions in the preceding five bullet points have been satisfied; or

•
the merger agreement shall have been terminated in accordance with its terms or the offer shall have been terminated in accordance with the terms of the agreement.

The offer is not subject to a financing condition.
The Offeror reserves the right to amend or waive any of the above conditions (other than the minimum condition, which may not be amended or waived), to increase the price per share of PMC common stock payable in the offer, and to make any other changes in the terms and conditions of the offer. However, without the prior written consent of PMC, no change may be made that decreases the per share transaction consideration (except as a result of a change in the number of issued or outstanding shares of PMC or Microsemi common stock as provided in the merger agreement), changes the form of consideration payable in the offer, adds to the conditions to the offer, decreases the number of shares of PMC common stock sought to be purchased in the offer, extends the offer other than as permitted by the terms of the merger agreement, or modifies or amends any condition to the offer in any manner that broadens such conditions or is adverse to the holders of shares of PMC common stock. The offer conditions are for the sole benefit of the Offeror and Microsemi and subject to the terms of the merger agreement and rules and regulations of the SEC, may be asserted by the Offeror or Microsemi regardless of the circumstances giving rise to any such condition or may be waived by the Offeror or Microsemi (other than the minimum condition, which may not be waived) in whole or in part at any time and from time to time in their sole discretion.
The failure by Microsemi or the Offeror at any time to exercise its rights not to consummate the offer shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time.
Conditions to the Merger
The respective obligations of Microsemi, the Offeror and PMC to consummate the merger are subject to the satisfaction or waiver (if permissible under applicable law) of the following conditions:
•
the absence of any order, decree, ruling or any other material action by any governmental entity having jurisdiction over PMC, Microsemi or the Offeror (other than with respect to foreign antitrust laws not specified in Company disclosure schedules) enjoining or otherwise prohibiting the consummation of the merger on the terms contemplated in the merger agreement; and
•
The Offeror shall have accepted for payment all shares of PMC common stock validly tendered and not withdrawn pursuant to the offer.

Termination
PMC or Microsemi may terminate the merger agreement and abandon the offer and the merger at any time prior to the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer:
•
by mutual written consent;

•
if the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer shall not have occurred at or prior to 11:59 p.m. (New York City Time) on March 31, 2016, which date we refer to as the termination date, provided that a party to the merger agreement shall not be permitted to terminate the merger agreement for this reason if its action or failure to fulfill any obligation under the merger agreement proximately caused (i) the failure of any of the conditions to the offer to be satisfied, or if such action or failure to act constitutes a material breach of the merger agreement, or (ii) the expiration or termination of the offer in accordance with the terms of the offer and the merger agreement without the Offeror having accepted for payment any shares of PMC common stock tendered in the offer and such action or failure to act constitutes a material breach of the merger agreement; or

•
other than with respect to foreign antitrust laws, if any governmental entity having jurisdiction over PMC, Microsemi or the Offeror, shall have issued an order, decree or ruling or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the merger substantially on the terms contemplated by the merger agreement, provided that a party to the merger agreement shall not be permitted to terminate the merger agreement for this reason if such party has materially breached its covenant with respect to antitrust matters as required by the merger agreement, and Microsemi or the Offeror may not terminate the merger agreement for this reason if the governmental entity action results from Microsemi or the Offeror being in breach of any representation or warranty under the merger agreement.

PMC may also terminate the merger agreement:
•
upon a breach of any covenant or agreement on the part of Microsemi or the Offeror such that Microsemi or the Offeror shall not have performed in all material respects all of the respective obligations required to be performed by Microsemi or the Offeror at or prior to the closing of the merger,

•
or if any representation or warranty of Microsemi or the Offeror shall be untrue as of the closing date of the merger, such that:

•
any of the representations and warranties of Microsemi or the Offeror in the merger agreement regarding Microsemi’s capitalization shall not be true, except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Microsemi and the Offeror pursuant to the merger agreement, as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, in which event such representation or warranty need only be true and correct as of such particular date or with respect to such specified period of time);

•
any of the representations and warranties of Microsemi or the Offeror in the merger agreement regarding Microsemi’s and the Offeror’s corporate existence, power and good standing, authority to enter into the merger agreement and undisclosed brokers’ or finders’ fees shall not be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of the date of the closing of the merger (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period); or
•
any of the other representations and warranties of Microsemi or the Offeror in the merger agreement shall not be true as of the date of the merger agreement and as of the date of the closing of the merger (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect;

provided that if such breach is reasonably capable of being cured by Microsemi or the Offeror through the exercise of their reasonable best efforts within the earlier of  (i) the 45 day period after PMC notifies Microsemi of such inaccuracy or breach, or (ii) the then-scheduled expiration date of the offer (provided, that for purposes of this clause (ii), Microsemi may extend the expiration date of the offer up to the forty-fifth day after receipt of such notice in order to extend the cure period, provided that such extension does not extend beyond the termination date) and Microsemi and the Offeror continue to exercise such reasonable best efforts, PMC may not terminate the merger agreement as a result of such breach or failure before the expiration of such 45 day notice period, and further provided that PMC shall not be permitted to terminate the merger agreement for this reason if PMC has failed to perform in any material respect its obligations under or in connection with the merger agreement or is in breach of any representation or warranty such that specified conditions to the obligation of Microsemi and the Offeror to consummate the offer would not be satisfied; or
•
at any time before the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, if the board of directors of PMC determines to enter into an alternative acquisition agreement with respect to a superior proposal in compliance in all material respects with PMC’s non-solicitation obligations under the merger agreement, PMC’s board approves and PMC enters into a definitive agreement with respect to such superior proposal and, prior to or substantially concurrently with such termination, PMC pays Microsemi the termination fee and reimburses Microsemi for its payment to PMC of the termination fee paid in connection with the termination of the prior merger agreement entered into with Skyworks as described in “— Termination Fee” beginning on page 120.

Microsemi may also terminate the merger agreement:
•
upon a breach of any covenant or agreement on the part of PMC, or if any of PMC’s representations or warranties shall be untrue, in any case such that the closing conditions to the offer related to such representations and warranties or covenant and agreement would not be satisfied, except if such breach is reasonably capable of being cured by PMC through the exercise of PMC’s reasonable best efforts during the 45 day period after Microsemi notifies PMC of such inaccuracy or breach, and PMC continues to exercise reasonable best efforts, Microsemi may not terminate the merger agreement as a result of such breach or failure before the expiration of such 45 day notice period, and further provided that Microsemi shall not be permitted to terminate the merger agreement for this reason if it has failed to perform in any material respect its obligations under or in connection with the merger agreement or is in breach of any representation or warranty such that PMC has the right to terminate the merger agreement as specified above; or

•
before the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, if the board of directors of PMC changes its recommendation or such change of recommendation has otherwise been publicly disclosed, or if PMC has committed a knowing and intentional breach of its obligations with regards to its non-solicitation obligations under the merger agreement.

Termination Fee
PMC will pay Microsemi a termination fee equal to $88.5 million and reimburse Microsemi for its payment of  $88.5 million in connection with PMC’s termination of its prior merger agreement with Skyworks in cash if:
•
the merger agreement is terminated by PMC because, at any time before the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, the board of directors of PMC determined to enter into an alternative acquisition agreement with respect to a superior proposal in compliance in all material respects with PMC’s non-solicitation obligations under the merger agreement, and PMC’s board approved and PMC entered into a definitive agreement with respect to such superior proposal;

•
the merger agreement is terminated by Microsemi because, at any time before the Offeror first accepts for payment the shares of PMC common stock tendered in the offer, the board of directors of PMC has changed its recommendation or such change of recommendation has otherwise been publicly disclosed or PMC has committed a knowing and intentional breach of its obligations with regards to its non-solicitation obligations under the merger agreement; or

•
the merger agreement is terminated by either Microsemi or PMC:

•
because the time at which the Offeror first accepts for payment the shares of PMC common stock tendered in the offer shall not have occurred at or prior to the termination date as a result of the failure to satisfy the minimum condition prior to such termination, provided that no action or failure to fulfill any obligation by the terminating party proximately caused (i) the failure of any of the conditions to the offer to be satisfied (or if such action or failure to act constitutes a material breach of the merger agreement) or (ii) the expiration or termination of the offer without the Offeror having accepted for payment any shares of PMC common stock tendered in the offer and such action or failure to act constitutes a material breach of the merger agreement; and

•
there has been received after the date of the merger agreement and not withdrawn or publicly disclosed prior to the termination of the agreement an acquisition proposal and;

•
within 12 months of the termination of the merger agreement PMC either:

•
enters into a definitive agreement for the consummation of an acquisition proposal and such acquisition proposal is subsequently consummated; or

•
consummates an acquisition proposal.

For purposes of the above two bullet points, references to 15% in the definition of  “acquisition proposal” are deemed to be references to 50%.
Upon payment of such fee, PMC will have no further liability to Microsemi or the Offeror with respect to the merger agreement or the transactions contemplated thereby, absent fraud or a knowing and intentional breach of the merger agreement.
Expenses
All costs and expenses incurred in connection with the offer, the merger, the merger agreement and the consummation of the transactions contemplated thereby shall be paid by the party to the merger agreement incurring such costs and expenses, whether or not the offer, the merger or any of the other transactions contemplated by the merger agreement is consummated.
Upon PMC’s request, Microsemi will reimburse PMC for all reasonable out-of-pocket costs and expenses (including attorney’s fees) incurred by PMC, any of PMC’s subsidiaries, or any of PMC’s respective representatives in connection with the debt financing.
In case Microsemi terminates the agreement owing to a breach of any covenant or agreement, or because a representation or warranty of PMC is untrue, pursuant to the merger agreement, and PMC has been judicially determined to have caused the termination of the merger agreement as a result of a knowing and intentional breach, then PMC shall reimburse Microsemi for its payment of  $88.5 million in connection with PMC’s termination of its prior merger agreement with Skyworks and reimburse Microsemi, the Offeror and their respective affiliates for all out-of-pocket costs, fees and expenses, including fees and expenses payable incident to arranging, committing to provide or providing any financing for the transactions contemplated by the merger agreement, in addition to all fees and expenses of counsel, accountants, experts and consultants and printing and advertising expenses, up to an amount not to exceed $15 million.
Remedies
Each party to the merger agreement has consented to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of the merger agreement, to enforce specifically the terms and provisions of the merger agreement, and to compel performance of each party’s obligations (including the taking of such actions as are required of such party to consummate the offer and the merger), in addition to any other remedy to which they are entitled. The parties further agree to waive any requirement for the securing or posting of any bond in connection with seeking specific performance.
If the merger agreement is terminated under circumstances in which PMC will pay the termination fee to Microsemi, PMC will have no further liability to Microsemi or the Offeror arising from the merger agreement or the transactions contemplated thereby, absent liability for fraud or a knowing and intentional breach of the merger agreement.
Other than Microsemi and the Offeror, neither PMC nor any of PMC’s subsidiaries, affiliates or PMC’s respective stockholders, partners, members, officers, directors, employees, controlling persons, agents or representatives (each, a “Company Related Party”), shall have any rights or claims against any agent, arrangers, lenders and other entities that have committed to provide or arrange the debt financing (“PMC’s Financing Sources”), in connection with the merger agreement, the debt financing or the transactions contemplated thereby and thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Microsemi or the Offeror) in connection with the merger agreement, the debt financing or the transactions contemplated thereby and thereby, whether at law or equity, in contract, in tort or otherwise. However, following the consummation of the merger and the debt financing, there will be no restrictions on the rights the Financing Sources have against PMC and PMC’s subsidiaries under the debt commitment letter.
Indemnification; Directors’ and Officers’ Insurance
PMC (as it exists after the merger has been consummated, the “surviving corporation”) and Microsemi agree to cause the surviving corporation, to the fullest extent permitted by law and PMC’s by-laws or the by-laws of any applicable subsidiary, to indemnify and hold harmless the individuals who at any time prior to the effective time of the merger were directors or officers of PMC or its present or former subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. After the effective time of the merger agreement, Microsemi and the surviving corporation shall (and Microsemi shall cause the surviving corporation to) fulfill and honor to the maximum extent permitted by applicable law, all rights to exculpation or indemnification for acts or omissions occurring prior to the consummation of the merger existing as of the time the merger is consummated in favor of directors and officers of PMC, PMC’s subsidiaries or any of PMC’s respective predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officers or directors (each, a D&O Indemnitee), as provided in PMC’s or each of PMC’s subsidiary’s respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, which shall survive the transactions contemplated by the merger agreement and shall continue in full force and effect in accordance with their terms.
For six years following the merger, Microsemi and the surviving corporation will (and Microsemi shall cause the surviving corporation to) cause the certificate of incorporation and by-laws (or comparable organizational or governing documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in PMC’s and PMC’s subsidiaries’ certificates of incorporation and by-laws (or other similar organizational documents) immediately prior to the effective time of the merger, and during such six-year period such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable law.
PMC is required to (or, if PMC is unable to do so, Microsemi shall cause the surviving corporation as of the effective time of the merger to) obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of PMC’s existing directors’ and officers’ insurance policies and PMC’s existing fiduciary liability insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger in an amount and scope at least as favorable as PMC’s existing policies, except that the cost of such policies may not exceed 300% of the annual premium currently paid by PMC for such coverage, and provided further, that if the annual premiums of such insurance coverage exceeds this 300% cap, Microsemi shall cause the surviving corporation to obtain a policy with the greatest coverage available, for a cost not exceeding 300% of the annual premium currently paid by PMC for such coverage.
These indemnification and directors’ and officers’ insurance requirements are intended to be for the benefit of, and enforceable by, each D&O Indemnitee and his or her heirs or representatives.
If Microsemi, the surviving corporation or any of their respective successors or assigns consolidates or amalgamates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or transfers or conveys a majority of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Microsemi or the surviving corporation, or their respective successors or assigns, as the case may be, shall assume these obligations with respect to indemnification and directors’ and officers’ insurance.
Modification or Amendment
At any time prior to the date of the closing of the merger, the parties to the merger agreement may amend, modify or supplement the merger agreement by written agreement signed by each of the parties as approved by action taken by each of their respective boards of directors. Certain sections of the merger agreement, including those relating to third-party beneficiaries, governing law, jurisdiction, remedies and a right to jury trial may not be substantively amended in a way that is adverse in any respect to the Financing Sources without the written consent of the adversely affected Financing Sources.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS
Market Price History
Microsemi common stock is listed on Nasdaq under the symbol “MSCC,” and PMC common stock is listed on Nasdaq under the symbol “PMCS.” The following table sets forth, for the periods indicated, as reported by Nasdaq, the per share intraday high and low sales prices of each company’s common stock.
	Microsemi Common Stock			PMC Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Calendar Quarter	$22.30	$16.59	N/A	$7.34	$5.36	N/A
Second Calendar Quarter	$22.02	$16.63	N/A	$7.80	$5.90	N/A
Third Calendar Quarter	$21.84	$16.57	N/A	$6.45	$5.06	N/A
Fourth Calendar Quarter	$21.12	$17.12	N/A	$5.77	$4.63	N/A
2013
First Calendar Quarter	$23.28	$19.00	N/A	$6.88	$5.26	N/A
Second Calendar Quarter	$23.24	$18.96	N/A	$6.82	$5.53	N/A
Third Calendar Quarter	$26.72	$22.57	N/A	$7.14	$6.13	N/A
Fourth Calendar Quarter	$26.71	$20.22	N/A	$7.06	$5.60	N/A
2014
First Calendar Quarter	$26.65	$22.16	N/A	$7.84	$6.22	N/A
Second Calendar Quarter	$27.91	$22.21	N/A	$7.85	$6.65	N/A
Third Calendar Quarter	$27.58	$23.55	N/A	$8.04	$6.67	N/A
Fourth Calendar Quarter	$29.26	$20.61	N/A	$9.39	$6.52	N/A
2015
First Calendar Quarter	$37.41	$25.36	N/A	$9.86	$8.57	N/A
Second Calendar Quarter	$37.18	$32.05	N/A	$9.51	$8.17	N/A
Third Calendar Quarter	$35.15	$28.24	N/A	$8.69	$5.65	N/A
Fourth Calendar Quarter (through December 15, 2015)	$39.56	$31.36	N/A	$12.08	$6.39	N/A
On September 30, 2015, the trading day prior to the Bloomberg Business article entitled “PMC-Sierra Said to Hire Financial Adviser to Seek Sale,” the closing price per share of PMC common stock on Nasdaq was $6.77, and the closing price per share of Microsemi common stock on Nasdaq was $32.82. On October 5, 2015, the trading day prior to public announcement of the entry into an Agreement and Plan of Merger by and among PMC, Skyworks, a Delaware corporation, and Amherst Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Skyworks, providing for the merger of Amherst Acquisition, Inc. with and into PMC, the closing price per share of PMC common stock on Nasdaq was $7.69, and the closing price per share of Microsemi common stock on Nasdaq was $34.03. On November 17, 2015, the trading day prior to public announcement by Microsemi that it had increased its proposal to acquire PMC to the transaction consideration, the closing price per share of PMC common stock on Nasdaq was $11.65, and the closing price per share of Microsemi common stock on Nasdaq was $36.74. On November 23, 2015, the trading day prior to public announcement of the execution of the merger agreement, the closing price per share of PMC common stock on Nasdaq was $11.86, and the closing price per share of Microsemi common stock on Nasdaq was $36.21. On December 15, 2015, the most recent practicable trading date prior to the filing of this document, the closing price per share of PMC common stock on Nasdaq was $11.62, and the closing price per share of Microsemi common stock on Nasdaq was $32.70. The table below also shows the implied value of one share of PMC common stock on such dates, which was calculated by adding (1) the per-share cash consideration of  $9.22 and (2) the product of the exchange ratio of 0.0771 multiplied by the closing price of Microsemi common stock on such date.

	Per-Share PMC Closing Price	Per-Share Microsemi Closing Price	Implied Transaction Value of PMC Share
September 30, 2015	$6.77	$32.82	$11.75
October 5, 2015	$7.69	$34.03	$11.84
November 17, 2015	$11.65	$36.74	$12.05
November 23, 2015	$11.86	$36.21	$12.01
December 15, 2015	$11.62	$32.70	$11.74
The market value of the stock portion of the transaction consideration will change as the market value of Microsemi common stock fluctuates during the offer period and thereafter. PMC stockholders should obtain current market quotations for shares of PMC common stock and Microsemi common stock before deciding whether to tender their PMC shares in the offer.
Dividends
Microsemi has not paid cash dividends in the last five years and has no current plans to do so. Microsemi’s credit facility contains covenants that may limit the amount of cash dividends it may pay.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of Microsemi Corporation (“Microsemi”), after giving effect to the proposed acquisition of PMC-Sierra, Inc. (“PMC”) and the acquisition of Vitesse Semiconductor Corporation (“Vitesse”) which closed on April 28, 2015. The unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the proposed acquisition of PMC.
The unaudited pro forma condensed combined balance sheet as of September 27, 2015 combines the historical balance sheet of Microsemi, giving effect to the proposed acquisition of PMC, and the financing transactions, as if they had been completed on September 27, 2015. Since the Vitesse acquisition occurred on April 28, 2015, Microsemi’s historical balance sheet includes the effects of that acquisition and no pro forma adjustment was necessary to present the unaudited pro forma condensed combined balance sheet.
The unaudited pro forma condensed combined statement of operations gives effect to the proposed acquisition of PMC, the financing transactions, as well as the acquisition of Vitesse, as if they had occurred on September 29, 2014, by combining Microsemi’s consolidated statement of operations for the twelve months ended September 27, 2015 with Vitesse’s unaudited consolidated statement of operations for the period from October 1, 2014 through April 27, 2015 (reflecting the pre-acquisition operating period) and PMC’s unaudited condensed consolidated statement of operations for the twelve months ended September 26, 2015.
PMC has a December 27, 2014 fiscal year end, which differs from Microsemi’s fiscal year end. Accordingly, for purposes of the unaudited pro forma condensed combined statement of operations, the historical PMC amounts combine PMC’s historical consolidated statement of operations for the nine months ended September 26, 2015 with the consolidated statement of operations for the year ended December 27, 2014 and subtracting the consolidated statement of operations for the nine months ended September 27, 2014.
For purposes of the unaudited pro forma condensed combined statements of operations, the historical Vitesse column combines Vitesse’s unaudited consolidated statement of operations of Vitesse for the six months ended March 31, 2014 and its unaudited consolidated statement of operations for the 27 days ended April 27, 2015.
The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Microsemi, PMC and Vitesse adjusted to give pro forma effect to events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the:
•
separate audited consolidated financial statements of Microsemi as of and for the year ended September 27, 2015 and the related notes, as incorporated by reference in this document;

•
separate audited consolidated financial statements of PMC as of and for the year ended December 27, 2014 and the related notes, as incorporated by reference in this document;

•
separate unaudited condensed consolidated financial statements of PMC for the nine months ended September 26, 2015 and the related notes, as incorporated by reference in this document;

•
separate unaudited condensed consolidated financial statements of PMC as of and for the nine months ended September 27, 2014 and the related notes, as incorporated by reference in this document; and

•
separate unaudited consolidated financial statements of Vitesse for the six months ended March 31, 2015 and the related notes, as incorporated by reference in this document.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Microsemi’s management’s best estimate and are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to footnote 3 to the unaudited pro forma condensed combined financial information for more information on the basis of preparation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 27, 2015
(amounts in millions)
	Historical Microsemi	Historical PMC	Pro Forma Acquisition Adjustments (Note 4)	Pro Forma Financing Adjustments (Note 5)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$256.4	$73.1	$(1,992.3)4(a)	$(1,028.0)5(a)	$98.7
			176.7 4(m)	2,672.8 5(b)
			(60.0)4(k)
Short-term investments	—	42.3	(42.3)4(m)	—	—
Accounts receivable	186.9	62.3	—	—	249.2
Inventories	227.2	32.8	50.7 4(c)	—	310.7
Deferred income taxes, net	26.2	5.2	—	4.5 5(c)	35.9
Other current assets	39.9	13.3	—	—	53.2
Total current assets	736.6	229.0	(1,867.2)	1,649.3	747.7
Investment securities	—	134.4	(134.4)4(m)	—	—
Property and equipment, net	152.7	37.9	—	—	190.6
Goodwill	1,139.3	283.2	1,555.8 4(i)	—	2,978.3
Intangible assets, net	357.8	116.9	614.04(d)	—	1,088.7
Deferred income taxes, net	26.8	13.2	—	—	40.0
Other assets	36.9	6.9	(0.6)4(f)	—	43.2
Total assets	$2,450.1	$821.5	$167.6	$1,649.3	$5,088.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$82.3	$18.3	$—	$—	$100.6
Accrued liabilities	86.8	74.3	(4.5)4(e)	—	156.6
Deferred income taxes	—	7.7	—	—	7.7
Current portion of long-term debt	32.5	30.0	—	(62.5)5(a)	45.6
				45.6 5(b)
Total current liabilities	201.6	130.3	(4.5)	(16.9)	310.5
Long term debt	953.9	—	—	(953.9)5(a)	2,627.2
				2,627.2 5(b)
Deferred income taxes	41.1	56.1	239.4 4(h)	—	336.6
Other long-term liabilities	46.3	55.5	—	—	101.8
Convertible shares	—	0.5	(0.5)4(g)	—	—
Stockholders’ equity:
Common stock	19.0	0.2	3.2 4(b)	—	22.2
			(0.2)4(g)
Capital in excess of par value of common stock	808.2	1,599.3	569.1 4(b)	—	1,377.3
			(1,599.3)4(g)
Retained earnings (deficit)	383.1	(1,017.6)	1,017.6 4(g)	(7.1)5(c)	316.0
			(60.0)4(i)
Accumulated other comprehensive loss	(3.1)	(2.8)	2.8 4(g)	—	(3.1)
Total stockholders’ equity	1,207.2	579.1	(66.8)	(7.1)	1,712.4
Total liabilities and stockholders’ equity	$2,450.1	$821.5	$167.6	$1,649.3	$5,088.5

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 27, 2015
(amounts in millions, except earnings per share)
	Historical Microsemi	Historical Vitesse	Vitesse Pro Forma Adjustments (Notes 4, 7)	Historical PMC	PMC Pro Forma Adjustments (Notes 4, 7)	Microsemi and Other Pro Forma Adjustments (Note 5, 6, 7, 8)	Pro Forma Combined
Net sales	$1,245.6	$49.2	$—	$528.3	$—	$—	$1,823.1
Cost of sales	561.3	19.8	—	156.0	50.7 4(c)	—	$787.8
Gross profit	684.3	29.4	—	372.3	(50.7)	—	1,035.3
Operating expenses:
Selling, general and administrative	249.5	18.3	(6.2)4(k)	112.8	(1.6)4(k)	6.6 (6)	$379.4
Research and development	200.3	25.3	—	195.0		—	$420.6
Amortization of intangible assets	96.5	—	9.2 4(l)	38.8	113.2 4(d)	—	$218.9
					(38.8)4(j)
Restructuring and severance charges	15.4	—	—	14.2	—	—	$29.6
Total operating expenses	561.7	43.6	3.0	360.8	72.8	6.6	1,048.5
Operating income (loss)	122.6	(14.2)	(3.0)	11.5	(123.5)	(6.6)	(13.2)
Other (expenses):
Interest expense, net	(27.3)	(1.3)	—	(0.5)	—	(128.7)5(b)	$(128.4)
			—			29.4 5(d)
Other, net	1.6	—	—	7.1	—	—	$8.7
Total other expense	(25.7)	(1.3)	—	6.6	—	(99.3)	(119.7)
Income (loss) before income taxes	96.9	(15.5)	(3.0)	18.1	(123.5)	(105.9)	(132.9)
Provision for (benefit from) income taxes	12.3	0.2	(1.1)(7)	13.0	(48.1)(7)	(41.3)(7)	$(65.0)
Net income (loss)	$84.6	$(15.7)	$(1.9)	$5.1	$(75.4)	$(64.6)	$(67.9)
Earnings (loss) per share:
Basic	$0.90						$(0.61)
Diluted	$0.88						$(0.61)
Weighted-average common shares outstanding:
Basic	94.2					16.8 (8)	111.0
Diluted	95.9						111.0

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Description of the PMC and Vitesse Acquisitions

Proposed Acquisition of PMC
On November 24, 2015, Microsemi entered into an Agreement and Plan of Merger (the “merger agreement”) with PMC and Lois Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Microsemi (the “Offeror”). Upon the terms and subject to the conditions of the merger agreement, the offeror will commence an exchange offer (the “offer”) for any and all outstanding shares of PMC common stock, for $9.22 in cash and 0.0771 of a share of common stock of Microsemi per share of PMC common stock (the “offer price”), without interest and subject to any required withholding for taxes, and, following the consummation of the offer, the Offeror will merge with and into PMC (the “merger”). Subject to the conditions described below, the merger will be effected as soon as practicable following the consummation of the offer, without any additional PMC stockholder approval. The merger is expected to be consummated in the first quarter of 2016. As a result of the merger, PMC, as the surviving corporation, will become a wholly-owned subsidiary of Microsemi, and each issued and outstanding share of PMC common stock, other than shares of PMC Common Stock held in treasury of PMC, shares of PMC common stock owned by Microsemi or any subsidiary of Microsemi or shares of PMC common stock owned by stockholders who have validly exercised their appraisal rights under Delaware law, will be converted into the right to receive the offer price.
Acquisition of Vitesse
On April 28, 2015, Microsemi acquired Vitesse Semiconductor Corporation (“Vitesse”) pursuant to a merger agreement dated March 17, 2015, by and among Microsemi, LLIU100 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Microsemi, and Vitesse, a Delaware corporation. Pursuant to the merger agreement, Microsemi acquired all of the outstanding shares of common stock, par value $0.01 per share, of Vitesse at a purchase price of  $5.28 per share, net to the tendering stockholder in cash, without interest and less any required withholding taxes, at which time each Vitesse share outstanding was canceled and ceased to exist.
2.
Description of the Financing

On November 17, 2015, Microsemi entered into a second amended and restated commitment letter (the ‘‘Commitment Letter’’) with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and together with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) and Deutsche Bank Securities Inc. (“DBSI”), pursuant to which Morgan Stanley, BTMU and Deutsche Bank AG New York Branch committed to provide to Microsemi (1) a new senior secured revolving credit facility of up to $350.0 million (the “new revolving credit facility”), (2) a new senior secured term loan A facility of up to $375.0 million (the “new term loan A facility”) and (3) a new senior secured term loan B facility of up to $2,200.0 million (the “new term loan B facility” and, together with the new revolving facility and the new term loan A facility, the “new credit facilities”), in each case, subject to the execution of definitive documentation and customary conditions. The amount of each tranche of the new credit facilities may be reallocated among the tranches prior to the consummation of the transactions, and certain amounts of the new credit facilities may be reallocated to up to $500.0 million aggregate principal amount of senior unsecured debt. See “Merger Agreement — Source and Amount of Funds” for information on the anticipated reallocations. Microsemi expects to enter into definitive documentation for the new senior secured credit facilities concurrently with the consummation of the merger. The new term loan A facility and the new revolving facility will mature five years after the closing date. The new term loan B facility is expected to mature seven years after the closing date.
3.
Basis of Preparation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Microsemi being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical consolidated financial statements of Microsemi, PMC and Vitesse.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their assumed acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the assumed acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are generally considered amortizable, finite-lived assets.
As it relates to both the PMC and Vitesse acquisitions, the allocation of the respective purchase consideration of each acquisition depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration with respect to the PMC acquisition has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Fair value of PMC’s identifiable intangible assets and the estimated amortization periods are based primarily on publicly available information and these assumptions likely will change, as Microsemi conducts a valuation of PMC’s identifiable assets following the closing of the merger.
A final determination of fair values of assets acquired and liabilities assumed relating to the PMC acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of the business acquired existing as of the assumed closing date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.
The pro forma adjustments represent Microsemi management’s best estimate and are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances.
Microsemi is not aware of any material transactions between Microsemi, PMC and Vitesse (prior to its acquisition by Microsemi on April 28, 2015) during the periods presented hence adjustments have not been reflected in the unaudited pro forma condensed combined financial information for any such transaction.
Upon consummation of the proposed combination with PMC, Microsemi will perform a comprehensive review of PMC’s accounting policies. As a result of the review, Microsemi may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis Microsemi is not aware of any differences that would have a material impact on the combined financial statements, other than the presentation differences as described below. In connection with the acquisition of Vitesse, Microsemi aligned Vitesse’s accounting policies with Microsemi’s accounting policies. Microsemi did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Adjustments made to PMC’s historical consolidated statements of operations as of September 26, 2015 to conform with Microsemi:
To conform presentation on the unaudited pro forma condensed combined statement of operations, restructuring and severance related charges of  $14.2 million were reclassified from cost of sales, selling, general and administrative expenses and research and development expenses to the restructuring and severance related charges line item.
The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of PMC and Vitesse, the costs to integrate the operations of Microsemi, PMC and Vitesse or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, except for any of the foregoing relating to Vitesse which are already reflected in the historical consolidated financial results of Microsemi after the acquisition of Vitesse (since April 28, 2015).

4.
Pro Forma Adjustments

Preliminary estimated allocation of purchase consideration for the proposed acquisition of PMC
The total estimated consideration as shown in the table below is allocated to PMC tangible and intangible assets and liabilities based on their preliminary estimated fair values as of the assumed acquisition date (amounts in millions):
Calculation of purchase consideration:
Estimated cash purchase consideration	$1,992.3 (a)
Estimated share purchase consideration	572.3 (b)
Total estimated purchase consideration	$2,564.6
Preliminary allocation of purchase consideration:
Book value of PMC net assets as of the pro forma acquisition date	$579.1
Adjustments to historical net book value:
Inventories	50.7 (c)
Identifiable intangible assets	614.0 (d)
Deferred revenue	4.5 (e)
Deferred financing fees	(0.6)(f)
Eliminate convertible share balance	0.5 (g)
Deferred tax liability	(239.4)(h)
Adjusted book value of PMC net assets as of the pro forma acquisition date	$1,008.8
Adjustment to goodwill	$1,555.8 (i)

(a)
Amount represents estimated cash consideration to be paid to PMC shareholders and is based on the assumptions and calculations as follows (amounts in millions, except for per share amount):

Estimated shares of PMC common stock outstanding as of the closing date of the merger	206.5
Cash consideration per share	$9.22
$1,903.8
Termination fee(1)	$88.5
Estimated cash consideration	$1,992.3

(1)
Pursuant to the merger agreement, Microsemi paid the termination fee to PMC in the amount of $88.5 million, which PMC then used to pay Skyworks as a result of terminating a preexisting merger agreement with Skyworks.

(b)
Amount represents estimated share consideration paid to PMC shareholders and is based on the assumptions and calculations as follows (amounts in millions, except for exchange ratio and per share amount):

Estimated shares of PMC common stock outstanding as of the effective date of the merger	206.5
Common stock exchange ratio	0.0771x
Estimated shares of Microsemi common stock to be issued	15.9
Estimated acceleration of restricted share units as of the effective date of the merger	2.7
Restricted share unit exchange ratio(2)	0.3487x
Estimated shares of Microsemi restricted share units to be issued	0.9
Estimated shares of Microsemi common stock and restricted share units to be issued	16.8
Fair value per share of Microsemi common stock(1)	$33.95
Estimated share consideration	$572.3
Par value of Microsemi common stock issued	$3.2
Capital in excess of par value	$569.1

(1)
The fair value per share of Microsemi common stock was assumed for pro forma purposes to be $33.95. This amount was determined using the closing price of Microsemi’s common stock on December 11, 2015. The purchase consideration and resulting goodwill will vary based on the market price of Microsemi upon the closing of the merger. Microsemi believes an 11% fluctuation in the market price of its common stock is reasonably possible based on its average volatility. An increase or decrease of 11% in the market price of Microsemi’s common stock would result in an increase or decrease in the estimated purchase consideration of  $61.5 million. Such a fluctuation would have a corresponding impact on the estimated goodwill.

(2)
The restricted share exchange ratio is calculated as the sum of the cash consideration per share of $9.22 and stock consideration per share of  $2.62 divided by the assumed fair value per share of Microsemi common stock of  $33.95.

(c)
Amount on the unaudited pro forma condensed combined balance sheet represents the adjustment necessary to state inventories acquired as of a pro forma assumed closing date of September 27, 2015 to their preliminary estimated fair value. Amount on the unaudited pro forma condensed combined statement of operations for the twelve months ended September 27, 2015 represents the cost of sales from the pro forma adjustment.

(d)
The preliminary fair value and allocation of identifiable intangible assets and their estimated useful lives are as follows (dollar amounts in millions):

			Amortization Expense for the Twelve Months Ended September 27, 2015
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Based on the Preliminary Allocation of Identifiable Intangible Assets	Effect of a 10% Change to the Preliminary Allocation	Effect of a 10% Change to the Weighted Average Useful Life
Completed technology	$512.9	7	$73.4	$7.3	$6.7
In process research and development	64.2	N/A	—	—	—
Customer relationships	128.2	9	14.2	1.4	1.3
Backlog and tradename	25.6	1	25.6	2.6	2.3
	$730.9		$113.2	$11.3	$10.3
Less: Intangible assets, net, reported on PMC’s historical balance sheet	116.9
Pro forma adjustment	$614.0

Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations. Microsemi’s assumptions with respect to the fair value of PMC’s identifiable intangible assets and the estimated amortization periods are derived based on publicly available information (including PMC’s historical consolidated financial statements, analyst reports and investor presentations) as well as Microsemi’s previous acquisitions. These assumptions likely will change as Microsemi completes, with the assistance of a third party appraiser, a valuation of PMC’s identifiable intangible assets following the closing of the merger.
The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by each respective intangible asset. As Microsemi does not have access to PMC’s management and further information on intangible assets, other than information publicly available, there are significant limitations regarding what Microsemi can learn about the specifics of PMC’s intangible assets and any such process may take several months to complete after the closing of the merger. Microsemi does not, on the date hereof, have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets reflected as in process research and development. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from PMC’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.
An increase or decrease of 10% of the preliminary estimated fair value of acquired intangible assets, or approximately $73.1 million, is reasonably possible. A fair value increase or decrease of this magnitude would also result in a corresponding increase or decrease in deferred tax liabilities of by approximately $28.5 million and a decrease or increase to goodwill by approximately $44.6 million.
(e)
Amount represents the adjustment to write off  $4.5 million of deferred income on shipments to distributors on PMC’s historical financials at the assumed closing date of the merger.

(f)
Amount represents the adjustment to write off  $0.6 million of capitalized deferred financing fees capitalized on PMC’s historical financials at the assumed closing date.

(g)
Amounts represent the elimination of PMC’s historical equity and convertible shares accounts.

(h)
Amount represents deferred tax liabilities, calculated at a blended federal and state statutory tax of 39%, applied to the adjustments to record the preliminary allocation of identifiable intangible assets, deferred revenue, and inventory at fair value. For purposes of the unaudited pro forma condensed combined financial information, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Microsemi’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial information for a variety of factors, including post-acquisition activities.

(i)
Goodwill is calculated as the difference between the assumed closing date fair value of the consideration to be paid and the estimated values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized instead will be tested for impairment at least annually and whenever events or circumstances occur that may indicate a possible impairment. The factors that contributed to a purchase consideration resulting in the recognition of goodwill include:

•
Microsemi’s belief that the merger will create a more diverse semiconductor company with expansive offerings which will enable Microsemi to expand its product offerings.

•
Microsemi’s belief that both Microsemi and PMC are committed to improving cost structures and that their combined efforts after the merger should result in a realization of cost savings and an improvement of overall efficiencies.

(j)
Amount represents the elimination of amortization expense recorded in PMC’s historical statement of operations.

Acquisition-related costs
(k)
Amounts on the unaudited pro forma condensed combined balance sheet of $60.0 million represent estimated cash payments to be made in connection with the PMC acquisition that are not reflected in the historical consolidated balance sheets of Microsemi or PMC. As Microsemi has not completed its transaction cost analysis, the income tax effects of this adjustment have not been calculated or adjusted within the unaudited pro forma condensed combined financial information.

Amounts on the unaudited pro forma condensed combined statement of operations represent pro forma adjustments to reverse acquisition-related costs of $6.2 million and $1.6 million recorded in in the historical statements of operations of Microsemi and PMC, respectively, which are not expected to have a continuing impact on the combined results. Acquisition-related costs consist primarily of consulting, due diligence, banking and legal fees paid in connection with these acquisitions.
Incremental amortization of intangible assets related to the Vitesse acquisition
(l)
Amount represents the incremental amortization expense that would have been recorded had the acquisition occurred on September 29, 2014.

	Asset Fair Value	Weighted Average Useful Life (Years)	Annual Amortization Expense	Less: Amortization Expense Recorded in Historical Microsemi	Pro Forma Adjustment for the Twelve Months Ended September 27, 2015
Completed technology	$87.0	7	$13.3	$5.6	$7.7
Customer relationships	$14.4	9	$1.6	$0.7	$0.9
Backlog and tradename	$1.0	1	$1.0	$0.4	$0.6
	$102.4		$15.9	$6.7	$9.2

Liquidation of short- and long-term investments held by PMC upon acquisition
(m)
Amounts represent the planned liquidation of PMC’s short-term investment securities and long-term investment securities at the assumed acquisition date.

5.
Financing Transactions

(a)
Amount represents the elimination of the following outstanding debt, which for purposes of the unaudited pro forma condensed combined financial information is assumed to be repaid at the assumed acquisition date (amounts in millions).

	Current Portion of Long-Term Debt	Long-Term Debt	Deferred Financing Costs(1)	Total Cash Repayment
Microsemi credit facility	$32.5	$953.9	$11.6	$998.0
PMC credit facility	30.0	—	—	30.0
	$62.5	$953.9	$11.6	$1,028.0

(1)
See footnote 5(c) below. Deferred financing fees related to Microsemi’s credit facility expected to be repaid on the assumed acquisition date were recorded as a contra liability. As seen in footnote 5(c) below, these deferred financing fees were written off, and a related deferred tax asset was recorded for pro forma purposes.

(b)
Amounts represent the following borrowings under the new credit facilities and senior unsecured debt. Under the new credit facilities, principal repayments are based on a defined amortization schedule with first year principal amortization of 5% of the original principal balance on the Term A loan and 1% of the original principal balance on the Term B loan. Accordingly, $45.6 million ($46.7 million in principal, less $1.1 million in associated deferred financing fees) is reported in the current portion of long-term debt. The pro forma adjustment to interest expense of  $128.7 million is the sum of the estimated annual interest expense of  $116.8 million and amortization of deferred financing fees of $11.9 million (amounts in millions, except for term and percentages).
	Principal Outstanding	Deferred Financing Fees	Net Proceeds	Term	Current Portion of Long-Term Debt	Long-Term Debt
Total Financing (Note 2)	$2,749.0	$76.2	$2,672.8	7	$45.6	$2,627.2

Assumed weighted average interest rate	4.25%
Estimated annual interest expense	$116.8
Estimated annual amortization of deferred financing fees	$11.9
Pro forma adjustment to interest expense	$128.7

For pro forma purposes, interest expense adjustments have been calculated using the assumed weighted average interest rates above. Interest rates on the new revolving credit facility, the new term loan A facility and the new term loan B facility are variable, and, therefore, actual interest rates could be significantly different than the assumed rates. An increase or decrease of 1∕8 point in the interest rate on each of the facilities and assuming an interest rate above applicable interest rate floors would increase or decrease the annual interest expense by $2.8 million. The senior unsecured debt was excluded from the 1∕8 point calculation as the interest rate on the debt will be fixed.
Additionally, for pro forma purposes, Microsemi utilized estimates for the amount of principal borrowed, the proportion of amounts borrowed from each of the new revolving credit facility, the new term loan A facility and the new term loan B facility and the unsecured senior debt. A change in the proportion of amounts borrowed from each of these facilities, or differences between the actual interest rate and the assumed interest rate on the fixed rate unsecured senior debt may result in annual interest expense that is significantly different than the pro forma annual interest expense. An increase or decrease of 1∕8 point in interest rate on the total variable rate facilities and fixed rate unsecured senior debt would increase or decrease the annual interest expense by $3.4 million.
(c)
Amounts represent the write off of deferred financing fees on Microsemi’s credit facility expected to be terminated on the assumed acquisition date, of which $11.6 million was recorded on the historical Microsemi balance sheet as a contra liability offset by a deferred tax benefit of  $4.5 million, calculated using the blended federal and state statutory tax rate of 39%.

(d)
Amount represents the elimination of the following historical interest expense amounts related to existing credit facilities, which for purposes of the unaudited pro forma condensed combined financial information are expected to be terminated at the assumed acquisition date (amounts in millions).

Pro Forma Elimination of Historical Interest Expense
Microsemi	$27.3
Vitesse	1.3
PMC	0.8
$29.4

6.
Incremental share based compensation expense

Amount represents estimated incremental share based compensation related to restricted stock awards Microsemi expects to assume pursuant to the merger agreement.

7.
Income tax effects of pro forma adjustments

Amounts represent adjustments to record pro forma net income tax benefits on pro forma adjustments, calculated using a blended federal and state statutory tax rate of 39%. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial information for a variety of factors, including post-acquisition activities.
8.
Earnings per share

Microsemi’s historical basic weighted-average common shares outstanding for the twelve months ended September 27, 2015 was 94.2 million. For purposes of the unaudited pro forma condensed combined statement of operations, the 16.8 million shares of Microsemi common stock and restricted stock units used in calculating the estimated share consideration are assumed to be outstanding for the entire twelve month period ending September 27, 2015. In calculating the pro forma diluted loss per share included on the unaudited pro forma condensed combined statement of operations, stock awards were excluded from the calculation as the effect would have been anti-dilutive.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain U.S. federal income tax consequences of the offer and the merger to U.S. holders and non-U.S. holders (each as defined below) of PMC common stock who exchange shares of PMC common stock for the transaction consideration pursuant to the offer or the merger. This discussion is for general information only and is not tax advice. It does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of PMC common stock in light of their particular facts and circumstances. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.
This discussion is limited to such holders who hold their PMC common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) only and does not purport to address or consider all of the U.S. federal income tax consequences that may be relevant or applicable to holders of PMC common stock in light of their particular facts and circumstances. For instance, this discussion does not apply to holders of PMC common stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold shares of PMC common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” holders who exercise dissenters’ rights, except to the extent described below, holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s PMC common stock pursuant to the offer or the merger) 5% or more of the PMC common stock, and holders who acquired their shares of PMC common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). This discussion also does not address the tax consequences of the offer and the merger for holders of stock options and other equity-based awards with respect to PMC common stock (including the tax treatment of shares acquired pursuant to such awards or the PMC Employee Stock Purchase Plan). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 that may be relevant or applicable to a particular holder in connection with the offer or the merger.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of PMC common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of PMC common stock should consult their tax advisors regarding the tax consequences of the offer and the merger to them.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of PMC common stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of PMC common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO A BENEFICIAL OWNER OF SHARES OF PMC COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES OF PMC COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.
U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders
A U.S. holder’s receipt of shares of Microsemi common stock and cash for shares of PMC common stock pursuant to the offer or merger will generally be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives shares of Microsemi common stock and cash in exchange for shares of PMC common stock in the offer or merger will recognize gain or loss equal to the difference, if any, between (a) the sum of  (i) the fair market value of the shares of Microsemi common stock (determined at the time the offer is consummated or the merger is effective, as the case may be) and (ii) the amount of cash received, and (b) the holder’s adjusted tax basis in the shares exchanged for the right to receive the shares of Microsemi common stock and cash in the offer or merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of PMC common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of PMC common stock is more than one year at the effective time of the offer or merger. Long-term capital gain recognized by a non-corporate holder generally is subject to tax at a reduced rate. There are limitations on the deductibility of capital losses.
A U.S. holder’s holding period in the shares of Microsemi common stock received begins the day after shares of PMC common stock are exchanged for shares of Microsemi common stock and cash. The U.S. holder’s basis in the Microsemi common stock received will be equal to its fair market value at the time the offer is consummated or the merger is effective, as the case may be.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF PMC COMMON STOCK. BENEFICIAL OWNERS OF SHARES OF PMC COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF MICROSEMI COMMON STOCK AND CASH FOR THEIR SHARES OF PMC COMMON STOCK PURSUANT TO THE OFFER OR MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Offer and the Merger to Non-U.S. Holders
In general, non-U.S. holders that receive a combination of shares of Microsemi common stock and cash in exchange for their shares of PMC common stock pursuant to the offer or the merger will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the offer or the merger unless:
•
such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or

•
PMC was a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five years preceding the offer or the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the PMC common stock at any time during the five year period preceding the offer or the merger. In general, PMC would be a USRPHC if interests in U.S. real estate comprised most of its assets. Although there can be no assurances in this regard, PMC does not believe it is, or has been during the five years preceding the offer or the merger, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the offer or merger.
Information Reporting and Backup Withholding
Payments of cash to a U.S. holder of PMC common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF PMC COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING TAX REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

DESCRIPTION OF MICROSEMI CAPITAL STOCK
As of the date of this document, Microsemi is authorized to issue 250,000,000 shares of common stock, par value $0.20 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of December 14, 2015, there were 95,772,592 shares of Microsemi common stock outstanding, and no shares of preferred stock issued or outstanding.
The following summary describes the material terms of Microsemi’s capital stock but is not complete and is qualified by reference to Microsemi’s certificate of incorporation, as amended (its “charter”), and Microsemi’s amended and restated bylaws (its “bylaws”), both of which are filed as exhibits to the registration statement of which this document forms a part. See “Where To Obtain Additional Information.”
Common Stock
Each outstanding share of Microsemi common stock is fully paid and nonassessable.
Voting.   Each holder of Microsemi common stock is entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. There is no cumulative voting.
Dividends and Other Distributions.   Dividends may be paid in cash, in property, or in shares of the capital stock. Dividends unclaimed for six years shall be deemed abandoned and shall revert to Microsemi.
Liquidation Rights.    Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of Microsemi’s liquidation, dissolution or winding up, holders of Microsemi’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Microsemi’s certificate of incorporation permits the board of directors of Microsemi to designate preferred stock and, in connection with such designation, fix liquidation rights.
Other Rights.   Microsemi’s common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of Microsemi’s common stock or any other securities convertible into shares of any class of Microsemi’s common stock, or any redemption rights.
Listing.   Microsemi’s common stock is listed on Nasdaq under the symbol “MSCC.”
Preferred Stock
Under Microsemi’s certificate of incorporation, the board of directors of Microsemi has the authority, without further action by stockholders, to provide for the issuance of up to 1,000,000 shares of preferred stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series.
The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Microsemi.
Delaware law provides that holders of preferred stock will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Microsemi’s Certificate of Incorporation and Bylaws
The provisions of Delaware law and of Microsemi’s charter and bylaws described below, alone or in combination, could have an anti-takeover effect with respect to transactions not approved in advance by the of directors of Microsemi, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of Microsemi common stock. However, Microsemi believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the board of directors of Microsemi and by providing the board of directors of Microsemi with more time and leverage in assessing an acquisition proposal. These provisions are not intended to make Microsemi immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some Microsemi stockholders and could delay or prevent an acquisition that the board of directors of Microsemi determines is not in the best interests of Microsemi and its stockholders.
Delaware Law
Microsemi is subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined by the DGCL as any person who, together with such person’s affiliates and associates, (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three-year period immediately preceding a business combination of the corporation governed by Section 203.
Bylaw and Charter Provisions
Microsemi’s charter and bylaws:
•
provide that special meetings of Microsemi’s stockholders can be called by the chief executive officer or secretary at the request in writing of a majority of the board of directors of Microsemi;

•
provide that the number of directors which shall constitute the whole board of directors of Microsemi shall not be less than three (3) nor more than thirteen (13) as shall be determined from time to time by a resolution adopted by a majority of the entire board of directors of Microsemi;

•
do not include a provision for cumulative voting for directors;

•
provide an advance written notice procedure with respect to stockholder proposals and nominations of candidates for election to the board of directors of Microsemi; and

•
authorize the board of directors of Microsemi to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors of Microsemi at the time of issuance.

Exclusive Forum
Microsemi’s bylaws provide that except for (1) actions in which the Court of Chancery in the state of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts; and (2) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by or on behalf of or against Microsemi and any direct action brought by a stockholder against any of its directors, officers or employees, alleging a violation of the DGCL, the charter or bylaws of Microsemi or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of Microsemi, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for any such proceedings upon the approval of the board of directors of Microsemi.
Transfer Agent and Registrar
The transfer agent and registrar for Microsemi’s common stock is Computershare Shareowner Services LLC.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Microsemi and PMC are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of Microsemi common stock and PMC common stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of Microsemi common stock and PMC common stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the offer and the merger, holders of PMC common stock will receive shares of Microsemi common stock as partial consideration for their shares of PMC common stock. As a result, upon completion of the offer and the merger, the rights of holders of PMC common stock who become holders of Microsemi common stock in connection with the offer and the merger will be governed by the DGCL, Microsemi’s certificate of incorporation and Microsemi’s bylaws.
The following is a summary of the material differences between the current rights of Microsemi stockholders and the current rights of PMC stockholders. Although Microsemi and PMC believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Microsemi stockholders and PMC stockholders, and it is qualified in its entirety by reference to Microsemi’s and PMC’s respective certificates of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document forms a part and incorporated into this document by reference, the DGCL, the rules and regulations of the SEC and the various other documents of Microsemi and PMC referred to in this summary. In addition, the characterization of some of the differences in the rights of Microsemi stockholders and PMC stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where To Obtain Additional Information.”
PMC	MICROSEMI
Authorized Capital Stock

The certificate of incorporation of PMC, as amended (the “certificate of incorporation”), authorizes PMC to issue a total of 905,000,000 shares of capital stock, divided into two classes: 900,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

The certificate of incorporation of Microsemi, as amended (the “certificate of incorporation”), authorizes Microsemi to issue 251,000,000 shares of its capital stock, divided into two classes: 250,000,000 shares of common stock, par value $0.20 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

PMC preferred stock may be issued from time to time in one or more series.	Microsemi preferred stock may be issued from time to time in one or more series.

As of December 11, 2015, there were 203,790,017 shares of PMC common stock issued and outstanding and no shares of common stock held in treasury, and no shares of preferred stock issued or outstanding.
As of December 14, 2015, there were 95,772,592 shares of Microsemi common stock outstanding and 2,026 shares of common stock held in treasury, and no shares of preferred stock issued or outstanding.
Dividends

The PMC certificate of incorporation provides that dividends may be paid or set aside on a class or series of shares, that such dividends may be cumulative or accruing and may permit such class or series of shares to any participating or other dividends in addition to the dividends so determined by the board of directors of PMC. PMC’s bylaws provide that upon the declaration of any dividend on fully paid shares of stock, PMC shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
Microsemi’s bylaws provide that dividends may be paid in cash, in property, or in shares of capital stock. Dividends unclaimed for six years shall be deemed abandoned and shall revert to Microsemi.

PMC	MICROSEMI
Liquidation Rights

Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of PMC’s liquidation, dissolution or winding up, holders of PMC’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. PMC’s certificate of incorporation permits the board of directors of PMC to designate preferred stock and in connection with such designation, fix liquidation rights.

Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of Microsemi’s liquidation, dissolution or winding up, holders of Microsemi’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Microsemi’s certificate of incorporation permits the board of directors of Microsemi to designate preferred stock and in connection with such designation fix liquidation rights.

Voting Rights

PMC’s bylaws provide that each holder of capital stock is entitled to one vote for each share held. PMC’s certificate of incorporation permits the board of directors of PMC to designate preferred stock and in connection with such designation fix voting rights.

Microsemi’s bylaws provide that each holder of capital stock is entitled to one vote for each share held. Microsemi’s certificate of incorporation permits the board of directors of Microsemi to designate preferred stock and in connection with such designation fix voting rights.

Conversion Rights
PMC’s certificate of incorporation permits the board of directors of PMC to designate preferred stock and in connection with such designation fix conversion rights.	Microsemi’s certificate of incorporation permits the board of directors of Microsemi to designate preferred stock and in connection with such designation fix conversion rights.
Size of Board of Directors

PMC’s bylaws provide that the board of directors of PMC shall consist of not less than five (5) nor more than ten (10) members, with the exact number thereof to be determined from time to time by resolution of the board of directors of PMC.

Microsemi’s bylaws provide that the number of directors which shall constitute the whole board of directors of Microsemi shall not be less than three (3) nor more than thirteen (13) as shall be determined from time to time by a resolution adopted by a majority of the entire board of directors of Microsemi.

Structure and Term of Board of Directors
The board of directors of PMC is not classified. Directors are elected annually.	The board of directors of Microsemi is not classified. Directors are elected annually.
Vacancies on Board of Directors

PMC’s bylaws provide that any vacancy on the board of directors of PMC will be filled by a vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director. However, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. If any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes

Microsemi’s bylaws provide that any vacancy on the board of directors of Microsemi will be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, or such vacancy may be filled by the stockholders of the corporation at a special meeting called for the purpose.

PMC	MICROSEMI
or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.
Election of Directors

PMC’s bylaws provide that at any uncontested election, a nominee for election shall be elected by a majority of the votes cast with respect to such nominee at any meeting of stockholders for the election of directors at which a quorum is present. At a contested election, the directors are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. An election shall be deemed a contested election if the secretary of PMC has received one or more notice that a shareholder intends to nominate a person for election in compliance with the bylaws and such nomination has not been withdrawn on or prior to the tenth day preceding the date PMC first mails its notice of meeting. PMC’s certificate of incorporation provides that no class or series of stock will be entitled to cumulate votes for the election of directors to the board of directors of PMC.

Microsemi’s bylaws provide that at the annual stockholders’ meeting, the stockholders shall elect a board of directors of Microsemi by the vote of a majority of the votes cast with respect to that director’s election; provided, however, that if such election is a contested election, the directors shall be elected by the vote of a plurality of the votes cast by the stockholder at such meeting. An election will be deemed a contested election if the secretary of Microsemi has received one or more notices that a stockholder intends to nominate a person for election to the board of directors, which notice purpose to be in compliance with the bylaws, and all nominations have not been withdrawn on or prior to the 10th day preceding the date Microsemi first mails its notice of meeting to its stockholders.
An incumbent director who stands for reelection to the board of directors of Microsemi but who fails to receive a majority of the votes cast in an election that is not a contested election shall tender his or her resignation to the chairman of the board of the directors of Microsemi or the secretary promptly following the certification of the election results. Thereafter, the Governance and Nominating Committee of the board of directors of Microsemi shall make a recommendation to the board of directors of Microsemi as to whether to accept or reject the resignation of such incumbent director, or whether such other action should be taken. The board of directors will act on the resignation, taking into account the recommendation, and Microsemi shall publicly disclose the board of directors of Microsemi’s decision and if the resignation is rejected, the rationale behind such decision, within 90 days following the certification of the election results. Directors need not be stockholders.

Removal of Directors

PMC’s certificate of incorporation does not provide for the removal of directors; therefore, pursuant to Section 141 of the DGCL, a director may be removed, without or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. PMC’s bylaws provide that no reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.
Microsemi’s bylaws provide that a director may be removed with or without cause by a vote of a majority of shares entitled to vote at the election of directors.

PMC	MICROSEMI
Stockholder Action by Written Consent

PMC’s certificate of incorporation does not permit stockholders to act by written consent, except solely to call a special meeting of stockholders in accordance with the PMC certificate of incorporation.
Microsemi’s certificate of incorporation does not prohibit stockholders to act by written consent.
Supermajority Provisions
None.	None.
Special Meetings of Stockholders

A special meeting of stockholders may be called at any time by the board of directions of PMC in accordance with the DGCL. The PMC certificate of incorporation provides that a special meeting of stockholders may be called upon request by written consent of holders of a majority of the outstanding shares. Such stockholder request must state each action the requesting stockholders propose to take at such meeting. The board of directors of PMC may include other proposals to be considered at such meeting.

Special meetings of Microsemi stockholders may be called by the chief executive officer and shall be called by the chief executive officer or secretary at the request in writing of a majority of the board of directors of Microsemi. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such meeting.

PMC’s bylaws provide that special meetings of PMC’s stockholders may be called at any time by the board of directors of PMC, or by the chairman of the board of directors of PMC, or by the president. Special meetings of the stockholders may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Stockholder Proposals and Nominations for Candidates for Election

PMC’s certificate of incorporation provides that stockholders may call a special meeting of the stockholders upon the request by written consent of holders of a majority of the outstanding shares of PMC. Such request by written consent must state each action the requesting stockholders propose to take at such meeting and provide to PMC information regarding any material interest held by the requesting stockholders in the proposal and any other information that would be required to be disclosed in filings with the SEC in connection with the solicitation of proxies.
PMC’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in PMC’s bylaws.
To be timely, a stockholder’s notice shall be delivered to the secretary at PMC’s principal

Microsemi’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in Microsemi’s bylaws.
To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of Microsemi not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such

PMC	MICROSEMI

executive offices not less than one hundred twenty (120) calendar days nor more than one-hundred fifty (150) calendar days in advance of the first anniversary of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Microsemi.
Microsemi’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the stockholder (and, if applicable, the stockholder’s nominee for the board of directors of Microsemi), a brief description of the business to be conducted, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business.

PMC’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the stockholder, a brief description of the business to be brought, certain information about the requesting stockholder (and, if applicable, the stockholder’s nominee for the board of directors of PMC) and a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business.

Additionally, the Microsemi bylaws permit stockholder proposals properly brought pursuant to Rule 14a-8 promulgated under the Exchange Act included in Microsemi’s proxy statement for an annual meeting of stockholders.

Amendment of Certificate of Incorporation and Bylaws

PMC’s certificate of incorporation provides that PMC reserves the right to amend, alter, change, or repeal any provision of PMC’s certificate of incorporation, in the manner prescribed by statute, provided that no such amendment to Article VII shall eliminate or reduce the effects of the indemnification and liability limitations set forth therein. Under PMC’s certificate of incorporation, the board of directors of PMC is expressly authorized to make, alter, amend or repeal PMC’s bylaws.
Microsemi’s certificate of incorporation may be amended in accordance with the DGCL.

PMC’s bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote or by the board of directors of PMC, provided, that the bylaw providing for the number of directors can only be amended by an amendment duly adopted by PMC stockholders.

Microsemi’s bylaws may be amended or repealed by a vote of the holders of stock of Microsemi entitled at the time to vote for the election of directors or by the board of directors of Microsemi at any regular or special meeting; provided, however, that any bylaw or amendment to the bylaws adopted by the board of directors of Microsemi may be amended or repealed, and any bylaw repealed by the board of directors of Microsemi may be reinstated, by the holders of stock of Microsemi entitled at the time to vote for the election of directors.

PMC	MICROSEMI
Shareholder Rights Plan
PMC does not currently have a shareholder rights plan in place.	Microsemi does not currently have a shareholder rights plan in place.
Business Combination Statute

PMC has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Microsemi Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Microsemi’s Charter and Bylaws — Delaware Law.”

Microsemi has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Microsemi Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Microsemi’s Certificate of Incorporation and Bylaws — Delaware Law.”

Exclusive Forum
None.
Microsemi’s bylaws provide that except for: (1) actions in which the Court of Chancery in the state of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts; and (2) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by or on behalf of Microsemi and any direct action brought by a stockholder against Microsemi or any of its directors, officers or employees, alleging a violation of the DGCL, the certificate of incorporation or bylaws of Microsemi or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of Microsemi, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for any such proceedings upon the approval of the board of directors of Microsemi.

LEGAL MATTERS
The validity of the Microsemi common stock offered by this document will be passed upon for Microsemi by O’Melveny & Myers LLP, Menlo Park, California.

EXPERTS
The financial statements incorporated in this offering circular by reference to the Annual Report on Form 10-K for the year ended September 27, 2015, and the effectiveness of internal control over financial reporting as of September 27, 2015 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Microsemi Communications, Inc. (formerly Vitesse Semiconductor Corporation) subsidiary the registrant acquired during fiscal year 2015, incorporated herein.
The consolidated financial statements and schedule of Vitesse Semiconductor Corporation as of September 30, 2014 and 2013 and for each of the three years in the period ended September 30, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements and schedule of PMC at December 27, 2014 and December 28, 2013, and for each of the years ended December 27, 2014 and December 28, 2013, appearing in PMC’s Annual Report (Form 10-K) for the year ended December 27, 2014, and the effectiveness of PMC’s internal control over financial reporting as of December 27, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and the related financial statement schedule of PMC for the year ended December 29, 2012, incorporated in this prospectus/offer to exchange by reference to PMC’s Annual Report on Form 10-K for the year ended December 27, 2014, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their on the authority as experts in accounting and auditing.

WHERE TO OBTAIN ADDITIONAL INFORMATION
Microsemi and PMC file annual, quarterly and current reports, proxy statements and other information with the SEC. PMC stockholders may read and copy any reports, statements or other information that Microsemi or PMC file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Microsemi’s and PMC’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.
Microsemi has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Microsemi common stock to be issued in the offer and the merger. This document is a part of that registration statement. Microsemi may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Microsemi and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Microsemi and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.
The SEC allows Microsemi to incorporate information into this document “by reference,” which means that Microsemi and the Offeror can disclose important information to PMC stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Microsemi and PMC have previously filed with the SEC. These documents contain important information about Microsemi and PMC and their financial conditions, businesses, operations and results.
Microsemi Filings:
Microsemi Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended September 27, 2015, as filed with the SEC on November 12, 2015
The description of Microsemi’s common stock set forth in Microsemi’s Registration Statement on Form 8-A	As filed with the SEC on December 29, 2000, together with all amendments and reports filed for the purpose of updating such description
Current Reports on Form 8-K	Filed with the SEC on: • December 3, 2015 • November 25, 2015 • October 30, 2015 • October 19, 2015 • April 28, 2015, as amended on June 26, 2015 and December 16, 2015
Proxy Statement on Schedule 14A	For the 2015 annual meeting of stockholders, filed with the SEC on December 19, 2014

PMC Filings:
PMC Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 27, 2014, as filed with the SEC on February 24, 2015
Quarterly Reports on Form 10-Q	Quarter ended September 26, 2015, as filed with the SEC on November 3, 2015
Quarter ended June 27, 2015, as filed with the SEC on August 5, 2015
Quarter ended March 28, 2015, as filed with the SEC on May 7, 2015
The description of PMC’s common stock set forth in PMC’ Registration Statement on Form 8-A	As filed with the SEC on May 14, 2001 together with all amendments and reports filed for the purpose of updating such description
Current Reports on Form 8-K	Filed with the SEC on:
• December 1, 2015
• November 24, 2015
• November 24, 2015
• November 16, 2015
• November 2, 2015
• November 2, 2015
• October 30, 2015
• October 30, 2015
• October 20, 2015
• October 7, 2015
• October 6, 2015
• October 6, 2015
Proxy Statement on Schedule 14A	For the 2015 annual meeting of stockholders, filed with the SEC on March 20, 2015
Microsemi also hereby incorporates by reference any additional documents that either it or PMC may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of Microsemi’s and PMC’s websites.
PMC stockholders may obtain any of these documents without charge upon request to the information agent toll-free at (800) 467-0821 or from the SEC at the SEC’s website at www.sec.gov.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
MICROSEMI CORPORATION,
LOIS ACQUISITION CORP.,
and
PMC-SIERRA, INC.
November 24, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2015 (this “Agreement”), by and among PMC-Sierra, Inc., a Delaware corporation (the “Company”), Microsemi Corporation, a Delaware corporation (“Parent”), and Lois Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”).
RECITALS
WHEREAS, the boards of directors of Parent, Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, in furtherance of such acquisition, it is proposed that, upon the terms and subject to the conditions set forth herein, Sub make a tender offer to purchase any and all of the issued and outstanding shares Company Common Stock (as defined herein) for (i) $9.22 in cash, without interest (such amount, or any greater cash amount per Company Share paid pursuant to the Offer, the “Cash Consideration”) and (ii) 0.0771 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Share Consideration” and together with the Cash Consideration, the “Per Share Amount”) (such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer”) net to the holder thereof, on the terms and subject to the conditions of this Agreement and the Offer;
WHEREAS, Parent, Sub and the Company acknowledge and agree that as soon as practicable following the Acceptance Time, Sub will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the DGCL (as defined herein);
WHEREAS, the board of directors of the Company has: (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms hereof, resolved and agreed to recommend that holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;
WHEREAS, the board of directors of each of Parent and Sub, has (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Sub, respectively, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement by the Company, (a) the Company is terminating that certain Amended and Restated Agreement and Plan of Merger, dated as of October 29, 2015, by and among Skyworks Solutions, Inc., Amherst Acquisition, Inc. and the Company (the “Skyworks Merger Agreement”) in accordance with its terms and (b) Parent is paying to the Company, and the Company is paying to Skyworks Solutions, Inc., pursuant to Section 8.2(b)(i) of the Skyworks Merger Agreement, the termination fee of  $88,500,000 in cash (the “Skyworks Termination Fee”); and
WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS AND TERMS
Section 1.1   Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or Persons other than Parent, Sub or any controlled Affiliate thereof relating to, in a single transaction or a series of related transactions, other than in the transactions contemplated by this Agreement (including any such transaction required pursuant to Section 7.7(a) of this Agreement), any (i) purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing fifteen percent (15%) or more of the issued and outstanding Company Common Stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving the Company, (ii) purchase or other acquisition, directly or indirectly, of fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (iii) the issuance by the Company of securities representing more than fifteen (15%) of any class of its outstanding voting securities or (iv) a liquidation, dissolution or other winding up of the Company or, to the extent representing fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, one or more Subsidiaries of the Company.
“Action” means litigation, suit, claim, charge, action, hearing, proceeding, arbitration or mediation.
“Additional Offer Period” has the meaning set forth in Section 2.1(d).
“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Debt Financing” has the meaning set forth in Section 7.12(d).
“Antitrust Laws” has the meaning set forth in Section 7.7(a).
“Benefit Plans” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, consulting, severance, change of control, retention or similar plan, agreement, arrangement or policy, and (c) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance, retention, or change in control benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, other than any such benefits or arrangements if and to the extent required to be provided, maintained or contributed to under applicable Law, in each case, for the benefit of any Service Provider located primarily outside the United States.
“Board Recommendation” has the meaning set forth in Section 5.22.
“Book Entry Shares” means outstanding non-certificated Company Common Stock represented by book-entry shares.
“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.
“Cash Consideration” has the meaning set forth in the Recitals.
“Certificate of Merger” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.1(c).
“Change of Recommendation” has the meaning set forth in Section 7.3(d).
“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.
“Closing” has the meaning set forth in Section 3.3.
“Closing Date” has the meaning set forth in Section 3.3.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” has the meaning set forth in Section 7.4(e).
“Company Arrangements” has the meaning set forth in Section 5.9(h).
“Company Balance Sheet” has the meaning set forth in Section 5.6.
“Company Balance Sheet Date” means June 27, 2015.
“Company Common Stock” means the Common Stock, $0.001 par value, of the Company.
“Company Compensation Committee” has the meaning set forth in Section 5.9(h).
“Company Credit Agreement” means the Credit Agreement dated as of August 2, 2013 by and among the Company, PMC-Sierra US, Inc., Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).
“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement.
“Company Equity Plans” means, collectively, the Company’s 1994 Incentive Stock Plan, 2001 Stock Option Plan and 2008 Equity Plan and the Wintegra, Inc. 2006 Amended and Restated Equity Incentive Plan, each as may be amended, restated, or amended and restated, and the ESPP, as well as any other plans or agreements pursuant to which the Company has granted equity awards (including equity awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time).
“Company Financial Advisor” has the meaning set forth in Section 5.23.
“Company Financial Statements” has the meaning set forth in Section 5.5(b).
“Company License-In Agreements” has the meaning set forth in Section 5.12(b).
“Company License-Out Agreements” has the meaning set forth in Section 5.12(c).
“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the

extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of Parent or Sub or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement or Parent or Sub requested in writing that the Company or any of its Subsidiaries not take such action, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, or (viii) any decrease or decline in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.
“Company Performance Restricted Stock Unit” means a performance-based restricted stock unit issued pursuant to any of the Company Equity Plans that remains unvested and subject to performance-based vesting criteria as of immediately prior to the Effective Time.
“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.
“Company Products” means the products and services designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by the Company or any of its Subsidiaries.
“Company Real Property” has the meaning set forth in Section 5.14(a).
“Company Related Party” means the Company, its Subsidiaries and its affiliates and its and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.
“Company Restricted Stock Unit” means a restricted stock unit issued pursuant to any of the Company Equity Plans that remains outstanding as of immediately prior to the Effective Time (other than Company Performance Restricted Stock Units).
“Company SEC Reports” has the meaning set forth in Section 5.5(a).
“Company Special Shares” has the meaning set forth in Section 4.6.
“Company Stock Option” means an option to purchase Company Common Stock granted pursuant to one of the Company Equity Plans.
“Confidentiality Agreement” means that certain letter agreement dated as of October 20, 2015, by and between the Company and Parent.
“Consideration Fund” has the meaning set forth in Section 4.2(a).
“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement and all other legally binding arrangements, whether oral or written.
“Converted PRSUs” has the meaning set forth in Section 4.4(d).
“Converted RSUs” has the meaning set forth in Section 4.4(b).
“Covered Securityholders” has the meaning set forth in Section 5.9(h).
“Debt Commitment Letter” has the meaning set forth in Section 6.13.
“Debt Financing” has the meaning set forth in Section 6.13.

“Debt Financing Agreements” has the meaning set forth in Section 7.12(b).
“D&O Indemnitee” has the meaning set forth in Section 7.6(a).
“D&O Insurance” has the meaning set forth in Section 7.6(b).
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosure Document” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement.
“Dissenting Shares” has the meaning set forth in Section 4.3.
“Effective Time” has the meaning set forth in Section 3.2.
“Employees” has the meaning set forth in Section 7.4(a).
“Environmental Claim” means any claim, notice, directive, action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.
“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of human health and safety (as such protections of human health and safety relate to exposure to Hazardous Materials) or the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.
“Equity Conversion Ratio” means the sum of  (i) the Exchange Ratio and (ii) the quotient obtained by dividing (x) the Cash Consideration by (y) the Parent Measurement Price.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.
“ESPP” means the Company’s 2011 Employee Stock Purchase Plan, as may be amended, restated, or amended and restated.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agreement” has the meaning set forth in Section 4.6.
“Exercise Date” has the meaning set forth in Section 7.8.
“Exchange Ratio” has the meaning set forth in the Recitals.
“Expenses” has the meaning set forth in Section 9.2(c).
“Expiration Date” has the meaning set forth in Section 2.1(c).
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“Financing Cooperation Indemnity” has the meaning set forth in Section 7.13(b).
“Financing Indemnitees” has the meaning set forth in Section 7.13(b).
“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange the Debt Financing or any other financing in connection with the transactions contemplated hereby (including any such person that becomes a party to the Debt Commitment Letter after the date hereof or any joinder agreement or credit agreement entered into pursuant thereto, but excluding Parent and Sub), together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons and representatives and their respective successors and assigns.
“Foreign Antitrust Approvals” has the meaning set forth in Section 7.7(a).

“Foreign Benefit Plan” means any Benefit Plan that is maintained pursuant to the Laws of a country other than the United States, excluding any Mandated Benefit Plans.
“GAAP” has the meaning set forth in Section 5.5(b).
“Governmental Entity” has the meaning set forth in Section 5.4.
“Hazardous Materials” means any substance that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Parties” has the meaning set forth in Section 7.6(a).
“Intellectual Property” means proprietary rights in (i) patents and patent applications, including any divisionals, continuations, continuations-in-part, extensions and reissues of the foregoing, (ii) trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names, and applications and registrations for the foregoing, (iii) copyrights (including any applications, registrations and renewals for the foregoing), and proprietary rights in databases, including in software, (iv) semiconductor mask works, (v) trade secrets, including in know-how, technical documentation, specifications, software code, data, designs, plans, and financial information, and (vi) other intellectual property rights recognized in a given jurisdiction.
“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of the Company (other than any event, fact or development or occurrence resulting from a material breach of this Agreement by the Company) that was not known to, or reasonably foreseeable by, the board of directors of the Company as of the date hereof and becomes known to the board of directors of the Company after the date hereof and prior to the Acceptance Time; provided that in no event shall any event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following give rise to an Intervening Event: (i) the receipt of any Acquisition Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of Company Common Stock on Nasdaq or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof  (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
“IRS” means the U.S. Internal Revenue Service or successors thereto.
“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach of this Agreement.
“Knowledge” means, as of the date of determination, (i) with respect to the Company, the actual knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of James J. Peterson, Steven G. Litchfield and John W. Hohener.
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance in respect of such property or asset, but does not include licenses or covenants not to assert with respect to Intellectual Property. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Mandated Benefit Plan” means a plan or arrangement that would be described in Benefit Plan but for the fact, and to the extent that, it is mandated to be provided by the Company or its Subsidiaries pursuant to applicable Law outside the United States.
“Material Contract” has the meaning set forth in Section 5.8(a).
“Maximum Amount” has the meaning set forth in Section 7.6(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 4.1(c).
“Minimum Condition” has the meaning set forth in Section 2.1(b).
“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Common Stock or Parent Common Stock, as applicable,, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock or Parent Common Stock, as applicable, is then traded.
“Nasdaq Rules” means the rules and regulations of Nasdaq.
“New Debt Commitment Letter” has the meaning set forth in Section 7.12(d).
“New Exercise Date” has the meaning set forth in Section 7.8.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Offer” has the meaning set forth in the Recitals.
“Offer Documents” has the meaning set forth in Section 2.1(g).
“Offering Period” has the meaning set forth in Section 7.8.
“Open Source Material” means any software that is distributed as “free software”, “open source software” (a) under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or substantially similar licenses, or (b) is distributed subject to a requirement that, as a condition of the modification, distribution or other use of such software, the licensee of such software grants, or purports to grant, to any third party, rights or immunities under Intellectual Property owned by such licensee in any derivative works on the same terms and conditions as for such software, including that , as a condition of the modification, distribution or other use of such software, that any software incorporated into, derived from or distributed with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge or minimal charge, in each case to any third parties.
“Option Consideration” means (a) an amount of cash equal to the positive difference, if any, between the Total Cash Consideration, less the Total Cash Exercise Price, and (b) a number of shares of Parent Common Stock equal to (i) the positive difference, if any, between the Total Share Consideration less the Total Share Exercise Price, divided (ii) by the Parent Measurement Price.
“Owned Intellectual Property” has the meaning set forth in Section 5.12(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the common stock, $0.20 par value per share, of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Parent Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Parent and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable Law, (vi) the taking of any action by Parent or any Subsidiary of Parent to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of the Company or the failure by the Parent or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement or the Company requested in writing that Parent or any of its Subsidiaries not take such action, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, or (viii) any decrease or decline in the market price or trading volume of the Parent Common Stock or any failure by Parent to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Parent operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.
“Parent Measurement Price” means the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.
“Parent Plans” has the meaning set forth in Section 7.4(c).
“Parent Reimbursement Fee” has the meaning set forth in Section 9.2(b).
“Parent SEC Reports” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2013, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and amendments thereto.
“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent’s common stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent’s common stock is then traded.
“Partnership” means any partnership, joint venture or similar entity in connection with which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.
“Paying and Exchange Agent” has the meaning set forth in Section 4.2(a).
“Permits” has the meaning set forth in Section 5.17.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (c) Liens reflected in the Company Balance Sheet, as applicable, and (d) with respect to any Real Property Lease, Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity which are not violated by the current use or occupancy of the real property or the operation of the business of the Company and its Subsidiaries as presently conducted.
“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
“Per Share Amount” has the meaning set forth in the Recitals.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.
“Preliminary Prospectus” has the meaning set forth in Section 2.1(g).
“Qualifying Transaction” shall have the meaning assigned to the term “Acquisition Proposal,” except that all references therein to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”.
“Real Property Lease” has the meaning set forth in Section 5.14(a).
“Registration Statement” has the meaning set forth in Section 2.1(g).
“Representatives” has the meaning set forth in Section 7.2.
“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(d).
“Schedule 14D-9” has the meaning set forth in Section 2.2(b).
“SEC” means the United States Securities and Exchange Commission.
“Section 262” has the meaning set forth in Section 4.3.
“Securities Act” means the Securities Act of 1933, as amended.
“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.
“Share Consideration” has the meaning set forth in the Recitals.
“Share Consideration Value” means the product of the Exchange Ratio and the Parent Measurement Price.
“Significant Customer” has the meaning set forth in Section 5.19(a).
“Significant Supplier” has the meaning set forth in Section 5.19(b).
“Skyworks Merger Agreement” has the meaning set forth in the Recitals.
“Skyworks Termination Fee” has the meaning set forth in the Recitals.
“Specified Contracts” has the meaning set forth in Section 5.8(d).
“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.
“Superior Proposal” means any Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that the Company’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and the likelihood and timing of consummation (as compared to the transactions contemplated hereby), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company and its stockholders than the transactions contemplated hereby; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.
“Surviving Corporation” has the meaning set forth in Section 3.1.
“Tax Incentive” has the meaning set forth in Section 5.13(k).
“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments, schedules or attachments to any of the foregoing, and including, for the avoidance of doubt, FinCen Form 114.
“Taxes” means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, escheat, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
“Tender Offer Conditions” has the meaning set forth in Section 2.1(b).
“Termination Date” has the meaning set forth in Section 9.1(b)(i).
“Total Cash Consideration” means, with respect to each Company Stock Option, the product of  (a) the Cash Consideration and (b) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time.
“Total Cash Exercise Price” means, with respect to each Company Stock Option, the aggregate exercise price of such Company Stock Option, multiplied by a fraction, the numerator of which is the Cash Consideration and the denominator of which is the sum of  (a) the Cash Consideration and (b) the Share Consideration Value.
“Total Share Consideration” means, with respect to each Company Stock Option, the product of (a) the Share Consideration Value and (b) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time.
“Total Share Exercise Price” means, with respect to each Company Stock Option, the aggregate exercise price of such Company Stock Option reduced by the Total Cash Exercise Price.
“Underwater Option” means, with respect to each Company Stock Option, each Company Stock Option with an exercise price equal to or greater than the Merger Consideration.
“United States” and “U.S.” mean the United States of America.

Section 1.2   Other Definitional Provisions; Interpretation.
The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, clauses, exhibits and schedules are to the articles, sections, clauses and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”
Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available in that certain virtual data room established by the Company, for the purposes of the transactions contemplated by this Agreement no later than 11:59 p.m. (New York City time) on the date which is one day prior to the date of this Agreement.
Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.
Article II
THE OFFER
Section 2.1   The Offer.
(a) Provided, that this Agreement shall not have been terminated in accordance with its terms and provided that none of the events set forth in clause (v)(a) of Annex A shall have occurred and subject to no Law having been enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company or any subsidiary or affiliate thereof having such effect, Sub shall (and Parent shall cause Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable, and in any event within twenty (20) Business Days, after the date hereof. Following such launch, each of Parent and Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof.
(b) The obligation of Sub to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall be subject to the satisfaction or waiver pursuant to the terms hereof of  (x) the condition (the “Minimum Condition”) that at least that number of shares of Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Offer (other than shares of Company Common Stock tendered by guaranteed delivery that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer), when added to any shares of Company Common Stock already owned by Parent or any of its controlled subsidiaries, if any, equals a majority of the then outstanding shares of Company Common Stock and (y) the other conditions set forth in Annex A hereto (the conditions described in clauses (x) and (y) are collectively referred to as the “Tender Offer Conditions”). Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition which may not be amended or waived), to increase the price per share of Company Common Stock payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Per Share Amount (except as provided in Section 2.1(h)), changes the form of consideration payable in the Offer, adds to the conditions to the Offer, decreases the number of shares of Company Common Stock sought to be purchased in the Offer, extends the Offer other than in a manner pursuant to and in accordance with the terms of this Section 2.1 or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of shares of Company Common Stock.
(c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the

“Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section 2.1 or as required by applicable Laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the earliest time and date that the Offer, as so extended, may expire).
(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 9.1, (i) Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to ten (10) Business Days each (each such extension period, an “Additional Offer Period”); provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 2.1(d), in no event shall Sub be required to extend the Offer beyond the Termination Date; provided further, that in no event shall Sub be permitted to extend the Offer beyond the Termination Date without the prior written consent of the Company; and provided further, that the foregoing clauses (i) and (ii) of this Section 2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1.
(e) In the event that this Agreement is terminated pursuant to Section 9.1, Sub shall (and Parent shall cause Sub to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.
(f) The Per Share Amount shall, subject to applicable withholding of Taxes, be net to the applicable seller, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement, Sub or Parent on Sub’s behalf shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn promptly following the expiration of the Offer; provided, however, that without the prior written consent of the Company, Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The time at which Sub first accepts for payment the shares of Company Common Stock tendered in the Offer is referred to as the “Acceptance Time.” If payment of the Per Share Amount is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Sub that such Taxes either have been paid or are not applicable. The Company shall register (and shall instruct its transfer agent to register) in the name of Sub the shares of Company Common Stock accepted for payment by Sub immediately after the Acceptance Time.
(g) As soon as reasonably practicable, and in any event within twenty (20) Business Days, after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Sub shall use reasonable best efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer

Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent, Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by applicable Law, each of Parent, Sub and the Company shall use reasonable best efforts to (1) correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(g). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.
(h) If, between the date of this Agreement and the Acceptance Time, any change in the number of issued or outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock) with a record date during such period, the Per Share Amount shall be equitably adjusted to reflect such change.
(i) No fraction of a share of Parent Common Stock will be issued in connection with the Offer, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall in lieu of such fractional share, be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the volume weighted average trading price of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.
Section 2.2   Company Action.
(a) The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement. The Company hereby further consents to the inclusion in the Offer Documents of such approval and Board Recommendation, provided that the Company shall not have withdrawn or modified such Board Recommendation as provided in Section 7.3(e) or Section 7.3(f). The Company shall not withdraw or modify such Board Recommendation in any manner adverse to Sub or Parent except as provided in Section 7.3(e) or Section 7.3(f).
(b) Promptly following the filing of the Schedule TO by Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.3(e) or Section 7.3(f), Board Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC. The Company shall promptly mail the Schedule 14D-9 to the holders of shares of Company Common Stock together with the Offer Documents and shall use its reasonable best efforts to cause the Offer Documents to be disseminated in all material respects as required by applicable federal securities laws. The Company shall also include a notice, in compliance with Section 251(h) and Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, Parent and Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case in all material respects as required by applicable federal securities laws. Parent or Sub shall promptly furnish to the Company all information concerning Parent and Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to (i) provide Parent, Sub and their counsel in writing with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Parent, Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation, provide Parent, Sub and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.
(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Sub mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent or Sub may reasonably request. Subject to the requirements of Law, including applicable stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the Transactions. If the Offer is terminated or if this Agreement shall be terminated, Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.
Article III
THE MERGER
Section 3.1   The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving company and as a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL.
Section 3.2   Effective Time. Subject to the terms of this Agreement, the parties shall prior to the Closing Date, prepare, and on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the parties hereto, the “Effective Time”).
Section 3.3   Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., New York City Time, on a date to be mutually agreed by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VIII hereof  (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing actually occurs is the “Closing Date”).

Section 3.4   Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 3.5   Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such by-laws.
Section 3.6   Directors and Officers of the Surviving Corporation. The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
Article IV
CONVERSION OF SHARES
Section 4.1   Conversion of Shares.
(a) At the Effective Time, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(b) All shares of Company Common Stock that are owned by the Company as treasury shares and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) At the Effective Time, each share of Company Common Stock then issued and outstanding (other than Company Common Stock to be cancelled pursuant to Section 4.1(b) and Dissenting Shares) shall be automatically cancelled and shall cease to exist and be converted into the right to receive the Per Share Amount (the “Merger Consideration”), and the holders of Book Entry Shares and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 4.2, the Merger Consideration, without any interest thereon, for each such share of the Company Common Stock.
(d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 4.2(g), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the volume weighted average trading price of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the date hereof.

Section 4.2   Surrender and Payment.
(a) At or prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Paying and Exchange Agent”) that is reasonably acceptable to the Company to act, among other things, as paying agent and exchange agent for the Merger and to deliver the Merger Consideration to former stockholders of the Company. The Company and Parent shall enter into a Paying and Exchange Agent agreement with the Paying and Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Paying and Exchange Agent consistent with the terms of this Agreement. Promptly after the Effective Time on the Closing Date, Parent shall deposit (or cause to be deposited) with the Paying and Exchange Agent, for the account and benefit of the former holders of Company Common Stock, the aggregate Cash Consideration payable and the aggregate number of shares of Parent Common Stock issuable pursuant to this Article IV, in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying and Exchange Agent in accordance with this Agreement (such cash and Parent Common Stock shall be referred to in this Agreement as the “Consideration Fund”). In addition, Parent shall make available as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 4.1(d) and any dividends or distributions which holders of Company Common Stock may be entitled pursuant to Section 4.2(h). In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including with respect to Company Common Stock held by stockholders who did not vote in favor of the Merger but who did not exercise, or who shall have effectively withdrawn or lost, their rights to appraisal of such Company Common Stock under the DGCL), Parent shall promptly deliver, or cause to be delivered, additional funds and shares of Parent Common Stock to the Paying and Exchange Agent in an amount that is equal to the deficiency required to make such payments.
(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying and Exchange Agent to mail to each stockholder whose shares were converted into the right to receive Merger Consideration pursuant to Section 4.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying and Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying and Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying and Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article IV, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration, any cash paid in lieu of the issuance of any fractional shares or dividends or distributions payable with respect to Share Consideration. If any Merger Consideration is to be paid to a Person other than the stockholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying and Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the stockholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying and Exchange Agent that such Tax has been paid or is not applicable.
(c) The cash in the Consideration Fund shall be invested by the Paying and Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of Parent and shall be paid as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving

Corporation or the Paying and Exchange Agent from promptly making the payments required by this Article IV, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying and Exchange Agent for the benefit of the Company’s stockholders at the Effective Time in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.
(d) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying and Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article IV, except as otherwise provided by Law.
(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company stockholders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Corporation for no consideration. Any Company stockholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article IV with respect to such Certificates or Book Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.
(f) Notwithstanding the foregoing, neither the Paying and Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred, respectively, prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of Parent or the Surviving Corporation, and any stockholder of such Certificate or Book Entry Share who has not theretofore complied with this Article IV with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.
(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Parent and the Paying and Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying and Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article IV.
(h) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 4.1(d) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to Parent Common Stock represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or Book Entry Shares, the Paying and Exchange Agent shall deliver to the holders thereof, without interest (i) promptly after such surrender, the Cash Consideration payable and the Share Consideration payable in exchange therefor, in each case pursuant to Section 4.1(a), along with payment in lieu of fractional shares pursuant to Section 4.1(d) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such Parent Common Stock.
Section 4.3   Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in

Section 4.1, but rather the holders of Dissenting Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 4.1. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. To the extent permitted by applicable Law, Parent shall have the opportunity to participate in and direct any and all negotiations and proceedings with respect to such demands. Neither the Company nor Parent shall, without the prior written consent of the other party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or agree to do any of the foregoing.
Section 4.4   Treatment of Company Stock Options; Company Restricted Stock Units; and Company Performance Restricted Stock Units.
(a) At the Effective Time, each outstanding Company Stock Option shall, without any further action on the part of any holder thereof, (i) to the extent unvested, be fully vested, and (ii) be cancelled and the holder thereof shall be entitled to receive Option Consideration (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld (which withholding shall first be applied against the cash portion of the Option Consideration)). For the avoidance of doubt, if the Option Consideration for any Company Option is zero or a negative number, such Company Option will be cancelled at the Effective Time without any payment therefor. Following the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable for shares of Company Common Stock and shall only entitle the holder of such Company Stock Option to the payment described in this Section 4.4(a), which shall be made by the Surviving Corporation as of, or within two (2) Business Days after the Effective Time.
(b) At the Effective Time, by virtue of the Merger, the unvested Company Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into that number of Parent restricted stock units of Parent Common Stock, rounded down to the nearest whole share, (“Converted RSUs”) equal to the product of  (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Units and (y) the sum of  (A) the Exchange Ratio, and (B) the quotient obtained by dividing (i) the Cash Consideration by (ii) the Parent Measurement Price. Any Converted RSUs issued pursuant to this Section 4.4(b) shall be subject to the same terms and conditions as were applicable under such Company Restricted Stock Units (including any applicable change of control or other accelerated vesting provisions, and this transaction shall constitute a change of control for all relevant provisions that accelerate vesting), with the terms and conditions modified as appropriate to reflect the assumption; provided, that all references to the “Company” in the applicable Company Equity Plans and award agreements will be references to Parent. Each Converted RSU that vests after the Effective Time shall be settled in shares of Parent Common Stock; provided, that in the event that Parent shall reasonably determine at any time prior to the Effective Time that it would not be permitted to consummate the Merger or the other transactions contemplated hereby without the prior approval of Parent’s stockholders under applicable Laws or the rules of Nasdaq, Parent shall have the power to provide that any such Converted RSU that vests after the Effective Time shall be settled by a cash payment equal to the value of a share of Parent Common Stock at the time of such settlement.
(c) At the Effective Time, each outstanding and vested Company Restricted Stock Unit (including those Company Restricted Stock Units that become vested by their terms immediately prior to or as of the Effective Time) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested Company Restricted Stock Unit) (i) an amount in cash equal to the product of  (A) the Cash Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (ii) a number of shares of Parent Common Stock equal to the product of the (A) Share Consideration and (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, provided that any fraction of a share of Parent Common Stock resulting from such product should be treated consistently with Section 4.1(d) hereof. The payment described in this Section 4.4(c) shall be made by the Surviving Corporation in the next practicable payroll following the Effective Time; provided, that payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.
(d) At the Effective Time, by virtue of the Merger, the unvested Company Performance Restricted Stock Units outstanding immediately prior to the Effective Time shall be assumed and converted into that number of restricted stock units of Parent Common Stock, rounded down to the nearest whole share (“Converted PRSUs”) equal to the product of  (x) the number of shares of Company Common Stock subject to such Company Performance Restricted Stock Units, assuming achievement of target-level performance with respect to each performance period, performance cycle or measurement cycle applicable to such Company Performance Restricted Stock Units and (y) the Equity Conversion Ratio. Any Converted PRSUs issued pursuant to this Section 4.4(d) shall continue to be subject to the vesting schedule applicable to the Company Performance Restricted Stock Units, including that the Converted PRSUs will be settled no later than the fifteenth (15th) day of the third (3rd) calendar month following the applicable vesting date (or as otherwise required by the applicable award agreement) subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through each applicable vesting date or measurement cycle end date but shall not be subject to any performance metrics following the Effective Time, and shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such Company Performance Restricted Stock Units (after giving effect to and including any applicable change of control or other accelerated vesting provisions, for which purposes this transaction shall constitute a change of control); provided, that all references to the “Company” in the applicable Company Equity Plans and award agreements will be references to Parent. Each Converted PRSU that vests after the Effective Time shall be settled in shares of Parent Common Stock; provided, that in the event that Parent shall reasonably determine at any time prior to the Effective Time that it would not be permitted to consummate the Merger or the other transactions contemplated hereby without the prior approval of Parent’s stockholders under applicable Laws or the rules of Nasdaq, Parent shall have the power to provide that any such Converted PRSU that vests after the Effective Time shall be settled by a cash payment equal to the value of a share of Parent Common Stock at the time of such settlement.
(e) Prior to the Acceptance Time, the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 4.4; provided, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Acceptance Time. The parties shall, to the extent reasonably practicable, cooperate in good faith prior to the Effective Time to develop mechanisms with respect to any Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units held by individuals subject to the Laws of a country other than the United States to mitigate the tax impact of the provisions set forth in this Section 4.4 and adhere to applicable Law (without creating obligations that extend to future grants).
Section 4.5   Withholding Rights. The Paying and Exchange Agent, Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
Section 4.6   Company Special Shares. The special shares (the “Company Special Shares”) of PMC-Sierra, Ltd., a Canadian subsidiary of the Company, shall remain outstanding, and subject to and from and after the Effective Time, the holders of each Company Special Share shall be entitled to receive, upon the exchange or retraction (i.e., redemption at the option of the holder) thereof, in lieu of each share of Company Common Stock that would have been issuable in respect of such redacted Company Special

Shares, (a) an amount in cash, without interest, equal to the Cash Consideration, and (b) a number of shares of Parent Common Stock equal to the product of  (x) the Exchange Ratio, times (y) the applicable exchange ratio under that certain Exchange Agreement, dated as of September 2, 1994, as amended (the “Exchange Agreement”) among the Company, PMC-Sierra, Ltd. and the other parties thereto, in accordance with the terms of the Exchange Agreement.
Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (a) in the Company SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Company SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, or (b) in the Company Disclosure Schedule (subject to Section 10.4), the Company represents and warrants to Parent and Sub as follows:
Section 5.1   Organization.
(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Section 5.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, as of the date of this Agreement. Each Subsidiary of the Company (i) has been duly organized and is validly existing and, where applicable and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in good standing under the Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted.
(c) The Company has made available to Parent (i) accurate and complete copies of the certificate of incorporation and by-laws (or equivalent constituent documents), including all amendments thereto through the date hereof, of the Company and its Subsidiaries, and (ii) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, board of directors (or to the extent applicable, any committee thereof) of the Company and the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and boards of directors of PMC-Sierra US, Inc. and PMC-Sierra International Sdn. Bhd., in each case, since December 31, 2012 through the date hereof. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the certificate of incorporation or by-laws (or equivalent constituent documents), including all amendments thereto, of such entity.
Section 5.2   Capitalization; Subsidiaries.
(a) The authorized capital stock of the Company consists of 900,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the close of business on October 1, 2015, there were issued and outstanding (i) 195,674,666 shares of Company Common Stock (with zero shares of Company Common Stock held by the Company in treasury), (ii) zero shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 13,945,547 shares of Company Common Stock

(of which options to purchase an aggregate of 12,007,635 shares of Company Common Stock were exercisable), (iv) Company Restricted Stock Units in respect of 6,856,788 shares of Company Common Stock, (v) Company Performance Restricted Stock Units in respect of 1,042,769 shares of Company Common Stock (assuming achievement of the target level of performance at the end of the applicable performance period), and (vi) 203,467 shares of Company Common Stock issuable in connection with Company Special Shares. Since the close of business on October 1, 2015, no shares of Company Common Stock, shares of Company Preferred Stock, Company Stock Options, Company Restricted Stock Units or Company Performance Restricted Stock Units have been issued or granted except for shares of Company Common Stock issued (A) pursuant to the exercise of Company Stock Options, the vesting of Company Restricted Stock Units or Company Performance Restricted Stock Units, or in connection with the Company Special Shares, in each case outstanding on October 1, 2015 or (B) after the date hereof, as explicitly permitted under Section 7.1(b)(ii) of this Agreement (as qualified by Section 7.1(b)(ii) of the Company Disclosure Schedule). All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, other than pursuant to the Company Equity Plans, the ESPP, or the Company Special Shares, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest (or securities convertible or exchangeable into such capital stock or equity interest) in, the Company or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Company Common Stock, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock or equity interests of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
(b) All of the outstanding capital stock or equivalent equity interests of each of the Company’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all material Liens, pledges, security interests or other encumbrances.
(c) No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security, or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with the Company or any other Subsidiary of the Company. Other than the Company Special Shares, there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, except, in each case, to or with the Company or any other Subsidiary of the Company.
(d) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.
(e) Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to the Company or any of its Subsidiaries).
(f) Prior to the date hereof, the Company has provided Parent with a complete and correct list of (i) each outstanding Company Stock Option including the date of grant, exercise price, vesting schedule, and number of shares of Company Common Stock subject thereto, and (ii) each Company Restricted Stock Unit and Company Performance Restricted Stock Unit, including the date of grant, vesting schedule and number of shares of Company Common Stock thereof  (assuming achievement of the target level of performance at the end of the applicable performance period for each Company Performance Restricted Stock Unit). All grants of Company Stock Options, Company Restricted Stock Units, and Company Performance Restricted Stock Units were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including the Nasdaq Rules, and with the rules of any other applicable stock exchanges.
(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose, or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.
Section 5.3   Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 5.4   Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or by-laws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.4(iv)(A) – (C), require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the HSR Act and other Antitrust Laws, (B) Nasdaq Rules and listing standards, and (C) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality (a “Governmental Entity”), except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.5   SEC Reports; Company Financial Statements.
(a) The Company has filed or furnished, as applicable, all registration statements, reports, forms, certifications, proxy statements and other documents required to be filed or furnished, as applicable, with the SEC by the Company since December 31, 2012 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, and including any amendments thereto, the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment made at least one (1) Business Day prior to the date hereof, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.
(b) Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in amount).
(c) Since December 31, 2012, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.
(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.
(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(f) Since the enactment of the Sarbanes-Oxley Act, the Company has not made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
Section 5.6   No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since the date of the most recent consolidated balance sheet of the Company included in the Company SEC Reports, incurred any liabilities or obligations of any nature (whether absolute, contingent, accrued, contingent, fixed or otherwise) (i) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, or (ii) in the case of any liabilities or obligations that are not required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, to the Company’s Knowledge, except, in each case, for (a) liabilities or obligations reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2015 or in the notes thereto (the “Company Balance Sheet”), (b) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated or permitted by this Agreement, (d) liabilities owed by one wholly owned Company Subsidiary to another wholly owned Company Subsidiary or liabilities owed by the Company to any wholly owned Company Subsidiary, (e) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (f) liabilities or obligations listed on Section 5.6 of the Company Disclosure Schedule.
Section 5.7   Absence of Certain Changes. Since June 27, 2015 through the date hereof, (i) there has not occurred any event, circumstance, change, occurrence, development or effect that has had, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company has not taken any action that would be prohibited by Section 7.1, if taken after the date hereof.
Section 5.8   Material Contracts.
(a) As of the date of this Agreement, the Company and its Subsidiaries are not a party to or bound by any Contract:
(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;
(ii) that is or creates a Partnership with any other Person that is material to the Company and its Subsidiaries, taken as a whole, or that relates to the formation, operation, management or control of any such Partnership;
(iii) that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases) in excess of  $1,500,000 (other than agreements between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary), (B) materially restricts the Company’s ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or (D) is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes;
(iv) that is a Contract (other than this Agreement) for the acquisition of any corporation, partnership or limited liability company or business, or sale of any of its Subsidiaries or businesses after the date hereof, in each case with a fair market value or purchase price (including assumption of debt) in excess of  $5,000,000 (other than (x) in the ordinary course of business or (y) intercompany agreements);

(v) that is a Contract (including any Contract providing for the outsourcing, contract manufacturing, testing, assembly or fabrication (as applicable of any products, technology or services of the Company or any of its Subsidiaries)) under which the Company and its Subsidiaries have made or received payments in excess of  $1,000,000 in the fiscal year ended December 28, 2013, the fiscal year ended December 27, 2014, or the two quarter period ended June 27, 2015;
(vi) that is a dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products (A) with a third party that is one of the Company’s top twenty (20) customers by revenue in fiscal year 2014 or 2015 or (B) under which the Company and its Subsidiaries have made or received payments in excess of $1,000,000 in the fiscal year ended December 28, 2013, the fiscal year ended December 27, 2014, or the two quarter period ended June 27, 2015;
(vii) with respect to the acquisition or disposition of any corporation, partnership, limited liability company or business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (and was entered into after March 1, 2005), or (B) any “earn-out” or similar contingent payment obligations in excess of  $5,000,000 (other than any Contract that provides solely for the acquisition of inventory, raw materials or equipment in the ordinary course);
(viii) that contains a right of first refusal, first offer, or first negotiation, or a call or put right, with respect to any asset that is material to the Company and its Subsidiaries, taken as a whole;
(ix) that prohibits or restricts the payment of dividends or distributions in respect of the Company’s shares or capital stock;
(x) that is a purchase or sale agreement with any Significant Customer or Significant Supplier under which the Company and its Subsidiaries have made or received payments in excess of  $1,000,000 in the fiscal year ended December 28, 2013, the fiscal year ended December 27, 2014, or the two quarter period ended June 27, 2015;
(xi) under which (A) any person (other than the Company or any of its wholly owned Subsidiaries) is guaranteeing any liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has “take-or-pay” obligations;
(xii) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors or officers or stockholders who own five percent (5%) or more of the Company Common Stock, other than (A) any Benefit Plan or any other employee agreements or arrangements, (B) transactions conducted on an arms’ length basis or (C) any agreements with consideration of less than $200,000;
(xiii) providing for the creation or imposition of any Lien, other than a Permitted Lien, with respect to any assets (including Intellectual Property or other intangible assets) material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole;
(xiv) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity which (A) materially restricts or imposes material obligations upon the Company or its Subsidiaries, or (B) materially disrupts the business of the Company and its Subsidiaries as currently conducted, or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement; or
(xv) with any Governmental Entity, or for the purpose of fulfilling a Contract or order from any Governmental Entity as the ultimate customer, that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole.
Each such Contract described in clauses (i) – (xv) or Section 5.8(c), together with each material Company License-In Agreement, is referred to herein as a “Material Contract”.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (ii) the Company or its Subsidiaries, on the one hand, and, to the Knowledge of the Company, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.
(c) As of the date of this Agreement, the Company is not a party to or bound by any Contract that (i) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (A) to compete or transact in any business or with any Person or in any geographic area, or (B) to acquire any material product or other asset or service from any other Person; (ii) grants exclusive rights to license, market, sell or deliver any Company Product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party and relates (or would reasonably be expected to relate) to payments in excess of  $1,000,000 in any of fiscal years 2014, 2015 or 2016.
(d) (x) There are no licenses granted to third parties under any of the Contracts set forth in Section 5.8(d)(i), Section 5.8(d)(ii) or Section 5.8(d)(iii) of the Company Disclosure Schedule (collectively, the “Specified Contracts”), and (y) to the Knowledge of the Company, there are no other Contracts to which the Company or its Subsidiaries is a party, in the case of clause (x) or (y), that would, as a result of the change of control of the Company contemplated by this Agreement, the Closing or the fact of Parent or any of its Affiliates (other than the Company or its Subsidiaries) becoming an Affiliate of the Company or any of its Subsidiaries, grant to any third party a license or right to a license with respect to Parent’s or its Affiliates’ (excluding the Company and its Subsidiaries) Intellectual Property following the Closing, in each case except as would not materially adversely impact Parent and its Affiliates’ (excluding the Company and its Subsidiaries) business.
Section 5.9   Employee Benefit Plans; ERISA.
(a) Section 5.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Benefit Plans and separately identifies each material Foreign Benefit Plan. With respect to each Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of  (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies), (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) the most recent annual report (including all schedules), (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, advisory, or opinion letter received from the IRS, and (v) the most recent actuarial reports and financial statements.
(b) Each Benefit Plan is and has been in material compliance with applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted with respect to any Benefit Plan. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination, advisory, or opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification.
(c) Neither the Company nor any Subsidiary or ERISA Affiliate of the Company (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA, (ii) has any material liability with respect to any “defined benefit plan,” whether or not subject to ERISA, (iii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)), and (iv) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan. No Benefit Plan subject to ERISA holds securities issued by the Company or any of its current ERISA Affiliates.

(d) Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance (other than health care continuation coverage as required by Law).
(e) Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or materially increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its Subsidiaries to any Service Provider, or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans. Without limiting the generality of the foregoing, no amount payable to any Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Benefit Plan or other compensation arrangement would be nondeductible under Sections 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate any Service Provider for any excise taxes incurred by such Service Provider, including under Sections 409A and 4999 of the Code.
(f) To the Knowledge of the Company, (i) each Foreign Benefit Plan and related trust, if any, complies with and has been administered in material compliance with its terms and the Laws of the applicable foreign country, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, and (iii) each Foreign Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment. The Company and its Subsidiaries have complied in all material respects with all applicable Laws regarding participation in and contributions required to be made to any Mandated Benefit Plans.
(g) To the Knowledge of the Company, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since December 31, 2004 in compliance with applicable guidance under Code Section 409A and has been documented in accordance with Section 409A since January 1, 2009.
(h) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company Subsidiaries or pursuant to other arrangements with the Company and the Company Subsidiaries, including the Plans, to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). All such amounts payable under the Company Arrangements (i) have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) were not, and are not, calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Company Arrangement has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d–10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the board of directors of the Company, the compensation committee of the board of directors of the Company (the “Company Compensation Committee”) or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been made available to Parent prior to the execution of this Agreement.
Section 5.10   Litigation. As of the date of this Agreement, there is no action, claim, suit or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no investigations by any Governmental

Entity pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree except for those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.11   Compliance with Law.
(a) The Company and its Subsidiaries (i) are and have at all times since December 31, 2012 been in compliance with applicable Laws; and (ii) since December 31, 2012, have not received any written notice from any Governmental Entity alleging, or to the Knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries are and have at all times since December 31, 2012, been in compliance in all material respects with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions. Without limiting the foregoing, there are no pending or, to the Knowledge of the Company, threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or licenses or other approvals.
(c) Since December 31, 2012, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent, director, officer, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:
(i) made, offered, authorized or agreed to make, offer or authorize any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business;
(ii) made, offered, authorized or agreed to make, offer or authorize any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;
(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or
(iv) made, offered, authorized or agreed to make, offer or authorize any bribe, payoff, influence payment, kickback or other similar unlawful payment.
(d) Notwithstanding the foregoing, this Section 5.11 shall not apply to the subject matters of the representations and warranties in Section 5.9, Section 5.13, Section 5.15 and Section 5.16, respectively.
Section 5.12   Intellectual Property.
(a) To the Knowledge of the Company, (i) the Company and/or one or more of its Subsidiaries are the sole owners of each item of Intellectual Property owned by the Company and/or one or more of its Subsidiaries that has not expired, been allowed to lapse or abandoned (the “Owned Intellectual Property”), free and clear of any Lien, except for Permitted Liens, (ii) each item of Owned Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, (iii) no action, suit, proceedings, complaint or claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing during the three (3) years prior to the date of this Agreement that challenges the validity, enforceability, or the Company’s ownership of any item of Owned Intellectual Property, (iv) Section 5.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all material registered Owned Intellectual Property and applications therefor, and (v) all fees currently due in the United States and, to the Knowledge of the

Company, in any other jurisdiction, as of the signing date of this Agreement for maintaining any registered Owned Intellectual Property shall have been paid in full to the proper Governmental Entity, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b) To the Knowledge of the Company, each material agreement under which, as of the date of this Agreement, the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in any of its current material customer offerings, except for off-the-shelf and internal use software, including but not limited to licenses to software (including as a service) that the Company and any of its Subsidiaries use in the ordinary course of business, (such agreements being referred to as “Company License-In Agreements”) (i) is in full force and effect, (ii) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company License-In Agreements.
(c) To the Knowledge of the Company, each agreement pursuant to which the Company or any of its Subsidiaries has granted a material license to a third party with respect to Intellectual Property that is owned by the Company or such Subsidiary, including but not limited to, licenses to software (including as a service), but excluding any such licenses granted in the ordinary course of business (such agreements being referred to as “Company License-Out Agreements”) (i) is in full force and effect, and (ii) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.12(c) of the Company Disclosure Schedule contains a complete and accurate list of all Company License-Out Agreements.
(d) To the Knowledge of the Company and its Subsidiaries, no Person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) is infringing, violating, claiming ownership rights in or misappropriating any of the Intellectual Property owned by the Company or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing or misappropriating any Intellectual Property owned by a third party, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.12(e) of the Company Disclosure Schedule lists any written complaint, claim, notice or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary during the three (3) years prior to the date of this Agreement alleging any such infringement, violation or misappropriation and any written request or demand for indemnification or defense of an infringement claim received by the Company or any Subsidiary during the three (3) years prior to the date of this Agreement from any reseller, distributor, customer or end user of a Company product, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) There is no Intellectual Property that is owned by the Company in which any third party has any exclusive right(s) therein, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g) There are no royalties or similar other payments based on revenues (such as earn-outs) that are payable by the Company or any Subsidiary to any third person (excluding, for the avoidance of doubt, salaries, benefits, employee invention and achievement award programs and any legally required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors) for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Intellectual Property of such third person used by the Company or any Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) (i) Since five (5) years prior to the date of this Agreement, the Company has maintained a process whereby each new employee of the Company or any Subsidiary executes a written agreement expressly assigning to the Company or a Subsidiary all of such employee’s right, title and interest in any Intellectual

Property created by such employee within the scope of his or her employment during the term of such employment and (ii) to the Knowledge of the Company, (1) all new employees of the Company and its Subsidiaries since five (5) years prior to the date of this Agreement have executed such written agreements, and (2) with respect to other employees of the Company and its Subsidiaries, the Company or its Subsidiaries either by operation of law or contract has acquired ownership of Intellectual Property created by such other employees involved in technology development during the term and within the scope of their employment, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i) The Company takes commercially reasonable actions to protect the confidentiality and security of personally identifiable information and of its information technology systems and material proprietary data, and, to the Knowledge of the Company, there have been during the past two (2) years no violations or unauthorized access to same, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j) Section 5.12(j) of the Disclosure Schedule describes the Company’s and its Subsidiaries’ Open Source Materials compliance for products.
(k) No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization were used in the development of the Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.13   Taxes.
(a) Each of the Company and its Subsidiaries has (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.
(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries ongoing or pending and neither the Company nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c) The Company and each of its Subsidiaries have withheld all Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.
(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.
(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.
(f) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the Company Balance Sheet.
(g) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries (A) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return, or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation.
(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j) The U.S. federal income tax entity classification of each Subsidiary of the Company not organized within the United States is set forth on Section 5.13(j) of the Company Disclosure Schedule.
(k) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
Section 5.14   Real Property and Tangible Assets.
(a) The Company does not own any real property. Except in each case as would not materially affect the business and operations of the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries (i) has valid leasehold title (as applicable) to each location occupied or otherwise used by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Real Property”) pursuant to leases, subleases, licenses, occupancy or other similar agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (each, a “Real Property Lease”), and (ii) has good and marketable title or valid leasehold title to the other tangible assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (x) for Permitted Liens, and (y) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Section 5.14 of the Company Disclosure Schedule contains a complete list of all Company Real Property.
(b) Each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is not under any Real Property Lease (i) any existing default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or (ii) to the Knowledge of the Company, any condition or event which, with notice or lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.
Section 5.15   Environmental. Except for such matters that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole:
(a) Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of Permits required for their operations under Environmental Laws, and compliance with the terms and conditions thereof.
(b) As of the date of this Agreement, there is no Environmental Claim pending against or, to the Knowledge of Company, threatened against or affecting the Company or any Subsidiary.
(c) To the Knowledge of the Company, with respect to any real property owned, leased or operated by the Company or any of its Subsidiaries since January 1, 2010, and, there have been no releases of Hazardous Materials that require a Cleanup.
(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or operation of law, any obligation under any Environmental Law or concerning any Hazardous Materials.

Section 5.16   Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is or has, since December 31, 2012, been, a party to any collective bargaining agreement or any labor union contract or trade union agreement or work rules, nor are there any employees of the Company or any of its Subsidiaries who are, or since December 31, 2012 have been, represented by a works council or a labor organization, nor, to the Knowledge of the Company, are there, nor since December 31, 2012 have there been, any pending activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries.
(b) As of the date of this Agreement, there is no material pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries.
(c) As of the date of this Agreement, there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.
(d) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining, (ii) the Company and its Subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) as of the date of this Agreement, there are no complaints or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e) The Company is in compliance with all Laws relating to the confidentiality, security, use and treatment of employee information and personally identifiable data, except in each case as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.
Section 5.17   Licenses and Permits. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and at all times since December 31, 2012 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of the Company and its Subsidiaries, (ii) since December 31, 2012, neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (iii) each such Permit has been validly issued or obtained and is in full force and effect.
Section 5.18   Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof, and (iii) all premiums due thereon have been paid.

Section 5.19   Significant Suppliers and Customers.
(a) Section 5.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list, with respect to each of the fiscal year ended December 28, 2013, the fiscal year ended December 27, 2014 and the two quarter period ended June 27, 2015, of each customer (including distributors) who was one of the twenty (20) largest sources of revenues for the Company during any such period, based on amounts paid or payable (each, a “Significant Customer”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Customer. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially reducing the scale of the business conducted with the Company.
(b) Section 5.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list, with respect to each of the fiscal year ended December 28, 2013, the fiscal year ended December 27, 2014, and the two quarter period ended June 27, 2015, of the twenty (20) largest sources of amounts payable to suppliers for the Company during any such period, based on amounts paid or payable (each a “Significant Supplier”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially reducing the scale of the business conducted with the Company.
Section 5.20   Brokers or Finders. No investment banker, broker, consultant, finder, financial advisor or intermediary, other than Qatalyst Partners LP and Needham & Company, LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 5.21   Vote Required. No vote or consent of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
Section 5.22   Board Recommendation. The Company’s board of directors has (a) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, including the Offer and the Merger and the other transactions contemplated hereby and thereby, (c) subject to Section 7.3, resolved to recommend that the stockholders of the Company tender their shares into the Offer, ((a), (b) and (c) together, the “Board Recommendation”), and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.
Section 5.23   Opinion of Financial Advisors. The board of directors of the Company has received (i) from the Company’s financial advisors, Qatalyst Partners LP an opinion, dated as of the date of such opinion, to the effect that, as of such date and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received in the Offer and the Merger by the Company stockholders (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders and (ii) from its financial advisors Needham & Company, LLC (together with Qatalyst Partners LP, the “Company Financial Advisors”) an opinion, dated as of the date of such opinion, to the effect that, as of such date and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent or any of its affiliates and other than holders of Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. Prior to the date of this Agreement, a true, correct and complete copy of such opinions was delivered or will be delivered to Parent for information purposes only. The Company has been authorized by the Company Financial Advisors to permit the inclusion of such opinion in the Schedule 14D-9.

Section 5.24   Takeover Statutes. The board of directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Offer and the Merger).
Section 5.25   Investigation by the Company. The Company acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of Parent and that it has received access to such books and records, facilities, equipment, contracts and other assets of Parent that it has requested to review for such purpose, and that it had an opportunity to meet with the management of Parent and to discuss the business and assets of Parent. Except for the representations and warranties made by the Company in this Article V, none of the Company, any Subsidiary of the Company or any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).
Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Except as disclosed in the Parent SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Parent SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent and Sub jointly and severally represent and warrant to the Company as follows:
Section 6.1   Organization.
(a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Sub is duly qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent has made available to the Company a copy of Parent and Sub’s certificate of incorporation and by-laws, as currently in effect, and neither Parent nor Sub is in violation of any provision of, respectively, its certificate of incorporation or by-laws. The minutes of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the board of directors (or to the extent applicable, any committee thereof) of Parent made available to the representatives of the Company were complete and redacted only with respect to discussions of the transaction contemplated hereby or other similar strategic transactions, and not with respect to other matters.
Section 6.2   Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby (other than the approval of this Agreement and the transactions contemplated hereby by Parent in its capacity as sole stockholder of Sub, which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 6.3   Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock of Parent. As of the close of business on October 23, 2015, there were issued and outstanding (i) 95,648,761 shares of Parent Common Stock (with 2,026 shares of Parent Common Stock held by Parent in treasury), (ii) no shares of Parent preferred stock, (iii) options to purchase an aggregate of 675,701 shares of Parent Common Stock (of which options to purchase an aggregate of 537,917 shares of Parent Common Stock were exercisable), (iv) 2,443,554 Parent restricted stock units, and (v) no warrants for shares of Parent Common Stock exercisable. From the close of business on October 23, 2015 until the date of this Agreement, no shares of Parent Common Stock or Parent preferred shares have been issued except for shares of Parent Common Stock issued pursuant to the exercise of Parent options or warrants, or the vesting of any restricted stock units of Parent, in each case outstanding on October 23, 2015 and in accordance with their terms. All of the issued shares of Parent’s capital stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares of Parent’s capital stock are duly authorized and free of preemptive rights. As of the date of this Agreement, other than pursuant to any equity plans or employee share purchase plans of Parent, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, depositary receipts in respect of shares, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest in, Parent or any of its Subsidiaries, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.
Section 6.4   Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or by-laws of Parent or Sub, in each case, as currently in effect, (ii) assuming compliance with the matters referred to in Section 6.4(iv)(A) – (C), require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Sub, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the HSR Act and other Antitrust Laws, (B) Nasdaq Rules and listing standards, and (C) the Exchange Act and the Securities Act, require on the part of Parent or Sub any filing or registration with or notification to, or require Parent to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.5   SEC Reports; Parent Financial Statements.
(a) All Parent SEC Reports have been filed on a timely basis. As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).
(c) Since December 31, 2013, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Parent Financial Statements, except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Parent Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.
(d) With respect to each annual report on Form 10-K and each interim report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.
(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Parent are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. To the Knowledge of Parent, Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.
Section 6.6   Absence of Certain Changes. Except as contemplated by this Agreement, since June 28, 2015 through the date hereof, Parent (i) has not suffered a Parent Material Adverse Effect, and (ii) has not taken any action that would be prohibited by Section 7.1(d)(i) through Section 7.1(d)(iv) if taken after the date hereof.
Section 6.7   Litigation. As of the date of this Agreement, there is no action, claim, suit or proceeding pending against or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no investigations by any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.8   Brokers or Finders. Except for Stifel Nicolaus & Company, Incorporated, no investment banker, broker, consultant, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 6.9   Vote Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
Section 6.10   Share Ownership. Except for 100 shares of Company Common Stock owned by Parent, none of Parent, Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.
Section 6.11   Investigation by Parent and Sub. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and that it has received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it has requested to review for such purpose, and that it had an opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business and assets of the Company and the Company’s Subsidiaries. Except for the representations and warranties made by the Company in this Article VI, none of Parent, Sub, any Subsidiary of Parent or Sub or any other person makes any express or implied representation or warranty with respect to Parent, Sub, any Subsidiary of Parent or Sub or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).
Section 6.12   Capitalization and Operations of Sub. The authorized capital stock of Sub consists solely of 1,000 shares of common shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.
Section 6.13   Availability of Funds; Financing. Parent’s and Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Sub’s obtaining of funds to consummate the Offer and the Merger and the other transactions contemplated hereby. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the accuracy of the representations and warranties set forth in Article V to the extent necessary to satisfy the conditions set forth in clause (v)(c) of Annex A, Parent and/or Sub will have available to it sufficient funds to pay the Cash Consideration and any other amounts required to be paid by Parent and Sub in connection with the consummation of the Offer and the Merger at the Acceptance Time and on the Closing Date and the other transactions contemplated hereby, including all related fees and expenses. Parent has delivered to the Company true, complete and correct copies of a fully executed commitment letter, together with the related fee letter (solely in the case of the fee letter, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted), each in effect as of the date of this Agreement from Morgan Stanley Senior Funding, Inc. (together, as they may be amended, modified or replaced in accordance with Section 7.12 and together with all annexes, exhibits, schedules and other attachments thereto the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and, as of the date of this Agreement, to the Knowledge of Parent, no amendment or modification of the Debt Commitment Letter is contemplated. The Debt Commitment Letter, including the commitments contained therein, has not been terminated, reduced, withdrawn or rescinded in any respect and, to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement, and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereinafter in effect, affecting creditors’ rights and remedies generally, and to general principles of equity. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Subject to Section 7.12(c), as of the date of this Agreement, there are no side letters, understandings or other agreements or contracts of any kind, in each case to which Parent is a party, relating to the Debt Financing that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would constitute a default or breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Debt Commitment Letter, and assuming the conditions set forth in Section 8.1 and Annex A are satisfied at Closing and assuming the performance by the Company of its obligations under Section 7.12, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent prior to the Acceptance Time or that the Debt Financing will not be available to Parent at the Acceptance Time and on Closing Date.
Section 6.14   Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, and excluding the effect of any inaccuracy of the representations and warranties contained in Article V, Parent and its Subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 6.14 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.
Article VII
COVENANTS
Section 7.1   Interim Operations of the Company and Parent.
(a) During the period from the date of this Agreement until the earlier of the Effective Time (except (w) as may be required by Law, (x) with the prior written consent of Parent, (y) as contemplated by this Agreement, or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course of business in all material respects, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such specific provision.

(b) Except (w) as may be required by Law, (x) with the prior written consent of Parent (which consent, in the case of clauses (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xvi) and (xvii) and to the extent relating to the foregoing clauses, (xviii), shall not be unreasonably withheld, delayed or conditioned), (y) as contemplated by this Agreement, or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:
(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents), or enter into any written agreement with any of the Company’s stockholders in their capacity as such;
(ii) except for (w) issuances of shares of Company Common Stock issuable in connection with the retraction or exchange of the Company Special Shares, (x) awards of Company Stock Options (granted with exercise prices no less than the greater of the grant date closing price or the Merger Consideration), Company Restricted Stock Units and Company Performance Restricted Stock Units granted in aggregate amounts consistent with the terms of, and not to exceed the underlying share amounts set forth on, Annex A to Section 7.1(b)(ii) of the Company Disclosure Schedule, in each case in the ordinary course of business consistent with past practice, provided that the terms of all awards granted after the date of this Agreement pursuant to this Section 7.1(b)(ii)(x), other than the awards set forth for the individual identified on Section 5.2(a)(1) of the Company Disclosure Schedule, shall provide that none of the transactions contemplated by this Agreement shall constitute a “change of control” or otherwise result in the acceleration of vesting of any such Company Stock Options, Company Restricted Stock Units or Company Performance Restricted Stock Units so granted, or (y) shares of Company Common Stock to be issued or delivered pursuant to the (A) Company Equity Plans in satisfaction of Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units outstanding on the date hereof or issued after the date hereof in accordance with the requirements of this Agreement, or (B) rights under the ESPP (subject to Section 7.8) outstanding on the date hereof in accordance with the requirements of this Agreement, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of  (a) any capital stock or other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any capital stock or other ownership interest of the Company or any of its Subsidiaries, (b) any rights, warrants, options, calls, rights agreements or plans, commitments or any other agreements of any character to purchase or acquire capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (c) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof or such capital stock, ownership interests, securities or rights in any Subsidiary of the Company (other than, in each case, any such issuances, sales and dispositions by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary of the Company);
(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Company Common Stock (except in respect of any Tax withholding or exercise price in connection with the Company Equity Plan) or other capital stock or other equity securities of the Company or any of its Subsidiaries (other than a Subsidiary), other than retractions or exchanges of Company Special Shares in accordance with the terms thereof;
(iv) split, combine, subdivide or reclassify any Company Common Stock or other capital stock of the Company or any of its Subsidiaries or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Company Common Stock or other capital stock of the Company or any of its Subsidiaries (except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries) or otherwise make any payments to stockholders of the Company in their capacity as such, other than retractions or exchanges of Company Special Shares in accordance with the terms thereof;
(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than solely among the Company’s Subsidiaries), other than the Offer or the Merger;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any assets material to the Company and its Subsidiaries, taken as a whole, including any corporation, partnership, limited partnership, or business or division thereof, or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer or similar transaction), other than (x) acquisitions, sales, or dispositions among the Company and any of its Subsidiaries, (y) acquisitions, sales or dispositions described in Section 7.1(b)(vi) of the Company Disclosure Schedule, or (z) purchases or sales of inventory or Company Products in the ordinary course of business;
(vii) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans or advances to any other Person, other than (w) indebtedness, guarantees, loans and advances between or among the Company and its Subsidiaries, (x) revolving loans available under the Company Credit Agreement incurred in the ordinary course of business to fund working capital requirements of the Company and its Subsidiaries, (y) letters of credit issued, maintained or guaranteed by the Company or its Subsidiaries in the ordinary course of business and reimbursement obligations in respect thereof, or (z) performance bonds issued and maintained by the Company or its Subsidiaries in the ordinary course of business;
(viii) other than as required by applicable Law or agreements existing on the date hereof, or as required to comply with any Benefit Plan in effect on the date hereof, with regard to any Service Provider (A) enter into, adopt, terminate or amend in any material respect any compensation or benefit plan, policy, practice, arrangement or agreement for any Service Provider or accelerate the vesting or payment of any equity award held by any Service Provider, other than payments or benefits to new hires or renewals or replacements of employment agreements that expire in accordance with their terms for existing Service Providers, in each case in the ordinary course of business and not prohibited by another subclause of this Section 7.1(b)(viii), (B) materially increase the benefits or compensation provided to any Service Provider (except for salary and/or target bonus increases in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business), (C) pay or provide to any Service Provider any material compensation or benefit not provided for under a Benefit Plan as in effect on the date of this Agreement, other than payments or benefits to new hires or renewals or replacements of employment agreements that expire in accordance with their terms for existing Service Providers, in each case in the ordinary course of business and not prohibited by another subclause of this Section 7.1(b)(viii), (D) amend any awards under any Benefit Plan (including the grant or amendment of any equity or equity-based compensation, except to the extent expressly permitted by this Section 7.1(b)), or remove or modify existing restrictions in any Benefit Plan or awards made thereunder, (E) grant or pay any severance, separation, change of control, retention, termination or similar compensation or benefits to, or to increase in any manner the severance, separation, change of control, retention, termination or similar compensation or benefits of, any Service Provider other than severance benefits paid in the ordinary course of business consistent with past practice, or (F) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan;
(ix) change in (x) any material respect any of the accounting methods used by the Company and its Subsidiaries unless required by GAAP, SEC rules and regulations or applicable Law, or (y) with respect to the Subsidiaries of the Company, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary unless required by applicable accounting standards or Law;
(x) except for the expenditures contemplated by and consistent with (x) the budget for capital expenditures for fiscal 2015, or (y) a budget for capital expenditures for each quarter of fiscal 2016 consistent with the budget for the corresponding quarter of fiscal 2015, as applicable, as set forth in Section 7.1(b)(x) of the Company Disclosure Schedule, make or authorize any capital expenditures in excess of  $2,500,000 in the aggregate in any fiscal quarter following the date of this Agreement, or $6,000,000 in the aggregate;
(xi) enter into any collective bargaining agreement or any other material agreement with any labor organization, works council, trade union, or other labor association;

(xii) convene any special meeting of the Company’s stockholders;
(xiii) initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation (other than any such litigation arising out of any of the transactions contemplated by this Agreement) (except to enforce the Company’s rights hereunder) if the amount at issue is greater than $1,000,000;
(xiv) sell, assign, transfer or grant any rights, title or interests in any material Owned Intellectual Property other than non-exclusive licenses to customers, suppliers or service providers granted in the ordinary course of business;
(xv) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax (excluding for these purposes any settlement or compromise relating to a Tax item to the extent that such settlement or compromise does not materially exceed the reserves for such Tax item established in the Company Financial Statements), make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund;
(xvi) enter into, modify or amend any material Contract outside of the ordinary course of business, or release or assign any material rights or claims thereunder outside of the ordinary course of business, which if so entered into, modified, amended, waived, released or assigned would reasonably be expected to be materially adverse to any business or product line of the Company or its Subsidiaries;
(xvii) invest any funds available for investment (including any proceeds received upon maturity of existing investments) other than in “cash and cash equivalents” (as defined in the financial statements included in the Company SEC Reports); or
(xviii) enter into any Contract, commitment or arrangement to do any of the foregoing.
(c) As soon as practicable following the date of this Agreement (but, in any event within twenty (20) Business Days thereafter), the Company shall provide the information with respect to non-U.S. employees, Foreign Benefit Plans, and non-U.S. based equity compensation that it was unable to provide before the date of this Agreement. The Company and each Subsidiary shall comply (prior to the Closing Date) with their respective obligations, if any, to inform, consult with, and/or obtain consent from any of its employees or their related trade unions, works councils, or other collective representatives about the transactions contemplated by this Agreement.
(d) Except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned or (y) as contemplated or permitted by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries will:
(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents in any manner that would prohibit or hinder, impede or delay in any material respect the Offer or the Merger or the consummation of the other transactions contemplated hereby or have a material and adverse impact on the value of the Parent Common Stock;
(ii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent, other than the Offer or the Merger;
(iii) issue, split, combine, subdivide or reclassify any Parent capital stock, or declare, set aside for payment or pay any dividend of any Parent capital stock, or other distribution in respect of any Parent capital stock or otherwise make any payments to stockholders in their capacity as such (other than issuances of Parent Common Stock pursuant to (x) Parent’s employee equity plans or exercise of equity-based awards granted pursuant to Parent’s employee equity plans, or (y) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to Parent’s employee equity plans in the ordinary course of business consistent with past practice);

(iv) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that, at the time such action is taken, to the Knowledge of Parent, would be likely to delay, prevent or impede the consummation of the Offer, the Merger and the other transactions contemplated hereby;
(v) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax (excluding for these purposes any settlement or compromise relating to a Tax item to the extent that such settlement or compromise does not exceed the reserves for such Tax item established in the Parent Financial Statements), make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund; or
(vi) enter into any Contract, commitment or arrangement to do any of the foregoing.
Section 7.2   Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, be expected to (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (as long as the Company has used commercially reasonable efforts to obtain the consent of the other party to the agreement), or (ii) constitute a waiver of the attorney-client, work product doctrine or other legal privilege held by the Company or any of its Subsidiaries; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any invasive additional diligence investigation after the date of this Agreement, including investigations or sampling at any property owned, operated or leased by the Company or its Subsidiaries without the prior written consent of the Company. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement). The Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all actual or prospective sources of debt financing (including convertible or equity-linked debt) (and representatives of such financing sources) in the term “Representative” as such term is defined therein.
Section 7.3   Board Recommendation; Acquisition Proposals.
(a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (iii) in connection with any such inquiries, proposals or offers, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than Parent or its Representatives access to its properties, books, or records pursuant to a governmental subpoena or other governmental request for information, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, (v) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to the Company’s stockholders, any Acquisition Proposal, (vi) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal, or (vii) publicly propose to do any of the foregoing described in clauses (i) through (vi). The Company and its Subsidiaries will, and will cause their respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and shall terminate access to any virtual data room established by the Company and request that all confidential or proprietary information previously furnished to any party (other than Parent) in connection with any such discussions and negotiations be promptly returned or destroyed. The Company acknowledges and agrees that, in the event any Representative of the Company or any of its Subsidiaries takes any action that if taken by the Company would be a breach of this Section 7.3, the taking of such action by such Representative shall be deemed to constitute a breach of this Agreement by the Company.
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time after the date of this Agreement and prior to the Acceptance Time, in the event that the Company receives an unsolicited Acquisition Proposal that did not result from a material breach of this Section 7.3, the Company and its board of directors may (subject to compliance with this Section 7.3) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a confidentiality agreement with the Company containing terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 7.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to the Acceptance Time (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law.
(c) The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Parent of the receipt by the Company of any Acquisition Proposal and (ii) provide to Parent a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company will (i) provide Parent with written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) keep Parent informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to the Company (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (iii) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent, and (iv) promptly (and in any event within twenty-four (24) hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.
(d) Subject to Section 7.3(e) and Section 7.3(f), neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A) (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Sub, the Board Recommendation, (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal, (iii) in the case of any Acquisition Proposal that is a tender offer or exchange offer, fail to recommend against such Acquisition Proposal, or fail to confirm the Board Recommendation, within ten (10) Business Days of the commencement of such Acquisition Proposal, or (iv) in the case of any publicly announced Acquisition Proposal that is not a tender offer or exchange offer, fail to issue a press release confirming the Board Recommendation within ten (10) Business Days following Parent’s written request to the board of directors of the Company that the board of directors of the Company issue such press release (provided the board of directors shall not be required to issue more than one such press release in response to any Acquisition Proposal), or (v) make any public statement that is inconsistent with the Board Recommendation (it being understood that a statement to the effect that the board of directors of the Company is considering an Acquisition Proposal in accordance with the requirements of this Agreement and its fiduciary duties and confirming the Board Recommendation shall not be deemed to be inconsistent with the Board Recommendation) (any action described in clause (i), (ii), (iii) or (iv) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) requiring it to abandon, terminate, or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, make a Change of Recommendation unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with Section 7.3(f)) in response to an Intervening Event; provided, that:
(i) the Company has provided to Parent at least three (3) Business Days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the Intervening Event; and
(ii) Parent shall not have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, within three (3) Business Days (during which period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding any proposal by Parent) after receipt of such notice from the Company, to make such adjustments in the terms and conditions of this Agreement in such manner that would obviate the need for the Company’s board of directors to effect such Change of Recommendation.
(f) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, approve or recommend a Superior Proposal; provided, that:
(i) the Company has provided to Parent at least three (3) Business Days prior written notice that it intends to take such action, which notice must specify the reasons for taking such action and, a written copy of the relevant proposed transaction agreements with the party making such potential Superior Proposal, the identity of such party and a summary description of the material terms and conditions of such potential Superior Proposal; and

(ii) Parent shall not have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, within three (3) Business Days (during which period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding any proposal by Parent) after receipt of such notice from the Company, to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the Superior Proposal (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Proposal), the Company shall be required to provide Parent with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the Company shall negotiate with Parent and otherwise comply again with the requirements of this Section 7.3(f) and the board of directors of the Company shall not make a Change of Recommendation prior to the end of any such period as so extended.
(g) Nothing in this Agreement shall prohibit the board of directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the stockholders of the Company that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, that any such disclosure referred to in clauses (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless (x) the board of directors of the Company expressly reaffirms the Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 7.3(g) shall not be deemed to permit the Company’s board of directors to make a Change of Recommendation or to take any of the actions referred to in Section 7.3(e) or Section 7.3(f), except, in each case, to the extent expressly permitted by Section 7.3(e) or Section 7.3(f), as applicable.
Section 7.4   Employee Benefits.
(a) For the benefit of employees of the Company and its Subsidiaries employed as of the Effective Time (the “Employees”), for a period of 12 months following the Effective Time (or, if shorter, during an Employee’s period of employment or December 31, 2016), Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide (i) each Employee with (x) a base salary or wage rate and (y) aggregate cash incentive compensation opportunity that is no less favorable than the base salary or wage rate and aggregate incentive compensation opportunity in effect for such Employee immediately prior to the Effective Time (but without any requirement to provide comparability for any equity or cash awards granted in connection with or anticipation of the transactions contemplated by this Agreement or with any change of control or retention features or as new hire awards), and (ii) the Employees as a whole with employee benefits that, in the aggregate, are no less favorable than those in effect for the Employees on the date hereof  (excluding any change in control or retention benefits, defined benefit plans, and post-employment welfare benefits). Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as (i) prohibiting Parent from converting the employee benefits offered to the Employees at any time during the aforementioned period to employee benefits offered by Parent to comparably situated Parent employees, (ii) prohibiting the termination of any employee benefits being offered to the Employees by the Company which are not being offered by Parent to comparable situated Parent employees, or (iii) conferring, or intending to confer, on any Employee a right to continued employment with Parent, the Surviving Corporation or any of their Subsidiaries. This Section 7.4 shall not apply with respect to individuals covered by collective bargaining agreements or other collective representations, in which case the terms of the applicable collective bargaining agreement or collective representation shall apply, or (other than with respect to equity-based incentive compensation) with respect to individuals subject to non-United States law, in which case Parent agrees to comply with any applicable laws or employment agreements with respect to compensation and benefits. Notwithstanding anything to the contrary in this Section 7.4, for not fewer than six months following the Effective Time, Parent shall provide U.S. Employees with severance benefits not less favorable than those available to such U.S. Employees pursuant to the PMC-Sierra U.S. Severance Guidelines.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all material Benefit Plans and material Foreign Benefit Plans.
(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, service-based accrual rates of and entitlement to benefits (including without limitation severance plans and arrangements), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall take commercially reasonable steps to waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan providing medical coverage, for purposes of the first plan year ending after the Closing Date. Parent agrees to take commercially reasonable steps to give or cause its Subsidiaries (including the Surviving Corporation) to give the Employees credit under the applicable Parent Plan (in the first such Parent Plan year ending after the Effective Time) for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.
(d) Prior to the Effective Time, Parent and the Company will in good faith discuss the development of retention programs in connection with the Employees continuing employment with the Surviving Corporation or Parent after the Effective Time.
(e) At least two (2) Business Days prior to the scheduled expiration of the Offer, Parent shall have received evidence that the Company has, subject to the occurrence of the Closing, terminated, if and to the extent requested by Parent, the Benefit Plan intended to comply with Section 401(k) of the Code (the “Company 401(k) Plan”) and any other Benefit Plan or other similar Contract maintained by the Company in each case as identified on Schedule 6.4(e), in a form and on terms and timing reasonably satisfactory to Parent (and, with respect to the Company 401(k) Plan, subject to the occurrence of the Closing, prospectively effective no later than the day before the scheduled expiration of the Offer).
(f) The parties hereto acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any direct or third party beneficiary right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Foreign Benefit Plan or Parent Plans, or (ii) to continued employment with the Company and its Subsidiaries, Parent or the Surviving Corporation or their Subsidiaries. Notwithstanding anything in this Section 7.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or Foreign Benefit Plan or any other employee benefit plans of the Company, any Company Subsidiary or Parent or prohibits Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan.
(g) If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Company Arrangement, all such amounts payable under such Company Arrangement shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Company Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d–10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date of all necessary actions by the board of directors of the Company, the Company Compensation Committee or its independent directors.

Section 7.5   Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be approved by each of Parent and the Company. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that the Company will not be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if  (a) the Company’s board of directors has effected a Change of Recommendation pursuant to Section 7.3(e), (b) in connection with any such press release or public announcement pursuant to Section 7.3(f), or (c) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.
Section 7.6   Directors’ and Officers’ Insurance and Indemnification.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and by the by-laws of the Company or any applicable Subsidiary, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law and the by-laws of the Company or any applicable Subsidiary. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor to the maximum extent permitted by applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of directors and officers of the Company, its Subsidiaries or any of their predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent permitted by applicable Law. In addition, for a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and by-laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation or by-laws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.
(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, that in no event shall the Company pay, and in no event shall Parent or the Surviving Corporation be required to pay, an aggregate premium for any such insurance policy or policies in excess of 300% of the annual premium currently paid by the Company for such coverage (the “Maximum Amount”); provided, further, that if the annual premium of such policy exceeds the Maximum Amount, Parent shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Section 7.6(b) of the Company Disclosure Schedule sets forth in reasonable detail a description of the Company’s D&O Insurance existing as of the date hereof, including the annual premium for such D&O Insurance.
(c) This Section 7.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be enforceable by, each Indemnified Party or D&O Indemnitee, his or her heirs and his or her representatives.
(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation, or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 7.6.
Section 7.7   Reasonable Best Efforts.
(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by, or advisable under, applicable foreign Antitrust Laws (collectively, “Foreign Antitrust Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided, that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days of the date of this Agreement, and (ii) for applicable foreign Antitrust Laws shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within forty-five (45) calendar days of the date of this Agreement; provided, further that, in the case of clause (ii), if a party is not prepared to file any such submission or filing within such period, such party’s senior executives shall discuss the reasons for the failure to meet such submission or filing deadlines with the senior executives from the other party) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required or advisable in connection with the Foreign Antitrust Approvals or any other Antitrust Law. Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Offer or the Merger or regulatory filings under applicable Antitrust Laws, provided that Parent shall consult with, and consider in good faith the views of, the Company throughout the antitrust defense of the transaction contemplated by this Agreement, including by providing the Company with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use its reasonable best efforts to provide full and effective support of Parent in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Parent. Without limiting the foregoing, the parties shall provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. The parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws, and (vi) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s right to direct the antitrust defense of the transaction contemplated by this Agreement, each of the Company and Parent agrees, and shall cause each of its Subsidiaries, to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the consummation of the Offer, the Merger and the other transactions contemplated hereby to occur prior to the Termination Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (y) if necessary to obtain clearance by any Governmental Entity before the Termination Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Company and its Subsidiaries and any other restrictions on the activities of the Company and its Subsidiaries (but not, in each case, of Parent or any of its Subsidiaries other than the Company and its Subsidiaries), and (z) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof.
(b) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 7.7(a), the Company, Parent and Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to:
(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of Parent, Sub, the Company or their respective Subsidiaries will be required to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement, the Offer and the Merger required under any applicable statute, law, rule or regulation; and
(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.7(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 7.7(a).
Section 7.8   ESPP. The ESPP shall continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP) (“Offering Period”), the Company shall take action to provide for an earlier Exercise Date (as defined in the ESPP) in accordance with Section 19 of the ESPP. Such earlier Exercise Date (the “New Exercise Date”) shall be as reasonably close to the Closing Date as is administratively practicable, and the Company shall notify each participant in writing at least fifteen (15) days prior to the earlier Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11 of the ESPP. The Company will not begin an Offering Period after the date of this Agreement.
Section 7.9   Section 16 Matters. Prior to the Expiration Date, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Common Stock, Company Stock Options, Company Performance Restricted Stock Units and Company Restricted Stock Units pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Expiration Date, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Parent Common Stock, Converted PRSUs and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
Section 7.10   Filing of Form S-8. Parent agrees to file no later than ten (10) Business Days after the Effective Time a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted PRSUs, Converted RSUs and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted PRSUs and Converted RSUs assumed in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient amount of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Company Performance Restricted Stock Units and Company Restricted Stock Units. Parent shall also use its reasonable best efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the conversion of the Company Restricted Stock Units into Converted RSUs and the conversion of the Company Performance Restricted Stock Units into Converted PRSUs, and the Company shall furnish to Parent any information concerning the Company and holders of the Company Restricted Stock Units and the Company Performance Restricted Stock Units as may be reasonably requested by Parent in connection with any such action. Parent shall take all action necessary to cause the shares of Parent Common Stock to be issuable upon the vesting of the Company Restricted Stock Units and the Company Performance Restricted Stock Units, to be approved for listing on Nasdaq at or prior to the Acceptance Time.

Section 7.11   Notification of Certain Matters. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Offer, the Merger and the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated hereby (other than such communications contemplated by Section 7.7, which shall be governed by such Section) or (c) any actions, claims, investigations, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Offer, the Merger and the transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence of any event, which would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified to not be true and accurate in any material respect as if such representation were made at such time, or (ii) the Company or Parent, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder.
Section 7.12   Financing.
(a) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof  (including any “market flex” provisions) including using its reasonable best efforts to seek to enforce its rights with respect to funding under the Debt Commitment Letter in the event of a breach thereof by the financing provider(s) thereunder. Parent shall not, without the Company’s prior written consent, permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, supplement, replacement, modification or waiver (A) subject to Parent’s rights under Section 7.12(b) which shall not require the Company’s consent, reduces the aggregate amount of the cash proceeds from the Debt Financing or (B) imposes new or additional conditions to the initial funding or otherwise expands any of the conditions to the receipt of the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to (x) delay or prevent the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, or (y) adversely affect the ability of Parent to enforce its rights with respect to funding against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided, that Parent may amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to delay or prevent the Acceptance Time or the Closing). Parent shall promptly deliver to the Company true, complete and correct copies of any such amendment, modification or replacement.
(b) Parent shall, and shall cause its Affiliates and Representatives to, use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter (provided that the Debt Commitment Letter may be amended, supplemented, replaced, modified or waived as provided in this Section 7.12), (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions that are not materially less favorable to Parent than those contained in the Debt Commitment Letter, (C) to satisfy on a timely basis (or obtain the waiver of), and in a manner that will not impede the ability of the parties to consummate the Offer or the Merger, all conditions to receipt of the full amount of the Debt Financing at the Closing set forth therein that are within its control or subject to its influence and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, (D) to comply with its obligations under the Debt Commitment Letter, and (E) to consummate the Debt Financing at or prior to the Effective Time. In the event that all conditions precedent expressly set forth in the Debt Commitment

Letter have been or, upon funding of the Debt Financing will be, satisfied, Parent and Sub shall use their reasonable best efforts to enforce their rights with respect to funding under, and cause the Financing Sources, lenders and the other persons providing or committing to provide the Debt Financing to comply with their obligations with respect to funding under the Debt Commitment Letter and definitive financing agreements and to fund on or before the Effective Time the Debt Financing. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing, and, promptly following request by the Company, provide to the Company copies of all executed Debt Financing Agreements.
(c) Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) Parent becomes aware of any breach or default (A) by any Financing Source party to the Debt Commitment Letter or any Debt Financing Agreement or (B) any other party to the Debt Commitment Letter or any Debt Financing Agreement if, in the case of this clause (B), such breach or default would reasonably be expected to affect the availability of the Debt Financing or (iii) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstances referred to in this Section 7.12(c). Parent shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of all or any portion of the Debt Financing.
(d) Parent shall have the right to substitute the net cash proceeds received by Parent after the date hereof and prior to the Closing from consummated offerings or other incurrences of debt (including notes) by Parent for all or any portion of the Debt Financing by reducing commitments under the Debt Commitment Letter; provided that (v) such offering or other incurrence of debt does not result in a breach or default under, or violation of, the Debt Commitment Letter, (w) the aggregate amount of the Debt Financing committed under the Debt Commitment Letter following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to pay all cash amounts required to be paid in connection with the transactions contemplated by this Agreement, (x) the proceeds of such debt offerings or other incurrences have been received by Parent in cash, (y) Parent promptly notifies the Company of such substitution and reduction and (z) true, correct and complete copies of each material amendment or modification to the Debt Commitment Letter relating thereto will be promptly provided to the Company. If commitments under the Debt Commitment Letter have been reduced to zero in connection with the preceding sentence, the obligations of the Company and its Subsidiaries pursuant to Section 7.13 shall no longer be in effect. Further, Parent shall have the right to substitute commitments in respect of other financings for all or any portion of the Debt Financing from the same and/or alternative financing sources so long as the aggregate amount of the Debt Financing, together with other cash and cash equivalents available to Parent, is sufficient to pay all cash amounts required to be paid in connection with the transactions contemplated by this Agreement and all conditions precedent to funding of such financing are, in respect of certainty of funding, equivalent to (or more favorable to the Company than) the conditions precedent set forth in the Debt Commitment Letter, to supplement or replace the Debt Financing (“Alternative Debt Financing”). True, correct and complete copies of each alternative financing commitment in respect of such Alternative Debt Financing (each, a “New Debt Commitment Letter”), together with all related fee letters and associated engagement letters (solely in the case of the fee letter, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted), will be promptly provided to the Company. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and

(iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Debt Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and each fee letter relating to each New Debt Commitment Letter to the extent then in effect.
(e) On the Closing Date, Parent shall provide all funds required to effect the repayment of all indebtedness under the Company Credit Agreement in full in accordance with the Company Credit Agreement, subject to compliance with Section 7.13(a)(vi).
(f) Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Offer, the Merger and the transactions contemplated by this Agreement.
Section 7.13   Financing Cooperation.
(a) Subject to Section 7.13(b) and (c), prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries and their officers, employees, consultants and advisors, including legal and accounting advisors to, provide, at Parent’s sole cost and expense, to Parent all cooperation as may be reasonably requested by Parent in connection with the Debt Financing, including (i) participation by senior management in a reasonable number of meetings, presentations, and due diligence sessions at times and locations mutually agreed and reasonably coordinated in advance thereof, (ii) reasonably assisting with the preparation of materials (to the extent relating to the Company and its Subsidiaries) for rating agency presentations, information and offering memoranda, lender presentations, and similar marketing documents to be used in connection with the Debt Financing, including customary comfort and authorization letters, and such information and data related to the Company and its Subsidiaries as is reasonably required by Parent for Parent to produce the financial statements and information identified in paragraph 6 of Exhibit C of the Debt Commitment Letter or otherwise required in connection with the Debt Financing, (iii) assisting in the preparation of definitive financing documents, as may be reasonably requested by Parent, (iv) facilitating the pledging of collateral for the Debt Financing, (v) obtaining customary payoff letters, lien terminations and instruments of discharge in respect of the payoff, discharge and termination on the Closing Date of all obligations under the Company Credit Agreement, including releases of liens relating thereto, in each case as reasonably requested by Parent, (vi) using commercially reasonable efforts to ensure that the syndication efforts for the Debt Financing benefit from the Company’s existing lending and banking relationships, (vii) using commercially reasonable efforts in assisting Parent in its efforts to obtain corporate credit or family ratings of Parent to the extent reasonably requested by Parent, (viii) as promptly as practicable after reasonable request therefor, furnishing the Financing Sources with reasonable documents or other information reasonably requested by the Financing Sources relating to the Company and its Subsidiaries required by bank regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011 and (ix) cooperating with Parent to satisfy the conditions precedent to the Debt Financing to the extent reasonably requested by Parent and within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing. Without limiting the generality of the foregoing, the Company shall ensure that all financial and other projections concerning the Company and its Subsidiaries that are made available to Parent after the date of this Agreement are prepared in good faith. The Company consents to the use of its logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.
(b) Notwithstanding anything in this Agreement to the contrary, (x) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action to the extent it would (1) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries (2) require the Company or any of its Subsidiaries or any of their respective Affiliates to pay (or agree to pay) any fees, or reimburse any expenses prior to the Closing for which it is not promptly reimbursed, or otherwise incur any other obligations or give any indemnities prior to the Closing that are not contingent on the Closing, (3) cause any representation or warranty or covenant in this Agreement to be breached by the Company or any of its Subsidiaries, (4) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (5) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (6) result in the contravention or breach of, or default under, any Material Contract, (7) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or (8) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period; or (y) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing; provided that this clause (y) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date by any persons that shall remain or will become officers or directors of the Company or any of its Subsidiaries as of the Effective Time; and (z) any documentation executed by the Company of any of its Subsidiaries shall not become effective until the Effective Time. Parent shall (1) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including attorney’s fees) incurred by the Company or any of its Subsidiaries and their respective Representatives, as applicable, in connection with the Debt Financing and providing the assistance contemplated by this Section 7.13 and (2) indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith or providing the assistance contemplated by this Section 7.13, in each case other than to the extent any of the foregoing arises from the fraud, intentional misrepresentation or willful misconduct of such Financing Indemnitee, as finally determined by a court of competent jurisdiction (the obligations of Parent in this clause (2), the “Financing Cooperation Indemnity”). The Financing Cooperation Indemnity shall survive the consummation of the Merger and any termination of this Agreement.
(c) All non-public or otherwise confidential information regarding the Company or any of its Affiliates and Subsidiaries obtained by Parent or its Affiliates or Representatives pursuant to this Section 7.13 shall be kept confidential in accordance with the Confidentiality Agreement.
Section 7.14   Transaction Litigation. Subject to applicable Law, other than with respect to any litigation where Parent is adverse to the Company, the Company will give Parent the reasonable opportunity, at Parent’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense of any action, claim, suit or proceeding against the Company or its directors or officers relating to the Offer. the Merger or the other transactions contemplated hereby, and no such settlement will be agreed to or offered without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement (i) which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation), or (ii) that would result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company. Subject to applicable Law, other than with respect to any litigation where the Company is adverse to Parent, Parent will give the Company the reasonable opportunity, at the Company’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any action, claim, suit or proceeding against Parent or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby. Prior to the consummation of the Merger, without the prior written consent of the Company, Parent shall not settle any action, claim, suit or proceeding related to the Offer, the Merger or the other transactions contemplated hereby unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.14. The parties acknowledge that this Section 7.14 in no way limits the parties’ obligations under Section 7.7.

Section 7.15   Approval of the Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Sub and the Company as soon as practicable following the Acceptance Time without a stockholders meeting pursuant to Section 251(h) of the DGCL.
Section 7.16   Skyworks Termination Fee. Simultaneously with the execution and delivery of this Agreement by the Company, Parent shall pay to the Company and the Company shall pay to Skyworks, in accordance with the requirements of the Skyworks Merger Agreement, the Skyworks Termination Fee.
Article VIII
CONDITIONS
Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:
(a) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws other than those set forth on Section 8.1(a) of the Company Disclosure Schedule shall be disregarded for purposes of this Section 8.1(a); and
(b) Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
Article IX
TERMINATION
Section 9.1   Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned at any time prior to the Acceptance Time:
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Acceptance Time shall not have occurred at or prior to 11:59 p.m. (New York City Time) on March 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement proximately caused (A) any of the conditions to the Offer set forth in Annex A having failed to be satisfied or such action or failure to act constitutes a material breach of this Agreement or (B) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Sub having accepted for payment any shares of Company Common Stock tendered in the Offer and such action or failure constitutes a material breach of this Agreement;
(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the conditions set forth in Section 8.1(a) or clause (v)(a) of Annex A would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless (x) the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) has materially breached its obligations under Section 7.7(a), or (y) Parent or Sub is seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) and the Governmental Entity action is a result of Parent or Sub being in material breach of any representation or warranty under this Agreement; or
(c) by the Company:
(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any of the representations and warranties of Parent and the Sub shall be untrue, in any case such that any of the representations of Parent and the Sub (assuming that the date of such determination is the Closing

Date) (x) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (y) set forth in Section 6.1(a), Section 6.2 and Section 6.8 shall not be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), or (z) set forth in this Agreement, other than those Sections specifically identified in clauses (x) or (y) of this Section 9.1(c)(i), shall not be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect, or (assuming that the date of such determination is the Closing Date) if Parent or Sub shall not have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing; provided, that if such breach is reasonably capable of being cured by Parent and Sub through the exercise of their reasonable best efforts within the earlier of  (A) the forty-five (45) day period following notification by the Company to Parent of such breach or inaccuracy or (B) the then-scheduled expiration date of the Offer (provided, for purposes of this clause (B), Parent may extend the expiration date of the Offer up to the forty-fifth day after the notice contemplated by clause (A) in order to extend the cure period to forty-five days, provided that Parent may not extend the expiration date of the Offer beyond the Termination Date), and in each case Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.1(c)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in clauses (v)(c) or (v)(d) of Annex A would not be satisfied;
(ii) prior to the Acceptance Time, if all of the following occur: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 7.3(b) in order to accept a Superior Proposal in compliance with Section 7.3; (C) the board of directors of the Company approves, and the Company substantially concurrently with the termination of this Agreement, enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 9.2(b); or
(d) by Parent:
(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the events set forth in clauses (v)(c) or (v)(d) of Annex A shall have occurred; provided, that if such breach is reasonably capable of being cured by the Company through the exercise of its reasonable best efforts during the forty-five (45) day period following notification by Parent to the Company of such breach or inaccuracy and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.1(d)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or if any of the representations and warranties of Parent and the Sub (assuming that the date of such determination is the Closing Date) (x) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (y) set forth in Section 6.1(a), Section 6.2 and Section 6.8 shall not be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), or (z) set forth in this Agreement, other than those Sections specifically identified in clauses (x) or (y)of this Section 9.1(d)(i), shall not be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect; or
(ii) prior to the Acceptance Time, if either of the following occur: (A) if a Change of Recommendation shall have occurred or been otherwise publicly disclosed, or (B) the Company shall have committed a Knowing and Intentional Breach of its obligations under Section 7.3.
Section 9.2   Effect of Termination.
(a) In the event of the termination of this Agreement in accordance with Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to the Confidentiality Agreement, this Section 9.2, and Article X. Nothing contained in this Section 9.2 shall relieve Parent, Sub or the Company from liability for fraud or a Knowing and Intentional Breach of this Agreement.
(b) If, but only if,
(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent pursuant to Section 9.1(d)(ii), or
(ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) as a result of the failure to satisfy the Minimum Condition prior to such termination, (B) there has been received after the date of this Agreement and not withdrawn or publicly disclosed prior to the termination of this Agreement an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction, which is subsequently consummated, or (2) a Qualifying Transaction is consummated, then the Company shall (x) pay to Parent a termination fee of eighty-eight million five hundred thousand dollars ($88,500,000) and (y) reimburse Parent for its payment to the Company of the Skyworks Termination Fee (the “Parent Reimbursement Fee”), in each case, in cash,
(iii) concurrently with any termination pursuant to Section 9.1(c)(ii);
(iv) within three (3) Business Days following any termination pursuant to Section 9.1(d)(ii); and
(v) within three (3) Business Days after the consummation of a Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 9.2(b)(ii);

it being understood that in no event shall the Company be required to pay the fee referred to in this Section 9.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall release any party from liability for fraud or a Knowing and Intentional Breach of this Agreement.
(c) If this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) and it shall be judicially determined that this termination has been caused by a Knowing and Intentional Breach by the Company, the Company shall (i) pay Parent an amount in cash equal to the Parent Reimbursement Fee and (ii) reimburse Parent and Sub and their respective affiliates for all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the transactions contemplated by this Agreement or structuring the transactions contemplated by this Agreement and all fees and expenses of counsel, accountants, experts and consultants to Parent or Sub, and all printing and advertising expenses) actually incurred or accrued by Parent or Sub or on their behalf in connection with the transactions contemplated by this Agreement, including the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Sub in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the transactions contemplated by this Agreement and any financing commitments or agreements relating thereto in an amount not to exceed Fifteen Million Dollars ($15,000,000) (all the foregoing being referred to herein collectively as the “Expenses”). The Expenses shall be paid promptly following submission of statements therefor to an account designated by Parent. Such payment shall be in addition to, and not in lieu of, all rights and remedies Parent and Sub may have in such circumstances under this Agreement.
(d) All payments contemplated by this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If the Company fails to timely pay any amount due pursuant to this Section 9.2, or any portion thereof, (i) such amount or portion shall accrue interest from the date such payment was required to be made through the date of payment at the Prime Rate in effect on the date such payment was required to be made plus five percent (5%) and (ii) the Company shall pay to Parent or Sub its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a judgment against the Company in respect of the amount set forth in Section 9.2 or any portion thereof.
Article X
MISCELLANEOUS
Section 10.1   Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto as approved by action taken by each of their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that Section 10.6, Section 10.8, Section 10.9, Section 10.11, Section 10.16 and this Section 10.1 (to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the adversely affected Financing Sources; provided further, that, after the approval of this Agreement by the stockholders of the Company.
Section 10.2   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
Section 10.3   Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)
if to Parent or Sub, to:

Microsemi Corporation
One Enterprise
Aliso Viejo, CA 92656
Email: to be provided the Company supplementally by Parent
Attention: Chief Executive Officer
with a copy to: O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025
Email: wlazarow@omm.com stonsfeldt@omm.com pscrivano@omm.com
Attention: Warren Lazarow Steven Tonsfeldt Paul Scrivano
(b)
if to the Company, to:

PMC-Sierra, Inc.
1380 Bordeaux Drive
Sunnyvale, CA 94089
Email: Alinka.Flaminia@pmcs.com
Attention: Alinka Flaminia
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue California 94301
Email: kenton.king@skadden.com amr.razzak@skadden.com
Attention: Kenton King Amr Razzak
or to such other address (i.e., e-mail address) for a party as shall be specified in a notice given in accordance with this Section 10.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.3.
Section 10.4   Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information disclosed in one section or subsection of the Company Disclosure Schedule shall be deemed to be included in each other section or subsection of such Company Disclosure Schedule to which the relevance of such information would be reasonably apparent on the face thereof without further inquiry. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. References to “$”, “dollar”, or “dollars” are to the lawful currency of the United States. References to “ordinary course of business,” when used with respect to a party’s business, means the ordinary course of such party’s business, consistent with past practice, including with respect to frequency and amount.

Section 10.5   Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.6   Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any Person or any of their respective successors and permitted assigns, other than the parties hereto, any rights, benefits, remedies, obligations or liabilities hereunder or to otherwise create any third-party beneficiary hereto, except for (i) prior to the Effective Time or earlier termination of this Agreement, the rights of Company stockholders to pursue claims for damages based on loss of the economic benefits of the transaction to the stockholders of the Company in the event of Parent’s or Sub’s fraud or Knowing and Intentional Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Sub, and (ii) from and after the Effective Time, as provided in this Section 10.6 and in Section 7.6 (which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees) and in Section 7.13 (which is intended for the benefit of the Financing Indemnitees); provided, that each of the Financing Sources shall be express third party beneficiaries of the first proviso in Section 10.1(Amendment and Modification), Section 10.8(b) (Governing Law), Section 10.9(b) (Jurisdiction), Section 10.11(b) (Specific Performance; Remedies), Section 10.16 (Waiver of Jury Trial) and this proviso in this Section 10.6, each of such Sections shall expressly inure to the benefit of the Financing Sources and each of the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. The rights granted pursuant to the foregoing clause (i) of this Section 10.6 shall be enforceable on behalf of the stockholders of the Company only by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in any claims arising therefrom shall attach to such shares of Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
Section 10.7   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 10.8   Governing Law.
(a) This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Notwithstanding anything to the contrary contained herein, any and all claims or causes of action (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to the Debt Financing (including any claim, controversy or dispute against or involving any Financing Source, including their respective successors and permitted assigns) shall be governed by and construed in accordance with the laws of the State of New York (except as otherwise provided in the Debt Commitment Letter), without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that any proceeding with respect to the Debt

Financing, any Financing Source or the Debt Commitment Letter involving (a) the interpretation of the definition of  “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent and/or Sub have the right to terminate its obligations under this Agreement or decline to consummate the Offer and the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 10.9   Jurisdiction.
(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.
(b) Notwithstanding the foregoing, none of the parties hereto will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York.
Section 10.10   Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.9 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 10.11   Specific Performance; Remedies.
(a) The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Offer and the Merger, will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof, and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Offer and the Merger), this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.
(b) Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing

Source shall have any rights or claims against any Company Related Party (other than Parent or Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following the Closing and the consummation of the Debt Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries under the Debt Commitment Letter.
Section 10.12   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent and/or Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company; provided that Parent and/or Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 10.12 shall be null and void.
Section 10.13   Expenses. All costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer, the Merger or any of the other transactions contemplated hereby is consummated.
Section 10.14   Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
Section 10.15   Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.16   WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE DEBT FINANCING AND ANY RELATED COMMITMENT LETTER OR FEE LETTER RELATED THERETO) OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
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IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
PMC-SIERRA, INC.
By:	/s/ Gregory S. Lang
	Name:	Gregory S. Lang
	Title:	President and Chief Executive Officer
MICROSEMI CORPORATION
By	/s/ James J. Peterson
	Name:	James J. Peterson
	Title:	Chairman of the Board and Chief Executive Officer
LOIS ACQUISITION CORP.
By:	/s/ Steven G. Litchfield
	Name:	Steven G. Litchfield
	Title:	President and Chief Executive Officer

INDEX OF DEFINED TERMS
Term	Section
Action	1.1
Acquisition Proposal	1.1
Acceptance Time	2.1(f)
Additional Offer Period	2.1(d)
Affiliate	1.1
Agreement	Preamble
Alternative Debt Financing	7.12(d)
Antitrust Laws	7.7(a)
Benefit Plans	1.1
Board Recommendation	5.22
Book Entry Shares	1.1
Business Day	1.1
Cash Consideration	Recitals
Certificate of Merger	3.2
Certificates	4.1(c)
Change of Recommendation	7.3(d)
Cleanup	1.1
Closing	3.3
Closing Date	3.3
Code	1.1
Company	Preamble
Company 401(k) Plan	7.4(e)
Company Arrangements	5.9(h)
Company Balance Sheet	5.6
Company Balance Sheet Date	1.1
Company Common Stock	1.1
Company Credit Agreement	1.1
Company Compensation Committee	5.9(h)
Company Disclosure Schedule	1.1
Company Equity Plans	1.1
Company Financial Advisors	5.23
Company Financial Statements	5.5(b)
Company License-In Agreements	5.12(b)
Company License-Out Agreements	5.12(c)
Company Material Adverse Effect	1.1
Company Performance Restricted Stock Unit	1.1
Company Preferred Stock	1.1
Company Products	1.1
Company Real Property	5.14(a)
Company Related Party	1.1
Company Restricted Stock Unit	1.1

Term	Section
Company SEC Reports	5.5(a)
Company Special Shares	4.6
Company Stock Option	1.1
Confidentiality Agreement	1.1
Consideration Fund	4.2(a)
Contract	1.1
Converted PRSU	4.4(d)
Converted RSUs	4.4(b)
Covered Securityholders	5.9(h)
D&O Indemnitee	7.6(a)
D&O Insurance	7.6(b)
Debt Commitment Letter	6.13
Debt Financing	6.13
Debt Financing Agreements	7.12(b)
DGCL	1.1
Disclosure Document	1.1
Dissenting Shares	4.3
Effective Time	3.2
Employees	7.4(a)
Environmental Claim	1.1
Environmental Laws	1.1
Equity Conversion Ratio	1.1
ERISA	1.1
ERISA Affiliate	1.1
ESPP	1.1
Exchange Act	1.1
Exchange Agreement	4.6
Exchange Ratio	Recitals
Expenses	9.2(c)
Expiration Date	2.1(c)
FCPA	1.1
Financing Cooperation Indemnity	7.13(b)
Financing Indemnitees	7.13(b)
Financing Sources	1.1
Foreign Antitrust Approvals	7.7(a)
Foreign Benefit Plan	1.1
GAAP	5.5(b)
Governmental Entity	5.4
Hazardous Materials	1.1
HSR Act	1.1
Indemnified Parties	7.6(a)
Intellectual Property	1.1
Intervening Event	1.1

Term	Section
IRS	1.1
Knowing and Intentional Breach	1.1
Knowledge	1.1
Law	1.1
Lien	1.1
Mandated Benefit Plan	1.1
Material Contract	5.8(a)
Maximum Amount	7.6(b)
Merger	Recitals
Merger Consideration	4.1(c)
Minimum Condition	2.1(b)
Nasdaq	1.1
Nasdaq Rules	1.1
New Debt Commitment Letter	7.12(d)
New Exercise Date	7.8
OFAC	1.1
Offer	Recitals
Offer Documents	2.1(g)
Offering Period	7.8
Open Source Material	1.1
Option Consideration	1.1
Owned Intellectual Property	5.12(a)
Parent	Preamble
Parent Common Stock	1.1
Parent Material Adverse Effect	1.1
Parent Measurement Price	1.1
Parent Plans	7.4(c)
Parent Reimbursement Fee	9.2(b)
Parent SEC Reports	1.1
Parent Stock Exchange	1.1
Partnership	1.1
Paying and Exchange Agent	4.2(a)
Permits	5.17
Permitted Liens	1.1
Person	1.1
Per Share Amount	Recitals
Preliminary Prospectus	2.1(g)
Prime Rate	1.1
Share Consideration	Recitals
Share Consideration Value	1.1
Qualifying Transaction	1.1
Real Property Lease	5.14(a)
Registration Statement	2.1(g)

Term	Section
Representatives	7.2
Sarbanes-Oxley Act	5.5(d)
SEC	1.1
Section 262	4.3
Securities Act	1.1
Service Provider	1.1
Schedule 14D-9	2.2(b)
Significant Customer	5.19(a)
Significant Supplier	5.19(b)
Skyworks Merger Agreement	Recitals
Skyworks Termination Fee	Recitals
Specified Contracts	5.8(d)
Sub	Preamble
Subsidiary	1.1
Superior Proposal	1.1
Surviving Corporation	3.1
Tax Incentive	5.13(k)
Tax Return	1.1
Taxes	1.1
Tender Offer Conditions	2.1(b)
Termination Date	9.1(b)(i)
Total Cash Consideration	1.1
Total Cash Exercise Price.	1.1
Total Share Consideration	1.1
Total Share Exercise Price.	1.1
Underwater Option	1.1
United States and U.S.	1.1

Annex A
Conditions to the Offer
Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement and in addition to (and not in limitation of) Sub’s right to extend or amend the Offer at any time pursuant to the terms of this Agreement, neither Parent nor Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of Company Common Stock tendered pursuant to the Offer if at or prior to the expiration of the Offer:
(i) the Minimum Condition shall not have been satisfied;
(ii) any applicable waiting period (and any extensions thereof) applicable to the Offer and the Merger under the HSR Act shall not have expired or otherwise been terminated;
(iii) the Registration Statement shall not have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceedings for that purpose shall have been initiated or threatened in writing by the SEC;
(iv) the shares of Parent Common Stock issuable in the Offer and the Merger shall have not been authorized for listing on Nasdaq, subject to official notice of issuance.
(v) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:
(a) a Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Offer or the Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws shall be disregarded for purposes of this clause (v)(a);
(b) since the date of this Agreement, a Company Material Adverse Effect shall have occurred;
(c) any of the representations and warranties of the Company (I) set forth in Section 5.2 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (II) set forth in Section 5.1(a), Section 5.3, Section 5.20, Section 5.21 and Section 5.23 shall not be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (III) set forth in Section 5.7(i) shall be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (excluding, however, clause (b) of the definition of Company Material Adverse Effect for the purposes of this clause (III)), and (IV) set forth in this Agreement, other than those Sections specifically identified in clauses (I), (II) and (III) of this clause (d), shall not be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in the case of this clause (IV), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Company Material Adverse Effect;
(d) the Company shall have failed to comply with or perform in all material respects its obligations hereunder required to be performed at or prior to the Expiration Date;

(e) the Company shall not have furnished Parent with a certificate signed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that, to the knowledge of such officer, the conditions set forth in clauses (v)(c) and (v)(d) of this Annex A shall not have occurred; or
(f) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement.
The foregoing conditions are for the sole benefit of Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Sub or Parent in whole or in part at any time and from time to time in their sole discretion, provided, that the Minimum Condition may not be waived, in each case, subject to the terms of the Agreement and the rules and regulations of the SEC. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

Annex B

November 23, 2015
Board of Directors
PMC-Sierra, Inc.
1380 Bordeaux Drive
Sunnyvale, CA 94089
Members of the Board:
We understand that PMC-Sierra, Inc. (the “Company”), Microsemi Corporation (“Parent”) and Lois Acquisition Corp., a wholly-owned subsidiary of Parent (“Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft delivered by Parent on November 17, 2015 (the “Merger Agreement”), which provides, among other things, for (i) the commencement by Sub of a tender offer (the “Tender Offer”) for any and all outstanding shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), for (x) $9.22 in cash (the “Cash Consideration”) and (y) 0.0771 shares (the “Exchange Ratio” and together with the Cash Consideration, the “Per Share Amount”) of common stock of Parent, par value $0.20 per share (“Parent Common Stock”); and (ii) the subsequent merger of Sub with and into the Company (the “Merger” and, together with the Tender Offer, the “Transaction”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each issued and outstanding share of Company Common Stock, other than shares held in treasury by the Company, shares held by Parent or Sub or any direct or indirect wholly-owned subsidiary of Parent and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive the Per Share Amount. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Per Share Amount to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement, as delivered by Parent on November 17, 2015 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company and Parent. We have also reviewed (i) certain forward-looking information prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”); (ii) certain forward-looking information prepared by the management of Parent, including financial projections and operating data of Parent (the “Parent Projections”); (iii) certain publicly available financial projections and operating data of Parent, including publicly available research analysts’ estimates (the “Parent Street Projections”); and (iv) information relating to certain strategic, financial and operational benefits anticipated from the Transaction prepared by the management of Parent, as adjusted by the management of the Company (the “Synergies”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of the Company and Parent. We also reviewed the historical market prices and trading activity for Company Common Stock and Parent Common Stock and compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

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Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and Parent. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. With respect to the Parent Projections, we have been advised by the management of Parent, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent of the future financial performance of Parent. With respect to the Parent Street Projections, we have been advised by the management of the Company, and have assumed, that they reflect the best currently available estimates and judgments of the management of the Company of the future financial performance of Parent. With respect to the Synergies, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company relating to the strategic, financial and operational benefits anticipated from the Transaction. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay. We also have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Transaction. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessments of the managements of the Company and Parent as to (i) the existing and future technology and products of the Company and Parent and the risks associated with such technology and products, (ii) their ability to integrate the businesses of the Company and Parent and (iii) their ability to retain key employees of the Company and Parent.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which has been earned, and a further portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Tender Offer is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.
Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to whether any Holder should tender shares of Company Common Stock in connection with the Tender Offer and does not in any manner address the price at which Parent Common Stock or Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may

One Maritime Plaza| 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Amount to be received by the Holders pursuant to the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of officers, directors or employees of Parent or the Company, or any class of such persons, relative to such Per Share Amount.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Amount to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.
Yours faithfully,
/s/ QATALYST PARTNERS LP
QATALYST PARTNERS LP

One Maritime Plaza| 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300
November 23, 2015
Board of Directors
PMC-Sierra, Inc.
1380 Bordeaux Drive
Sunnyvale, CA 94089
Gentlemen:
We understand that Microsemi Corporation (“Parent”), PMC-Sierra, Inc. (the “Company”), and Lois Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Purchaser to commence an exchange offer (the “Offer”) to purchase all of the outstanding shares of common stock, $0.001 par value, of the Company (“Company Common Stock”) at a consideration per share of  $9.22 per share in cash, without interest (the “Cash Amount”), plus 0.0771 of a share of common stock, $0.20 par value per share, of Parent (“Parent Common Stock”) (the “Stock Amount” and, together with the Cash Amount, the “Consideration”). We also understand that, pursuant to the Merger Agreement, following consummation of the Offer, Purchaser will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”), and each issued and outstanding share of Company Common Stock, other than shares held by the Company as treasury shares, shares held by Parent, Purchaser or any other direct or indirect subsidiary of Parent, and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive the Consideration. The terms and conditions of the Offer and the Merger (collectively, the “Transaction”) will be set forth more fully in the Merger Agreement.
You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Parent or any of its affiliates and other than holders of Dissenting Shares) of the Consideration to be received by such holders pursuant to the Merger Agreement.
For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated November 17, 2015; (ii) reviewed certain publicly available information concerning the Company and Parent and certain other relevant financial and operating data of the Company and Parent furnished to us by the Company and Parent; (iii) reviewed the historical stock prices and trading volumes of Company Common Stock and Parent Common Stock; (iv) held discussions with members of management of the Company and Parent concerning the current operations of and future business prospects for the Company and Parent and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain financial forecasts with respect to the Company and Parent prepared by the respective managements of the Company and Parent and held discussions with members of such managements concerning those forecasts; (vi) reviewed certain research analyst projections with respect to the Company and Parent and held discussions with members of the respective managements of the Company and Parent concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for the Company and Parent; (viii) reviewed the financial terms of certain business combinations that we deemed generally relevant; and (ix) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.
Boston Office: One Federal Street, Boston, MA 02110 (617) 457-0910
California Offices: 3000 Sand Hill Road, Building 3, Menlo Park, CA 94025 (650) 854-9111
535 Mission Street, San Francisco, CA 94105 (415) 262-4860
Chicago Office: 180 North LaSalle, Suite 3700, Chicago, IL 60601 (312) 981-0412

Board of Directors
PMC-Sierra, Inc.
November 23, 2015

Needham & Company, LLC
In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Transaction will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated November 17, 2015 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction. With respect to the financial forecasts for the Company and Parent provided to us by the respective managements of the Company and Parent, we have assumed, with your consent and based upon discussions with such managements, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of the Company, Parent and the combined companies. We have relied, without independent verification, upon the estimates of management of the Company and Parent of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Transaction. With respect to the research analyst projections for the Company and Parent, we have assumed, with your consent and based upon discussions with the respective managements of the Company and Parent, that such projections represent reasonable estimates of the future financial performance of the Company and Parent. We express no opinion with respect to any of such forecasts (including such cost savings and other synergies), estimates or projections or the assumptions on which they were based.
We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, Parent or any of their respective subsidiaries nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Parent or any of its affiliates and other than holders of Dissenting Shares) of the Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to the Company. We were not authorized to and did not solicit any indications of interest from any third party with respect to the purchase of all or any part of the Company or any alternative transaction and we have not been requested to and did not participate in the structuring or negotiation of the terms of the Transaction. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender shares of Company Common Stock in connection with the Offer or how such stockholder should vote or act on any matter relating to the Transaction.

Board of Directors
PMC-Sierra, Inc.
November 23, 2015

Needham & Company, LLC

We are not expressing any opinion as to the value of Parent Common Stock if and when issued pursuant to the Transaction or the prices at which Parent Common Stock or Company Common Stock will actually trade at any time.
We have been engaged by the Company as financial advisor to render this opinion and will receive fees for our services that are not contingent on the consummation of the Offer or the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to our current engagement with respect to the proposed Transaction for which we have received compensation. We have not in the past two years provided investment banking or financial advisory services to Parent or Purchaser for which we have received compensation. We may in the future provide investment banking and financial advisory services to the Company, Parent and their respective affiliates unrelated to the Transaction, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company and Parent for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.
This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be disclosed publicly, quoted or referred to, or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy, information or solicitation/recommendation statement used in connection with the Transaction provided that this letter is quoted in full in such proxy, information or solicitation/recommendation statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Parent or any of its affiliates and other than holders of Dissenting Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Needham & Company, LLC
Needham & Company, LLC

ANNEX D
DIRECTORS AND EXECUTIVE OFFICERS OF MICROSEMI AND THE OFFEROR
The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Microsemi and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656. Unless otherwise indicated below, the current business telephone number of each director and officer is (949) 380-6100.
Unless otherwise indicated below, each occupation set forth opposite the name of an officer or director of Microsemi refers to a position with Microsemi, and each occupation set forth opposite the name of an officer or director of the Offeror refers to a position with the Offeror.
During the past five years, none of the directors and officers of Microsemi or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each such person listed below is a citizen of the United States of America.
Directors and Executive Officers of Microsemi
Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History
James J. Peterson	60	Chairman of the Board & Chief Executive Officer	Chairman of the Board and Chief Executive Officer of Microsemi since November 2013; President and Chief Executive Officer of Microsemi from 2000 to November 2013.
Dennis R. Leibel	71	Lead Independent Director
Lead Independent Director of Microsemi since November 2013; Chairman of the Board of Microsemi from 2004 to November 2013; Director of Microsemi since 2002. A retired financial and legal executive, private investor and consultant; Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, from 2006 to 2011.

Thomas R. Anderson	71	Director	Director of Microsemi since 2002. A retired executive and private investor.
William E. Bendush	66	Director
Director of Microsemi since 2003. A retired executive and private investor; Director of Cohu, Inc., an equipment manufacturer for the semiconductor industry based in Poway, California, since 2011; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, from 2008 to 2011.

Paul F. Folino	70	Director
Director of Microsemi since 2004. Executive Chairman of the Board of Emulex Corporation, an information technology products manufacturer, from 2006 to 2011 and a Director of Emulex Corporation from 1993 to 2015; Director of CoreLogic, Inc., a provider of consumer, financial and property information, analytics and services to

Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History

business and government based in Irvine, California, since 2011; Director of Lantronix, Inc., a provider of smart machine-to-machine connectivity solutions based in Irvine, California, since 2012; serves as a member of the Board of Directors or as a Trustee of a number of non-profit organizations.

William L. Healey	71	Director
Director of Microsemi since 2003. Business consultant and private investor. Director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997; Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, from 2007 to 2013 and its Chairman of the Board from 2010 to 2013.

Matthew E. Massengill	54	Director
Director of Microsemi since 2006. Director of Western Digital Corporation since 2000; Director of GT Advanced Technologies, Inc., a supplier of materials for solar cell and panel manufacturing based in Merrimack, New Hampshire, since 2008 and its Chairman of the Board since 2010; Director of Conexant Systems, Inc. from 2008 to 2011.

Paul H. Pickle	45	President and Chief Operating Officer
President and Chief Operating Officer of Microsemi since 2013. Executive Vice President, Integrated Circuits Group from 2012 to 2013; Senior Vice President and General Manager, Analog and SoC Products from 2011 to 2012; Vice President and General, Analog Mixed Signal Products Group from 2009 to 2011; Vice President, Worldwide Applications Engineering from 2004 to 2009.

John W. Hohener	60	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Microsemi since 2009; Vice President, Chief Financial Officer and Secretary of Microsemi since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer of Microsemi since 2007; Officer of Microsemi since 2006.

Steven G. Litchfield	46	Executive Vice President, Chief Strategy Officer	Executive Vice President, Chief Strategy Officer of Microsemi since 2009; Executive Vice President — Analog Mixed Signal Group of Microsemi from 2006 to 2009; Officer of Microsemi since 2003.
David Goren	57	Senior Vice President, Business Affairs, Legal and Compliance	Senior Vice President, Chief Legal and Compliance Officer Of Microsemi since 2012; Vice President, Legal of Microsemi since 2007.

Directors and Executive Officers of the Offeror
Name	Age	Title	Present Principal Occupation and Five-Year Employment History
Steven G. Litchfield	46	Director, President & Chief Executive Officer
Director, President and Chief Executive Officer of the Offeror since 2015. Executive Vice President, Chief Strategy Officer of Microsemi since 2009; Executive Vice President — Analog Mixed Signal Group of Microsemi from 2006 to 2009. Officer of Microsemi since 2003.

John W. Hohener	60	Chief Financial Officer, Secretary
Chief Financial Officer and Secretary of the Offeror since 2015. Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Microsemi since 2009; Vice President, Chief Financial Officer and Secretary of Microsemi since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer of Microsemi since 2007. Officer of Microsemi since 2006.

Paul H. Pickle	45	Director
Director of the Offeror since 2015. President and Chief Operating Officer of Microsemi since 2013. Executive Vice President, Integrated Circuits Group of Microsemi from 2012 to 2013; Senior Vice President and General Manager, Analog and SoC Products of Microsemi from 2011 to 2012; Vice President and General, Analog Mixed Signal Products Group of Microsemi from 2009 to 2011; Vice President, Worldwide Applications Engineering of Microsemi from 2004 to 2009.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.
In accordance with Section 145 of the DGCL, Article SIXTH, Section 2 of Microsemi’s certificate of incorporation, as amended (the “charter”), provides that Microsemi will indemnify and hold harmless each person who is the legal representative for, is or was a director or officer, of the Microsemi or is or was serving at the request of Microsemi as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent authorized by the DGCL. The indemnification provided by Microsemi’s charter will not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any statute, provision of the charter, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding, whether civil, criminal, administrative or investigative, will be paid by Microsemi in advance of the final disposition of such action, suit or proceeding upon receipt, if required by the DGCL, upon delivery to Microsemi of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Microsemi. Article SIXTH, Section 1 of Microsemi’s charter provides that Microsemi’s directors will not be personally liable to Microsemi or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Microsemi or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Microsemi has entered into indemnification agreements with its executive officers and directors which requires Microsemi, among other things, to (i) indemnify such indemnitees to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of the indemnitee’s service as a director or officer of Microsemi or of another company or enterprise at the request of Microsemi and (ii) advance such expenses to the indemnitee.

Microsemi also maintains directors’ and officers’ liability insurance. Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to Microsemi’s directors, officers or controlling persons pursuant to the foregoing provisions, Microsemi has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.
Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus/offer to exchange, to each person to whom the prospectus/offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by

Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the prospectus/offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus/offer to exchange to provide such interim financial information.
(d)
(1)
The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on December 16, 2015.
MICROSEMI CORPORATION
By:	/s/ James J. Peterson
Name: James J. Peterson Title: Chairman of the Board and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Microsemi Corporation, a Delaware corporation, hereby severally constitute James J. Peterson and John W. Hohener, and each of them singly, our true and lawful attorney with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Microsemi Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ James J. Peterson James J. Peterson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 16, 2015
/s/ John W. Hohener John W. Hohener	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2015
/s/ Dennis R. Leibel Dennis R. Leibel	Director	December 16, 2015
/s/ Thomas R. Anderson Thomas R. Anderson	Director	December 16, 2015
/s/ William E. Bendush William E. Bendush	Director	December 16, 2015
/s/ Paul F. Folino Paul F. Folino	Director	December 16, 2015
/s/ William L. Healey William L. Healey	Director	December 16, 2015
/s/ Matthew E. Massengill Matthew E. Massengill	Director	December 16, 2015

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
2.1*
Agreement and Plan of Merger, dated as of November 24, 2015, by and among Microsemi Corporation, Lois Acquisition Corp. and PMC-Sierra, Inc. (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement on Form S-4).

2.2
Agreement and Plan of Merger dated as of October 21, 2013 by and among Microsemi Corporation, PETT Acquisition Corp. and Symmetricom, Inc. (incorporated by reference to the indicated Exhibit of Symmetricom Inc.’s Current Report on Form 8-K (File No. 0-02287) filed with the Commission October 22, 2013).

2.3
Agreement and Plan of Merger dated as of March 17, 2015 by and among Microsemi Corporation, LLIU100 Acquisition Corp. and Vitesse Semiconductor Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on March 18, 2015).

3.1
Amended and Restated Certificate of Incorporation of Microsemi Corporation. (incorporated by reference to the indicated Exhibit to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on February 10, 2011).**

3.2
Fourth Amended and Restated Bylaws of Microsemi Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on December 3, 2015).**

4.1
Specimen certificate for the shares of common stock of Microsemi Corporation (Incorporated by reference to the indicated Exhibit to the Registrant’s Annual Report on Form 10-K (File No. 0-08866) as filed with the Commission on December 16, 2005).

5.1^	Opinion of O’Melveny & Myers LLP regarding legality of securities being registered.
10.1
Microsemi Corporation 1987 Stock Plan, and amendments thereto (Incorporated by reference to Exhibit 99(D)(1) to the Registrant’s Tender Offer Statement on Schedule TO (File No. 005-30432) as filed with the Commission on August 17, 2005).**

10.2
Form of Non-Employee Stock Option Agreement from and after February 22, 2006 (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 8-K (File No. 0-08866) as filed with the Commission on February 28, 2006).**

10.3
Microsemi Corporation 2008 Performance Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on February 13, 2014).**

10.4
Form of Notice of Grant of Restricted Stock Award and Terms and Conditions under 2008 Performance Incentive Plan (incorporated by reference to Exhibit 10.5.1 to the Registrant’s Annual Report on Form 10-K (File No. 0-08866) as filed with the Commission on November 21, 2008).**

10.5
Form of Performance Stock Unit Award Agreement — Fiscal 2013-2015 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on January 30, 2013).**

10.6
Form of Performance Stock Unit Award Agreement — Fiscal 2014-2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on January 29, 2014).**

10.7
Form of Performance Stock Unit Award Agreement — Fiscal 2015-2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on January 28, 2015).**

10.8	Microsemi Corporation Cash Bonus Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K (File No. 0-08866) as filed with the Commission on November 21, 2008).**
10.9
Fiscal 2015 Executive Non-Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on January 28, 2015).**

Exhibit Number	Description of Exhibit
10.10
Executive Retention Agreement dated March 31, 2009 between James J. Peterson and Microsemi Corporation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on July 30, 2009).**

10.11
Executive Retention Agreement dated March 31, 2009 between John W. Hohener and Microsemi Corporation (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on July 30, 2009).**

10.12
Executive Retention Agreement dated September 17, 2015 between Paul H. Pickle and Microsemi Corporation (incorporated by reference to Microsemi Corporation’s Annual Report on Form 10-K (File No. 0-08866) for the fiscal year ended September 27, 2015, as filed with the Commission on November 12, 2015).**

10.13
Form of Executive Retention Agreement dated September 17, 2015 for Steven G. Litchfield and David Goren (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on September 17, 2015).**

10.14
Form of Amendment to Executive Retention Agreement for Certain Named Executive Officers to Address Section IRC Section 409A Considerations (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-08866) as filed with the Commission on January 30, 2013).**

10.15
Summary of Compensation Arrangements for Named Executive Officers (incorporated by reference to Microsemi Corporation’s Annual Report on Form 10-K (File No. 0-08866) for the fiscal year ended September 27, 2015, as filed with the Commission on November 12, 2015).

10.16
Directors’ Compensation Policy (incorporated by reference to the indicated Exhibit to the Registrant’s Annual Report on Form 10-K (File No. 0-08866) as filed with the Commission on November 13, 2014).*

10.17
Form of Officers and Directors Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on September 3, 2008).**

10.18
Settlement Agreement dated July 8, 1998 by and between Microsemi Corp.-Colorado, FMC Corporation, Siemens Microelectronics, Inc. and Coors Porcelain Company (Incorporated by reference to Exhibit 10.104 o the Registrant’s Pre-Effective Amendment No. 2 to Form S-4 (Reg. No. 333-130655) as filed with the Commission on March 3, 2006).

10.19
Credit Agreement, dated as of November 2, 2010, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated, East West Bank, Raymond James Bank, FSB and the lenders referred to therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on November 5, 2010).

10.20
Amendment No. 1 to Credit Agreement, dated as of March 2, 2011, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc. and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on March 4, 2011).

10.21
Amendment No. 2 to Credit Agreement, dated as of October 13, 2011, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. LLC and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on October 19, 2011).

10.22
Amendment No. 3 to Credit Agreement, dated as of February 17, 2012, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. LLC and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on February 21, 2012.)

Exhibit Number	Description of Exhibit
10.23
Increase Term Joinder, dated as of February 17, 2012, by and among Microsemi Corporation and Morgan Stanley Senior Funding, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on February 21, 2012.)

10.24
Amendment No. 4 to Credit Agreement, dated as of February 19, 2013, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc. and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on February 22, 2013).

10.25
Amendment No. 5 to Credit Agreement, dated as of March 18, 2014, by and among Microsemi Corporation, Royal Bank of Canada, as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on March 24, 2014).

10.26
Amendment No. 6 to Credit Agreement, dated as of March 31, 2015, by and among Microsemi Corporation, Bank of America N.A., as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on April 1, 2015).

10.27
Incremental Term Joinder, dated as of April 28, 2015, by and among Microsemi Corporation, Bank of America N.A., as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-08866) as filed with the Commission on April 28, 2015).

21.1
Subsidiaries of Microsemi Corporation (incorporated by reference to Microsemi Corporation’s Annual Report on Form 10-K (File No. 0-08866) for the fiscal year ended September 27, 2015, as filed with the Commission on November 12, 2015).

23.1*	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm to Microsemi Corporation.
23.2*	Consent of BDO USA, LLP, as independent registered public accounting firm to Vitesse Semiconductor Corporation.
23.3*	Consent of Ernst & Young LLP, as independent registered public accounting firm to PMC-Sierra, Inc.
23.4*	Consent of Deloitte LLP, as independent registered public accounting firm to PMC-Sierra, Inc.
23.5^	Consent of Opinion of O’Melveny & Myers LLP with respect to legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference).
24.1*	Power of Attorney (incorporated by reference to the signature pages to this Registration Statement on Form S-4).
99.1*	Consent of Qatalyst Partners LP.
99.2*	Consent of Needham & Company, LLC.
99.3*	Form of Letter of Transmittal.
99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*
Filed herewith.

**
Indicates a management contract or compensatory plan or arrangement required to be filed pursuant to Item 15(b) of Form 10-K.

^
To be filed by amendment.